EXHIBIT 99.1
The 2015 Annual Report is being revised to reflect the reorganization of the Company’s business as described in Item 8.01 of this Current Report on Form 8-K. The 2015 Annual Report is revised as follows:

•
the information set forth in the following sections under the heading of “Part I, Item 1. Business” in the 2015 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 in the corresponding sections under the heading of “Part I, Item 1. Business”:

•	Overview

•	Segments and Corporate & Other

•	Policyholder Liabilities

•	Underwriting and Pricing

•	Reinsurance Activity

•
the information set forth in the following sections under the heading of “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2015 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 in the corresponding sections under the heading of “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”:

•	Executive Summary

•	Results of Operations

•	Policyholder Liabilities

•	Non-GAAP and Other Financial Disclosures

•
the information set forth under the heading “Part II, Item 8. Financial Statements and Supplementary Data” in the 2015 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part II, Item 8. Financial Statements and Supplementary Data.”

•
the information set forth under the heading “Part IV, Item 15. Exhibits and Financial Statement Schedules” in the 2015 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part IV, Item 15. Exhibits and Financial Statement Schedules.”

Other than as set forth herein, the 2015 Annual Report remains unchanged. Those sections of the 2015 Annual Report which have not been revised as set forth herein are not materially impacted by the actions taken by MetLife described in this 8-K and/or have already been updated through the Quarterly Report on Form 10-Q, including Risk Factors and the Note Regarding Forward Looking Statements contained in the Quarterly Report on Form 10-Q, and are not included in this Current Report on Form 8-K. Accordingly, the revised information set forth in this Current Report on Form 8-K should be read in conjunction with the 2015 Annual Report.

Part I
Item 1. Business

Overview
As used in this Form 10-K, “MetLife,” the “Company,” “we,” “our” and “us” refer to MetLife, Inc., a Delaware corporation incorporated in 1999, its subsidiaries and affiliates.
We have grown to become a global provider of life insurance, annuities, employee benefits and asset management. Through our subsidiaries and affiliates, we hold leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. Over the past several years, we have grown our core businesses, as well as successfully executed on our growth strategy. This has included completing a number of transactions that have resulted in the acquisition and, in some cases, divestiture of certain businesses while also further strengthening our balance sheet to position MetLife for continued growth.
We are also one of the largest institutional investors in the U.S. with a $508.2 billion general account portfolio invested primarily in investment grade corporate bonds, structured finance securities, mortgage loans and U.S. Treasury and agency securities, as well as real estate and corporate equity, at December 31, 2015. Over the past several years, we have further diversified and strengthened our general account portfolio.
Our well-recognized brand, leading market positions, competitive and innovative product offerings and financial strength and expertise should help drive future growth and enhance shareholder value, building on a long history of fairness, honesty and integrity. Over the course of the next several years, we will pursue the following objectives to position the Company for continued growth and achieve our vision of being recognized as the leading global life insurance and employee benefits provider:

Refocus The U.S. Business
Build Global Employee Benefits Business
ONE MetLife
GLOBAL * WORLD-CLASS * SCALE
Grow Emerging Markets
Drive Toward Customer Centricity and a Global Brand

●	Refocus the U.S. businesses

–	Shift product mix away from capital intensive products

–	Invest in growth initiatives for the voluntary/worksite, accident & health, and direct channels

–	Drive margin improvement

●	Build the Global Employee Benefits business

–	Accelerate our local employee benefits businesses in key markets outside the U.S.

–	Grow our global employee benefits businesses through multinational and expatriate solutions

●	Grow emerging markets presence

–	Accelerate earnings in emerging markets in which we already have a strong presence

–	Seek opportunistic mergers and acquisitions to complement our organic growth

●	Drive toward Customer Centricity and a global brand

–	Further institutionalize customer-centric actions and culture at MetLife

–	Grow consideration of and preference for MetLife’s brand in key markets
In anticipation of the Company’s plan to separate a substantial portion of its former Retail segment, as well as certain portions of its former Corporate Benefit Funding segment and Corporate & Other (the “Separation”), in the third quarter of 2016, MetLife reorganized its businesses into six segments: U.S.; Asia; Latin America; Europe, the Middle East and Africa (“EMEA”); MetLife Holdings; and Brighthouse Financial. In addition, the Company reports certain of its results of operations in Corporate & Other. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary — Other Key Information” for further information on the Company’s segments and the Separation. See also “— Segments and Corporate & Other” and Note 2 of the Notes to the Consolidated Financial Statements for further information on the Company’s segments and Corporate & Other. Management continues to evaluate the Company’s segment performance and allocated resources and may adjust related measurements in the future to better reflect segment profitability.
In the U.S., we provide a variety of insurance and financial services products, including life, dental, disability, property & casualty, guaranteed interest, stable value and annuities, through both proprietary and independent retail distribution channels, as well as at the workplace.
Outside the U.S., we provide life, medical, dental, credit and other accident & health insurance, as well as annuities, endowment and retirement & savings products to both individuals and groups. We believe these businesses will continue to grow more quickly than our U.S. businesses.
Revenues derived from any customer did not exceed 10% of consolidated premiums, universal life and investment-type product policy fees and other revenues for the years ended December 31, 2015, 2014 and 2013. Financial information, including revenues, expenses, operating earnings, and total assets by segment, as well as premiums, universal life and investment-type product policy fees and other revenues by major product groups, is provided in Note 2 of the Notes to the Consolidated Financial Statements. Operating revenues and operating earnings are performance measures that are not based on accounting principles generally accepted in the United States of America (“GAAP”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP and Other Financial Disclosures” for definitions of such measures.
For financial information related to revenues, total assets, and goodwill balances by geographic region, see Notes 2 and 11 of the Notes to the Consolidated Financial Statements.

Other Key Information
On January 12, 2016, MetLife, Inc. announced its plan to pursue the Separation. Additionally, on July 21, 2016, MetLife, Inc. announced that following the Separation, the separated business will be rebranded as “Brighthouse Financial.” On October 5, 2016, Brighthouse Financial, Inc., a subsidiary of MetLife, Inc. (“Brighthouse”), filed a registration statement on Form 10 (the “Form 10”) with the U.S. Securities and Exchange Commission (“SEC”). The information statement filed as an exhibit to the Form 10 disclosed that the Company intends to include MetLife Insurance Company USA (“MetLife USA”), New England Life Insurance Company , First MetLife Investors Insurance Company, MetLife Advisers, LLC and certain captive reinsurance companies in the proposed separated business and distribute at least 80.1% of the shares of Brighthouse’s common stock on a pro rata basis to the holders of MetLife, Inc. common stock. The ultimate form and timing of the Separation will be influenced by a number of factors, including regulatory considerations and economic conditions. MetLife continues to evaluate and pursue structural alternatives for the proposed Separation. MetLife expects that the life insurance closed block and the life and annuity business sold through Metropolitan Life Insurance Company (“MLIC”) will not be a part of Brighthouse Financial. The Separation remains subject to certain conditions including, among others, obtaining final approval from the MetLife, Inc. Board of Directors, receipt of a favorable ruling from the Internal Revenue Service (“IRS”) and an opinion from MetLife’s tax advisor regarding certain U.S. federal income tax matters, and an SEC declaration of the effectiveness of the Form 10.
In November 2014, MetLife Insurance Company of Connecticut (“MICC”), a wholly-owned subsidiary of MetLife, Inc., re-domesticated from Connecticut to Delaware, changed its name to MetLife Insurance Company USA and merged with its subsidiary, MetLife Investors USA Insurance Company (“MLI-USA”), and its affiliate, MetLife Investors Insurance Company (“MLIIC”), each a U.S. insurance company that issued variable annuity products in addition to other products, and Exeter Reassurance Company, Ltd. (“Exeter”), a former offshore, captive reinsurance subsidiary of MetLife, Inc. and affiliate of MICC that mainly reinsured guarantees associated with variable annuity products (the “Mergers”). The surviving entity of the Mergers was MetLife USA. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary — Other Key Information — Significant Events” for further information on the Mergers.
In October 2013, MetLife, Inc. completed its acquisition of Administradora de Fondos de Pensiones Provida S.A. (“ProVida”), the largest private pension fund administrator in Chile based on assets under management and number of pension fund contributors. The acquisition of ProVida supports the Company's growth strategy in emerging markets and further strengthens the Company's overall position in Chile. See Note 3 of the Notes to the Consolidated Financial Statements.
Certain international subsidiaries have a fiscal year cutoff of November 30th. Accordingly, the Company’s consolidated financial statements reflect the assets and liabilities of such subsidiaries as of November 30, 2015 and 2014 and the operating results of such subsidiaries for the years ended November 30, 2015, 2014 and 2013. The Company is in the process of converting to calendar year reporting for these subsidiaries. These conversions are expected to be substantially complete in the first quarter of 2016. The impact of the conversions on our financial statements to date has been de minimis and, therefore, has been reported in net income in the quarter of conversion.
Segments and Corporate & Other
U.S.
Product Overview
Our businesses in the U.S. segment offer a broad range of protection products and services aimed at serving the financial needs of our customers throughout their lives. These products are sold to corporations and their respective employees, other institutions and their respective members, as well as individuals. Our U.S. segment is organized into three businesses: Group Benefits, Retirement and Income Solutions and Property & Casualty.
Group Benefits
We have built a leading position in the U.S. group insurance market through long-standing relationships with many of the largest corporate employers in the U.S.
Our Group Benefits insurance products and services include life, dental, group short- and long-term disability, individual disability, accidental death and dismemberment (“AD&D”), critical illness, vision and accident & health coverages, as well as prepaid legal plans. We also sell administrative services-only (“ASO”) arrangements to some employers. Under such ASO arrangements, the employer is at risk, as we have not issued an insurance policy. We pay claims funded by the employer and perform other administrative services on behalf of the employer.

The major products within Group Benefits are as follows:
Variable Life. Variable life products provide insurance coverage through a contract that gives the policyholder flexibility in investment choices and, depending on the product, in premium payments and coverage amounts, with certain guarantees. Most importantly, with variable life products, premiums and account balances can be directed by the policyholder into a variety of separate account investment options or directed to the Company’s general account. In the separate account investment options, the policyholder bears the entire risk of the investment results. We collect specified fees for the management of the investment options. The policyholder’s cash value reflects the investment return of the selected investment options, net of management fees and insurance-related and other charges. In some instances, third-party money management firms manage these investment options. With some products, by maintaining a certain premium level, policyholders may have the advantage of various guarantees that may protect the death benefit from adverse investment experience.
Universal Life. Universal life products provide insurance coverage on the same basis as variable life, except that premiums, and the resulting accumulated balances, are allocated only to the Company’s general account. We credit premiums to an account maintained for the policyholder. Premiums are credited net of specified expenses. Interest is credited to the policyholder’s account at interest rates we determine, subject to specified minimums. Specific charges are made against the policyholder’s account for the cost of insurance protection and for expenses. With some products, by maintaining a certain premium level, policyholders may have the advantage of various guarantees that may protect the death benefit from adverse investment experience.
Term Life. Term life products provide a guaranteed benefit upon the death of the insured for a specified time period in return for the periodic payment of premiums. Specified coverage periods range from one year to 30 years, but in no event are they longer than the period over which premiums are paid. Death benefits may be level over the period or decreasing. Premiums may be guaranteed at a level amount for the coverage period or may be non-level and non-guaranteed. Term insurance products are sometimes referred to as pure protection products, in that there are typically no savings or investment elements. Term contracts expire without value at the end of the coverage period when the insured party is still living.
Dental. Dental products provide insurance and ASO arrangements that assist employees, retirees and their families in maintaining oral health while reducing out-of-pocket expenses and providing superior customer service. Dental plans include the Preferred Dentist Program and the Dental Health Maintenance Organization.
Disability. Group and individual disability products provide a benefit in the event of the disability of the insured. In most instances, this benefit is in the form of monthly income paid until the insured reaches age 65. In addition to income replacement, the product may be used to provide for the payment of business overhead expenses for disabled business owners or mortgage payment protection.
Retirement and Income Solutions
The Retirement and Income Solutions business provides funding and financing solutions that help institutional customers mitigate and manage liabilities primarily associated with their qualified, nonqualified and welfare employee benefit programs using a spectrum of life and annuity-based insurance and investment products.
The major products within Retirement and Income Solutions are as follows:
Stable Value Products. We offer general account guaranteed interest contracts, separate account guaranteed interest contracts, and similar products used to support the stable value option of defined contribution plans. We also offer private floating rate funding agreements that are used for money market funds, securities lending cash collateral portfolios and short-term investment funds.
General account guaranteed interest contracts are designed to provide stable value investment options within tax-qualified defined contribution plans. Traditional general account guaranteed interest contracts integrate a general account fixed or determinable fixed maturity investment with a general account guarantee of liquidity at contract value for participant transactions.
Separate account guaranteed interest contracts are available to defined contribution plan sponsors. These contracts integrate market value returns on separate account investments with a general account guarantee of liquidity at contract value to the extent the separate account assets are not sufficient. The contracts do not have a fixed maturity date and are terminable by each party on notice.
Private floating rate funding agreements are generally privately-placed, unregistered investment contracts issued as general account obligations. Interest is credited based on an external index, generally the three-month London Interbank Offered Rate (“LIBOR”). Contracts may contain put provisions (of 90 days or longer) that allow for the contractholder to receive the account balance prior to the stated maturity date.

Pension Risk Transfers. We offer general account and separate account annuity products, generally in connection with the termination of defined benefit pension plans. These risk transfer products include single premium buyouts that allow for full or partial transfers of pension liabilities.
General account annuity products include nonparticipating contracts. Under nonparticipating contracts, group annuity benefits may be purchased for retired and terminated employees or employees covered under terminating or ongoing pension plans. Both immediate and deferred annuities may be purchased by a single premium at issue. There are generally no cash surrender rights, with some exceptions including certain contracts that include liabilities for cash balance pension plans.
Separate account annuity products include both participating and non-participating contracts. Under participating contracts, group annuity benefits are purchased for retired, terminated, or active employees covered under active or terminated pension plans. Both immediate and deferred fixed annuities are purchased with a single premium. Under some contracts, additional annuities may be periodically purchased at then current purchase rates. The assets supporting the guaranteed benefits for each contract are held in a separate account. Some contracts require the contractholder to make periodic payments to cover investment and insurance expenses. The Company fully guarantees benefit payments and is ultimately responsible for all benefit payments. The non-participating contracts have economic features similar to our general account product, but offer the added protection of an insulated separate account. Under U.S. GAAP, these annuity contracts are treated as general account products.
Institutional Income Annuities. These general account contracts are available for purchasing guaranteed payout annuities for employees upon retirement or termination of employment. These annuities can be either life contingent or non-life contingent. These annuities are nonparticipating, do not provide for any loan or cash surrender value and, with few exceptions, do not permit future considerations.
Torts and Settlements. We offer innovative strategies for complex litigation settlements, primarily structured settlement annuities.
Structured settlement annuities are customized annuities designed to serve as an alternative to a lump sum payment in a lawsuit initiated because of personal injury, wrongful death, or a workers’ compensation claim or other claim for damages. Surrenders are generally not allowed, although commutations are permitted in certain circumstances. Guaranteed payments consist of life contingent annuities, term certain annuities and lump sums.
Capital Markets Investment Products. Products we offer include funding agreements, funding agreement-backed notes and funding agreement-backed commercial paper. We also issue funding agreements to receive Federal Home Loan Bank (“FHLB”) advances and through a program with the Federal Agricultural Mortgage Corporation (“Farmer Mac”).
Funding agreement-backed notes are part of a medium term note program, under which funding agreements are issued to a special-purpose trust that issues marketable notes in U.S. dollars or foreign currencies. The proceeds of the issuance of a series of notes are used by the trust to acquire a funding agreement with matching interest and maturity payment terms from the Company. The notes are underwritten and marketed by major investment banks’ broker-dealer operations and are sold to institutional investors.
Funding agreement-backed commercial paper is issued by a special purpose limited liability company which deposits the proceeds under a master funding agreement issued to it by MLIC or MetLife USA. The commercial paper receives the same short-term credit rating as MLIC or MetLife USA and is marketed by major investment banks’ broker-dealer operations. The program allows for funding agreement-backed commercial paper to be issued in U.S. dollars or foreign currencies.
Through the Farmer Mac program, funding agreements have been issued by MLIC to Farmer Mac, as well as to certain special purpose entities (“SPEs”) that have issued debt securities for which payment of interest and principal is secured by such funding agreements, and such debt securities are also guaranteed as to payment of interest and principal by Farmer Mac.
Other Products and Services. We offer specialized life insurance products and funding agreements designed specifically to provide solutions for funding postretirement benefits and company-, bank- or trust-owned life insurance used to finance nonqualified benefit programs for executives.

Property & Casualty
The Property & Casualty business offers personal and commercial lines property and casualty insurance offered to individuals and small business owners through a variety of retail distribution channels, including independent agents and property & casualty specialists. Products are also offered through a variety of group, employer and association sponsored relationships. Auto insurance policies provide coverage for private passenger automobiles, utility automobiles and vans, motorcycles, motor homes, antique or classic automobiles and trailers. We also offer traditional coverage such as liability, uninsured motorist, no fault or personal injury protection, as well as collision and comprehensive insurance.
Homeowners’ insurance policies provide protection for homeowners, renters, condominium owners and residential landlords against losses arising out of damage to dwellings and contents from a wide variety of perils, as well as coverage for liability arising from ownership or occupancy. Other insurance includes personal excess liability (protection against losses in excess of amounts covered by other liability insurance policies), and coverage for recreational vehicles and boat owners. Most of our homeowners’ policies are traditional insurance policies for dwellings, providing protection for loss on a “replacement cost” basis. These policies also provide additional coverage for reasonable, normal living expenses incurred by policyholders that have been displaced from their homes.
Business owners insurance provides property, liability and business interruption insurance for small business owners arising out of damages to property and/or business interruption from a variety of perils.
Operations

U.S.A.

U.S. Sales Distribution Highlights at December 31, 2015

Group Benefits	• 350 marketing representatives
Retirement and Income Solutions	• 9 sales offices in the U.S.
Property & Casualty	• 4,584 independent agents • 315 property & casualty specialists • 375 customer service center representatives

Sales Distribution
In the U.S, we market our products and services through various distribution channels. Our Group Benefits and Retirement and Income Solutions products are sold via sales forces primarily comprised of MetLife employees. Personal lines property & casualty insurance products are directly marketed to employees at their employer’s worksite. Personal and commercial lines property & casualty insurance products are also marketed and sold to individuals and small business owners by independent agents and property & casualty specialists through a direct marketing channel.
Group Benefits Distribution
Group Benefits distributes its products and services through a sales force that is segmented by the size of the target customer. Marketing representatives sell either directly to corporate and other group customers or through an intermediary, such as a broker or consultant. In addition, voluntary products are sold by specialists. Employers have been emphasizing voluntary products and, as a result, we have increased our focus on communicating and marketing to employees in order to further foster sales of those products.
We have entered into several operating joint ventures and other arrangements with third parties to expand the marketing and distribution opportunities of Group Benefits products and services. We also sell our group products and services through sponsoring organizations and affinity groups and provide life and dental coverage to certain employees of the U.S. Government.
Retirement and Income Solutions Distribution
Retirement and Income Solutions products and services are distributed through dedicated sales teams and relationship managers. Products may be sold directly to benefit plan sponsors and advisors or through brokers, consultants or other intermediaries. In addition, these sales professionals work with individual, group and global distribution areas to better reach and service customers, brokers, consultants and other intermediaries.
Property & Casualty Distribution
Property & Casualty products are marketed and sold through independent agents, property & casualty specialists and association/affinity organizations.
We are a leading provider of personal lines property & casualty insurance products offered to employees at their employer’s worksite. Marketing representatives market personal lines property & casualty insurance products to employers through a variety of means, including broker referrals and cross-selling to group customers. Once permitted by the employer, MetLife commences marketing efforts to employees, enabling them to purchase coverage and to request payroll deduction over the telephone.
We also offer commercial property & casualty products through a variety of sponsored relationships, including association/affinity organizations. Marketing representatives market commercial property & casualty insurance products to small business owners through a variety of means including broker referrals and members of third party professional organizations. Once permitted by the sponsoring organization, MetLife commences marketing to small business owners, enabling them to purchase coverage directly over the internet and/or telephone.
Asia
Product Overview
Our Asia segment engages in the following businesses:
Life Insurance. We offer both traditional and non-traditional life insurance products, such as whole life, term life, endowments, universal life and variable life products. We offer group life programs in most markets.
Accident & Health Insurance. We offer individual and group personal accident and supplemental health products, including AD&D, hospital indemnity, scheduled medical reimbursement plans, and coverage for serious medical conditions. In addition, we offer individual and group major medical coverage in select markets.
Retirement and Savings Products. We offer both fixed and variable annuity products in select markets, with our largest markets in Japan, Korea and China.
Credit Insurance. We offer credit insurance policies designed to fulfill certain obligations in the event of the policyholder’s death in select markets, including Japan, Australia and Bangladesh.

Operations
We operate throughout Asia, with our largest operation in Japan.

Nepal
Korea
China
Japan
India
Hong Kong
Vietnam
Bangladesh
Malaysia
Australia

Asia Sales Distribution Highlights at December 31, 2015

Japan	• 4,500 captive agents • 9,000 independent agents • 115 bancassurance relationships, including Japan Post • 170 direct marketing sponsors
Rest of Asia	• 45,000 agents and managers (including 4,000 agents and managers related to our operating joint venture in China) • Growing force of independent general agents • Bancassurance channel with access to thousands of bank customers

Sales Distribution
Our Asia operations are geographically diverse with developed and emerging markets. We market our products and services through a multi-channel distribution strategy including career agency, bancassurance, direct marketing, brokerage, other third-party distribution and e-commerce.
Japan’s multi-channel distribution strategy consists of captive agents, independent agents, bancassurance, direct marketing and brokers. While face-to-face channels continue to be core to Japan’s business, other channels, including bancassurance and direct marketing, have become a critical part of Japan’s distribution strategy. Our Japan operation has maintained its position in bancassurance due to its strong distribution relationship with Japan’s mega banks, trust banks and various regional banks, as well as with the Japan Post. The direct marketing channel is supported by an industry-leading marketing platform, state-of-the-art call center infrastructure and its own campaign management system. Our direct marketing operations, the largest of which is in Japan, deploy both broadcast marketing approaches (e.g. direct response TV, web-based lead generation) and traditional direct marketing techniques such as inbound and outbound telemarketing.
Outside of Japan, our distribution strategies differ by country but generally utilize a combination of captive agents, bancassurance relationships and direct marketing. Throughout the region, our Asia operation leverages its expertise in direct marketing operations management to conduct its own campaigns and provide those direct marketing capabilities to third-party sponsors. While not a significant part of the region’s overall business, sales of group life and pension business are primarily achieved through independent brokers and an employee sales force.

Latin America
Product Overview
Our Latin America segment offers a broad range of products to both individuals and corporations, as well as other institutions and their respective employees, which include life insurance, accident & health insurance, group medical, dental, credit insurance, endowment and retirement & savings products.
The major products within Latin America are as follows:
Universal Life, Variable Life, and Term Life. For a description of these products, see “— U.S. — Product Overview—Group Benefits.”
Fixed and Indexed-Linked Annuities. Fixed annuities provide for both asset accumulation and asset distribution needs. Fixed annuities do not allow the same investment flexibility provided by variable annuities, but provide guarantees related to the preservation of principal and interest credited. Deposits made into deferred annuity contracts are allocated to the Company’s general account and are credited with interest at rates we determine, subject to specified minimums. The minimum guarantee is for the whole period of the policy, and the credited rates are a function of the earned rates, subject to the minimum guarantee. Fixed income annuities provide a guaranteed monthly income for a specified period of years and/or for the life of the annuitant. Additionally, the Company has recently begun issuing indexed-linked annuities which allow the contractholder to participate in returns from equity indices.
ProVida. We offer a savings oriented pension product under a mandatory privatized social security system. See Note 3 of the Notes to the Consolidated Financial Statements.
In addition to other various products discussed within the U.S. segment, Latin America also engages in the following businesses:
Accident & Health Insurance. We offer group and individual major medical, accidental, and supplemental health products, including accidental death and disability, medical reimbursement, hospital indemnity and medical coverage for serious medical conditions.
Administradora de Fondos de Ahorro para el Retiro (“AFORE”). We offer a savings oriented pension product under the mandatory privatized social security system for all non-government employees.
Credit Insurance. We offer credit insurance policies designed to fulfill certain loan obligations in the event of the policyholder’s death.
Operations
In Latin America, our largest operations are in Mexico and Chile.

Sales Distribution
In Latin America, we market our products and services through a multi-distribution strategy which varies by geographic region and stage of market development.
Latin America’s distribution channels include captive agents, direct marketing (“sponsored and direct to customer”), large multinational brokers and small and medium-sized brokers, direct and group sales forces (mostly for group policies without broker intermediation), and worksite marketing. The region has an exclusive and captive agency distribution network also selling a variety of individual life, accident & health, and pension products. In the direct marketing channel, we work with sponsors and telesales representatives selling mainly accident & health and individual life products directly to consumers. We currently work with active brokers with registered sales of group and individual life, accident & health, group medical, dental and pension products.
EMEA
Product Overview
Our EMEA segment engages in the following businesses:
Life Insurance. We offer both traditional and non-traditional life insurance products, such as whole life, term life, endowments and variable life products. We offer group term life programs in most markets.

Accident & Health Insurance. We offer individual and group personal accident and supplemental health products, including AD&D, hospital indemnity, scheduled medical reimbursement plans, and coverage for serious medical conditions. In addition, we offer individual and group major medical coverage in select markets.
Retirement and Savings Products. We offer fixed annuity products and pension products, including group pension programs in select markets. In Poland and Romania, we offer through specialized pension companies a savings oriented pension product under the mandatory privatized social security systems.
Credit Insurance. We offer credit insurance policies designed to fulfill certain obligations in the event of the policyholder’s death.
Operations
We operate in several countries across EMEA, with our largest operations in the Gulf and Poland.

EMEA Sales Distribution Highlights at December 31, 2015

- Multi-channel distribution strategy
- 6,200 captive agents
- 4,700 active brokers and third party multi-level agency networks
- 210 bancassurance and direct relationships
- 150 group / corporate direct sales force agents

MetLife, Inc. operates in 26 countries across EMEA, including Bahrain, Bulgaria, Cyprus, the Czech Republic, Egypt, France, Greece, Hungary, Ireland, Italy, Jordan, Kuwait, Lebanon, Oman, Poland, Portugal, Qatar, Romania, Russia, Saudi Arabia, Slovakia, Spain, Turkey, Ukraine, the United Arab Emirates and the United Kingdom.

Sales Distribution
Our EMEA operations are geographically diverse with a mix of developed and emerging markets. We hold leading positions in several markets in the Middle East and Central & Eastern Europe, and focus on attractive niche segments in more developed markets. Emerging markets represent a significant part of the region’s overall earnings. Our businesses in EMEA employ a multi-channel distribution strategy, including captive and independent agency, bancassurance and direct-to-consumer.

MetLife Holdings
Product Overview
Our MetLife Holdings segment consists of operations relating to products and businesses no longer actively marketed by the Company in the U.S. These products and businesses include variable life, universal life, term life, whole life, variable annuities, fixed annuities and index-linked annuities. Our MetLife Holdings segment also includes our discontinued long-term care businesses and the assumed reinsurance of certain variable annuity products from our former operating joint venture in Japan.
The major products within MetLife Holdings are as follows:
Variable Life, Universal Life and Term Life. These life products are similar to those as described in Group Benefits, except that these products were marketed to individuals through various retail distribution channels. For a description of these products, see “— U.S. — Product Overview — Group Benefits.”
Whole Life. Whole life products provide a guaranteed benefit upon the death of the insured in return for the periodic payment of a fixed premium over a predetermined period. Premium payments may be required for the entire life of the contract period, to a specified age or period, and may be level or change in accordance with a predetermined schedule. Whole life insurance includes policies that provide a participation feature in the form of dividends. Policyholders may receive dividends in cash or apply them to increase death benefits, increase cash values available upon surrender or reduce the premiums required to maintain the contract in-force. Because the use of dividends is specified by the policyholder, this group of products provides significant flexibility to individuals to tailor the product to suit their specific needs and circumstances, while at the same time providing guaranteed benefits.
Variable Annuities. Variable annuities provide for both asset accumulation and asset distribution needs. Variable annuities allow the contractholder to make deposits into various investment options in a separate account, as determined by the contractholder. The risks associated with such investment options are borne entirely by the contractholder, except where guaranteed minimum benefits are involved. In certain variable annuity products, contractholders may also choose to allocate all or a portion of their account to the Company’s general account and are credited with interest at rates we determine, subject to specified minimums. In addition, contractholders may also elect certain minimum death benefit and minimum living benefit guarantees for which additional fees are charged and where asset allocation restrictions may apply.
Fixed and Indexed-Linked Annuities. Fixed annuities provide for both asset accumulation and asset distribution needs. Fixed annuities do not allow the same investment flexibility provided by variable annuities, but provide guarantees related to the preservation of principal and interest credited. Deposits made into deferred annuity contracts are allocated to the Company’s general account and are credited with interest at rates we determine, subject to specified minimums. Credited interest rates are guaranteed not to change for certain limited periods of time, ranging from one to 10 years. Fixed income annuities provide a guaranteed monthly income for a specified period of years and/or for the life of the annuitant. Additionally, the Company has recently begun issuing indexed-linked annuities which allow the contractholder to participate in returns from equity indices.
Long-term Care. Long-term care products provide protection against the potentially high costs of long-term care services. They generally pay benefits to insureds who need assistance with activities of daily living or have a cognitive impairment. Although we discontinued the sale of these products in 2010, we continue to support our existing policyholders.
Brighthouse Financial
Product Overview
Our Brighthouse Financial segment offers a broad range of products and services which include variable annuities, fixed annuities, index-linked annuities, income annuities, term life, whole life, universal life and variable life, as well as certain run-off businesses. These products and services, which exclude the run-off businesses, are actively marketed through various third party retail distribution channels in the U.S.
The major products within Brighthouse Financial are as follows:
Variable Annuities, Fixed Annuities, Index-Linked Annuities and Whole Life. These products are similar to those described in MetLife Holdings, except that these products are actively marketed through various third party retail distribution channels. For a description of these products, see “— MetLife Holdings — Product Overview.”
Income Annuities. Fixed income annuities provide a guaranteed monthly income for a specified period of years and/or for the life of the annuitant.

Term Life, Universal Life and Variable Life. These products are similar to those described in Group Benefits, except that these products are actively marketed through various third party retail distribution channels. For a description of these products, see “— U.S. — Product Overview — Group Benefits.”
Sales Distribution
We distribute our annuity and life insurance products through a diverse network of independent distribution partners. Our partners include over 475 national and regional brokerage firms, banks, other financial institutions and financial planners, in connection with the sale of our annuity products, and general agencies, financial advisors, brokerage general agencies and financial intermediaries, in connection with the distribution of our life insurance products. For the periods presented, we also distributed the aforementioned products through our MetLife Premier Client Group which, as of the filing date, we no longer own. See Note 23 of the Notes to the Consolidated Financial Statements for further information.
Corporate & Other
Overview
Corporate & Other contains the excess capital, as well as certain charges and activities, not allocated to the segments, including external integration costs, internal resource costs for associates committed to acquisitions, enterprise-wide strategic initiative restructuring charges and various start-up businesses (including expatriate benefits insurance and the investment management business through which the Company offers fee-based investment management services to institutional clients, as well as the direct to consumer portion of the U.S. Direct business). Additionally, Corporate & Other includes interest expense related to the majority of the Company’s outstanding debt and expenses associated with certain legal proceedings and income tax audit issues. Corporate & Other also includes the elimination of intersegment amounts, which generally relate to affiliated reinsurance and intersegment loans, which bear interest rates commensurate with related borrowings.
Policyholder Liabilities
We establish, and carry as liabilities, actuarially determined amounts that are calculated to meet policy obligations when a policy matures or is surrendered, an insured dies or becomes disabled or upon the occurrence of other covered events, or to provide for future annuity payments. Our liabilities for future policy benefits and claims are established based on estimates by actuaries of how much we will need to pay for future benefits and claims. For life insurance and annuity products, we calculate these liabilities based on assumptions and estimates, including estimated premiums to be received over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits or claims to be paid and the investment returns on the investments we make with the premiums we receive. We establish liabilities for claims and benefits based on assumptions and estimates of losses and liabilities incurred. Amounts for actuarial liabilities are computed and reported in the consolidated financial statements in conformity with GAAP. For more details on policyholder liabilities see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Summary of Critical Accounting Estimates — Liability for Future Policy Benefits” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Policyholder Liabilities.”
Pursuant to applicable insurance laws and regulations, MetLife, Inc.’s insurance subsidiaries, including affiliated captive reinsurers, establish statutory reserves, reported as liabilities, to meet their obligations on their respective policies. These statutory reserves are established in amounts sufficient to meet policy and contract obligations, when taken together with expected future premiums and interest at assumed rates. Statutory reserves and actuarial liabilities for future policy benefits generally differ based on accounting guidance.
U.S. state insurance laws and regulations require certain MetLife entities to submit to superintendents of insurance, with each annual report, an opinion and memorandum of a “qualified actuary” that the statutory reserves and related actuarial amounts recorded in support of specified policies and contracts, and the assets supporting such statutory reserves and related actuarial amounts, make adequate provision for their statutory liabilities with respect to these obligations. See “— Regulation — U.S. Regulation — Insurance Regulation — Policy and Contract Reserve Adequacy Analysis.”
Insurance regulators in many of the non-U.S. countries in which we operate require certain MetLife entities to prepare a sufficiency analysis of the reserves presented in the locally required regulatory financial statements, and to submit that analysis to the regulatory authorities. See “— Regulation — International Regulation.”

Underwriting and Pricing
Our Global Risk Management Department (“GRM”) contains a dedicated unit, the primary responsibility of which is the development of product pricing standards and independent pricing and underwriting oversight for MetLife’s insurance businesses. Further important controls around management of underwriting and pricing processes include regular experience studies to monitor assumptions against expectations, formal new product approval processes, periodic updates to product profitability studies and the use of reinsurance to manage our exposures, as appropriate. See “— Reinsurance Activity.”
Underwriting
Underwriting generally involves an evaluation of applications by a professional staff of underwriters and actuaries, who determine the type and the amount of insurance risk that we are willing to accept. We employ detailed underwriting policies, guidelines and procedures designed to assist the underwriter to properly assess and quantify such risks before issuing policies to qualified applicants or groups.
Insurance underwriting considers not only an applicant’s medical history, but also other factors such as financial profile, foreign travel, vocations and alcohol, drug and tobacco use. Group underwriting generally evaluates the risk characteristics of each prospective insured group, although with certain voluntary products and for certain coverages, members of a group may be underwritten on an individual basis. We generally perform our own underwriting; however, certain policies are reviewed by intermediaries under guidelines established by us. Generally, we are not obligated to accept any risk or group of risks from, or to issue a policy or group of policies to, any employer or intermediary. Requests for coverage are reviewed on their merits and a policy is not issued unless the particular risk or group has been examined and approved in accordance with our underwriting guidelines.
The underwriting conducted by our remote underwriting offices and intermediaries, as well as our corporate underwriting office, is subject to periodic quality assurance reviews to maintain high standards of underwriting and consistency. Such offices are also subject to periodic external audits by reinsurers with whom we do business.
We have established oversight of the underwriting process that facilitates quality sales and serves the needs of our customers, while supporting our financial strength and business objectives. Our goal is to achieve the underwriting, mortality and morbidity levels reflected in the assumptions in our product pricing. This is accomplished by determining and establishing underwriting policies, guidelines, philosophies and strategies that are competitive and suitable for the customer, the agent and us.
For our Property & Casualty business, our underwriting function has six principal aspects: evaluating potential voluntary and worksite employer accounts and independent agencies; establishing guidelines for the binding of risks; reviewing coverage bound by agents; underwriting potential insureds, on a case by case basis, presented by agents outside the scope of their binding authority; pursuing information necessary in certain cases to enable issuance of a policy within our guidelines; and ensuring that renewal policies continue to be written at rates commensurate with risk. Subject to very few exceptions, agents in each of the distribution channels have binding authority for risks which fall within our published underwriting guidelines. Risks falling outside the underwriting guidelines may be submitted for approval to the underwriting department; alternatively, agents in such a situation may call the underwriting department to obtain authorization to bind the risk themselves. In most states, we generally have the right within a specified period (usually the first 60 days) to cancel any policy.
We continually review our underwriting guidelines in light of applicable regulations and to ensure that our policies remain competitive and supportive of our marketing strategies and profitability goals.
Pricing
Product pricing reflects our pricing standards, which are consistent for our global businesses. GRM, as well as regional finance and product teams are responsible for pricing and oversight for all of our insurance businesses. Product pricing is based on the expected payout of benefits calculated through the use of assumptions for mortality, morbidity, expenses, persistency and investment returns, as well as certain macroeconomic factors, such as inflation. Investment-oriented products are priced based on various factors, which may include investment return, expenses, persistency and optionality and possible variability of results. For certain products, pricing may include prospective and retrospective experience rating features. Prospective experience rating involves the evaluation of past experience for the purpose of determining future premium rates and we bear all prior year gains and losses. Retrospective experience rating also involves the evaluation of past experience for the purpose of determining the actual cost of providing insurance for the customer; however, the contract includes certain features that allow us to recoup certain losses or distribute certain gains back to the policyholder based on actual prior years’ experience.

Rates for group insurance and voluntary & worksite products (with the exception of Property & Casualty products) are based on anticipated earnings and expenses for the book of business being underwritten. Renewals are generally reevaluated annually or biannually and are repriced to reflect actual experience on such products. Products offered by Retirement and Income Solutions are priced on demand. Pricing reflects expected investment returns, as well as mortality, longevity and expense assumptions appropriate for each product. This business is generally nonparticipating and illiquid, as policyholders have few or no options or contractual rights to cash values.
Rates for individual life insurance products are highly regulated and generally must be approved by the regulators of the jurisdictions in which the product is sold. Generally, such products are renewed annually and may include pricing terms that are guaranteed for a certain period of time. Individual disability income products are based on anticipated results for the occupation being underwritten. Fixed and variable annuity products are also highly regulated and approved by the respective regulators. Such products generally include penalties for early withdrawals and policyholder benefit elections to tailor the form of the product’s benefits to the needs of the opting policyholder. We periodically reevaluate the costs associated with such options and will periodically adjust pricing levels on our guarantees. Further, from time to time, we may also reevaluate the type and level of guarantee features currently being offered.
For our Property & Casualty business, our ability to set and change rates is subject to regulatory oversight. Rates for our major lines of property & casualty insurance are based on our proprietary database, rather than relying on rating bureaus. We determine prices in part from a number of variables specific to each risk. The pricing of personal lines insurance products takes into account, among other things, the expected frequency and severity of losses, the costs of providing coverage (including the costs of acquiring policyholders and administering policy benefits and other administrative and overhead costs such as reinsurance), competitive factors and profit considerations. The major pricing variables for personal lines insurance include characteristics of the insured property, such as age, make and model or construction type, as well as characteristics of the insureds, such as driving record and loss experience, and the insured’s personal financial management. As a condition of our license to do business in each state, we, like all other personal lines insurers, are required to write or share the cost of private passenger automobile and homeowners insurance for higher risk individuals who would otherwise be unable to obtain such insurance. This “involuntary” market, also called the “shared market,” is governed by the applicable laws and regulations of each state, and policies written in this market are generally written at rates higher than standard rates and typically afford less coverage.
We continually review our pricing guidelines in light of applicable regulations and to ensure that our policies remain competitive and supportive of our marketing strategies and profitability goals.
Reinsurance Activity
We enter into reinsurance agreements primarily as a purchaser of reinsurance for our various insurance products and also as a provider of reinsurance for some insurance products issued by third parties. We participate in reinsurance activities in order to limit losses, minimize exposure to significant risks, and provide additional capacity for future growth. We enter into various agreements with reinsurers that cover individual risks, group risks or defined blocks of business, primarily on a coinsurance, yearly renewable term, excess or catastrophe excess basis. These reinsurance agreements spread risk and minimize the effect of losses. The extent of each risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum retention limits based on the characteristics of coverages. We also cede first dollar mortality risk under certain contracts. In addition to reinsuring mortality risk, we reinsure other risks, as well as specific coverages. We obtain reinsurance for capital requirement purposes and also when the economic impact of the reinsurance agreement makes it appropriate to do so.
Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse us for the ceded amount in the event a claim is paid. Cessions under reinsurance agreements do not discharge our obligations as the primary insurer. In the event that reinsurers do not meet their obligations under the terms of the reinsurance agreements, reinsurance recoverable balances could become uncollectible.

We reinsure our business through a diversified group of well-capitalized, highly rated reinsurers. We analyze recent trends in arbitration and litigation outcomes in disputes, if any, with our reinsurers. We monitor ratings and evaluate the financial strength of our reinsurers by analyzing their financial statements. In addition, the reinsurance recoverable balance due from each reinsurer is evaluated as part of the overall monitoring process. Recoverability of reinsurance recoverable balances is evaluated based on these analyses. We generally secure large reinsurance recoverable balances with various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit. Additionally, we enter into reinsurance agreements for risk and capital management purposes with several affiliated captive reinsurers. Captive reinsurers are affiliated insurance companies licensed under specific provisions of insurance law of their respective jurisdictions, such as the Special Purpose Financial Captive law adopted by several states including Vermont and Delaware, and have a very narrow business plan that specifically restricts the majority or all of their activity to reinsuring business from their affiliates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — The Company — Capital — Affiliated Captive Reinsurance Transactions.”
U.S.
For our Group Benefits business, we generally retain most of the risk and only cede particular risk on certain client arrangements. The majority of our reinsurance activity within this segment relates to the following client agreements:

•
Employer sponsored captive programs: through these programs, employers buy a group life insurance policy with the condition that a portion of the risk is reinsured back to a captive insurer sponsored by the client.

•	Risk-sharing agreements: through these programs, clients require that we reinsure a portion of the risk back to third parties, such as minority-owned reinsurers.

•	Multinational pooling: through these agreements, employers buy many group insurance policies which are aggregated in a single insurer via reinsurance.
The risks ceded under these agreements are generally quota shares of group life and disability policies. The cessions vary from 50% to 90% of all the risks of the policies.
For our Property & Casualty business, we purchase reinsurance to manage our exposure to large losses (primarily catastrophe losses) and to protect statutory surplus. We cede losses and premiums based upon the exposure of the policies subject to reinsurance. To manage exposure to large property & casualty losses, we purchase property catastrophe, casualty and property per risk excess of loss reinsurance protection.
For our Retirement and Income Solutions business, we have periodically engaged in reinsurance activities on an opportunistic basis. There were no such transactions during the periods presented.
Asia, Latin America and EMEA
For certain life insurance products, we currently reinsure risks in excess of $5 million to external reinsurers on a yearly renewable term basis. We may also reinsure certain risks with external reinsurers depending upon the nature of the risk and local regulatory requirements.
For selected large corporate clients, we reinsure group employee benefits or credit insurance business with various client-affiliated reinsurance companies, covering policies issued to the employees or customers of the clients. Additionally, we cede and assume risk with other insurance companies when either company requires a business partner with the appropriate local licensing to issue certain types of policies in certain countries. In these cases, the assuming company typically underwrites the risks, develops the products and assumes most or all of the risk.
We also have reinsurance agreements in-force that reinsure a portion of the living and death benefit guarantees issued in connection with variable annuity products. Under these agreements, we pay reinsurance fees associated with the guarantees collected from policyholders, and receive reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations.
MetLife Holdings
For our life products, we have historically reinsured the mortality risk primarily on an excess of retention basis or on a quota share basis. We currently reinsure 90% of the mortality risk in excess of $2 million for most products. In addition to reinsuring mortality risk as described above, we reinsure other risks, as well as specific coverages. Placement of reinsurance is done primarily on an automatic basis and also on a facultative basis for risks with specified characteristics. On a case by case basis, we may retain up to $20 million per life and reinsure 100% of amounts in excess of the amount we retain. We evaluate our reinsurance programs routinely and may increase or decrease our retention at any time.

For annuities, we assume 90% of the fixed annuities issued by certain affiliates. We also reinsure 100% of the living and death benefit guarantees issued in connection with certain variable annuities issued since 2004 to an affiliate and portions of the living and death benefit guarantees issued in connection with our variable annuities issued prior to 2004 to affiliated and unaffiliated reinsurers. Under these reinsurance agreements, we pay a reinsurance premium generally based on fee associated with the guarantees collected from policyholders, and receive reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations. We also assume 100% of certain variable annuity risks issued by an affiliate.
In addition, for our other products we have a reinsurance agreement in-force to reinsure the living and death benefit guarantees issued in connection with certain variable annuity products. Under this agreement, we receive reinsurance fees associated with the guarantees collected from policyholders, and provide reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations.
Brighthouse Financial
For our life products, we have historically reinsured the mortality risk primarily on an excess of retention basis or on a quota share basis. We currently reinsure 100% of the mortality risk in excess of $100,000 per life for most new policies and reinsure up to 100% of the mortality risk for certain other policies. In addition to reinsuring mortality risk as described above, we reinsure other risks, as well as specific coverages. Placement of reinsurance is done primarily on an automatic basis and also on a facultative basis for risks with specified characteristics. We also reinsure portions of the risk associated with certain whole life, level premium term life and universal life policies with secondary death benefit guarantees to certain affiliates. We evaluate our reinsurance programs routinely and may increase or decrease our retention at any time.
For annuities, we currently reinsure 90% of certain fixed annuities to an affiliate. We also reinsure portions of the living and death benefit guarantees issued in connection with our variable annuities to unaffiliated reinsurers. Under these reinsurance agreements, we pay a reinsurance premium generally based on fees associated with the guarantees collected from policyholders, and receive reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations. We also assume 100% of the living and death benefit guarantees issued in connection with certain variable annuities issued by certain affiliates.
In addition, for our other products we reinsure through 100% quota share reinsurance agreements certain run-off long-term care and workers’ compensation business written by MetLife USA.
Catastrophe Coverage
We have exposure to catastrophes which could contribute to significant fluctuations in our results of operations. We use excess reinsurance agreements, under which the direct writing company reinsures risk in excess of a specific dollar value for each policy within a class of policies, to provide greater diversification of risk and minimize exposure to larger risks. Such excess reinsurance agreements include retention reinsurance agreements and quota share reinsurance agreements. Retention reinsurance agreements provide for a portion of a risk to remain with the direct writing company, and quota share reinsurance agreements provide for the direct writing company to transfer a fixed percentage of all risks of a class of policies. Our life insurance products, particularly group life, subject us to catastrophe risk which we do not reinsure other than through our ongoing mortality reinsurance program which transfers risk at the individual policy level. For the U.S., we use excess of retention and quota share reinsurance agreements to provide greater diversification of risk and minimize exposure to larger risks. Currently, for Asia, Latin America and EMEA, we purchase catastrophe coverage to insure risks within certain countries deemed by management to be exposed to the greatest catastrophic risks.
Reinsurance Recoverables
For information regarding ceded reinsurance recoverable balances, included in premiums, reinsurance and other receivables in the consolidated balance sheets, see Note 6 of the Notes to the Consolidated Financial Statements.

Part II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Index to Management’s Discussion and Analysis of Financial Condition and Results of Operations

Executive Summary
Overview
MetLife is a global provider of life insurance, annuities, employee benefits and asset management. In anticipation of the proposed Separation, in the third quarter of 2016, MetLife reorganized its businesses into six segments: U.S.; Asia; Latin America; EMEA, MetLife Holdings; and Brighthouse Financial. In addition, the Company reports certain of its results of operations in Corporate & Other. See “— Other Key Information" for further information on the Company’s segments and the Separation. See also “Business — Segments and Corporate & Other” and Note 2 of the Notes to the Consolidated Financial Statements for further information on the Company’s segments and Corporate & Other. Management continues to evaluate the Company’s segment performance and allocated resources and may adjust related measurements in the future to better reflect segment profitability.
Current Year Highlights
Overall sales growth declined from 2014 levels; however, we experienced sales growth across various products within our regions during the year ended December 31, 2015, as compared to 2014. In particular, we had higher sales of annuity and accident & health products. A number of factors in 2015, however, offset the benefits of such sales growth, including (i) a tax charge and a related charge for interest on uncertain tax positions recorded under accounting guidance for the recognition of tax uncertainties, (ii) a decline in investment yields as a result of the sustained low interest rate environment and lower returns on other limited partnership interests, (iii) less favorable underwriting results driven by unfavorable claims experience in our Property & Casualty business, and (iv) a decrease in earnings as a result of our annual review of actuarial assumptions.
The following represents the segments’ contributions to total income (loss) from continuing operations, net of income tax, and total operating earnings for the year ended December 31, 2015:

Income (loss) from continuing operations, net of income tax (1)
31%
27%
17%
15%
6%
4%
Operating earnings (1), (2)
28%
22%
20%
18%
9%
3%
U.S.
Asia
MetLife Holdings
Brighthouse Financial
Latin America
EMEA

_______________
(1) Excludes Corporate & Other.
(2) See “— Results of Operations — Consolidated Results” and “— Non-GAAP and Other Financial Disclosures” for reconciliations and definitions of non-GAAP financial measures.

Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014

Consolidated Results - Highlights
Income (loss) from continuing operations, net of income tax, down $1.0 billion:

● Operating earnings available to common shareholders down $1.1 billion

●
Net derivative gains (losses) unfavorable by $1.3 billion ($831 million, net of income tax) driven by unfavorable changes in market and other risks in embedded derivatives, as well as changes in interest rates

● Net investment gains (losses) favorable by $794 million ($516 million, net of income tax) primarily driven by a 2014 loss on the disposition of MetLife Assurance Limited (“MAL”)

● Includes a one-time tax benefit in Japan of $174 million in 2015

(1) See “— Results of Operations — Consolidated Results” and “— Non-GAAP and Other Financial Disclosures” for reconciliations and definitions of non-GAAP financial measures.
Consolidated Results - Operating Highlights
Operating earnings available to common shareholders down $1.1 billion:
●
Results of operations impacted by: (i) lower investment yields; (ii) less favorable underwriting; (iii) unfavorable impact from annual reviews of assumptions; (iv) higher net investment income from portfolio growth; and (v) additional items described below.

●	Our 2015 results also included the following:
•
$557 million tax charge and a $362 million ($235 million, net of income tax) charge for interest on uncertain tax positions recorded under accounting guidance for the recognition of tax uncertainties related to the U.S. tax treatment of taxes paid by a wholly-owned United Kingdom (“U.K.”) investment subsidiary of MLIC

	•	$183 million of tax benefits related to (i) restructuring in Chile; (ii) a change in tax rate in Japan; (iii) the repatriation of earnings from Japan; and (iv) the devaluation of the peso in Argentina
●	Our 2014 results also included the following:
	•	$104 million, net of income tax, of favorable reserve adjustments related to disability premium waivers in the life businesses in our MetLife Holdings and Brighthouse Financial segments
	•	$117 million, net of income tax, increase in the litigation reserve related to asbestos
	•	Charge of $57 million, net of income tax, related to delayed settlement interest on unclaimed funds held by state governments in the life business
	•	Charges totaling $57 million, net of income tax, related to a settlement of a licensing matter with the Department of Financial Services and the District Attorney, New York County
	•	Net tax charge of $9 million related to: (i) charge related to a tax reform bill in Chile; and (ii) benefit related to the filing of the Company’s U.S. federal tax return
For a more in-depth discussion of our consolidated results, see “— Results of Operations — Consolidated Results” and “— Results of Operations — Consolidated Results — Operating.”

Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013

Consolidated Results Highlights
Income (loss) from continuing operations, net of income tax, up $2.9 billion:

● Net derivative gains (losses) favorable by $4.6 billion ($3.0 billion, net of income tax) driven by changes in interest rates and foreign currency exchange rates

● Annual assumption reviews related to reserves and DAC favorable by $262 million ($174 million, net of income tax)

● Net investment gains (losses) unfavorable by $358 million ($233 million, net of income tax) primarily driven by a loss on the disposition of MAL

(1) See “— Results of Operations — Consolidated Results” and “— Non-GAAP and Other Financial Disclosures” for reconciliations and definitions of non-GAAP financial measures.
Consolidated Results - Operating Highlights
Operating earnings available to common shareholders up $299 million:
●
Results of operations impacted by: (i) higher net investment income from portfolio growth; (ii) higher asset-based fee income; (iii) lower interest credited expense; (iv) unfavorable mortality, morbidity and claims experience; (v) lower investment yields; and (vi) additional items described below.

●	Fourth quarter 2013 acquisition of ProVida favorable by $166 million, net of income tax (excluding impact of tax reform charge in Chile)
●	Our 2014 results also included the following:
	•	A $58 million non-tax deductible charge related to PPACA
	•	Additional items presented in “—Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014 — Consolidated Results — Operating Highlights” above
●	Our 2013 results also included the following:
	•	A $101 million, net of income tax, increase in the litigation reserve related to asbestos
	•	A $57 million, net of income tax, reserve strengthening in Australia
For a more in-depth discussion of our consolidated results, see “— Results of Operations — Consolidated Results” and “— Results of Operations — Consolidated Results — Operating.”
Consolidated Company Outlook
As part of an enterprise-wide strategic initiative, we announced that, by 2016, we expected to increase our operating return on common stockholders’ equity (“operating ROE”), excluding AOCI, other than FCTA, driven by higher operating earnings. In 2016, we expect our operating ROE, excluding AOCI other than FCTA, to be approximately 11%.
When making projections, we must rely on the accuracy of our assumptions about future economic and business conditions, which can be affected by known and unknown risks and other uncertainties. Our assumptions have been and will continue to be impacted by (i) MetLife, Inc.’s plan to pursue the Separation, (ii) regulatory uncertainty regarding capital requirements applicable to us, as a non-bank SIFI, which, among other things, impacted the level of our share repurchases, (iii) lower investment margins (primarily in the U.S.) as a result of the sustained low interest rate environment, (iv) lower than anticipated merger and acquisition activity, and (v) the impact on our foreign operations of the strengthening of the U.S. dollar.

We will need to take the above-referenced factors into account when formulating further assumptions. Due to the fact that the Separation is a significant restructuring of our business, we will not be able to further expand our outlook until we have further clarity on the nature of the Separation. The Separation is consistent with our “Accelerating Value” strategic initiative, giving greater weight to our commitments to maximize shareholder value and, subject to Board approval, regulatory constraints and acquisition opportunities, pay out our free cash flow to shareholders.
Other Key Information
Basis of Presentation
Certain international subsidiaries have a fiscal year cutoff of November 30th. Accordingly, the Company’s consolidated financial statements reflect the assets and liabilities of such subsidiaries as of November 30, 2015 and 2014 and the operating results of such subsidiaries for the years ended November 30, 2015, 2014 and 2013. The Company is in the process of converting to calendar year reporting for these subsidiaries. These conversions are expected to be substantially complete in the first quarter of 2016. The impact of the conversions on our financial statements to date has been de minimis and, therefore, has been reported in net income in the quarter of conversion.
Segment Information
Based on the proposed Separation, in the third quarter of 2016, the Company reorganized its businesses as follows:

•	The businesses the Company plans to separate and include in Brighthouse Financial are reflected in a new segment, Brighthouse Financial.

•
The businesses formerly in the Retail segment, but that the Company does not plan to include in the Brighthouse Financial segment, are reflected in a new segment, MetLife Holdings. This segment also includes the long-term care business, formerly reported as part of the Group, Voluntary & Worksite Benefit (“GVWB”) segment, and the reinsurance treaty relating to the former Japan joint venture, previously reported in Corporate & Other.

•
The Property & Casualty business, the Retirement and Income Solutions business (which represents most of the segment formerly known as Corporate Benefit Funding), and the Group Benefits business (consisting of the remaining components of the GVWB business, including the individual disability insurance business previously reported in the former Retail segment), are reflected in a new segment, U.S.

•	The U.S. Direct business, previously reported as part of the Latin America segment, has been disaggregated and reported in the new U.S. segment and in Corporate & Other.

•	The Asia and EMEA segments remain unchanged.
These changes were applied retrospectively and did not have an impact on total consolidated net income or operating earnings in the prior periods, however, they may have resulted in changes to the underlying components of earnings as discussed in the consolidated results of operations. See Note 2 of the Notes to the Consolidated Financial Statements for further information on the Company’s segments.
Significant Events
On January 12, 2016, MetLife, Inc. announced its plan to pursue the Separation. Additionally, on July 21, 2016, MetLife, Inc. announced that following the Separation, the separated business will be rebranded as “Brighthouse Financial.” On October 5, 2016, Brighthouse Financial, Inc., a subsidiary of MetLife, Inc. (“Brighthouse”), filed a registration statement on Form 10 (the “Form 10”) with the SEC. The information statement filed as an exhibit to the Form 10 disclosed that the Company intends to include MetLife Insurance Company USA (“MetLife USA”), New England Life Insurance Company, First MetLife Investors Insurance Company, MetLife Advisers, LLC and certain captive reinsurance companies in the proposed separated business and distribute at least 80.1% of the shares of Brighthouse’s common stock on a pro rata basis to the holders of MetLife, Inc. common stock. The ultimate form and timing of the Separation will be influenced by a number of factors, including regulatory considerations and economic conditions. MetLife continues to evaluate and pursue structural alternatives for the proposed Separation. MetLife expects that the life insurance closed block and the life and annuity business sold through MLIC will not be a part of Brighthouse Financial. The Separation remains subject to certain conditions including, among others, obtaining final approval from the MetLife, Inc. Board of Directors, receipt of a favorable ruling from the IRS and an opinion from MetLife’s tax advisor regarding certain U.S. federal income tax matters, and an SEC declaration of the effectiveness of the Form 10.

In November 2014, MICC, a wholly-owned subsidiary of MetLife, Inc., re-domesticated from Connecticut to Delaware, changed its name to MetLife Insurance Company USA and merged with its subsidiary, MLI-USA, and its affiliate, MLIIC, each a U.S. insurance company that issued variable annuity products in addition to other products, and Exeter, a former offshore, captive reinsurance subsidiary of MetLife, Inc. and affiliate of MICC that mainly reinsured guarantees associated with variable annuity products. The surviving entity of the Mergers was MetLife USA. The Mergers have provided increased transparency relative to our capital allocation and variable annuity risk management. See “Business — Regulation — U.S. Regulation — Insurance Regulation — Insurance Regulatory Examinations and Other Activities” and “— Liquidity and Capital Resources — The Company — Capital — Affiliated Captive Reinsurance Transactions” for information on our use of captive reinsurers.
In October 2013, MetLife, Inc. completed its acquisition of ProVida, the largest private pension fund administrator in Chile based on assets under management and number of pension fund contributors. The acquisition of ProVida supports the Company's growth strategy in emerging markets and further strengthens the Company's overall position in Chile. See Note 3 of the Notes to the Consolidated Financial Statements.

Results of Operations
Consolidated Results
Business Overview. Overall sales declined from 2014 levels; however, sales experience was positive across various products within our regions for the year ended December 31, 2015 as compared to 2014. The introduction of new variable annuity products in late 2014 and early 2015, as well as pricing actions and our continued focus on our enhanced underwriting programs, all contributed to higher sales in our MetLife Holdings and Brighthouse Financial segments. For our U.S. segment, sales declined due to the timing of our funding agreements, partially offset by improved sales of pension risk transfers despite the decline in funding ratios for defined benefit pension plans of S&P 500 companies. In addition, more competitive pricing in the market drove a decrease in structured settlement annuity sales. Total sales for our Latin America segment decreased primarily due to the impact of a large contract in Mexico in 2014. Excluding this contract, sales for the region increased due to organic growth in several countries. Sales in our EMEA segment improved, while sales in our Asia segment declined slightly.

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Revenues
Premiums	$38,545	$39,067	$37,674
Universal life and investment-type product policy fees	9,507	9,946	9,451
Net investment income	19,281	21,153	22,232
Other revenues	1,983	2,030	1,920
Net investment gains (losses)	597	(197)	161
Net derivative gains (losses)	38	1,317	(3,239)
Total revenues	69,951	73,316	68,199
Expenses
Policyholder benefits and claims and policyholder dividends	40,102	40,478	39,366
Interest credited to policyholder account balances	5,610	6,943	8,179
Capitalization of DAC	(3,837)	(4,183)	(4,786)
Amortization of DAC and VOBA	3,936	4,132	3,550
Amortization of negative VOBA	(361)	(442)	(579)
Interest expense on debt	1,208	1,216	1,282
Other expenses	15,823	16,368	17,135
Total expenses	62,481	64,512	64,147
Income (loss) from continuing operations before provision for income tax	7,470	8,804	4,052
Provision for income tax expense (benefit)	2,148	2,465	661
Income (loss) from continuing operations, net of income tax	5,322	6,339	3,391
Income (loss) from discontinued operations, net of income tax	—	(3)	2
Net income (loss)	5,322	6,336	3,393
Less: Net income (loss) attributable to noncontrolling interests	12	27	25
Net income (loss) attributable to MetLife, Inc.	5,310	6,309	3,368
Less: Preferred stock dividends	116	122	122
Preferred stock repurchase premium	42	—	—
Net income (loss) available to MetLife, Inc.’s common shareholders	$5,152	$6,187	$3,246
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
During the year ended December 31, 2015, income (loss) from continuing operations, before provision for income tax, decreased $1.3 billion ($1.0 billion, net of income tax) from 2014 primarily due to an unfavorable change in operating earnings, driven by the aforementioned tax charge and related charge for interest on uncertain tax positions, and an unfavorable change in net derivative gains (losses), partially offset by a favorable change in net investment gains (losses).

Management of Investment Portfolio and Hedging Market Risks with Derivatives. We manage our investment portfolio using disciplined ALM principles, focusing on cash flow and duration to support our current and future liabilities. Our intent is to match the timing and amount of liability cash outflows with invested assets that have cash inflows of comparable timing and amount, while optimizing risk-adjusted net investment income and risk-adjusted total return. Our investment portfolio is heavily weighted toward fixed income investments, with over 80% of our portfolio invested in fixed maturity securities and mortgage loans. These securities and loans have varying maturities and other characteristics which cause them to be generally well suited for matching the cash flow and duration of insurance liabilities. We also use derivatives as an integral part of our management of the investment portfolio to hedge certain risks, including changes in interest rates, foreign currency exchange rates, credit spreads and equity market levels. In addition, our general account investment portfolio includes, within FVO and trading securities, contractholder-directed unit-linked investments supporting unit-linked variable annuity type liabilities, which do not qualify as separate account assets. The returns on these contractholder-directed unit-linked investments, which can vary significantly from period to period, include changes in estimated fair value subsequent to purchase, inure to contractholders and are offset in earnings by a corresponding change in policyholder account balances through interest credited to policyholder account balances.
We purchase investments to support our insurance liabilities and not to generate net investment gains and losses. However, net investment gains and losses are incurred and can change significantly from period to period due to changes in external influences, including changes in market factors such as interest rates, foreign currency exchange rates, credit spreads and equity markets; counterparty specific factors such as financial performance, credit rating and collateral valuation; and internal factors such as portfolio rebalancing. Changes in these factors from period to period can significantly impact the levels of both impairments and realized gains and losses on investments sold.
We use freestanding interest rate, equity, credit and currency derivatives to hedge certain invested assets and insurance liabilities. Certain of these hedges are designated and qualify as accounting hedges, which reduce volatility in earnings. For those hedges not designated as accounting hedges, changes in market factors lead to the recognition of fair value changes in net derivative gains (losses) generally without an offsetting gain or loss recognized in earnings for the item being hedged, which creates volatility in earnings.
Certain variable annuity products with guaranteed minimum benefits contain embedded derivatives that are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value recorded in net derivative gains (losses). We use freestanding derivatives to hedge the market risks inherent in these variable annuity guarantees. The valuation of these embedded derivatives includes a nonperformance risk adjustment, which is unhedged, and can be a significant driver of net derivative gains (losses) and volatility in earnings, but does not have an economic impact on us.

Net Derivative Gains (Losses). The variable annuity embedded derivatives and associated freestanding derivative hedges are collectively referred to as “VA program derivatives” in the following table. All other derivatives that are economic hedges of certain invested assets and insurance liabilities are referred to as “non-VA program derivatives” in the following table. The table below presents the impact on net derivative gains (losses) from non-VA program derivatives and VA program derivatives:

	Years Ended December 31,
	2015	2014
	(In millions)
Non-VA program derivatives
Interest rate	$171	$927
Foreign currency exchange rate	397	(25)
Credit	10	89
Equity	(172)	(62)
Non-VA embedded derivatives	38	(99)
Total non-VA program derivatives	444	830
VA program derivatives
Market risks in embedded derivatives	511	31
Nonperformance risk on embedded derivatives	163	13
Other risks in embedded derivatives	(951)	(266)
Total embedded derivatives	(277)	(222)
Freestanding derivatives hedging embedded derivatives	(129)	709
Total VA program derivatives	(406)	487
Net derivative gains (losses)	$38	$1,317
The unfavorable change in net derivative gains (losses) on non-VA program derivatives was $386 million ($251 million, net of income tax). This was primarily due to long-term interest rates decreasing less in 2015 than in 2014, unfavorably impacting receive-fixed interest rate swaptions and interest rate swaps primarily hedging long duration liability portfolios.
These unfavorable changes were partially offset by the strengthening of the U.S. dollar relative to other key currencies favorably impacting foreign currency forwards and futures that primarily hedge foreign denominated fixed maturity securities. In addition, a change in the value of the underlying assets favorably impacted non-VA embedded derivatives related to funds withheld on a certain reinsurance agreement. Because certain of these hedging strategies are not designated or do not qualify as accounting hedges, the changes in the estimated fair value of these freestanding derivatives are recognized in net derivative gains (losses) without an offsetting gain or loss recognized in earnings for the item being hedged.
The unfavorable change in net derivative gains (losses) on VA program derivatives was $893 million ($580 million, net of income tax). This was due to an unfavorable change of $685 million ($445 million, net of income tax) in other risks in embedded derivatives and an unfavorable change of $358 million ($233 million, net of income tax) in market risks in embedded derivatives, net of the impact of freestanding derivatives hedging those risks, partially offset by a favorable change of $150 million ($98 million, net of income tax) related to the change in the nonperformance risk adjustment on embedded derivatives. Other risks relate primarily to the impact of policyholder behavior and other non-market risks that generally cannot be hedged.
The foregoing $685 million ($445 million, net of income tax) unfavorable change in other risks in embedded derivatives reflected:

•	Refinements in the valuation model, which resulted in an unfavorable year over year change in the valuation of the embedded derivatives.

•	The cross effect of capital markets changes, which resulted in an unfavorable year over year change in the valuation of the embedded derivatives.

•
A combination of other factors, including reserve changes influenced by benefit features and policyholder behavior, as well as FCTA, which resulted in an unfavorable year over year change in the valuation of embedded derivatives.

The foregoing $358 million ($233 million, net of income tax) unfavorable change was comprised of an $838 million ($545 million, net of income tax) unfavorable change in freestanding derivatives hedging market risks in embedded derivatives, which was partially offset by a $480 million ($312 million, net of income tax) favorable change in market risks in embedded derivatives.
The primary changes in market factors are summarized as follows:

•
Long-term interest rates decreased less in 2015 than in 2014, contributing to an unfavorable change in our freestanding derivatives and a favorable change in our embedded derivatives. For example, the 30-year U.S. swap rate decreased by 3% in 2015 and 31% in 2014.

•
Key equity index levels decreased in 2015 and increased in 2014, contributing to a favorable change in our freestanding derivatives and an unfavorable change in our embedded derivatives. For example, the S&P 500 Index decreased by 1% in 2015 and increased by 11% in 2014.

•
Changes in foreign currency exchange rates contributed to a favorable change in our freestanding derivatives and an unfavorable change in our embedded derivatives related to the assumed reinsurance of certain variable annuity products from the Company’s former operating joint venture in Japan. For example, the Japanese yen strengthened against the euro by 10% in 2015 as compared with a weakening of less than 1% against the euro in 2014.

The aforementioned $150 million ($98 million, net of income tax) favorable change in the nonperformance risk adjustment on embedded derivatives was due to a favorable change of $148 million, before income tax, related to changes in our own credit spread and a favorable change of $2 million, before income tax, as a result of changes in capital market inputs, such as long-term interest rates and key equity index levels, on the variable annuity guarantees.
When equity index levels decrease in isolation, the variable annuity guarantees become more valuable to policyholders, which results in an increase in the undiscounted embedded derivative liability. Discounting this unfavorable change by the risk adjusted rate yields a smaller loss than by discounting at the risk-free rate, thus creating a gain from including an adjustment for nonperformance risk.
When the risk-free interest rate decreases in isolation, discounting the embedded derivative liability produces a higher valuation of the liability than if the risk-free interest rate had remained constant. Discounting this unfavorable change by the risk adjusted rate yields a smaller loss than by discounting at the risk-free interest rate, thus creating a gain from including an adjustment for nonperformance risk.
When our own credit spread increases in isolation, discounting the embedded derivative liability produces a lower valuation of the liability than if our own credit spread had remained constant. As a result, a gain is created from including an adjustment for nonperformance risk. For each of these primary market drivers, the opposite effect occurs when they move in the opposite direction.
Net Investment Gains (Losses). The favorable change in net investment gains (losses) of $794 million ($516 million, net of income tax) primarily reflects a loss in 2014 on the disposition of MAL and higher net gains on sales of real estate in 2015, partially offset by lower net gains on sales and disposals of fixed maturity securities in 2015. For further information on MAL, see Note 3 of the Notes to the Consolidated Financial Statements.
Actuarial Assumption Review. Results for 2015 include a $313 million ($203 million, net of income tax) charge associated with our annual assumption review related to reserves and DAC, of which a $3 million loss ($2 million, net of income tax) was recognized in net derivative gains (losses). Of the $313 million charge, $60 million ($39 million, net of income tax) was related to DAC and $253 million ($164 million, net of income tax) was associated with reserves.
The $3 million loss recognized in net derivative gains (losses) associated with our annual assumption review was included within the other risks in embedded derivatives caption in the table above.

As a result of our annual assumption review, changes were made to economic, policyholder behavior, mortality and other assumptions. The most significant impacts were in the MetLife Holdings segment and are summarized as follows:

•	Changes in economic assumptions resulted in an increase of DAC and reserves, resulting in a net charge of $122 million ($79 million, net of income tax).

•	Changes in policyholder behavior and mortality assumptions resulted in reserve increases, offset by favorable DAC, resulting in a net charge of $91 million ($59 million, net of income tax).

•
The remaining updates resulted in an increase in reserves, coupled with unfavorable DAC, resulting in a charge of $100 million ($65 million, net of income tax). The most notable update was related to our projection of closed block results.

Results for 2014 include a $161 million ($105 million, net of income tax) benefit associated with our annual assumption review related to reserves and DAC, of which $137 million ($89 million, net of income tax) was recognized in net derivative gains (losses). Of the $161 million benefit, $82 million ($53 million, net of income tax) was related to DAC and $79 million ($52 million, net of income tax) was associated with reserves.
Taxes. Income tax expense for the year ended December 31, 2015 was $2.1 billion, or 29% of income (loss) from continuing operations before provision for income tax, compared with $2.5 billion, or 28% of income (loss) from continuing operations before provision for income tax, for the year ended December 31, 2014. The Company’s 2015 effective tax rate differs from the U.S. statutory rate of 35% primarily due to non-taxable investment income, tax credits for low income housing, and foreign earnings taxed at lower rates than the U.S. statutory rate. Our 2015 results include one-time tax charges of $681 million, of which $557 million was recorded under accounting guidance for the recognition of tax uncertainties, $88 million was related to foreign exchange-related gains on investments in Argentina and $36 million was the result of a deferred tax liability true-up in Japan. These charges were partially offset by one-time tax benefits of $174 million in Japan related to a change in tax rate, $61 million related to restructuring in Chile, $57 million related to the repatriation of earnings from Japan and $31 million related to the devaluation of the peso in Argentina. The Company’s 2014 effective tax rate was different from the U.S. statutory rate of 35% primarily due to non-taxable investment income, tax credits for low income housing, foreign earnings taxed at lower rates than the U.S. statutory rate, and the tax effects of the MAL divestiture. The 2014 period also includes a $54 million tax charge related to tax reform in Chile, a $45 million tax charge related to the repatriation of earnings from Japan and an $18 million tax charge related to a portion of the aforementioned settlement of a licensing matter which was not deductible for income tax purposes, partially offset by a $32 million one-time tax benefit related to the filing of the Company’s U.S. federal tax return.
Operating Earnings. As more fully described in “— Non-GAAP and Other Financial Disclosures,” we use operating earnings, which does not equate to income (loss) from continuing operations, net of income tax, as determined in accordance with GAAP, to analyze our performance, evaluate segment performance, and allocate resources. We believe that the presentation of operating earnings and operating earnings available to common shareholders, as we measure it for management purposes, enhances the understanding of our performance by highlighting the results of operations and the underlying profitability drivers of the business. Operating earnings and operating earnings available to common shareholders should not be viewed as substitutes for income (loss) from continuing operations, net of income tax, and net income (loss) available to MetLife, Inc.’s common shareholders, respectively. Operating earnings available to common shareholders decreased $1.1 billion, net of income tax, to $5.5 billion, net of income tax, for the year ended December 31, 2015 from $6.6 billion, net of income tax, for the year ended December 31, 2014.
Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013
During the year ended December 31, 2014, income (loss) from continuing operations, before provision for income tax, increased $4.8 billion ($2.9 billion, net of income tax) from 2013 primarily driven by a favorable change in net derivative gains (losses), partially offset by an unfavorable change in net investment gains (losses). Income (loss) from continuing operations, before provision for income tax also reflects a $262 million ($174 million, net of income tax) favorable change as a result of our annual assumption reviews related to reserves and DAC.

Net Derivative Gains (Losses). The variable annuity embedded derivatives and associated freestanding derivative hedges are collectively referred to as “VA program derivatives” in the following table. All other derivatives that are economic hedges of certain invested assets and insurance liabilities are referred to as “non-VA program derivatives” in the following table. The table below presents the impact on net derivative gains (losses) from non-VA program derivatives and VA program derivatives:

	Years Ended December 31,
	2014	2013
	(In millions)
Non-VA program derivatives
Interest rate	$927	$(1,609)
Foreign currency exchange rate	(25)	(1,225)
Credit	89	187
Equity	(62)	(61)
Non-VA embedded derivatives	(99)	123
Total non-VA program derivatives	830	(2,585)
VA program derivatives
Market risks in embedded derivatives	31	6,101
Nonperformance risk on embedded derivatives	13	(952)
Other risks in embedded derivatives	(266)	(169)
Total embedded derivatives	(222)	4,980
Freestanding derivatives hedging embedded derivatives	709	(5,634)
Total VA program derivatives	487	(654)
Net derivative gains (losses)	$1,317	$(3,239)
The favorable change in net derivative gains (losses) on non-VA program derivatives was $3.4 billion ($2.2 billion, net of income tax). This was primarily due to long-term interest rates decreasing in 2014 and increasing in 2013, favorably impacting receive-fixed interest rate swaps and interest rate swaptions. These freestanding derivatives were primarily hedging long duration liability portfolios. The strengthening of the U.S. dollar relative to other key currencies, as well as the Japanese yen weakening less against the U.S. dollar in 2014 versus 2013, favorably impacted foreign currency swaps and forwards that primarily hedge foreign denominated fixed maturity securities. Because certain of these hedging strategies are not designated or do not qualify as accounting hedges, the changes in the estimated fair value of these freestanding derivatives are recognized in net derivative gains (losses) without an offsetting gain or loss recognized in earnings for the item being hedged.
The favorable change in net derivative gains (losses) on VA program derivatives was $1.1 billion ($742 million, net of income tax). This was due to a favorable change of $965 million ($627 million, net of income tax) related to the change in the nonperformance risk adjustment on embedded derivatives and a favorable change of $273 million ($178 million, net of income tax) on market risks in embedded derivatives, net of the impact of freestanding derivatives hedging those risks, partially offset by an unfavorable change of $97 million ($63 million, net of income tax) on other risks in embedded derivatives. Other risks relate primarily to the impact of policyholder behavior and other non-market risks that generally cannot be hedged.
The aforementioned $965 million ($627 million, net of income tax) favorable change in the nonperformance risk adjustment was due to a favorable change of $629 million, before income tax, as a result of changes in capital market inputs, such as long-term interest rates and key equity index levels, on the variable annuity guarantees, as well as a favorable change of $336 million, before income tax, related to changes in our own credit spread.
The foregoing $273 million ($178 million, net of income tax) favorable change was comprised of a $6.3 billion ($4.1 billion, net of income tax) favorable change in freestanding derivatives hedging market risks in embedded derivatives, which was largely offset by a $6.1 billion ($3.9 billion, net of income tax) unfavorable change in market risks in embedded derivatives.

The primary changes in market factors are summarized as follows:

•
Long-term interest rates decreased in 2014 and increased in 2013, contributing to a favorable change in our freestanding derivatives and an unfavorable change in our embedded derivatives. For example, the 30-year U.S. swap rate decreased by 31% in 2014 and increased by 40% in 2013.

•
Key equity index levels increased less in 2014 than in 2013, contributing to a favorable change in our freestanding derivatives and an unfavorable change in our embedded derivatives. For example, the S&P 500 increased by 11% in 2014 and increased by 30% in 2013.

•
Changes in foreign currency exchange rates contributed to a favorable change in our freestanding derivatives and an unfavorable change in our embedded derivatives. For example, the U.S. dollar strengthened against the Japanese yen by 14% in 2014 as compared with 22% in 2013.

The foregoing $97 million ($63 million, net of income tax) unfavorable change in other risks in embedded derivatives was primarily due to an increase in the risk margin adjustment caused by higher policyholder behavior risks, along with updates to the actuarial assumptions, partially offset by favorable changes in all other risk factors.
Net Investment Gains (Losses). The unfavorable change in net investment gains (losses) of $358 million ($233 million, net of income tax) primarily reflects a 2014 loss on the disposition of MAL, partially offset by 2014 gains on sales of real estate and real estate joint ventures.
Actuarial Assumption Review. Our 2014 results include a $161 million ($105 million, net of income tax) benefit associated with our annual assumption review related to reserves and DAC, of which $137 million ($89 million, net of income tax) was recognized in net derivative gains (losses). Of the $161 million benefit, $82 million ($53 million, net of income tax) was related to DAC and $79 million ($52 million, net of income tax) was associated with reserves.
The $137 million gain recognized in net derivative gains (losses) associated with our annual assumption review was included within the other risks in embedded derivatives caption in the table above.
As a result of our annual assumption review, changes were made to economic, policyholder behavior, mortality and other assumptions. The most significant impacts were in the Brighthouse Financial and MetLife Holdings segments and are summarized as follows:

•	Changes in economic assumptions resulted in a decrease in reserves, offset by unfavorable DAC, resulting in a net benefit of $229 million ($149 million, net of income tax).

•	Changes to policyholder behavior and mortality assumptions resulted in reserve increases, offset by favorable DAC, resulting in a net loss of $175 million ($114 million, net of income tax).

•
The remaining updates resulted in a decrease in reserves, coupled with favorable DAC, resulting in a benefit of $107 million ($70 million, net of income tax). The most notable update was related to our projection of closed block results.

Our 2013 results include a $101 million ($69 million, net of income tax) charge associated with our annual assumption review related to reserves and DAC, of which $138 million ($90 million, net of income tax) was recognized in net derivative gains (losses). Of the $101 million charge, $228 million ($150 million, net of income tax) was related to reserves, offset by $127 million ($81 million, net of income tax) associated with DAC. The $138 million loss recorded in net derivative gains (losses) associated with our annual assumption review was included within the other risks in embedded derivatives caption in the table above.
Divested Businesses. Income (loss) from continuing operations, before provision for income tax, related to the divested businesses, excluding net investment gains (losses) and net derivative gains (losses), improved $156 million to a loss of $13 million in 2014 from a loss of $169 million in 2013. Included in this improvement was a decrease in total revenues of $142 million, before income tax, and a decrease in total expenses of $298 million, before income tax. The divested businesses include certain MetLife Bank businesses and MAL.

Taxes. Income tax expense for the year ended December 31, 2014 was $2.5 billion, or 28% of income (loss) from continuing operations before provision for income tax, compared with $661 million, or 16% of income (loss) from continuing operations before provision for income tax, for the year ended December 31, 2013. The Company’s 2014 and 2013 effective tax rates differed from the U.S. statutory rate of 35% primarily due to non-taxable investment income, tax credits for low income housing, and foreign earnings taxed at lower rates than the U.S. statutory rate. The Company’s 2013 effective tax rate also reflected tax benefits in Japan related to the 2012 branch restructuring and the estimated reversal of temporary differences. Our 2014 results include a $38 million tax charge related to a portion of the aforementioned settlement of a licensing matter, and the PPACA fee, both of which were not deductible for income tax purposes, as well as a $54 million tax charge related to tax reform in Chile and a $45 million tax charge related to the repatriation of earnings from Japan. These charges were partially offset by a $32 million one-time tax benefit related to the filing of the Company’s U.S. federal tax return. In addition, in 2013, the Company received an income tax refund from the Japanese tax authority and recorded a $119 million reduction to income tax expense.
Operating Earnings. Operating earnings available to common shareholders increased $299 million, net of income tax, to $6.6 billion, net of income tax, for the year ended December 31, 2014 from $6.3 billion, net of income tax, in 2013.
Reconciliation of income (loss) from continuing operations, net of income tax, to operating earnings available to common shareholders
Year Ended December 31, 2015

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total
	(In millions)
Income (loss) from continuing operations, net of income tax	$2,136	$1,807	$438	$288	$1,133	$1,042	$(1,522)	$5,322
Less: Net investment gains (losses)	255	501	82	27	(41)	7	(234)	597
Less: Net derivative gains (losses)	98	67	(135)	40	307	(441)	102	38
Less: Other adjustments to continuing operations (1)	(149)	(120)	(72)	3	(434)	(291)	(28)	(1,091)
Less: Provision for income tax (expense) benefit	(72)	(21)	(62)	(22)	59	254	42	178
Operating earnings	$2,004	$1,380	$625	$240	$1,242	$1,513	(1,404)	5,600
Less: Preferred stock dividends							116	116
Operating earnings available to common shareholders							$(1,520)	$5,484
Year Ended December 31, 2014

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total
	(In millions)
Income (loss) from continuing operations, net of income tax	$2,430	$1,200	$401	$330	$1,939	$973	$(934)	$6,339
Less: Net investment gains (losses)	130	512	30	(17)	(61)	(484)	(307)	(197)
Less: Net derivative gains (losses)	485	(532)	(62)	114	825	357	130	1,317
Less: Other adjustments to continuing operations (1)	(128)	(122)	(242)	36	(114)	(720)	(86)	(1,376)
Less: Provision for income tax (expense) benefit	(158)	35	49	(88)	(226)	267	34	(87)
Operating earnings	$2,101	$1,307	$626	$285	$1,515	$1,553	(705)	6,682
Less: Preferred stock dividends							122	122
Operating earnings available to common shareholders							$(827)	$6,560

Year Ended December 31, 2013

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total
	(In millions)
Income (loss) from continuing operations, net of income tax	$1,670	$597	$612	$301	$188	$1,018	$(995)	$3,391
Less: Net investment gains (losses)	(69)	343	20	(16)	(3)	2	(116)	161
Less: Net derivative gains (losses)	(281)	(1,057)	(25)	(6)	(1,314)	(467)	(89)	(3,239)
Less: Other adjustments to continuing operations (1)	(6)	(435)	169	75	(369)	(656)	(375)	(1,597)
Less: Provision for income tax (expense) benefit	123	487	(71)	(33)	587	407	183	1,683
Operating earnings	$1,903	$1,259	$519	$281	$1,287	$1,732	(598)	6,383
Less: Preferred stock dividends							122	122
Operating earnings available to common shareholders							$(720)	$6,261
______________

(1)	See definitions of operating revenues and operating expenses under “— Non-GAAP and Other Financial Disclosures” for the components of such adjustments.
Reconciliation of GAAP revenues to operating revenues and GAAP expenses to operating expenses
Year Ended December 31, 2015

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total
	(In millions)
Total revenues	$28,954	$11,986	$4,736	$2,930	$13,179	$8,770	$(604)	$69,951
Less: Net investment gains (losses)	255	501	82	27	(41)	7	(234)	597
Less: Net derivative gains (losses)	98	67	(135)	40	307	(441)	102	38
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	12	—	(5)	—	(2)	—	5
Less: Other adjustments to revenues (1)	(163)	147	12	21	(245)	64	5	(159)
Total operating revenues	$28,764	$11,259	$4,777	$2,847	$13,158	$9,142	$(477)	$69,470
Total expenses	$25,706	$9,701	$4,199	$2,599	$11,524	$7,427	$1,325	$62,481
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	9	—	(5)	141	(130)	—	15
Less: Other adjustments to expenses (1)	(14)	270	84	18	48	483	33	922
Total operating expenses	$25,720	$9,422	$4,115	$2,586	$11,335	$7,074	$1,292	$61,544
Year Ended December 31, 2014

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total
	(In millions)
Total revenues	$28,490	$12,613	$5,296	$4,227	$13,801	$9,257	$(368)	$73,316
Less: Net investment gains (losses)	130	512	30	(17)	(61)	(484)	(307)	(197)
Less: Net derivative gains (losses)	485	(532)	(62)	114	825	357	130	1,317
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	11	—	10	(15)	14	—	20
Less: Other adjustments to revenues (1)	(109)	371	41	857	(338)	243	31	1,096
Total operating revenues	$27,984	$12,251	$5,287	$3,263	$13,390	$9,127	$(222)	$71,080
Total expenses	$24,829	$10,866	$4,815	$3,780	$10,922	$7,981	$1,319	$64,512
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	(3)	—	12	(175)	201	—	35
Less: Other adjustments to expenses (1)	19	507	283	819	(64)	776	117	2,457
Total operating expenses	$24,810	$10,362	$4,532	$2,949	$11,161	$7,004	$1,202	$62,020

Year Ended December 31, 2013

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total
	(In millions)
Total revenues	$26,417	$13,232	$4,928	$3,864	$11,302	$8,732	$(276)	$68,199
Less: Net investment gains (losses)	(69)	343	21	(16)	(3)	1	(116)	161
Less: Net derivative gains (losses)	(281)	(1,057)	(25)	(6)	(1,314)	(467)	(89)	(3,239)
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	2	—	14	8	(17)	—	7
Less: Other adjustments to revenues (1)	(8)	1,386	85	667	(407)	523	8	2,254
Total operating revenues	$26,775	$12,558	$4,847	$3,205	$13,018	$8,692	$(79)	$69,016
Total expenses	$23,918	$12,557	$4,128	$3,479	$11,041	$7,418	$1,606	$64,147
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	(15)	—	16	127	(324)	—	(196)
Less: Other adjustments to expenses (1)	(2)	1,838	(84)	590	(157)	1,486	383	4,054
Total operating expenses	$23,920	$10,734	$4,212	$2,873	$11,071	$6,256	$1,223	$60,289
______________

(1)	See definitions of operating revenues and operating expenses under “— Non-GAAP and Other Financial Disclosures” for the components of such adjustments.
Consolidated Results — Operating
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Overview. The primary drivers of the decrease in operating earnings were lower investment yields, a tax charge and a related charge for interest on uncertain tax positions in 2015, less favorable underwriting results and an unfavorable impact from our annual review of actuarial assumptions, partially offset by higher net investment income from portfolio growth.
Foreign Currency. Changes in foreign currency exchange rates had a $303 million negative impact on operating earnings compared to 2014.
Business Growth. We benefited from higher sales and business growth across many of our products. Growth in the investment portfolios of our domestic and Latin America segments generated higher net investment income, which was partially offset by higher surrenders of foreign currency-denominated fixed annuity products in Japan. The changes in business growth discussed above resulted in a $483 million increase in operating earnings.
Market Factors. Market factors, including the sustained low interest rate environment, continued to impact our investment yields. Excluding the impact of inflation-indexed investments in the Latin America segment, investment yields decreased. Investment yields were negatively impacted by the adverse impact of the sustained low interest rate environment on fixed maturity securities and mortgage loans, as well as by lower returns on other limited partnership interests and our securities lending program. These decreases were partially offset by higher income on currency and interest rate derivatives and higher returns on real estate and real estate joint ventures. The changes in market factors discussed above resulted in a $558 million decrease in operating earnings.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. A $76 million decrease in underwriting results was primarily due to higher non-catastrophe related claim costs, as well as higher catastrophe-related losses in our Property & Casualty businesses, partially offset by favorable mortality. Favorable mortality in our U.S. and Brighthouse Financial segments was partially offset by less favorable mortality in our MetLife Holdings segment. On an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. These annual updates, which occurred in both 2015 and 2014, resulted in a net operating earnings decrease of $98 million and were primarily related to unfavorable DAC unlockings in our MetLife Holdings and Brighthouse Financial segments. Refinements to DAC and certain insurance-related liabilities that were recorded in both 2015 and 2014 resulted in a net decrease of $24 million in operating earnings. The 2014 refinements include favorable reserve adjustments related to disability premium waivers and a charge related to delayed settlement interest on unclaimed funds held by state governments, in our MetLife Holdings and Brighthouse Financial segments.

Expenses. In 2015, other expenses include the aforementioned $235 million charge for interest on uncertain tax positions. An additional $77 million increase in expenses was primarily the result of higher employee-related costs and an increase in expenses associated with corporate initiatives and projects, primarily in Asia. These increases were partially offset by a $117 million accrual in 2014 to increase the litigation reserve related to asbestos, as well as 2014 charges totaling $57 million related to the aforementioned settlement of a licensing matter.
Taxes. The Company’s 2015 and 2014 effective tax rates differed from the U.S. statutory rate of 35%, primarily due to non-taxable investment income, tax credits for low income housing, and foreign earnings taxed at lower rates than the U.S. statutory rate. Our results for 2015 include the aforementioned tax charge of $557 million recorded under accounting guidance for the recognition of tax uncertainties, partially offset by a $61 million benefit in Japan related to a tax rate change, a one-time tax benefit of $60 million related to restructuring in Chile, a $31 million tax benefit related to the repatriation of earnings from Japan and a $31 million one-time tax benefit related to the devaluation of the peso in Argentina. In 2014, the Company realized a $32 million one-time tax benefit related to the filing of the Company’s U.S. federal tax return. However, this was more than offset by a $41 million one-time tax charge related to tax reform in Chile and an $18 million tax charge related to the aforementioned settlement of a licensing matter which was not deductible for income tax purposes.
Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013
Unless otherwise stated, all amounts discussed below are net of income tax.
Overview. The primary drivers of the increase in operating earnings were higher net investment income from portfolio growth, higher asset-based fee income and a decrease in interest credited expense, partially offset by unfavorable mortality, morbidity and claims experience and the impact of decreasing investment yields on net investment income. Excluding the impact of the aforementioned tax reform charge in Chile, the fourth quarter 2013 acquisition of ProVida increased operating earnings by $166 million.
Foreign Currency. Changes in foreign currency exchange rates had a $127 million negative impact on results compared to 2013.
Business Growth. We benefited from strong sales and business growth across many of our products as evidenced by higher asset-based fee income from growth in our businesses abroad. However, we continue to focus on pricing discipline and risk management which resulted in a decrease in sales of our domestic variable annuity products. This decline in sales, in combination with surrenders and withdrawals, resulted in negative net flows, which caused lower average separate account assets and, consequently, lower asset-based fee income. Excluding the impact of the divested businesses and the acquisition of ProVida, growth in our investment portfolios in the majority of our segments generated higher net investment income. Our Property & Casualty businesses benefited from an increase in average premium per policy. These positive results were partially offset by an associated increase in DAC amortization. The changes in business growth discussed above resulted in a $485 million increase in operating earnings.
Market Factors. Market factors, including the sustained low interest rate environment, continued to impact our investment yields, as well as our crediting rates. Excluding the results of the divested businesses, the acquisition of ProVida and the impact of inflation-indexed investments in the Latin America segment, investment yields decreased. Certain of our inflation-indexed products are backed by inflation-indexed investments. Changes in inflation cause fluctuations in net investment income with a corresponding fluctuation in policyholder benefits, resulting in a minimal impact to operating earnings. Investment yields were negatively impacted by the adverse impact of the sustained low interest rate environment on fixed maturity securities and mortgage loans yields, lower returns on our hedge funds, as well as increased holdings of lower yielding Japanese government securities in the Japan fixed annuity business. These decreases were partially offset by higher returns on interest rate derivatives, real estate joint ventures and private equity investments. Yields were also favorably impacted by increased sales of foreign currency-denominated fixed annuities in Japan, resulting in an increase in higher yielding foreign currency-denominated fixed maturity securities. The sustained low interest rate environment also resulted in lower interest credited expense as we set interest credited rates lower on both new business and certain in-force business with rate resets that are contractually tied to external indices or contain discretionary rate reset provisions. Our average separate account balances grew with the equity markets driving higher fee income in our annuity business. However, this was partially offset by higher DAC amortization due to the significant prior period equity market increase, as well as higher asset-based commissions and costs associated with our variable annuity GMDBs. The changes in market factors discussed above resulted in a $195 million decrease in operating earnings.

Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Less favorable mortality was driven by our Brighthouse and U.S. segments and less favorable morbidity was driven by our U.S. segment. In addition, in our Property & Casualty businesses, catastrophe-related losses increased due to severe storm activity in 2014. Non-catastrophe related claim costs also increased as a result of severe winter weather in 2014. Claims experience in our Latin America segment was also unfavorable. The combined impact of mortality, morbidity and claims experience decreased operating earnings by $146 million. The combined impact of the 2014 and 2013 annual assumption updates resulted in a $12 million decrease in operating earnings in 2014 as compared to 2013. In addition to our annual updates, refinements to DAC and certain insurance-related liabilities that were recorded in both years increased operating earnings by $56 million. Such refinements include favorable reserve adjustments in 2014 related to disability premium waivers and a 2014 charge related to delayed settlement interest on unclaimed funds held by state governments, both in our life businesses within our MetLife Holdings and Brighthouse Financial segments, as well as a write-down of DAC and VOBA in 2013 related to pension reform in Poland within our EMEA segment. Also, our 2013 results include a reserve strengthening in Australia within our Asia segment of $57 million, net of reinsurance.
Expenses. A $79 million decrease in expenses was primarily driven by lower employee-related costs. In addition, our 2014 results include charges totaling $57 million related to the aforementioned settlement of a licensing matter with the Department of Financial Services and the District Attorney, New York County. The PPACA fee reduced operating earnings by $58 million in 2014. We increased our litigation reserves related to asbestos more in 2014 than in 2013 resulting in a $16 million decline in operating earnings.
Taxes. In 2014, the Company realized a $32 million tax benefit related to the filing of the Company’s U.S. federal tax return, as well as additional tax benefits of $36 million related to the separate account dividends received deduction and $58 million primarily related to foreign earnings taxed at rates lower than the U.S. and other tax preference items. However, this was partially offset by a $38 million tax charge related to a portion of the aforementioned settlement of a licensing matter and the PPACA fee, both of which were not deductible for income tax purposes.

Segment Results and Corporate & Other
U.S.
Business Overview. An overall decline in sales was primarily driven by the timing of our funding agreement issuances in our Retirement and Income Solutions business. Net funding agreement issuances were higher in 2014 to take advantage of favorable market conditions in advance of scheduled contract maturities. Funding ratios for defined benefit pension plans of S&P 500 companies continued to fall in 2015, limiting their ability to engage in full pension plan buyouts. However, we expect that customers may choose to close out portions of pension plans over time, with the largest volume of business generally occurring near the end of any year. Despite the decline in funding ratios for defined benefit pension plans of S&P 500 companies, higher pension risk transfers resulted in an increase in premiums. In addition, sales of income annuities improved. These increases were partially offset by the impact of more competitive pricing in the market, which drove a decrease in structured settlement annuity sales. Changes in premiums for the Retirement and Income Solutions business were almost entirely offset by the related changes in policyholder benefits and claims. In our Property & Casualty business, sales of new policies were higher for both the auto and homeowners lines of business. New policy sales were not sufficient to offset the impact of policies that were not renewed resulting in a decrease in exposures. In our Group Benefits business, improved sales of voluntary products were more than offset by lower sales of core group products.

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Operating revenues
Premiums	$20,861	$20,243	$19,303
Universal life and investment-type product policy fees	943	909	900
Net investment income	6,209	6,111	5,866
Other revenues	751	721	706
Total operating revenues	28,764	27,984	26,775
Operating expenses
Policyholder benefits and claims and policyholder dividends	20,837	20,110	19,355
Interest credited to policyholder account balances	1,216	1,168	1,241
Capitalization of DAC	(493)	(488)	(475)
Amortization of DAC and VOBA	471	458	439
Interest expense on debt	4	12	11
Other expenses	3,685	3,550	3,349
Total operating expenses	25,720	24,810	23,920
Provision for income tax expense (benefit)	1,040	1,073	952
Operating earnings	$2,004	$2,101	$1,903
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Business Growth. An increase in average premium per policy in both our auto and homeowners businesses improved operating earnings. Growth in premiums, deposits and funding agreement issuances in 2015, as well as an increase in allocated equity resulted in higher average invested assets, improving net investment income. However, consistent with the growth in average invested assets from increased premiums, deposits and funding agreement issuances, interest credited on long-duration contracts increased. An increase in the annual assessment of the PPACA fee increased other expenses in 2015; however, the impact of the assessment was significantly offset by a related increase in premiums from our dental business. In addition, an increase in other operating expenses, mainly the result of growth across the segment, was more than offset by the remaining increase in premiums, fees and other revenues. The combined impact of the items discussed above increased operating earnings by $120 million.

Market Factors. Market factors, including sustained low interest rates and volatile equity markets, continued to impact our investment yields. The sustained low interest rate environment drove lower investment yields on our fixed maturity securities and mortgage loans. Yields were also negatively impacted by a reduction in the size of our securities lending program. In addition, weaker equity markets in 2015 resulted in lower returns on other limited partnership interests, which were partially offset by higher returns on alternative investments and interest rate derivatives. Many of our funding agreements and guaranteed interest contract liabilities have interest credited rates that are contractually tied to external indices and, as a result, we set lower interest credited rates on new business, as well as on existing business with terms that can fluctuate. The combined impact of lower investment returns partially offset by lower interest credited expense, resulted in a decrease in operating earnings of $95 million.
Underwriting and Other Insurance Adjustments. In our Property & Casualty business, non-catastrophe claim costs increased $63 million, the result of higher severities in both our auto and homeowners businesses, as well as an increase in frequencies in our auto business, partially offset by lower frequencies in our homeowners businesses. In addition, catastrophe-related losses increased by $48 million, mainly due to severe winter weather in 2015. Further, less favorable development of prior year non-catastrophe losses resulted in a slight decrease to operating earnings. Less favorable reserve development in our dental business was partially offset by favorable morbidity experience in our individual and group disability businesses, resulting in a $31 million decrease in operating earnings. Less favorable mortality in our structured settlement and income annuity businesses was partially offset by more favorable mortality from our pension risk transfer and specialized life insurance products, and resulted in a $10 million decrease in operating earnings. Our life and AD&D businesses experienced favorable mortality in 2015, mainly due to favorable claims experience, which resulted in a $48 million increase in operating earnings. Refinements to certain insurance and other liabilities, which were recorded in both 2015 and 2014, resulted in an $8 million decrease in operating earnings.
Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013
Unless otherwise stated, all amounts discussed below are net of income tax.
Business Growth. The increase in average premium per policy for both our auto and homeowners businesses improved operating earnings by $94 million. Growth in premiums, deposits and funding agreement issuances in 2014, as well as increases in allocated equity and other liabilities, resulted in an increase in our average invested assets, increasing operating earnings by $254 million. However, consistent with the growth in average invested assets from premiums, deposits and funding agreement issuances, interest credited on long-duration contracts and policyholder account balances increased by $101 million. The PPACA fee increased other expenses by $58 million in 2014; however, the impact of the assessment was significantly offset by a related increase in premiums from our dental business. The remaining increase in other operating expenses, including higher marketing and sales support costs in our Property & Casualty business, was partially offset by the remaining increase in premiums, fees and other revenues.
Market Factors. The sustained low interest rate environment impacted our interest credited rates, as well as our investment yields. Many of our funding agreements and guaranteed interest contract liabilities have interest credited rates that are contractually tied to external indices and, as a result, we set lower interest credited rates on new business, as well as on existing business with terms that can fluctuate. The sustained low interest rate environment drove lower investment yields on our fixed maturity securities and mortgage loans. This decline in yield was partially offset by the impact of changes in market factors that drove higher income on interest rate derivatives and improved returns on real estate joint ventures. The impact of lower interest credited expense partially offset by lower investment returns resulted in an increase in operating earnings of $25 million.
Underwriting and Other Insurance Adjustments. In our Property & Casualty business, catastrophe-related losses increased by $27 million as compared to 2013, mainly due to severe storm activity in 2014. In addition, severe winter weather in 2014 increased non-catastrophe claim costs by $25 million, which was the result of higher frequencies in our auto business, as well as higher severities in our homeowners business, partially offset by lower severities in our auto business and lower frequencies in our homeowners business. These unfavorable results were partially offset by additional favorable development of prior year non-catastrophe losses, which improved operating earnings by $22 million. Our life business experienced less favorable mortality in 2014, mainly due to an increase in claims severity in the term life business and increased claims incidence in the group universal life business, which resulted in a $40 million decrease in operating earnings. Unfavorable claims experience in our disability business, driven by higher approvals, was partially offset by higher net closures. In addition, increased utilization of services across the channels for our dental business was partially offset by favorable claims experience in our individual disability business. Our overall net unfavorable claims experience resulted in a $20 million decrease in operating earnings. In Retirement and Income Solutions, favorable mortality in 2014, primarily in our structured settlement business, resulted in an $18 million increase in operating earnings. The impact of favorable refinements to certain insurance and other liabilities in 2014 resulted in an increase in operating earnings of $37 million.

Asia
Business Overview. Sales decreased slightly compared to 2014 due to lower group sales in Australia. This was partially offset by growth in our ordinary life and accident & health businesses in Japan.

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Operating revenues
Premiums	$6,937	$7,566	$7,801
Universal life and investment-type product policy fees	1,542	1,693	1,722
Net investment income	2,675	2,886	2,943
Other revenues	105	106	92
Total operating revenues	11,259	12,251	12,558
Operating expenses
Policyholder benefits and claims and policyholder dividends	5,275	5,724	5,755
Interest credited to policyholder account balances	1,309	1,544	1,690
Capitalization of DAC	(1,720)	(1,914)	(2,143)
Amortization of DAC and VOBA	1,256	1,397	1,542
Amortization of negative VOBA	(309)	(364)	(427)
Other expenses	3,611	3,975	4,317
Total operating expenses	9,422	10,362	10,734
Provision for income tax expense (benefit)	457	582	565
Operating earnings	$1,380	$1,307	$1,259
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Foreign Currency. The impact of changes in foreign currency exchange rates reduced operating earnings by $126 million for 2015 compared to 2014 as a result of the weakening of the yen against the U.S. dollar.
This resulted in significant variances in the financial statement line items.
Business Growth. Asia’s premiums, fees and other revenues increased over the prior year driven by broad based in-force growth across the region, including growth in our ordinary life and accident & health businesses in Japan and Korea, as well as our group insurance business in Australia. Changes in premiums for these businesses were partially offset by related changes in policyholder benefits. During the period, surrenders of foreign currency-denominated fixed annuity products in Japan also contributed to higher fee income. The impact of these surrenders, partially offset by positive net flows in Korea, Bangladesh and India, resulted in lower average invested assets and a decrease in net investment income. In addition, a decrease in interest credited expenses was partially offset by increases in amortization of DAC and VOBA, commissions and variable expenses (net of DAC capitalization), primarily related to the establishment of an agency channel in Hong Kong. The combined impact of the items discussed above improved operating earnings by $61 million.
Market Factors. Investment returns were positively impacted by higher net investment income resulting from the recovery of a previously impaired mortgage loan in Japan, improved operating results from our China joint venture and higher interest rates on fixed maturity securities in Bangladesh. These improved investment returns were partially offset by the impact of lower interest rates on fixed maturity securities in Korea and the impact in Japan of continued growth of lower yielding Japanese government securities. The decrease in returns from Japanese government securities was offset by the favorable impact of increased foreign currency-denominated fixed annuities in Japan driving an increase in higher yielding foreign currency-denominated fixed maturity securities. Higher investment yields, combined with the impact of foreign currency hedges, increased operating earnings by $38 million.

Underwriting and Actuarial Assumption Review. Favorable claims experience, primarily in Japan resulted in a $15 million increase in operating earnings. In addition, on an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. This annual update resulted in a net operating earnings increase of $22 million.
Expenses and Taxes. Higher expenses, primarily driven by costs associated with corporate initiatives and projects, reduced operating earnings by $32 million. Our 2015 results include one-time tax benefits of $61 million related to a change in tax rates, $12 million for the settlement of an audit and $15 million related to the U.S. taxation of dividends, each related to Japan. In addition, in 2015, Korea received a tax refund of $6 million related to unclaimed surrender value. Our 2014 results include one-time tax benefits of $9 million related to the U.S. taxation of dividends and $4 million resulting from a tax rate change, each related to Japan.
Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013
Unless otherwise stated, all amounts discussed below are net of income tax.
Foreign Currency. The impact of changes in foreign currency exchange rates reduced operating earnings by $52 million for 2014 as compared with 2013 and resulted in significant variances in the financial statement line items. For example, while premiums, fees and other revenues decreased 3% on a reported basis, they increased 3% on a constant currency basis.
Business Growth. Asia’s premiums, fees and other revenues increased over 2013 primarily driven by broad based in-force growth across the region, including in our ordinary life business in Japan and our group insurance business in Australia. Positive net flows in Korea and Japan, combined with growth in our life business in India and Bangladesh, resulted in higher average invested assets and generated an increase in net investment income. Changes in premiums for these businesses were offset by related changes in policyholder benefits. The combined impact of the items discussed above improved operating earnings by $90 million.
Market Factors. Investment returns were negatively affected by the adverse impact of the sustained low interest rate environment on mortgage loans and an increase in lower yielding Japanese government securities, combined with lower returns on our other limited partnership interests and decreased prepayment fee income. These declines in yields were partially offset by the favorable impact of increased sales of foreign currency-denominated fixed annuities resulting in an increase in higher yielding foreign currency-denominated fixed maturity securities in Japan. Declines in yields, combined with the impact of foreign currency hedges, resulted in a $46 million decrease in operating earnings.
Underwriting and Other Insurance Adjustments. Our 2013 results include a strengthening of group and permanent disability claim reserves of $57 million, net of reinsurance, in Australia. In addition, refinements to DAC and certain insurance-related liabilities that were recorded in 2014 and 2013 resulted in a $14 million increase in operating earnings. Our 2014 results for Korea decreased $5 million as a result of unfavorable claims experience, primarily in our life business, and regulatory changes.
Taxes. Our 2014 results include a $9 million tax benefit related to U.S. taxation of dividends from Japan and a $4 million tax benefit resulting from a tax rate change in Japan. Our 2013 results include a $17 million tax benefit in Japan related to the estimated reversal of temporary differences and a one-time tax benefit of $10 million related to the disposal of our interest in a Korean asset management company at the beginning of 2013.

Latin America
Business Overview. Total sales for the region decreased primarily due to the impact of a large contract in Mexico in 2014. Excluding this contract, sales for the region increased due to organic growth in several countries. Total sales of life, accident & health and credit products increased across several countries. Sales of retirement products were down as lower sales in Mexico were only partially offset by higher sales in Brazil.

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Operating revenues
Premiums	$2,581	$2,796	$2,698
Universal life and investment-type product policy fees	1,117	1,239	991
Net investment income	1,038	1,219	1,135
Other revenues	41	33	23
Total operating revenues	4,777	5,287	4,847
Operating expenses
Policyholder benefits and claims and policyholder dividends	2,408	2,615	2,361
Interest credited to policyholder account balances	349	394	417
Capitalization of DAC	(341)	(377)	(418)
Amortization of DAC and VOBA	271	313	305
Amortization of negative VOBA	(1)	(1)	(2)
Other expenses	1,429	1,588	1,549
Total operating expenses	4,115	4,532	4,212
Provision for income tax expense (benefit)	37	129	116
Operating earnings	$625	$626	$519
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Foreign Currency. The impact of changes in foreign currency exchange rates decreased operating earnings by $111 million for 2015 compared to 2014 mainly due to the weakening of the peso against the U.S. dollar, which included the impact of changes in foreign currency exchange rates related to the one-time tax charge resulting from tax reform in Chile, as discussed further below.
Business Growth. Total sales for the region decreased primarily due to the impact of a large contract in Mexico in 2014. Excluding this large contract, sales increased due to organic growth in several countries but the resulting increase in premiums was partially offset by related changes in policyholder benefits. An increase in average invested assets, primarily in Chile and Mexico, generated higher net investment income. Growth in our businesses resulted in higher policy fee income, as well as increased marketing costs and commissions, which were partially offset by increased DAC capitalization. The items discussed above were the primary drivers of a $135 million increase in operating earnings.
Market Factors. The net impact of changes in market factors resulted in an $83 million decrease in operating earnings, driven by lower investment yields and higher interest credited expense. Investment yields decreased on fixed income securities in Chile and Mexico and we experienced lower investment returns on alternative investments in Chile.
Underwriting and Other Insurance Adjustments. Unfavorable claims experience in several countries decreased operating earnings by $9 million. Refinements to DAC and other adjustments recorded in both 2015 and 2014 resulted in a $10 million increase in operating earnings.

Expenses and Taxes. Effective September 1, 2015, ProVida was merged into MetLife Chile Acquisition Company resulting in a one-time income tax benefit of $60 million in 2015. In the third quarter of 2014, our Chilean businesses, including ProVida, incurred a one-time tax charge of $41 million ($33 million after adjusting for foreign currency fluctuations) as a result of tax reform in Chile. Other tax-related adjustments in both 2015 and 2014 decreased operating earnings by $18 million. These tax-related adjustments include tax charges related to inflation in Chile and Mexico, as well as a 2014 refund claim in Argentina, partially offset by a benefit resulting from the devaluation of the peso in Argentina in both 2015 and 2014. In addition, employee-related costs, which include inflation, were higher across several countries, resulting in an $18 million decrease in operating earnings.
Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013
Unless otherwise stated, all amounts discussed below are net of income tax.
A tax reform bill was enacted in Chile on September 29, 2014 which includes, among other things, a gradual increase in the corporate tax rate. Our Chilean businesses, including ProVida, incurred a one-time tax charge of $41 million as a result of this legislation. Excluding the aforementioned tax reform, our operating earnings increased by $166 million in 2014 due to the fourth quarter 2013 acquisition of ProVida.
Foreign Currency. The impact of changes in foreign currency exchange rates decreased operating earnings by $57 million compared to 2013.
Business Growth. Latin America experienced organic growth and increased sales of life products in several countries. This was partially offset by decreased pension and accident & health sales in Mexico and Brazil. The resulting increase in premiums was partially offset by related changes in policyholder benefits. Growth in our businesses and the impact of inflation drove an increase in average invested assets, which generated higher net investment income and higher policy fee income, partially offset by a corresponding increase in interest credited on certain insurance liabilities and the impact of changes in allocated equity. Increases in marketing costs and commissions resulted in higher operating expenses. Business growth also drove an increase in DAC amortization. The items discussed above were the primary drivers of an $81 million increase in operating earnings.
Market Factors. The net impact of changes in market factors resulted in a $22 million decrease in operating earnings. This decrease was primarily driven by higher interest credited expense, the unfavorable impact of inflation, and lower yields from alternative investments and mortgage loans in Chile, partially offset by higher investment yields on fixed income securities in Chile and Brazil.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Unfavorable claims experience, primarily due to increased claims severity and frequency in Mexico, Chile and Brazil, decreased operating earnings by $32 million. The impact of the 2013 annual assumption review resulted in an operating earnings decrease of $7 million. In addition to our annual updates, other refinements to DAC and other adjustments recorded in both 2014 and 2013 resulted in an $8 million decrease in operating earnings.
Expenses and Taxes. Tax-related adjustments in both 2014 and 2013 increased operating earnings by $47 million, excluding the aforementioned tax reform. These tax-related adjustments include 2014 tax benefits related to the devaluation of the peso in Argentina, inflation in Argentina and Chile, and a 2013 tax rate change in Mexico. These increases were partially offset by higher expenses, primarily generated by employee- and information technology-related costs across several countries, which decreased operating earnings by $18 million.

EMEA
Business Overview. Sales have increased slightly as 2015 sales growth in Turkey, Italy and Poland was offset by strong 2014 sales in the Gulf.

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Operating revenues
Premiums	$2,036	$2,309	$2,297
Universal life and investment-type product policy fees	424	466	386
Net investment income	326	428	425
Other revenues	61	60	97
Total operating revenues	2,847	3,263	3,205
Operating expenses
Policyholder benefits and claims and policyholder dividends	988	1,053	1,039
Interest credited to policyholder account balances	120	148	147
Capitalization of DAC	(472)	(680)	(714)
Amortization of DAC and VOBA	497	613	683
Amortization of negative VOBA	(16)	(31)	(95)
Interest expense on debt	—	—	1
Other expenses	1,469	1,846	1,812
Total operating expenses	2,586	2,949	2,873
Provision for income tax expense (benefit)	21	29	51
Operating earnings	$240	$285	$281
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Foreign Currency. The impact of changes in foreign currency exchange rates reduced operating earnings by $66 million for 2015 as compared to 2014, primarily driven by the strengthening of the U.S. dollar against the euro, Russian ruble and Polish zloty.
Business Growth. Operating earnings benefited from growth in the Middle East, primarily in the Gulf and Turkey, as well as growth in the U.K., increasing operating earnings by $30 million.
Actuarial Assumption Review. On an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. These annual updates, which occurred in both 2015 and 2014, resulted in a net operating earnings decrease of $4 million. In addition, operating earnings increased by $5 million due to a 2014 refinement of DAC in the U.K.
Taxes and Other. The Company had a number of one-time items in both 2015 and 2014, including tax benefits, the conversion of certain of our subsidiaries to calendar year reporting, as well as re-branding and legal expenses. The combined impact of these items decreased operating earnings by $3 million. In addition, our 2014 results included a $7 million one-time benefit related to pension reform in Poland.
Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013
Unless otherwise stated, all amounts discussed below are net of income tax.
Foreign Currency. The impact of changes in foreign currency exchange rates reduced operating earnings by $18 million for 2014 as compared to 2013.

Business Growth. An increase in sales over 2013, primarily in the Middle East and central, eastern and southern Europe, was partially offset by the impact of regulatory changes in the U.K. Net investment income increased, driven by an increase in average invested assets from business growth in Egypt, the Persian Gulf and Russia, in addition to a slight increase in yields from the lengthening of the Ireland and Greece shorter-term portfolios into higher yielding longer duration fixed maturity securities. This was partially offset by the impact of changes in allocated equity. Our 2014 results also included certain legal and re-branding expenses, as well as higher corporate overhead expenses, while operating earnings benefited as a result of a review of certain tax liabilities. The combined impact of the items discussed above decreased operating earnings by $16 million.
Actuarial Assumption Review and Other Insurance Adjustments. The combined impact of the 2014 and 2013 annual assumption updates resulted in a net operating earnings increase of $6 million for 2014 as compared to 2013. The amortization, or release, of negative VOBA associated with the conversion of certain policies generally results in an increase in operating earnings. In 2014, the number of policies converted declined and so, relative to 2013, this reduced operating earnings by $11 million. A refinement in DAC in the U.K. resulted in a $5 million decrease to operating earnings and liability refinements in 2013 in Greece decreased operating earnings by $4 million.
Taxes and Other. Our 2013 results were negatively impacted as a result of a $30 million tax charge related to the write-off of a U.K. tax loss carryforward and by a $26 million write-down of DAC and VOBA related to pension reform in Poland. The Company received tax benefits in both years following its decision to permanently reinvest certain foreign earnings outside of the U.S., however, since the 2013 benefit was larger, operating earnings decreased by $18 million. In addition, our 2013 results benefited by $4 million due to a change in the local corporate tax rate in Greece. In 2014, we converted to calendar year reporting for certain of our subsidiaries, which resulted in a $17 million increase to operating earnings.

MetLife Holdings
Business Overview. Life sales increased 17% driven by increases in our term life products (due to pricing actions), universal life products (due to new products introduced in 2014 and 2015) and whole life products (due to a continued focus on our enhanced underwriting programs). Annuity sales increased 10% as a result of new variable annuity products introduced in late 2014 and 2015. A significant portion of our operating earnings is driven by separate account balances. Most directly, these balances determine asset-based fee income but they also impact DAC amortization and asset-based commissions. Separate account balances are driven by sales, movements in the market, surrenders, withdrawals, benefit payments, transfers and policy charges. Separate account balances have declined due to market performance along with the impact of negative net flows, as benefits, surrenders and withdrawals exceeded sales. Although we have discontinued selling our long-term care product, we continue to collect premiums and administer the existing block of business, which contributed to asset growth in the segment.

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Operating revenues
Premiums	$4,545	$4,545	$4,481
Universal life and investment-type product policy fees	1,482	1,374	1,256
Net investment income	6,201	6,409	6,343
Other revenues	930	1,062	938
Total operating revenues	13,158	13,390	13,018
Operating expenses
Policyholder benefits and claims and policyholder dividends	7,357	7,217	7,094
Interest credited to policyholder account balances	1,062	1,098	1,098
Capitalization of DAC	(410)	(326)	(468)
Amortization of DAC and VOBA	577	444	494
Interest expense on debt	55	58	39
Other expenses	2,694	2,670	2,814
Total operating expenses	11,335	11,161	11,071
Provision for income tax expense (benefit)	581	714	660
Operating earnings	$1,242	$1,515	$1,287
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Business Growth. A larger invested asset base, driven by positive net flows in our life business and an increase in allocated equity, generated higher net investment income. This was partially offset by higher interest credited on long-duration contracts consistent with the growth in average invested assets in our long-term care product. Declines in broker-dealer revenue also decreased operating earnings. The combined impact of the items discussed above increased operating earnings by $45 million.
Market Factors. Market factors, including sustained low interest rates and volatile equity markets, continued to impact our investment yields. The sustained low interest rate environment resulted in a decline in net investment income on our fixed maturity securities as proceeds from maturing investments were reinvested at lower yields. This reduction in 2015 income from lower yields was partially offset by lower interest credited expense in our deferred annuities business as a result of declines in average interest credited rates. The decline in yields was also partially offset by higher returns on real estate, real estate joint ventures and alternative investments. The changes in market factors discussed above resulted in a $182 million decrease in operating earnings.

Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Less favorable mortality in both our universal life and traditional life businesses resulted in a net decrease of $40 million in operating earnings. Favorable claims experience in our long-term care business, due to higher net closures and the impact of lapses on certain insurance-related liabilities, increased operating earnings by $16 million. On an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. These annual updates, which occurred in both 2015 and 2014, resulted in a net operating earnings decrease of $77 million and were primarily related to unfavorable DAC unlockings in the life businesses. Refinements to DAC and certain insurance-related liabilities that were recorded in both 2015 and 2014 resulted in a decrease in operating earnings of $14 million, primarily driven by certain 2014 adjustments in both our life and annuity businesses. The 2014 refinements include favorable reserve adjustments related to disability premium waivers and a charge related to delayed settlement interest on unclaimed funds held by state governments.
Expenses. A $23 million increase in expenses was primarily related to higher employee-related and project-related costs.

Other. Favorable results from our reinsurance agreement with our former operating joint venture in Japan contributed $38 million to operating earnings. Annuities reinsurance activity with affiliates that are reported in the Brighthouse Financial segment had a net unfavorable impact to operating earnings of $18 million.
Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013
Unless otherwise stated, all amounts discussed below are net of income tax.
Business Growth. A $156 million increase in operating earnings was attributable to business growth. Positive net flows from our life and long-term care businesses, despite a decline in universal life sales, coupled with an increase in allocated equity, resulted in an increase in average invested assets which generated higher net investment income. These increases were partially offset by lower asset-based fees, which were driven by lower average separate account balances.
Market Factors. A $63 million decrease in operating earnings was attributable to market factors, including equity markets and interest rates. The sustained low interest rate environment resulted in a decline in net investment income on fixed maturity securities as proceeds from maturing investments were reinvested at lower yields. Investment yields also decreased due to a 2014 change in the crediting rate on allocated equity. In addition, lower returns on interest rate derivatives decreased operating earnings. These decreases were partially offset by higher returns on other limited partnership interests and an increase in asset-based fee income driven by higher average separate account balances.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Favorable mortality experience in our life business resulted in a $4 million increase in operating earnings. The impact of lapses on certain insurance-related liabilities and higher net closures in our long-term care business increased operating earnings by $8 million. The combined impact of the 2014 and 2013 annual assumption updates resulted in a net operating earnings increase of $13 million, primarily related to favorable DAC unlockings in our traditional and universal life businesses partially offset by unfavorable DAC unlockings in the variable annuity business. Refinements to DAC and certain insurance-related liabilities that were recorded in 2014 and 2013 resulted in a $25 million increase in operating earnings, which included favorable reserve adjustments in 2014 related to disability premium waivers and a 2014 charge related to delayed settlement interest on unclaimed funds held by state governments, both in our life business. In addition, an increase in policyholder dividends in the closed block, which we instituted in the fourth quarter of 2013, decreased operating earnings by $15 million.
Expenses and Taxes. A $62 million increase in expenses was primarily due to higher allocated corporate overhead expenses and higher operating costs, including allocated costs related to sales and service support. In 2014, we realized higher tax benefits of $45 million primarily related to the separate account dividends received deduction.
Other. The net impact of affiliated annuities reinsurance activity with affiliates that are reported in the Brighthouse Financial segment had a favorable impact to operating earnings of $103 million. This includes recapture activity in 2014 and reflects net favorable recapture fees, favorable changes in deposit fund balances for certain of the variable annuity treaties, which include the base contract, as well as lower net reserves. Favorable results from our reinsurance agreement with our former operating joint venture in Japan contributed $12 million to operating earnings.

Brighthouse Financial
Business Overview. Life product sales increased 14% mainly driven by increases in our term life (due to pricing actions) and whole life products (as a result of several large cases, as well as a continued focus on our enhanced underwriting programs). Annuity product sales increased 18% as a result of new variable annuity products introduced in late 2014 and early 2015 and higher indexed annuity sales.
A significant portion of our operating earnings is driven by separate account balances. Most directly, these balances determine asset-based fee income but they also impact DAC amortization and asset-based commissions. Separate account balances are driven by sales, movements in the market, surrenders, withdrawals, benefit payments, transfers and policy charges. Separate account balances have declined due to market performance along with the impact of negative net flows from our variable annuity products and our corporate benefit funding products as benefits, surrenders and withdrawals exceeded sales, partially offset by positive net flows in our life products. While separate account net flows related to our variable annuity business remained negative in 2015, they were improved from that which we experienced in 2014.

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Operating revenues
Premiums	$1,675	$1,474	$926
Universal life and investment-type product policy fees	3,718	3,963	3,930
Net investment income	3,327	3,156	3,221
Other revenues	422	534	615
Total operating revenues	9,142	9,127	8,692
Operating expenses
Policyholder benefits and claims and policyholder dividends	2,875	2,711	2,084
Interest credited to policyholder account balances	1,255	1,275	1,380
Capitalization of DAC	(399)	(397)	(568)
Amortization of DAC and VOBA	731	810	620
Interest expense on debt	128	133	112
Other expenses	2,484	2,472	2,628
Total operating expenses	7,074	7,004	6,256
Provision for income tax expense (benefit)	555	570	704
Operating earnings	$1,513	$1,553	$1,732
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Business Growth. An $88 million increase in operating earnings was attributable to business growth. Net investment income increased primarily due to a higher average invested asset base from positive net flows in our life business, partially offset by funding agreement repayments in our run-off business. Lower DAC amortization was driven by lower average separate account balances in our deferred annuity business. A decrease in policyholder account balances in our run-off business resulted in lower interest credited expense. These increases were partially offset by lower asset-based fees resulting from the lower average separate account balances in our deferred annuities business.
Market Factors. A $30 million decrease in operating earnings was attributable to market factors, including equity markets and interest rates. Higher DAC amortization due to lower equity market performance was partially offset by favorable impacts from interest rate movements. Higher interest credited resulted primarily from higher crediting rates on funding agreement renewals in our run-off business. While separate account fund returns were down slightly on a full year basis, the positive returns in the first half of the year drove an increase in our average separate account balances which resulted in higher asset-based fee income.

Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Favorable mortality in our term life, income annuities and traditional life businesses resulted in an increase in operating earnings of $50 million. On an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. These annual updates, which occurred in both 2015 and 2014, resulted in a decrease in operating earnings of $41 million, primarily related to unfavorable DAC unlockings in the life businesses. Other refinements to DAC and insurance-related liabilities decreased operating earnings by $13 million, primarily due to a favorable adjustment recognized in 2014 related to refinements in reserve calculations for traditional life disability waiver premiums.
Expenses. Higher expenses decreased operating earnings by $46 million, primarily due to the impact from a benefit recorded in 2014 for affiliated reinsurance recapture activity in our life business, as well as higher allocated costs related to sales and service support, partially offset by lower project-related costs.
Other. Annuities reinsurance activity with an affiliate that is part of the MetLife Holdings segment had a net favorable impact to operating earnings of $18 million. This includes recapture activity in 2014 and reflects the favorable increase in the amortization of deferred ceded commissions on new treaties, favorable recapture settlements, as well as lower net guarantee reserves partially offset by a net drop in guarantee fees and unfavorable changes in deposit fund balances for certain variable annuity treaties, which include the base contract. In addition, operating earnings decreased $56 million, as a result of there being no activity in 2015 related to an agreement reinsuring certain variable annuity guaranteed minimum benefits originally assumed from our former operating joint venture in Japan, which we exited in November 2014 through novation.
Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013
Unless otherwise stated, all amounts discussed below are net of income tax.
Business Growth. A $16 million increase in operating earnings was attributable to business growth, primarily driven by lower interest credited in our annuity and run-off businesses, and lower costs related to our variable annuity GMDBs. These increases were partially offset by higher DAC amortization and lower net investment income. Net investment income decreased due to a decline in the average invested asset base primarily resulting from lower premiums and deposits in our deferred annuity business and funding agreement repayments in our run-off business, partially offset by positive net flows in our life business.
Market Factors. An $89 million decrease in operating earnings was attributable to market factors, including equity markets and interest rates. Net investment income declined primarily due to lower investment yields on fixed maturity securities as a result of the sustained low interest rate environment, lower returns on other limited partnership interests and a decrease in the size of our securities lending program, partially offset by higher returns on our real estate joint ventures. In our annuity business, strong equity market performance led to higher asset-based fee income due to an increase in average separate account balances, partially offset by higher DAC amortization, higher asset-based commissions and higher costs associated with our variable annuity GMDBs.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Unfavorable underwriting experience resulted in a decrease of $43 million in operating earnings, primarily due to three large, unreinsured claims in our universal and traditional life businesses. On an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. These annual updates, which occurred in both 2014 and 2013, resulted in a net operating earnings decrease of $24 million and were primarily related to unfavorable DAC unlockings in our variable annuity business, partially offset by favorable DAC unlockings in our universal life business. Other refinements to DAC and insurance-related liabilities decreased operating earnings by $18 million primarily due to higher DAC amortization in our deferred annuity business, partially offset by favorable reserve adjustments in 2014 related to disability waiver premiums in our life business.
Expenses and Taxes. Lower expenses increased operating earnings by $96 million, primarily due to benefits recognized from affiliated reinsurance recapture activity in our life business, lower employee-related costs and lower letter of credit fees, partially offset by higher project-related costs. In 2014, we realized higher tax benefits of $24 million, primarily related to the separate account dividends received deductions.
Other. Annuities reinsurance activity with affiliates that are reported in the MetLife Holdings segment had a net unfavorable impact to operating earnings of $103 million. This includes recapture activity in 2014 and reflects net unfavorable recapture settlements, unfavorable changes in deposit fund balances for certain variable annuity treaties, which include the base contract, as well as higher net guarantee reserves. Additionally, operating earnings decreased by $40 million due to higher costs related to an agreement reinsuring certain variable annuity guaranteed minimum benefits originally assumed from our former operating joint venture in Japan. This agreement was exited through novation, in November 2014.

Corporate & Other

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Operating revenues
Premiums	$(87)	$89	$77
Universal life and investment-type product policy fees	(113)	(103)	(100)
Net investment income	13	275	461
Other revenues	(290)	(483)	(517)
Total operating revenues	(477)	(222)	(79)
Operating expenses
Policyholder benefits and claims and policyholder dividends	(175)	48	58
Interest credited to policyholder account balances	23	34	42
Capitalization of DAC	(2)	—	—
Amortization of DAC and VOBA	(1)	(8)	—
Interest expense on debt	1,013	975	996
Other expenses	434	153	127
Total operating expenses	1,292	1,202	1,223
Provision for income tax expense (benefit)	(365)	(719)	(704)
Operating earnings	(1,404)	(705)	(598)
Less: Preferred stock dividends	116	122	122
Operating earnings available to common shareholders	$(1,520)	$(827)	$(720)
The table below presents operating earnings available to common shareholders by source net of income tax:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Other business activities	$(41)	$(12)	$(41)
Other net investment income	17	185	305
Interest expense on debt	(658)	(634)	(648)
Preferred stock dividends	(116)	(122)	(122)
Acquisition costs	—	(4)	(22)
Corporate initiatives and projects	(169)	(166)	(141)
Incremental tax benefit (expense)	(256)	221	248
Other	(297)	(295)	(299)
Operating earnings available to common shareholders	$(1,520)	$(827)	$(720)
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Other Business Activities. Operating earnings from other business activities decreased $29 million primarily due to lower operating earnings from start-up operations.
Other Net Investment Income. A $168 million decrease in other net investment income was driven by an increase in the amount credited to the segments due to growth in the economic capital managed by Corporate & Other on their behalf. This decrease was also impacted by the sustained low interest rate environment, which drove lower investment yields on fixed maturity securities and lower returns on alternative investments. This was partially offset by increased income from higher average invested assets and improved returns on real estate investments.

Interest Expense on Debt. Interest expense on debt increased by $24 million, mainly due to the issuance of $1.5 billion of senior notes in March 2015 and $1.25 billion of senior notes in November 2015.
Incremental Tax Benefit (Expense). Corporate & Other benefits from the impact of certain permanent tax differences, including non-taxable investment income and tax credits for investments in low income housing. As a result, our effective tax rate differs from the U.S. statutory rate of 35%. Our 2015 results include the aforementioned tax charge of $557 million, which was recorded under accounting guidance for the recognition of tax uncertainties. Our 2014 results include an $18 million tax charge related to a portion of the settlement of a licensing matter that was not deductible for income tax purposes. In addition, in 2015, we had higher utilization of tax preferenced investments, a benefit related to the timing of certain tax credits and other tax benefits, which increased our operating earnings by $62 million over 2014.
Other. Our 2015 results include the aforementioned charge of $235 million for interest on uncertain tax positions, as well as a $20 million charge associated with company use real estate. These increases in expenses were partially offset by lower corporate expenses of $30 million, a $21 million one-time tax refund received for a favorable outcome on prior year tax audits and a decrease in employee-related costs of $22 million. Our results for 2014 include a $117 million accrual to increase the litigation reserve related to asbestos and charges totaling $57 million related to the settlement of a licensing matter with the Department of Financial Services and the District Attorney, New York County.
Year Ended December 31, 2014 Compared with the Year Ended December 31, 2013
Unless otherwise stated, all amounts discussed below are net of income tax.
Other Business Activities. Operating earnings from other business activities increased by $29 million, primarily due to higher operating earnings from start-up operations.
Other Net Investment Income. Other net investment income decreased by $120 million. This decrease was driven by an increase in the amount credited to the segments on economic capital managed by Corporate & Other on their behalf, the adverse impact of the sustained low interest rate environment on yields from our fixed maturity securities and lower returns on our alternative and real estate investments. These decreases were partially offset by improved returns on other limited partnership interests and higher mark-to-market income on residential mortgage loans carried at fair value.
Interest Expense on Debt. Interest expense on debt decreased by $14 million, mainly due to the maturity of $500 million of senior notes in November 2013 and $550 million of senior notes in May and June of 2014. This was partially offset by the issuance of $1.0 billion of senior notes in April 2014 and the recognition of issuance costs related to the early redemption of senior notes in May 2014.
Acquisition Costs. Acquisition costs decreased by $18 million due to lower internal resource costs for associates committed to certain acquisition activities.
Corporate Initiatives and Projects. Expenses related to corporate initiatives and projects increased by $25 million, primarily due to increased costs associated with enterprise-wide initiatives taken by the Company.
Incremental Tax Benefit. The tax benefit in 2014 included a tax benefit of $7 million related to the timing of certain tax credits. In addition, we incurred a tax charge of $6 million in 2014 and received a tax benefit of $10 million in 2013 related to the filing of the Company’s U.S. federal tax returns. Our results for 2014 also included an $18 million tax charge related to a portion of the settlement of a licensing matter that was not deductible for income tax purposes.
Other. Our results for 2014 include charges totaling $57 million related to the settlement of a licensing matter with the Department of Financial Services and the District Attorney, New York County. In addition, we increased our litigation reserves related to asbestos more in 2014 than in 2013 resulting in a $16 million decline in operating earnings. This was partially offset by a $62 million decline in expenses which included decreases in interest on uncertain tax positions, lower corporate overhead expenses and an adjustment on certain reinsurance assets and liabilities. In addition, declines in employee-related costs and lower software amortization totaling $17 million, improved operating earnings.

Policyholder Liabilities
We establish, and carry as liabilities, actuarially determined amounts that are calculated to meet policy obligations or to provide for future annuity payments. Amounts for actuarial liabilities are computed and reported in the consolidated financial statements in conformity with GAAP. For more details on Policyholder Liabilities, see “— Summary of Critical Accounting Estimates.”
Due to the nature of the underlying risks and the uncertainty associated with the determination of actuarial liabilities, we cannot precisely determine the amounts that will ultimately be paid with respect to these actuarial liabilities, and the ultimate amounts may vary from the estimated amounts, particularly when payments may not occur until well into the future.
We periodically review our estimates of actuarial liabilities for future benefits and compare them with our actual experience. We revise estimates, to the extent permitted or required under GAAP, if we determine that future expected experience differs from assumptions used in the development of actuarial liabilities. We charge or credit changes in our liabilities to expenses in the period the liabilities are established or re-estimated. If the liabilities originally established for future benefit payments prove inadequate, we must increase them. Such an increase could adversely affect our earnings and have a material adverse effect on our business, results of operations and financial condition.
We have experienced, and will likely in the future experience, catastrophe losses and possibly acts of terrorism, as well as turbulent financial markets that may have an adverse impact on our business, results of operations, and financial condition. Due to their nature, we cannot predict the incidence, timing, severity or amount of losses from catastrophes and acts of terrorism, but we make broad use of catastrophic and non-catastrophic reinsurance to manage risk from these perils.
Insurance regulators in many of the non-U.S. countries in which we operate require certain MetLife entities to prepare a sufficiency analysis of the reserves presented in the locally required regulatory financial statements, and to submit that analysis to the regulatory authorities.
See “Business — Regulation — U.S. Regulation — Insurance Regulation — Policy and Contract Reserve Adequacy Analysis” and “Business — Regulation — International Regulation” for further information.
Future Policy Benefits
We establish liabilities for amounts payable under insurance policies. See Notes 1 and 4 of the Notes to the Consolidated Financial Statements, “— Industry Trends — Impact of a Sustained Low Interest Rate Environment — Low Interest Rate Scenario” and “— Variable Annuity Guarantees.” A discussion of future policy benefits by segment (as well as Corporate & Other) follows.
U.S.
Amounts payable under insurance policies for this segment are comprised of group insurance and annuities as well as property & casualty policies. For group insurance, future policyholder benefits are comprised mainly of liabilities for disabled lives under disability waiver of premium policy provisions, liabilities for survivor income benefit insurance, active life policies and premium stabilization and other contingency liabilities held under life insurance contracts. For group annuity contracts, future policyholder benefits are primarily related to payout annuities, including pension risk transfers, structured settlement annuities and institutional income annuities. There is no interest rate crediting flexibility on these liabilities. As a result, a sustained low interest rate environment could negatively impact earnings; however, we mitigate our risks by applying various ALM strategies, including the use of various derivative positions, primarily interest rate floors and interest rate swaps. The components of future policy benefits related to our property & casualty policies are liabilities for unpaid claims, estimated based upon assumptions such as rates of claim frequencies, levels of severities, inflation, judicial trends, legislative changes or regulatory decisions. Assumptions are based upon our historical experience and analysis of historical development patterns of the relationship of loss adjustment expenses to losses for each line of business, and we consider the effects of current developments, anticipated trends and risk management programs, reduced for anticipated salvage and subrogation.

Asia
Future policy benefits for this segment are held primarily for traditional life, endowment, annuity and accident & health contracts. They are also held for total return pass-through provisions included in certain universal life and savings products. They include certain liabilities for variable annuity and variable life guarantees of minimum death benefits, and longevity guarantees. Factors impacting these liabilities include sustained periods of lower yields than rates established at policy issuance, lower than expected asset reinvestment rates, market volatility, actual lapses resulting in lower than expected income, and actual mortality or morbidity resulting in higher than expected benefit payments. We mitigate our risks by applying various ALM strategies.
Latin America
Future policy benefits for this segment are held primarily for immediate annuities in Chile, Argentina and Mexico and traditional life contracts mainly in Brazil and Mexico. There are also liabilities held for total return pass-through provisions included in certain universal life and savings products in Mexico. Factors impacting these liabilities include sustained periods of lower yields than rates established at policy issuance, lower than expected asset reinvestment rates, and mortality and lapses different than expected. We mitigate our risks by applying various ALM strategies.
EMEA
Future policy benefits for this segment include unearned premium reserves for group life and credit insurance contracts. Future policy benefits are also held for traditional life, endowment and annuity contracts with significant mortality risk and accident & health contracts. Factors impacting these liabilities include lower than expected asset reinvestment rates, market volatility, actual lapses resulting in lower than expected income, and actual mortality or morbidity resulting in higher than expected benefit payments. We mitigate our risks by having premiums which are adjustable or cancellable in some cases, and by applying various ALM strategies.
MetLife Holdings
Future policy benefits for the life business are comprised mainly of liabilities for traditional life and for universal and variable life insurance contracts. In order to manage risk, we have often reinsured a portion of the mortality risk on life insurance policies. The reinsurance programs are routinely evaluated and this may result in increases or decreases to existing coverage. We have entered into various derivative positions, primarily interest rate swaps and swaptions, to mitigate the risk that investment of premiums received and reinvestment of maturing assets over the life of the policy will be at rates below those assumed in the original pricing of these contracts. For the annuities business, future policy benefits are comprised mainly of liabilities for life-contingent income annuities, and liabilities for the variable annuity guaranteed minimum benefits accounted for as insurance. Other future policyholder benefits are comprised mainly of liabilities for disabled lives under disability waiver of premium policy provisions, and active life policies. In addition, for our other products, future policyholder benefits related to the reinsurance of our former Japan joint venture are comprised of liabilities for the variable annuity guaranteed minimum benefits accounted for as insurance.
Brighthouse Financial
Future policy benefits for the life business are comprised mainly of liabilities for traditional life and for universal and variable life insurance contracts. In order to manage risk, we have often reinsured a portion of the mortality risk on life insurance policies. The reinsurance programs are routinely evaluated and this may result in increases or decreases to existing coverage. We have entered into various derivative positions, primarily interest rate swaps and swaptions, to mitigate the risk that investment of premiums received and reinvestment of maturing assets over the life of the policy will be at rates below those assumed in the original pricing of these contracts. For the annuities business, future policy benefits are comprised mainly of liabilities for life-contingent income annuities, and liabilities for the variable annuity guaranteed minimum benefits accounted for as insurance. For our other products, future policyholder benefits are comprised mainly of group annuity contracts, primarily related to payout annuities, including pension risk transfers, structured settlement annuities and institutional income annuities. There is no interest rate crediting flexibility on these liabilities. As a result, a sustained low interest rate environment could negatively impact earnings; however, we mitigate our risks by applying various ALM strategies, including the use of various derivative positions, primarily interest rate floors and interest rate swaps.
Corporate & Other
Future policy benefits primarily include liabilities for the global employee benefits reinsurance business. Additionally, future policy benefits include liabilities for the U.S. direct business sold directly to consumers.

Policyholder Account Balances
Policyholder account balances are generally equal to the account value, which includes accrued interest credited, but excludes the impact of any applicable charge that may be incurred upon surrender. See “— Industry Trends — Impact of a Sustained Low Interest Rate Environment — Low Interest Rate Scenario” and “— Variable Annuity Guarantees.” See also Notes 1 and 4 of the Notes to the Consolidated Financial Statements for additional information. A discussion of policyholder account balances by segment (as well as Corporate & Other) follows.
U.S.
Policyholder account balances in this segment are comprised of funding agreements, retained asset accounts, universal life policies, the fixed account of variable life insurance policies and specialized life insurance products for benefit programs.
Group Benefits
Policyholder account balances in this business are held for retained asset accounts, universal life policies, the fixed account of variable life insurance policies and specialized life insurance products for benefit programs. Policyholder account balances are credited interest at a rate we determine, which is influenced by current market rates. A sustained low interest rate environment could negatively impact earnings as a result of the minimum credited rate guarantees present in most of these policyholder account balances. We have various derivative positions, primarily interest rate floors, to partially mitigate the risks associated with such a scenario.
The table below presents the breakdown of account value subject to minimum guaranteed crediting rates for Group Benefits:

	December 31, 2015
Guaranteed Minimum Crediting Rate	Account Value (1)	Account Value at Guarantee (1)
	(In millions)
Greater than 0% but less than 2%	$4,845	$4,841
Equal to 2% but less than 4%	$2,018	$1,987
Equal to or greater than 4%	$683	$656
______________

(1)	These amounts are not adjusted for policy loans.
Retirement and Income Solutions
Policyholder account balances in this business are comprised of funding agreements. Interest crediting rates vary by type of contract, and can be fixed or variable. Variable interest crediting rates are generally tied to an external index, most commonly (1-month or 3-month) LIBOR. We are exposed to interest rate risks, as well as foreign currency exchange rate risk, when guaranteeing payment of interest and return of principal at the contractual maturity date. We may invest in floating rate assets or enter into receive-floating interest rate swaps, also tied to external indices, as well as caps, to mitigate the impact of changes in market interest rates. We also mitigate our risks by applying various ALM strategies and seek to hedge all foreign currency exchange rate risk through the use of foreign currency hedges, including cross currency swaps.
Asia
Policyholder account balances in this segment are held largely for fixed income retirement and savings plans, fixed deferred annuities, interest sensitive whole life products, universal life and, to a lesser degree, liability amounts for unit-linked-type funds that do not meet the GAAP definition of separate accounts. Also included are certain liabilities for retirement and savings products sold in certain countries in Asia that generally are sold with minimum credited rate guarantees. Liabilities for guarantees on certain variable annuities in Asia are accounted for as embedded derivatives and recorded at estimated fair value and are also included within policyholder account balances. These liabilities are generally impacted by sustained periods of low interest rates, where there are interest rate guarantees. We mitigate our risks by applying various ALM strategies and with reinsurance. Liabilities for unit-linked-type funds are impacted by changes in the fair value of the associated underlying investments, as the return on assets is generally passed directly to the policyholder.

The table below presents the breakdown of account value subject to minimum guaranteed crediting rates for Asia:

	December 31, 2015
Guaranteed Minimum Crediting Rate (1)	Account Value (2)	Account Value at Guarantee (2)
	(In millions)
Annuities
Greater than 0% but less than 2%	$19,059	$3,093
Equal to 2% but less than 4%	$1,043	$224
Equal to or greater than 4%	$1	$1
Life & Other
Greater than 0% but less than 2%	$6,296	$5,960
Equal to 2% but less than 4%	$17,972	$8,039
Equal to or greater than 4%	$268	$—
______________

(1)
Excludes negative VOBA liabilities of $1.2 billion at December 31, 2015, primarily held in Japan. These liabilities were established in instances where the estimated fair value of contract obligations exceeded the book value of assumed insurance policy liabilities associated with the acquisition of ALICO. These negative liabilities were established primarily for decreased market interest rates subsequent to the issuance of the policy contracts.

(2)	These amounts are not adjusted for policy loans.
Latin America
Policyholder account balances in this segment are held largely for investment-type products and universal life products in Mexico and Chile, and deferred annuities in Brazil. Some of the deferred annuities in Brazil are unit-linked-type funds that do not meet the GAAP definition of separate accounts. The rest of the deferred annuities have minimum credited rate guarantees, and these liabilities and the universal life liabilities are generally impacted by sustained periods of low interest rates. Liabilities for unit-linked-type funds are impacted by changes in the fair value of the associated investments, as the return on assets is generally passed directly to the policyholder.
EMEA
Policyholder account balances in this segment are held mostly for universal life, deferred annuity, pension products, and unit-linked-type funds that do not meet the GAAP definition of separate accounts. They are also held for endowment products without significant mortality risk. Where there are interest rate guarantees, these liabilities are generally impacted by sustained periods of low interest rates. We mitigate our risks by applying various ALM strategies. Liabilities for unit-linked-type funds are impacted by changes in the fair value of the associated investments, as the return on assets is generally passed directly to the policyholder.
MetLife Holdings
Life policyholder account balances are held for retained asset accounts, universal life policies, the fixed account of variable life insurance policies, embedded derivatives related to the reinsurance of our former Japan joint venture, and funding agreements. For annuities, policyholder account balances are held for fixed deferred annuities, the fixed account portion of variable annuities, and non-life contingent income annuities. Interest is credited to the policyholder’s account at interest rates we determine which are influenced by current market rates, subject to specified minimums. A sustained low interest rate environment could negatively impact earnings as a result of the minimum credited rate guarantees present in most of these policyholder account balances. We have various derivative positions, primarily interest rate floors, to partially mitigate the risks associated with such a scenario. Additionally, for our other products, policyholder account balances are held for variable annuity guaranteed minimum living benefits that are accounted for as embedded derivatives.

The table below presents the breakdown of account value subject to minimum guaranteed crediting rates for the MetLife Holdings segment:

	December 31, 2015
Guaranteed Minimum Crediting Rate	Account Value (1)	Account Value at Guarantee (1)
	(In millions)
Greater than 0% but less than 2%	$1,963	$1,861
Equal to 2% but less than 4%	$20,129	$17,300
Equal to or greater than 4%	$9,593	$6,145
______________

(1)	These amounts are not adjusted for policy loans.
As a result of acquisitions, we establish additional liabilities known as excess interest reserves for policies with credited rates in excess of market rates as of the applicable acquisition dates. At December 31, 2015, excess interest reserves were $2,300 million for the MetLife Holdings segment.
Brighthouse Financial
Life policyholder account balances are held for universal life policies and the fixed account of variable life insurance policies. For annuities, policyholder account balances are held for fixed deferred annuities, the fixed account portion of variable annuities, and non-life contingent income annuities. For our other products, policyholder account balances are comprised of funding agreements. Interest is credited to the policyholder’s account at interest rates we determine which are influenced by current market rates, subject to specified minimums. Interest crediting rates vary by type of contract, and can be fixed or variable. Variable interest crediting rates are generally tied to an external index, most commonly (1-month or 3-month) LIBOR. We are exposed to interest rate risks, as well as foreign currency exchange rate risk, when guaranteeing payment of interest and return of principal at the contractual maturity date. We may invest in floating rate assets or enter into receive-floating interest rate swaps, also tied to external indices, as well as caps, to mitigate the impact of changes in market interest rates. We also mitigate our risks by applying various ALM strategies and seek to hedge all foreign currency exchange rate risk through the use of foreign currency hedges, including cross currency swaps. A sustained low interest rate environment could negatively impact earnings as a result of the minimum credited rate guarantees present in most of these policyholder account balances. We have various derivative positions, primarily interest rate floors, to partially mitigate the risks associated with such a scenario. Additionally, for our other products policyholder account balances are held for variable annuity guaranteed minimum living benefits that are accounted for as embedded derivatives.
The table below presents the breakdown of account value subject to minimum guaranteed crediting rates for the Brighthouse Financial segment:

	December 31, 2015
Guaranteed Minimum Crediting Rate	Account Value (1)	Account Value at Guarantee (1)
	(In millions)
Greater than 0% but less than 2%	$1,613	$1,218
Equal to 2% but less than 4%	$23,076	$14,993
Equal to or greater than 4%	$3,301	$2,408
______________

(1)	These amounts are not adjusted for policy loans.
As a result of acquisitions, we establish additional liabilities known as excess interest reserves for policies with credited rates in excess of market rates as of the applicable acquisition dates. At December 31, 2015, excess interest reserves were $436 million for the Brighthouse Financial segment.

Variable Annuity Guarantees
We issue, directly and through assumed business, certain variable annuity products with guaranteed minimum benefits that provide the policyholder a minimum return based on their initial deposit (i.e., the benefit base) less withdrawals. In some cases, the benefit base may be increased by additional deposits, bonus amounts, accruals or optional market value resets. See Notes 1 and 4 of the Notes to the Consolidated Financial Statements for additional information.
Certain guarantees, including portions thereof, have insurance liabilities established that are included in future policy benefits. Guarantees accounted for in this manner include GMDBs, the life-contingent portion of certain GMWBs, and the non-life contingent portions of both GMWBs and GMIBs that require annuitization. These liabilities are accrued over the life of the contract in proportion to actual and future expected policy assessments based on the level of guaranteed minimum benefits generated using multiple scenarios of separate account returns. The scenarios are based on best estimate assumptions consistent with those used to amortize DAC. When current estimates of future benefits exceed those previously projected or when current estimates of future assessments are lower than those previously projected, liabilities will increase, resulting in a current period charge to net income. The opposite result occurs when the current estimates of future benefits are lower than those previously projected or when current estimates of future assessments exceed those previously projected. At each reporting period, we update the actual amount of business remaining in-force, which impacts expected future assessments and the projection of estimated future benefits resulting in a current period charge or increase to earnings.
Certain guarantees, including portions thereof, accounted for as embedded derivatives, are recorded at estimated fair value and included in policyholder account balances. Guarantees accounted for as embedded derivatives include GMABs, and the non-life contingent portions of both GMWBs and GMIBs that do not require annuitization. The estimated fair values of guarantees accounted for as embedded derivatives are determined based on the present value of projected future benefits minus the present value of projected future fees. The projections of future benefits and future fees require capital market and actuarial assumptions including expectations concerning policyholder behavior. A risk neutral valuation methodology is used to project the cash flows from the guarantees under multiple capital market scenarios to determine an economic liability. The reported estimated fair value is then determined by taking the present value of these risk-free generated cash flows using a discount rate that incorporates a spread over the risk-free rate to reflect our nonperformance risk and adding a risk margin. For more information on the determination of estimated fair value, see Note 10 of the Notes to the Consolidated Financial Statements.

The table below contains the carrying value for guarantees at:

	Future Policy Benefits		Policyholder Account Balances
	December 31,		December 31,
	2015	2014	2015	2014
	(In millions)
Asia
GMDB	$25	$29	$—	$—
GMAB	—	—	37	22
GMWB	89	91	151	129
EMEA
GMDB	2	2	—	—
GMAB	—	—	16	23
GMWB	8	26	(63)	(61)
MetLife Holdings
GMDB	209	181	—	—
GMIB	406	344	(354)	(597)
GMAB	—	—	14	21
GMWB	127	94	1,009	1,010
Brighthouse Financial
GMDB	741	546	—	—
GMIB	2,004	1,649	(153)	(681)
GMAB	—	—	9	4
GMWB	104	84	280	(23)
Total	$3,715	$3,046	$946	$(153)
The carrying amounts for guarantees included in policyholder account balances above include nonperformance risk adjustments of $462 million and $299 million at December 31, 2015 and 2014, respectively. These nonperformance risk adjustments represent the impact of including a credit spread when discounting the underlying risk neutral cash flows to determine the estimated fair values. The nonperformance risk adjustment does not have an economic impact on us as it cannot be monetized given the nature of these policyholder liabilities. The change in valuation arising from the nonperformance risk adjustment is not hedged.
The carrying values of these guarantees can change significantly during periods of sizable and sustained shifts in equity market performance, equity volatility, interest rates or foreign currency exchange rates. Carrying values are also impacted by our assumptions around mortality, separate account returns and policyholder behavior, including lapse rates.
As discussed below, we use a combination of product design, hedging strategies, reinsurance, and other risk management actions to mitigate the risks related to these benefits. Within each type of guarantee, there is a range of product offerings reflecting the changing nature of these products over time. Changes in product features and terms are in part driven by customer demand but, more importantly, reflect our risk management practices of continuously evaluating the guaranteed benefits and their associated asset-liability matching. Recently, we have been diversifying the concentration of income benefits in the portfolio of the Company’s annuities business by focusing on withdrawal benefits, variable annuities without living benefits and index-linked annuities. To this end, the GMIBs were no longer available for new purchases after February 19, 2016.
The sections below provide further detail by total account value for certain of our most popular guarantees. Total account values include amounts not reported in the consolidated balance sheets from assumed business, contractholder-directed investments which do not qualify for presentation as separate account assets, and amounts included in our general account. The total account values and the net amounts at risk include direct and assumed business, but exclude offsets from hedging or ceded reinsurance, if any.

GMDBs
We offer a range of GMDBs to our contractholders. The table below presents GMDBs, by benefit type, at December 31, 2015:

	Total Account Value (1)
	Asia & EMEA	MetLife Holdings	Brighthouse Financial
	(In millions)
Return of premium or five to seven year step-up	$9,916	$55,039	$56,194
Annual step-up	—	3,700	24,096
Roll-up and step-up combination	—	6,481	30,058
Total	$9,916	$65,220	$110,348
______________

(1)
Total account value excludes $2.1 billion for contracts with no GMDBs. Further, many of our annuity contracts offer more than one type of guarantee such that GMDB amounts listed above are not mutually exclusive to the amounts in the living benefit guarantees table below.

Based on total account value, less than 39% of our GMDBs included enhanced death benefits such as the annual step-up or roll-up and step-up combination products. We expect the above GMDB risk profile to be relatively consistent for the foreseeable future.
Living Benefit Guarantees
The table below presents our living benefit guarantees based on total account values at December 31, 2015:

	Total Account Value (1)
	Asia & EMEA	MetLife Holdings	Brighthouse Financial
	(In millions)
GMIB	$—	$24,417	$65,875
GMWB - non-life contingent (2)	2,647	4,374	3,649
GMWB - life-contingent	4,524	10,843	18,717
GMAB	1,376	979	676
	$8,547	$40,613	$88,917
______________

(1)
Total account value excludes $48.1 billion for contracts with no living benefit guarantees. Further, many of our annuity contracts offer more than one type of guarantee such that living benefit guarantee amounts listed above are not mutually exclusive of the amounts in the GMDBs table above.

(2)	The Asia and EMEA segments include the non-life contingent portion of the GMWB total account value of $948 million with a guarantee at annuitization.
In terms of total account value, GMIBs are our most significant living benefit guarantee. Our primary risk management strategy for our GMIB products is our derivatives hedging program as discussed below. Additionally, we have engaged in certain reinsurance agreements covering some of our GMIB business. As part of our overall risk management approach for living benefit guarantees, we continually monitor the reinsurance markets for the right opportunity to purchase additional coverage for our GMIB business.

The table below presents our GMIB associated total account values, by their guaranteed payout basis, at December 31, 2015:

Total Account Value
(In millions)
7-year setback, 2.5% interest rate	$32,382
7-year setback, 1.5% interest rate	5,632
10-year setback, 1.5% interest rate	18,340
10-year mortality projection, 10-year setback, 1.0% interest rate	29,751
10-year mortality projection, 10-year setback, 0.5% interest rate	4,187
$90,292
The annuitization interest rates on GMIBs have been decreased from 2.5% to 0.5% over time, partially in response to the low interest rate environment, accompanied by an increase in the setback period from seven years to 10 years and the introduction of a 10-year mortality projection.
Additionally, 33% of the $90.3 billion of GMIB total account value has been invested in managed volatility funds as of December 31, 2015. These funds seek to manage volatility by adjusting the fund holdings within certain guidelines based on capital market movements. Such activity reduces the overall risk of the underlying funds while maintaining their growth opportunities. These risk mitigation techniques translate to a reduction or elimination of the need for us to manage the funds’ volatility through hedging or reinsurance.
Our GMIB products typically have a waiting period of 10 years to be eligible for annuitization. As of December 31, 2015, only 15% of our contracts with GMIBs were eligible for annuitization. The remaining contracts are not eligible for annuitization for an average of six years.
Once eligible for annuitization, contractholders would only be expected to annuitize if their contracts were in-the-money. We calculate in-the-moneyness with respect to GMIBs consistent with net amount at risk as discussed in Note 4 of the Notes to the Consolidated Financial Statements, by comparing the contractholders’ income benefits based on total account values and current annuity rates versus the guaranteed income benefits. The net amount at risk was $2,762 million at December 31, 2015, of which $2,619 million was related to GMIB guarantees. For those contracts with GMIB, the table below presents details of contracts that are in-the-money and out-of-the money at December 31, 2015:

	In-the-Moneyness	Total Account Value	% of Total
		(In millions)
In-the-money	30% +	$2,460	3%
	20% to 30%	1,970	2%
	10% to 20%	3,722	4%
	0% to 10%	6,180	7%
		14,332
Out-of-the-money	-10% to 0%	12,662	14%
	-20% to 10%	11,540	13%
	-20% +	51,758	57%
		75,960
Total GMIBs		$90,292

Derivatives Hedging Variable Annuity Guarantees
Our risk mitigating hedging strategy uses various OTC and exchange traded derivatives. The table below presents the gross notional amount, estimated fair value and primary underlying risk exposure of the derivatives hedging our variable annuity guarantees:

		December 31,
		2015			2014
Primary Underlying Risk Exposure		Gross Notional	Estimated Fair Value		Gross Notional	Estimated Fair Value
	Instrument Type	Amount	Assets	Liabilities	Amount	Assets	Liabilities
		(In millions)
Interest rate	Interest rate swaps	$23,430	$2,056	$966	$22,794	$1,881	$834
	Interest rate futures	3,915	4	5	2,707	3	9
	Interest rate options	24,923	994	7	36,510	908	26
Foreign currency exchange rate	Foreign currency forwards	2,305	29	7	2,241	1	137
	Foreign currency futures	135	—	—	522	2	—
Equity market	Equity futures	7,104	61	18	6,065	65	2
	Equity options	54,113	1,541	1,041	37,427	1,422	1,035
	Variance swaps	23,437	195	636	24,598	196	639
	Total rate of return swaps	3,803	47	58	3,297	22	101
	Total	$143,165	$4,927	$2,738	$136,161	$4,500	$2,783
The change in estimated fair values of our derivatives is recorded in policyholder benefits and claims if such derivatives are hedging guarantees included in future policy benefits, and in net derivative gains (losses) if such derivatives are hedging guarantees included in policyholder account balances.
Our hedging strategy involves the significant use of static longer-term derivative instruments to avoid the need to execute transactions during periods of market disruption or higher volatility. We continually monitor the capital markets for opportunities to adjust our liability coverage, as appropriate. Futures are also used to dynamically adjust the daily coverage levels as markets and liability exposures fluctuate.
We remain liable for the guaranteed benefits in the event that reinsurers or derivative counterparties are unable or unwilling to pay. Certain of our reinsurance agreements and most derivative positions are collateralized and derivatives positions are subject to master netting agreements, both of which significantly reduce the exposure to counterparty risk. In addition, we are subject to the risk that hedging and other risk management actions prove ineffective or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed.
Non-GAAP and Other Financial Disclosures
In this report, the Company presents certain measures of its performance that are not calculated in accordance with GAAP. We believe that these non-GAAP financial measures enhance the understanding of our performance by highlighting the results of operations and the underlying profitability drivers of our business.
The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:		Comparable GAAP financial measures:
(i)	operating revenues	(i)	revenues
(ii)	operating expenses	(ii)	expenses
(iii)	operating earnings	(iii)	net income (loss)
(iv)	operating earnings available to common shareholders	(iv)	net income (loss) available to MetLife, Inc.’s common shareholders
(v)	free cash flow of all holding companies	(v)	MetLife, Inc.’s net cash provided by operating activities

See “— Results of Operations” for reconciliations of these measures to the most directly comparable historical GAAP measures. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income.
Our definitions of the various non-GAAP and other financial measures discussed in this report may differ from those used by other companies:
Operating earnings and related measures:

•	operating earnings; and

•	operating earnings available to common shareholders.
These measures are used by management to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is also our GAAP measure of segment performance. Operating earnings and other financial measures based on operating earnings are also the measures by which senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. Operating earnings and other financial measures based on operating earnings allow analysis of our performance relative to our business plan and facilitate comparisons to industry results.
Operating earnings is defined as operating revenues less operating expenses, both net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends.
Operating revenues and operating expenses
These financial measures focus on our primary businesses principally by excluding the impact of market volatility, which could distort trends, and revenues and costs related to non-core products and divested businesses and certain entities required to be consolidated under GAAP. Also, these measures exclude results of discontinued operations and other businesses that have been or will be sold or exited by MetLife and are referred to as divested businesses. Operating revenues also excludes net investment gains (losses) and net derivative gains (losses). Operating expenses also excludes goodwill impairments.
The following additional adjustments are made to revenues, in the line items indicated, in calculating operating revenues:

•
Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses) and certain variable annuity GMIB fees (“GMIB Fees”);

•
Net investment income: (i) includes investment hedge adjustments, (ii) excludes post-tax operating earnings adjustments relating to insurance joint ventures accounted for under the equity method, (iii) excludes certain amounts related to contractholder-directed unit-linked investments, and (iv) excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other revenues are adjusted for settlements of foreign currency earnings hedges.

The following additional adjustments are made to expenses, in the line items indicated, in calculating operating expenses:

•
Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to net investment gains (losses) and net derivative gains (losses), (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments (also known as asymmetrical and non-economic accounting for insurance contracts), (iii) benefits and hedging costs related to GMIBs (“GMIB Costs”), and (iv) market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”);

•
Interest credited to policyholder account balances includes adjustments for earned income on derivatives and amortization of premium on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment and excludes amounts related to net investment income earned on contractholder-directed unit-linked investments;

•	Amortization of DAC and VOBA excludes amounts related to: (i) net investment gains (losses) and net derivative gains (losses), (ii) GMIB Fees and GMIB Costs, and (iii) Market Value Adjustments;

•	Amortization of negative VOBA excludes amounts related to Market Value Adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other operating expenses excludes costs related to: (i) noncontrolling interests, (ii) implementation of new insurance regulatory requirements, and (iii) acquisition, integration and other costs.
Operating earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.
The tax impact of the adjustments mentioned are calculated net of the U.S. or foreign statutory tax rate, which could differ from the Company’s effective tax rate. Additionally, the provision for income tax (expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.
Return on equity, allocated equity and related measures:

•	Operating ROE is defined as operating earnings available to common shareholders, divided by average GAAP common stockholders’ equity.

•	Operating ROE, excluding AOCI other than FCTA, is defined as operating earnings available to common shareholders divided by average GAAP common stockholders’ equity, excluding AOCI other than FCTA.
The above measures represent a level of equity consistent with the view that, in the ordinary course of business, we do not plan to sell most investments for the sole purpose of realizing gains or losses.
The following additional information is relevant to an understanding of our performance results:

•
The impact of changes in our foreign currency exchange rates is calculated using the average foreign currency exchange rates for the current period and is applied to each of the comparable periods (“Constant Currency Basis”).

•
We sometimes refer to sales activity for various products. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity. Further, sales statistics for our Latin America, Asia and EMEA segments are on a Constant Currency Basis.

•
Allocated equity is the portion of MetLife, Inc.’s common stockholders’ equity that management allocates to each of its segments and sub-segments based on local capital requirements and economic capital. See “— Economic Capital.” Allocated equity excludes the impact of AOCI other than FCTA.

•
The Company uses a measure of free cash flow to facilitate an understanding of its ability to generate cash for reinvestment into its businesses or use in discretionary capital actions. The Company defines free cash flow as the sum of cash available at MetLife’s holding companies from dividends from operating subsidiaries, expenses and other net flows of the holding companies (including capital contributions to subsidiaries), and net contributions from debt to be at or below target leverage ratios. This measure of free cash flow is prior to discretionary capital deployment, including common stock dividends and repurchases, debt reduction and mergers and acquisitions. Free cash flow should not be viewed as a substitute for net cash provided by (used in) operating activities calculated in accordance with GAAP. The free cash flow ratio is typically expressed as a percentage of annual operating earnings available to common shareholders. A reconciliation of net cash provided by operating activities of MetLife, Inc. to free cash flow of all holding companies for the years ended December 31, 2015, 2014 and 2013 is provided below.

Reconciliation of Net Cash Provided by Operating Activities of MetLife, Inc. to Free Cash Flow of All Holding Companies	Years Ended December 31,
	2015	2014	2013
	(In millions)
MetLife, Inc. (parent company only) net cash provided by operating activities	$1,606	$2,615	$1,865
Adjustments from net cash provided by operating activities to free cash flow:
Add: Incremental debt to be at or below target leverage ratios	1,750	445	—
Add: Capital contributions to subsidiaries	(667)	(1,011)	(598)
Add: Returns of capital from subsidiaries	5	—	567
Add: Repayments on and (issuances of) loans to subsidiaries, net	461	462	245
Add: Investment portfolio changes and other, net	365	151	23
MetLife, Inc. (parent company only) free cash flow	3,520	2,662	2,102
Other MetLife holding companies:
Add: Dividends and returns of capital from subsidiaries	1,354	1,339	822
Add: Capital contributions from MetLife, Inc.	150	—	403
Add: Capital contributions to subsidiaries	(27)	(48)	(201)
Add: Repayments on and (issuances of) loans to subsidiaries, net	(510)	(458)	(305)
Add: Other expenses	(729)	(637)	(567)
Add: Investment portfolio changes and other, net	223	32	(18)
Total other MetLife holding companies free cash flow	461	228	134
Free cash flow of all holding companies	$3,981	$2,890	$2,236

Ratio of net cash provided by operating activities to consolidated net income (loss) available to MetLife, Inc.'s common shareholders:
MetLife, Inc. (parent company only) net cash provided by operating activities	$1,606	$2,615	$1,865
Consolidated net income (loss) available to MetLife, Inc.’s common shareholders (1)	$5,152	$6,187	$3,246
Ratio of net cash provided by operating activities (parent company only) to consolidated net income (loss) available to MetLife, Inc.'s common shareholders (1) (2)	31%	42%	57%
Ratio of free cash flow to operating earnings available to common shareholders:
Free cash flow of all holding companies	$3,981	$2,890	$2,236
Consolidated operating earnings available to common shareholders (3)	$5,484	$6,560	$6,261
Ratio of free cash flow of all holding companies to consolidated operating earnings available to common shareholders (3)	73%	44%	36%
______________
(1) Consolidated net income (loss) available to MetLife, Inc.'s common shareholders for 2015 includes a non-cash charge of $792 million, net of income tax, related to an uncertain tax position. Excluding this charge from the denominator of the ratio, this ratio, as adjusted, would be 27%.
(2) Including the free cash flow of other MetLife, Inc. holding companies of $461 million, $228 million and $134 million for the years ended December 31, 2015, 2014 and 2013, respectively, in the numerator of the ratio, this ratio, as adjusted, would be 40%, 46% and 62%, respectively.
(3) Consolidated operating earnings available to common shareholders for 2015 includes a non-cash charge of $792 million, net of income tax, related to an uncertain tax position. Excluding this charge from the denominator of the ratio, the adjusted free cash flow ratio would be 63%. See “Risk Factors — Regulatory and Legal Risks — Changes in Tax Laws or Interpretations of Such Laws Could Reduce Our Earnings and Materially Impact Our Operations by Increasing Our Corporate Taxes and Making Some of Our Products Less Attractive to Consumers” for additional information on this non-cash charge.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
MetLife, Inc.
New York, New York
We have audited the accompanying consolidated balance sheets of MetLife, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedules listed in the Index to Consolidated Financial Statements, Notes and Schedules. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MetLife, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report, dated February 24, 2016 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
New York, New York
February 24, 2016
(except with respect to segment changes described in Note 2 and subsequent events described in Note 23, as to which the date is November 17, 2016)

MetLife, Inc.
Consolidated Balance Sheets
December 31, 2015 and 2014
(In millions, except share and per share data)

	2015	2014
Assets
Investments:
Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $332,964 and $334,780, respectively; includes $4,277 and $4,266, respectively, relating to variable interest entities)	$351,402	$365,425
Equity securities available-for-sale, at estimated fair value (cost: $2,997 and $3,076, respectively)	3,321	3,631
Fair value option and trading securities, at estimated fair value (includes $404 and $704, respectively, of actively traded securities; and $13 and $60, respectively, relating to variable interest entities)	15,024	16,689
Mortgage loans (net of valuation allowances of $318 and $305, respectively; includes $172 and $280, respectively, at estimated fair value, relating to variable interest entities; includes $314 and $308, respectively, under the fair value option)	67,102	60,118
Policy loans (includes $4 and $3, respectively, relating to variable interest entities)	11,258	11,618
Real estate and real estate joint ventures (includes $0 and $8, respectively, relating to variable interest entities; includes $47 and $172, respectively, of real estate held-for-sale)	8,433	10,525
Other limited partnership interests (includes $27 and $34, respectively, relating to variable interest entities)	7,096	8,085
Short-term investments, principally at estimated fair value (includes $26 and $20, respectively, relating to variable interest entities)	9,299	8,621
Other invested assets, principally at estimated fair value (includes $43 and $56, respectively, relating to variable interest entities)	22,524	21,283
Total investments	495,459	505,995
Cash and cash equivalents, principally at estimated fair value (includes $85 and $57, respectively, relating to variable interest entities)	12,752	10,808
Accrued investment income (includes $23 and $21, respectively, relating to variable interest entities)	3,988	4,120
Premiums, reinsurance and other receivables (includes $21 and $21, respectively, relating to variable interest entities)	22,702	22,244
Deferred policy acquisition costs and value of business acquired (includes $240 and $235, respectively, relating to variable interest entities)	24,130	24,442
Current income tax recoverable	161	—
Goodwill	9,477	9,872
Other assets (includes $148 and $134, respectively, relating to variable interest entities)	7,666	7,862
Separate account assets (includes $1,022 and $1,128, respectively, relating to variable interest entities)	301,598	316,994
Total assets	$877,933	$902,337
Liabilities and Equity
Liabilities
Future policy benefits (includes $716 and $579, respectively, relating to variable interest entities)	$191,879	$189,586
Policyholder account balances (includes $21 and $33, respectively, relating to variable interest entities)	202,722	209,294
Other policy-related balances (includes $238 and $198, respectively, relating to variable interest entities)	14,255	14,422
Policyholder dividends payable	720	684
Policyholder dividend obligation	1,783	3,155
Payables for collateral under securities loaned and other transactions	36,871	35,326
Short-term debt	100	100
Long-term debt (includes $63 and $151, respectively, at estimated fair value, relating to variable interest entities)	18,023	16,286
Collateral financing arrangements	4,139	4,196
Junior subordinated debt securities	3,194	3,193
Current income tax payable	—	184
Deferred income tax liability	10,592	11,821
Other liabilities (includes $81 and $80, respectively, relating to variable interest entities)	23,561	24,437
Separate account liabilities (includes $1,022 and $1,128, respectively, relating to variable interest entities)	301,598	316,994
Total liabilities	809,437	829,678
Contingencies, Commitments and Guarantees (Note 21)
Redeemable noncontrolling interests in partially owned consolidated subsidiaries	77	99
Equity
MetLife, Inc.’s stockholders’ equity:
Preferred stock, par value $0.01 per share; $2,100 aggregate liquidation preference	—	1
Common stock, par value $0.01 per share; 3,000,000,000 shares authorized; 1,159,590,766 and 1,153,998,144 shares issued, respectively; 1,098,028,525 and 1,131,927,894 shares outstanding, respectively	12	12
Additional paid-in capital	30,749	30,543
Retained earnings	35,519	32,020
Treasury stock, at cost; 61,562,241 and 22,070,250 shares, respectively	(3,102)	(1,172)
Accumulated other comprehensive income (loss)	4,771	10,649
Total MetLife, Inc.’s stockholders’ equity	67,949	72,053
Noncontrolling interests	470	507
Total equity	68,419	72,560
Total liabilities and equity	$877,933	$902,337
See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2015, 2014 and 2013
(In millions, except per share data)

	2015	2014	2013
Revenues
Premiums	$38,545	$39,067	$37,674
Universal life and investment-type product policy fees	9,507	9,946	9,451
Net investment income	19,281	21,153	22,232
Other revenues	1,983	2,030	1,920
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(84)	(43)	(106)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	(6)	(17)	(60)
Other net investment gains (losses)	687	(137)	327
Total net investment gains (losses)	597	(197)	161
Net derivative gains (losses)	38	1,317	(3,239)
Total revenues	69,951	73,316	68,199
Expenses
Policyholder benefits and claims	38,714	39,102	38,107
Interest credited to policyholder account balances	5,610	6,943	8,179
Policyholder dividends	1,388	1,376	1,259
Other expenses	16,769	17,091	16,602
Total expenses	62,481	64,512	64,147
Income (loss) from continuing operations before provision for income tax	7,470	8,804	4,052
Provision for income tax expense (benefit)	2,148	2,465	661
Income (loss) from continuing operations, net of income tax	5,322	6,339	3,391
Income (loss) from discontinued operations, net of income tax	—	(3)	2
Net income (loss)	5,322	6,336	3,393
Less: Net income (loss) attributable to noncontrolling interests	12	27	25
Net income (loss) attributable to MetLife, Inc.	5,310	6,309	3,368
Less: Preferred stock dividends	116	122	122
Preferred stock repurchase premium	42	—	—
Net income (loss) available to MetLife, Inc.’s common shareholders	$5,152	$6,187	$3,246

Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders per common share:
Basic	$4.61	$5.48	$2.94
Diluted	$4.57	$5.42	$2.91
Net income (loss) available to MetLife, Inc.’s common shareholders per common share:
Basic	$4.61	$5.48	$2.94
Diluted	$4.57	$5.42	$2.91
Cash dividends declared per common share	$1.475	$1.325	$1.010
See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Comprehensive Income (Loss)
For the Years Ended December 31, 2015, 2014 and 2013
(In millions)

	2015	2014	2013
Net income (loss) (1)	$5,322	$6,336	$3,393
Other comprehensive income (loss):
Unrealized investment gains (losses), net of related offsets	(7,443)	10,103	(8,086)
Unrealized gains (losses) on derivatives	589	1,386	(899)
Foreign currency translation adjustments	(1,624)	(1,444)	(975)
Defined benefit plans adjustment	354	(970)	1,292
Other comprehensive income (loss), before income tax	(8,124)	9,075	(8,668)
Income tax (expense) benefit related to items of other comprehensive income (loss)	2,266	(3,528)	2,329
Other comprehensive income (loss), net of income tax	(5,858)	5,547	(6,339)
Comprehensive income (loss)	(536)	11,883	(2,946)
Less: Comprehensive income (loss) attributable to noncontrolling interest, net of income tax	32	29	(21)
Comprehensive income (loss) attributable to MetLife, Inc.	$(568)	$11,854	$(2,925)
_______________

(1)
Net income (loss) attributable to noncontrolling interests excludes losses of redeemable noncontrolling interests of less than $1 million for the year ended December 31, 2015. Net income (loss) attributable to noncontrolling interests excludes gains of redeemable noncontrolling interests of less than $1 million for each of the years ended December 31, 2014 and 2013.

See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Equity
For the Years Ended December 31, 2015, 2014 and 2013
(In millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock at Cost	Accumulated Other Comprehensive Income (Loss)	Total MetLife, Inc.’s Stockholders’ Equity	Noncontrolling Interests (1)	Total Equity
Balance at December 31, 2012	$1	$11	$28,011	$25,205	$(172)	$11,397	$64,453	$384	$64,837
Common stock issuance			1,000				1,000		1,000
Stock-based compensation			305				305		305
Dividends on preferred stock				(122)			(122)		(122)
Dividends on common stock				(1,119)			(1,119)		(1,119)
Change in equity of noncontrolling interests			(39)				(39)	180	141
Net income (loss)				3,368			3,368	25	3,393
Other comprehensive income (loss), net of income tax						(6,293)	(6,293)	(46)	(6,339)
Balance at December 31, 2013	1	11	29,277	27,332	(172)	5,104	61,553	543	62,096
Treasury stock acquired in connection with share repurchases					(1,000)		(1,000)		(1,000)
Common stock issuance		1	999				1,000		1,000
Stock-based compensation			267				267		267
Dividends on preferred stock				(122)			(122)		(122)
Dividends on common stock				(1,499)			(1,499)		(1,499)
Change in equity of noncontrolling interests							—	(65)	(65)
Net income (loss)				6,309			6,309	27	6,336
Other comprehensive income (loss), net of income tax						5,545	5,545	2	5,547
Balance at December 31, 2014	1	12	30,543	32,020	(1,172)	10,649	72,053	507	72,560
Repurchase of preferred stock	(1)		(1,459)				(1,460)		(1,460)
Preferred stock repurchase premium				(42)			(42)		(42)
Preferred stock issuance			1,483				1,483		1,483
Treasury stock acquired in connection with share repurchases					(1,930)		(1,930)		(1,930)
Stock-based compensation			182				182		182
Dividends on preferred stock				(116)			(116)		(116)
Dividends on common stock				(1,653)			(1,653)		(1,653)
Change in equity of noncontrolling interests							—	(69)	(69)
Net income (loss)				5,310			5,310	12	5,322
Other comprehensive income (loss), net of income tax						(5,878)	(5,878)	20	(5,858)
Balance at December 31, 2015	$—	$12	$30,749	$35,519	$(3,102)	$4,771	$67,949	$470	$68,419
______________

(1)
Net income (loss) attributable to noncontrolling interests excludes losses of redeemable noncontrolling interests of less than $1 million for the year ended December 31, 2015. Net income (loss) attributable to noncontrolling interests excludes gains of redeemable noncontrolling interests of less than $1 million for each of the years ended December 31, 2014 and 2013.

See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2015, 2014 and 2013
(In millions)

	2015	2014	2013
Cash flows from operating activities
Net income (loss)	$5,322	$6,336	$3,393
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	693	713	714
Amortization of premiums and accretion of discounts associated with investments, net	(1,141)	(611)	(167)
(Gains) losses on investments and from sales of businesses, net	(597)	202	(155)
(Gains) losses on derivatives, net	1,451	(21)	5,122
(Income) loss from equity method investments, net of dividends or distributions	481	327	99
Interest credited to policyholder account balances	5,610	6,943	8,179
Universal life and investment-type product policy fees	(9,507)	(9,946)	(9,451)
Change in fair value option and trading securities	784	(739)	(1,433)
Change in residential mortgage loans held-for-sale, net	—	—	373
Change in accrued investment income	138	207	293
Change in premiums, reinsurance and other receivables	(837)	(650)	(582)
Change in deferred policy acquisition costs and value of business acquired, net	491	1,134	(920)
Change in income tax	825	2,075	871
Change in other assets	2,752	2,573	1,767
Change in insurance-related liabilities and policy-related balances	6,366	5,847	6,897
Change in other liabilities	1,134	1,885	1,008
Other, net	164	101	123
Net cash provided by (used in) operating activities	14,129	16,376	16,131
Cash flows from investing activities
Sales, maturities and repayments of:
Fixed maturity securities	146,732	118,526	117,523
Equity securities	1,117	490	725
Mortgage loans	12,647	14,128	12,881
Real estate and real estate joint ventures	3,256	1,012	356
Other limited partnership interests	1,827	823	807
Purchases of:
Fixed maturity securities	(148,799)	(130,197)	(117,826)
Equity securities	(996)	(530)	(943)
Mortgage loans	(20,449)	(17,464)	(14,677)
Real estate and real estate joint ventures	(1,298)	(2,282)	(1,880)
Other limited partnership interests	(1,429)	(1,764)	(1,356)
Cash received in connection with freestanding derivatives	2,690	1,760	1,567
Cash paid in connection with freestanding derivatives	(4,211)	(4,003)	(6,710)
Cash received under repurchase agreements	199	—	—
Cash paid under repurchase agreements	(199)	—	—
Cash received under reverse repurchase agreements	199	—	—
Cash paid under reverse repurchase agreements	(199)	—	—
Sales of businesses, net of cash and cash equivalents disposed of $0, $323 and $14, respectively	—	436	393
Sale of bank deposits	—	—	(6,395)
Purchases of businesses, net of cash and cash equivalents acquired of $0, $0 and $20, respectively	—	—	(1,840)
Purchases of investments in insurance joint ventures	—	(277)	—
Net change in policy loans	287	(27)	(112)
Net change in short-term investments	(777)	5,167	2,955
Net change in other invested assets	(936)	(512)	(547)
Other, net	(59)	(341)	(86)
Net cash provided by (used in) investing activities	$(10,398)	$(15,055)	$(15,165)
See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Cash Flows — (continued)
For the Years Ended December 31, 2015, 2014 and 2013
(In millions)

	2015	2014	2013
Cash flows from financing activities
Policyholder account balances:
Deposits	$92,904	$89,520	$79,193
Withdrawals	(94,621)	(88,037)	(84,874)
Net change in payables for collateral under securities loaned and other transactions	1,544	5,031	(3,276)
Net change in short-term debt	—	(75)	75
Long-term debt issued	3,893	1,000	1,372
Long-term debt repaid	(1,438)	(2,862)	(1,746)
Collateral financing arrangements repaid	(57)	—	—
Cash received in connection with redeemable noncontrolling interests	—	—	774
Common stock issued, net of issuance costs	—	1,000	1,000
Treasury stock acquired in connection with share repurchases	(1,930)	(1,000)	—
Preferred stock issued, net of issuance costs	1,483	—	—
Repurchase of preferred stock	(1,460)	—	—
Preferred stock repurchase premium	(42)	—	—
Dividends on preferred stock	(116)	(122)	(122)
Dividends on common stock	(1,653)	(1,499)	(1,119)
Other, net	198	(700)	(184)
Net cash provided by (used in) financing activities	(1,295)	2,256	(8,907)
Effect of change in foreign currency exchange rates on cash and cash equivalents balances	(492)	(354)	(212)
Change in cash and cash equivalents	1,944	3,223	(8,153)
Cash and cash equivalents, beginning of year	10,808	7,585	15,738
Cash and cash equivalents, end of year	$12,752	$10,808	$7,585
Supplemental disclosures of cash flow information:
Net cash paid (received) for:
Interest	$1,178	$1,213	$1,270
Income tax	$1,127	$748	$677
Non-cash transactions:
Business acquisitions:
Assets acquired	$—	$—	$2,988
Liabilities assumed	—	—	(972)
Noncontrolling interests assumed	—	—	(176)
Cash paid, excluding transaction costs of $0, $0 and $17, respectively	$—	$—	$1,840
Fixed maturity securities received in connection with pension risk transfer transactions	$903	$—	$—
Deconsolidation of real estate investment vehicles:
Reduction of redeemable noncontrolling interests	$—	$774	$—
Reduction of long-term debt	$571	$413	$—
Reduction of real estate and real estate joint ventures	$688	$1,132	$—
See accompanying notes to the consolidated financial statements.

Table of Contents
MetLife, Inc.
Notes to the Consolidated Financial Statements

1. Business, Basis of Presentation and Summary of Significant Accounting Policies
Business
“MetLife” and the “Company” refer to MetLife, Inc., a Delaware corporation incorporated in 1999, its subsidiaries and affiliates. MetLife is a global provider of life insurance, annuities, employee benefits and asset management. In anticipation of the Company’s plan to separate a substantial portion of its former Retail segment, as well as certain portions of its former Corporate Benefit Funding segment and Corporate & Other (the “Separation”), in the third quarter of 2016, MetLife reorganized its businesses into six segments: U.S.; Asia; Latin America; Europe, the Middle East and Africa (“EMEA”); MetLife Holdings; and Brighthouse Financial. See Note 2 for further information on the reorganization of the Company’s segments in the third quarter of 2016, which was applied retrospectively.
Basis of Presentation
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. In applying these policies and estimates, management makes subjective and complex judgments that frequently require assumptions about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to the Company’s business and operations. Actual results could differ from estimates.
Consolidation
The accompanying consolidated financial statements include the accounts of MetLife, Inc. and its subsidiaries, as well as partnerships and joint ventures in which the Company has control, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. Intercompany accounts and transactions have been eliminated.
Certain international subsidiaries have a fiscal year cutoff of November 30th. Accordingly, the Company’s consolidated financial statements reflect the assets and liabilities of such subsidiaries as of November 30, 2015 and 2014 and the operating results of such subsidiaries for the years ended November 30, 2015, 2014 and 2013.
Discontinued Operations
The results of operations of a component of the Company that has either been disposed of or is classified as held-for-sale are reported in discontinued operations if certain criteria are met. Effective January 1, 2014, the Company adopted new guidance regarding reporting of discontinued operations for disposals or classifications as held-for-sale that have not been previously reported in the consolidated financial statements. A disposal of a component is reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on the Company’s operations and financial results. See “— Adoption of New Accounting Pronouncements.”
Separate Accounts
Separate accounts are established in conformity with insurance laws. Generally, the assets of the separate accounts cannot be used to settle the liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds the separate account liabilities. The Company reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts if:

•	such separate accounts are legally recognized;

•	assets supporting the contract liabilities are legally insulated from the Company’s general account liabilities;

•	investments are directed by the contractholder; and

•	all investment performance, net of contract fees and assessments, is passed through to the contractholder.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

The Company reports separate account assets at their fair value which is based on the estimated fair values of the underlying assets comprising the individual separate account portfolios. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to contractholders of such separate accounts are offset within the same line in the statements of operations. Separate accounts credited with a contractual investment return are combined on a line-by-line basis with the Company’s general account assets, liabilities, revenues and expenses and the accounting for these investments is consistent with the methodologies described herein for similar financial instruments held within the general account. Unit-linked separate account investments that are directed by contractholders but do not meet one or more of the other above criteria are included in fair value option (“FVO”) and trading securities.
The Company’s revenues reflect fees charged to the separate accounts, including mortality charges, risk charges, policy administration fees, investment management fees and surrender charges. Such fees are included in universal life and investment-type product policy fees in the statements of operations.
Reclassifications
Certain amounts in the prior years’ consolidated financial statements and related footnotes thereto have been reclassified to conform with the current year presentation as discussed throughout the Notes to the Consolidated Financial Statements.
Summary of Significant Accounting Policies
The following are the Company’s significant accounting policies with references to notes providing additional information on such policies and critical accounting estimates relating to such policies.

Accounting Policy	Note
Insurance	4
Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles	5
Reinsurance	6
Investments	8
Derivatives	9
Fair Value	10
Goodwill	11
Employee Benefit Plans	18
Income Tax	19
Litigation Contingencies	21
Insurance
Future Policy Benefit Liabilities and Policyholder Account Balances
The Company establishes liabilities for amounts payable under insurance policies. Generally, amounts are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, morbidity, policy lapse, renewal, retirement, disability incidence, disability terminations, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type and geographical area. These assumptions are established at the time the policy is issued and are intended to estimate the experience for the period the policy benefits are payable. Utilizing these assumptions, liabilities are established on a block of business basis. For long duration insurance contracts, assumptions such as mortality, morbidity and interest rates are “locked in” upon the issuance of new business. However, significant adverse changes in experience on such contracts may require the establishment of premium deficiency reserves. Such reserves are determined based on the then current assumptions and do not include a provision for adverse deviation.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Premium deficiency reserves may also be established for short duration contracts to provide for expected future losses. These reserves are based on actuarial estimates of the amount of loss inherent in that period, including losses incurred for which claims have not been reported. The provisions for unreported claims are calculated using studies that measure the historical length of time between the incurred date of a claim and its eventual reporting to the Company. Anticipated investment income is considered in the calculation of premium deficiency losses for short duration contracts.
Liabilities for universal and variable life policies with secondary guarantees (“ULSG”) and paid-up guarantees are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments. The assumptions used in estimating the secondary and paid-up guarantee liabilities are consistent with those used for amortizing deferred policy acquisition costs (“DAC”), and are thus subject to the same variability and risk as further discussed herein. The assumptions of investment performance and volatility for variable products are consistent with historical experience of appropriate underlying equity indices, such as the Standard & Poor’s Ratings Services (“S&P”) 500 Index. The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.
The Company regularly reviews its estimates of liabilities for future policy benefits and compares them with its actual experience. Differences result in changes to the liability balances with related charges or credits to benefit expenses in the period in which the changes occur.
Policyholder account balances relate to contract or contract features where the Company has no significant insurance risk.
The Company issues directly and assumes through reinsurance certain variable annuity products with guaranteed minimum benefits that provide the policyholder a minimum return based on their initial deposit (i.e., the benefit base) less withdrawals. These guarantees are accounted for as insurance liabilities or as embedded derivatives depending on how and when the benefit is paid. Specifically, a guarantee is accounted for as an embedded derivative if a guarantee is paid without requiring (i) the occurrence of specific insurable event, or (ii) the policyholder to annuitize. Alternatively, a guarantee is accounted for as an insurance liability if the guarantee is paid only upon either (i) the occurrence of a specific insurable event, or (ii) annuitization. In certain cases, a guarantee may have elements of both an insurance liability and an embedded derivative and in such cases the guarantee is split and accounted for under both models.
Guarantees accounted for as insurance liabilities in future policy benefits include guaranteed minimum death benefits (“GMDBs”), the portion of guaranteed minimum income benefits (“GMIBs”) that require annuitization, and the life-contingent portion of guaranteed minimum withdrawal benefits (“GMWBs”).
Guarantees accounted for as embedded derivatives in policyholder account balances include the non life-contingent portion of GMWBs, guaranteed minimum accumulation benefits (“GMABs”) and the portion of GMIBs that do not require annuitization. At inception, the Company attributes to the embedded derivative a portion of the projected future guarantee fees to be collected from the policyholder equal to the present value of projected future guaranteed benefits. Any additional fees represent “excess” fees and are reported in universal life and investment-type product policy fees.
Other Policy-Related Balances
Other policy-related balances include policy and contract claims, unearned revenue liabilities, premiums received in advance, policyholder dividends due and unpaid, policyholder dividends left on deposit and negative value of business acquired.
The liability for policy and contract claims generally relates to incurred but not reported death, disability, long-term care and dental claims, as well as claims which have been reported but not yet settled. The liability for these claims is based on the Company’s estimated ultimate cost of settling all claims. The Company derives estimates for the development of incurred but not reported claims principally from analyses of historical patterns of claims by business line. The methods used to determine these estimates are continually reviewed. Adjustments resulting from this continuous review process and differences between estimates and payments for claims are recognized in policyholder benefits and claims expense in the period in which the estimates are changed or payments are made.
The unearned revenue liability relates to universal life-type and investment-type products and represents policy charges for services to be provided in future periods. The charges are deferred as unearned revenue and amortized using the product’s estimated gross profits and margins, similar to DAC as discussed further herein. Such amortization is recorded in universal life and investment-type product policy fees.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

The Company accounts for the prepayment of premiums on its individual life, group life and health contracts as premiums received in advance and applies the cash received to premiums when due.
See “— Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles” for a discussion of negative value of business acquired.
Recognition of Insurance Revenues and Deposits
Premiums related to traditional life, annuity contracts with life contingencies, long-duration accident & health, and credit insurance policies are recognized as revenues when due from policyholders. Policyholder benefits and expenses are provided to recognize profits over the estimated lives of the insurance policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into earnings in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.
Premiums related to short-duration non-medical health and disability, accident & health, and certain credit insurance contracts are recognized on a pro rata basis over the applicable contract term.
Deposits related to universal life-type and investment-type products are credited to policyholder account balances. Revenues from such contracts consist of fees for mortality, policy administration and surrender charges and are recorded in universal life and investment-type product policy fees in the period in which services are provided. Amounts that are charged to earnings include interest credited and benefit claims incurred in excess of related policyholder account balances.
Premiums related to property & casualty contracts are recognized as revenue on a pro rata basis over the applicable contract term. Unearned premiums, representing the portion of premium written related to the unexpired coverage, are also included in future policy benefits.
Premiums, policy fees, policyholder benefits and expenses are presented net of reinsurance.
Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles
The Company incurs significant costs in connection with acquiring new and renewal insurance business. Costs that are related directly to the successful acquisition or renewal of insurance contracts are capitalized as DAC. Such costs include:

•	incremental direct costs of contract acquisition, such as commissions;

•
the portion of an employee’s total compensation and benefits related to time spent selling, underwriting or processing the issuance of new and renewal insurance business only with respect to actual policies acquired or renewed;

•	other essential direct costs that would not have been incurred had a policy not been acquired or renewed; and

•
the costs of direct-response advertising, the primary purpose of which is to elicit sales to customers who could be shown to have responded specifically to the advertising and that results in probable future benefits.

All other acquisition-related costs, including those related to general advertising and solicitation, market research, agent training, product development, unsuccessful sales and underwriting efforts, as well as all indirect costs, are expensed as incurred.
Value of business acquired (“VOBA”) is an intangible asset resulting from a business combination that represents the excess of book value over the estimated fair value of acquired insurance, annuity, and investment-type contracts in-force at the acquisition date. The estimated fair value of the acquired liabilities is based on projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns, nonperformance risk adjustment and other factors. Actual experience on the purchased business may vary from these projections.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

DAC and VOBA are amortized as follows:

Products:		In proportion to the following over estimated lives of the contracts:
•	Nonparticipating and non-dividend-paying traditional contracts:	Actual and expected future gross premiums.
• Term insurance
• Nonparticipating whole life insurance
• Traditional group life insurance
• Non-medical health insurance
• Accident & health insurance
•	Participating, dividend-paying traditional contracts	Actual and expected future gross margins.
•	Fixed and variable universal life contracts	Actual and expected future gross profits.
•	Fixed and variable deferred annuity contracts
•	Credit insurance contracts	Actual and future earned premiums.
•	Property & casualty insurance contracts
•	Other short-duration contracts
See Note 5 for additional information on DAC and VOBA amortization. Amortization of DAC and VOBA is included in other expenses.
The recovery of DAC and VOBA is dependent upon the future profitability of the related business. DAC and VOBA are aggregated in the financial statements for reporting purposes.
The Company generally has two different types of sales inducements which are included in other assets: (i) the policyholder receives a bonus whereby the policyholder’s initial account balance is increased by an amount equal to a specified percentage of the customer’s deposit; and (ii) the policyholder receives a higher interest rate using a dollar cost averaging method than would have been received based on the normal general account interest rate credited. The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC. The amortization of sales inducements is included in policyholder benefits and claims. Each year, or more frequently if circumstances indicate a potential recoverability issue exists, the Company reviews deferred sales inducements (“DSI”) to determine the recoverability of the asset.
Value of distribution agreements acquired (“VODA”) is reported in other assets and represents the present value of expected future profits associated with the expected future business derived from the distribution agreements acquired as part of a business combination. Value of customer relationships acquired (“VOCRA”) is also reported in other assets and represents the present value of the expected future profits associated with the expected future business acquired through existing customers of the acquired company or business. The VODA and VOCRA associated with past business combinations are amortized over useful lives ranging from 10 to 40 years and such amortization is included in other expenses. Each year, or more frequently if circumstances indicate a possible impairment exists, the Company reviews VODA and VOCRA to determine whether the asset is impaired.
For certain acquired blocks of business, the estimated fair value of the in-force contract obligations exceeded the book value of assumed in-force insurance policy liabilities, resulting in negative VOBA, which is presented separately from VOBA as an additional insurance liability. The fair value of the in-force contract obligations is based on projections by each block of business. Negative VOBA is amortized over the policy period in proportion to the approximate consumption of losses included in the liability usually expressed in terms of insurance in-force or account value. Such amortization is recorded as a contra-expense in other expenses.
Reinsurance
For each of its reinsurance agreements, the Company determines whether the agreement provides indemnification against loss or liability relating to insurance risk in accordance with applicable accounting standards. Cessions under reinsurance agreements do not discharge the Company’s obligations as the primary insurer. The Company reviews all contractual features, including those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

For reinsurance of existing in-force blocks of long-duration contracts that transfer significant insurance risk, the difference, if any, between the amounts paid (received), and the liabilities ceded (assumed) related to the underlying contracts is considered the net cost of reinsurance at the inception of the reinsurance agreement. The net cost of reinsurance is recorded as an adjustment to DAC and recognized as a component of other expenses on a basis consistent with the way the acquisition costs on the underlying reinsured contracts would be recognized. Subsequent amounts paid (received) on the reinsurance of in-force blocks, as well as amounts paid (received) related to new business, are recorded as ceded (assumed) premiums; and ceded (assumed) premiums, reinsurance and other receivables (future policy benefits) are established.
For prospective reinsurance of short-duration contracts that meet the criteria for reinsurance accounting, amounts paid (received) are recorded as ceded (assumed) premiums and ceded (assumed) unearned premiums. Unearned premiums are reflected as a component of premiums, reinsurance and other receivables (future policy benefits). Such amounts are amortized through earned premiums over the remaining contract period in proportion to the amount of insurance protection provided. For retroactive reinsurance of short-duration contracts that meet the criteria of reinsurance accounting, amounts paid (received) in excess of the related insurance liabilities ceded (assumed) are recognized immediately as a loss and are reported in the appropriate line item within the statement of operations. Any gain on such retroactive agreement is deferred and is amortized as part of DAC, primarily using the recovery method.
Amounts currently recoverable under reinsurance agreements are included in premiums, reinsurance and other receivables and amounts currently payable are included in other liabilities. Assets and liabilities relating to reinsurance agreements with the same reinsurer may be recorded net on the balance sheet, if a right of offset exists within the reinsurance agreement. In the event that reinsurers do not meet their obligations to the Company under the terms of the reinsurance agreements, reinsurance recoverable balances could become uncollectible. In such instances, reinsurance recoverable balances are stated net of allowances for uncollectible reinsurance.
Premiums, fees and policyholder benefits and claims include amounts assumed under reinsurance agreements and are net of reinsurance ceded. Amounts received from reinsurers for policy administration are reported in other revenues. With respect to GMIBs, a portion of the directly written GMIBs are accounted for as insurance liabilities, but the associated reinsurance agreements contain embedded derivatives. These embedded derivatives are included in premiums, reinsurance and other receivables with changes in estimated fair value reported in policyholder benefits and claims.
If the Company determines that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the agreement using the deposit method of accounting. Deposits received are included in other liabilities and deposits made are included within premiums, reinsurance and other receivables. As amounts are paid or received, consistent with the underlying contracts, the deposit assets or liabilities are adjusted. Interest on such deposits is recorded as other revenues or other expenses, as appropriate. Periodically, the Company evaluates the adequacy of the expected payments or recoveries and adjusts the deposit asset or liability through other revenues or other expenses, as appropriate.
Investments
Net Investment Income and Net Investment Gains (Losses)
Income from investments is reported within net investment income, unless otherwise stated herein. Gains and losses on sales of investments, impairment losses and changes in valuation allowances are reported within net investment gains (losses), unless otherwise stated herein.
Fixed Maturity and Equity Securities
The majority of the Company’s fixed maturity and equity securities are classified as available-for-sale (“AFS”) and are reported at their estimated fair value. Unrealized investment gains and losses on these securities are recorded as a separate component of other comprehensive income (loss) (“OCI”), net of policy-related amounts and deferred income taxes. All security transactions are recorded on a trade date basis. Investment gains and losses on sales are determined on a specific identification basis.
Interest income and prepayment fees are recognized when earned. Interest income is recognized using an effective yield method giving effect to amortization of premiums and accretion of discounts. Dividends on equity securities are recognized when declared.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

The Company periodically evaluates fixed maturity and equity securities for impairment. The assessment of whether impairments have occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in estimated fair value, as well as an analysis of the gross unrealized losses by severity and/or age as described in Note 8 “— Evaluation of AFS Securities for OTTI and Evaluating Temporarily Impaired AFS Securities.”
For fixed maturity securities in an unrealized loss position, an other-than-temporary impairment (“OTTI”) is recognized in earnings when it is anticipated that the amortized cost will not be recovered. When either: (i) the Company has the intent to sell the security; or (ii) it is more likely than not that the Company will be required to sell the security before recovery, the OTTI recognized in earnings is the entire difference between the security’s amortized cost and estimated fair value. If neither of these conditions exists, the difference between the amortized cost of the security and the present value of projected future cash flows expected to be collected is recognized as an OTTI in earnings (“credit loss”). If the estimated fair value is less than the present value of projected future cash flows expected to be collected, this portion of OTTI related to other-than-credit factors (“noncredit loss”) is recorded in OCI.
With respect to equity securities, the Company considers in its OTTI analysis its intent and ability to hold a particular equity security for a period of time sufficient to allow for the recovery of its estimated fair value to an amount equal to or greater than cost. If a sale decision is made for an equity security and recovery to an amount at least equal to cost prior to the sale is not expected, the security will be deemed to be other-than-temporarily impaired in the period that the sale decision was made and an OTTI loss will be recorded in earnings. The OTTI loss recognized is the entire difference between the security’s cost and its estimated fair value.
FVO and Trading Securities
FVO and trading securities are stated at estimated fair value and include investments for which the FVO has been elected (“FVO Securities”) and investments that are actively purchased and sold (“Actively traded securities”). FVO Securities include:

•
fixed maturity and equity securities held-for-investment by the general account to support asset and liability management strategies for certain insurance products and investments in certain separate accounts (“FVO general account securities”); and

•
contractholder-directed investments supporting unit-linked variable annuity type liabilities which do not qualify for presentation and reporting as separate account summary total assets and liabilities. These investments are primarily mutual funds and, to a lesser extent, fixed maturity and equity securities, short-term investments and cash and cash equivalents. The investment returns on these investments inure to contractholders and are offset by a corresponding change in Policyholder account balances through interest credited to policyholder account balances (“FVO contractholder-directed unit-linked investments”).

Actively traded securities principally include fixed maturity securities and short sale agreement liabilities, which are included in other liabilities.
Changes in estimated fair value of these securities are included in net investment income, except for certain securities included in FVO Securities where changes are included in net investment gains (losses).
Mortgage Loans
The Company disaggregates its mortgage loan investments into three portfolio segments: commercial, agricultural and residential. The accounting policies that are applicable to all portfolio segments are presented below and the accounting policies related to each of the portfolio segments are included in Note 8.
Mortgage Loans Held-For-Investment
Mortgage loans held-for-investment are stated at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, and are net of valuation allowances. Interest income and prepayment fees are recognized when earned. Interest income is recognized using an effective yield method giving effect to amortization of premiums and accretion of discounts.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Also included in mortgage loans held-for-investment are commercial mortgage loans held by consolidated securitization entities (“CSEs”) and residential mortgage loans for which the FVO was elected, which are stated at estimated fair value. Changes in estimated fair value are recognized in net investment gains (losses) for commercial mortgage loans held by CSEs — FVO, and net investment income for residential mortgage loans — FVO.
Mortgage Loans Held-For-Sale
Mortgage loans held-for-sale that were previously designated as held-for-investment and mortgage loans originated with the intent to sell for which FVO was not elected, are stated at the lower of amortized cost or estimated fair value.
Policy Loans
Policy loans are stated at unpaid principal balances. Interest income is recorded as earned using the contractual interest rate. Generally, accrued interest is capitalized on the policy’s anniversary date. Valuation allowances are not established for policy loans, as they are fully collateralized by the cash surrender value of the underlying insurance policies. Any unpaid principal and accrued interest is deducted from the cash surrender value or the death benefit prior to settlement of the insurance policy.
Real Estate
Real estate held-for-investment is stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful life of the asset (typically 20 to 55 years). Rental income is recognized on a straight-line basis over the term of the respective leases. The Company periodically reviews its real estate held-for-investment for impairment and tests for recoverability whenever events or changes in circumstances indicate the carrying value may not be recoverable and exceeds its estimated fair value. Properties whose carrying values are greater than their undiscounted cash flows are written down to their estimated fair value, which is generally computed using the present value of expected future cash flows discounted at a rate commensurate with the underlying risks.
Real estate for which the Company commits to a plan to sell within one year and actively markets in its current condition for a reasonable price in comparison to its estimated fair value is classified as held-for-sale. Real estate held-for-sale is stated at the lower of depreciated cost or estimated fair value less expected disposition costs and is not depreciated.
Real Estate Joint Ventures and Other Limited Partnership Interests
The Company uses the equity method of accounting for equity securities when it has significant influence or at least 20% interest and for real estate joint ventures and other limited partnership interests (“investees”) when it has more than a minor ownership interest or more than a minor influence over the investee’s operations, but does not have a controlling financial interest. The Company generally recognizes its share of the investee’s earnings on a three-month lag in instances where the investee’s financial information is not sufficiently timely or when the investee’s reporting period differs from the Company’s reporting period.
The Company uses the cost method of accounting for investments in which it has virtually no influence over the investee’s operations. The Company recognizes distributions on cost method investments as earned or received. Because of the nature and structure of these cost method investments, they do not meet the characteristics of an equity security in accordance with applicable accounting standards.
The Company routinely evaluates its equity method and cost method investments for impairment. For equity method investees, the Company considers financial and other information provided by the investee, other known information and inherent risks in the underlying investments, as well as future capital commitments, in determining whether an impairment has occurred. The Company considers its cost method investments for impairment when the carrying value of such investments exceeds the net asset value (“NAV”). The Company takes into consideration the severity and duration of this excess when determining whether the cost method investment is impaired.
Short-term Investments
Short-term investments include securities and other investments with remaining maturities of one year or less, but greater than three months, at the time of purchase and are stated at estimated fair value or amortized cost, which approximates estimated fair value.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Other Invested Assets
Other invested assets consist principally of the following:

•	Freestanding derivatives with positive estimated fair values which are described in “— Derivatives” below.

•
Tax credit and renewable energy partnerships which derive a significant source of investment return in the form of income tax credits or other tax incentives. Where tax credits are guaranteed by a creditworthy third party, the investment is accounted for under the effective yield method. Otherwise, the investment is accounted for under the equity method.

•
Leveraged leases which are recorded net of non-recourse debt. Income is recognized by applying the leveraged lease’s estimated rate of return to the net investment in the lease. The Company regularly reviews residual values for impairment.

•
Direct financing leases gross investment is equal to the minimum lease payments plus the unguaranteed residual value. Income is recorded by applying the pre-tax internal rate of return to the investment balance. The Company regularly reviews lease receivables for impairment. Certain direct financing leases are linked to inflation.

•
Funds withheld represent a receivable for amounts contractually withheld by ceding companies in accordance with reinsurance agreements. The Company recognizes interest on funds withheld at rates defined by the terms of the agreement which may be contractually specified or directly related to the underlying investments.

•	Investments in operating joint ventures that engage in insurance underwriting activities are accounted for under the equity method.
Securities Lending Program
Securities lending transactions, whereby blocks of securities are loaned to third parties, primarily brokerage firms and commercial banks, are treated as financing arrangements and the associated liability is recorded at the amount of cash received. The Company obtains collateral at the inception of the loan, usually cash, in an amount generally equal to 102% of the estimated fair value of the securities loaned, and maintains it at a level greater than or equal to 100% for the duration of the loan. Securities loaned under such transactions may be sold or re-pledged by the transferee. The Company is liable to return to the counterparties the cash collateral received. Security collateral on deposit from counterparties in connection with securities lending transactions may not be sold or re-pledged, unless the counterparty is in default, and is not reflected in the Company’s financial statements. The Company monitors the estimated fair value of the securities loaned on a daily basis and additional collateral is obtained as necessary throughout the duration of the loan. Income and expenses associated with securities lending transactions are reported as investment income and investment expense, respectively, within net investment income.
Derivatives
Freestanding Derivatives
Freestanding derivatives are carried on the Company’s balance sheet either as assets within other invested assets or as liabilities within other liabilities at estimated fair value. The Company does not offset the estimated fair value amounts recognized for derivatives executed with the same counterparty under the same master netting agreement.
Accruals on derivatives are generally recorded in accrued investment income or within other liabilities. However, accruals that are not scheduled to settle within one year are included with the derivatives carrying value in other invested assets or other liabilities.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

If a derivative is not designated as an accounting hedge or its use in managing risk does not qualify for hedge accounting, changes in the estimated fair value of the derivative are reported in net derivative gains (losses) except as follows:

Statement of Operations Presentation:	Derivative:
Policyholder benefits and claims	•	Economic hedges of variable annuity guarantees included in future policy benefits
Net investment income	•	Economic hedges of equity method investments in joint ventures
	•	All derivatives held in relation to trading portfolios
	•	Derivatives held within contractholder-directed unit-linked investments
Hedge Accounting
To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge. Hedge designation and financial statement presentation of changes in estimated fair value of the hedging derivatives are as follows:

•
Fair value hedge (a hedge of the estimated fair value of a recognized asset or liability) - in net derivative gains (losses), consistent with the change in estimated fair value of the hedged item attributable to the designated risk being hedged.

•
Cash flow hedge (a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability) - effectiveness in OCI (deferred gains or losses on the derivative are reclassified into the statement of operations when the Company’s earnings are affected by the variability in cash flows of the hedged item); ineffectiveness in net derivative gains (losses).

•
Net investment in a foreign operation hedge - effectiveness in OCI, consistent with the translation adjustment for the hedged net investment in the foreign operation; ineffectiveness in net derivative gains (losses).

The changes in estimated fair values of the hedging derivatives are exclusive of any accruals that are separately reported on the statement of operations within interest income or interest expense to match the location of the hedged item. Accruals on derivatives in net investment hedges are recognized in OCI.
In its hedge documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method that will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and at least quarterly throughout the life of the designated hedging relationship. Assessments of hedge effectiveness and measurements of ineffectiveness are also subject to interpretation and estimation and different interpretations or estimates may have a material effect on the amount reported in net income.
The Company discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item; (ii) the derivative expires, is sold, terminated, or exercised; (iii) it is no longer probable that the hedged forecasted transaction will occur; or (iv) the derivative is de-designated as a hedging instrument.
When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item, the derivative continues to be carried on the balance sheet at its estimated fair value, with changes in estimated fair value recognized in net derivative gains (losses). The carrying value of the hedged recognized asset or liability under a fair value hedge is no longer adjusted for changes in its estimated fair value due to the hedged risk, and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in estimated fair value of derivatives recorded in OCI related to discontinued cash flow hedges are released into the statement of operations when the Company’s earnings are affected by the variability in cash flows of the hedged item.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur on the anticipated date or within two months of that date, the derivative continues to be carried on the balance sheet at its estimated fair value, with changes in estimated fair value recognized currently in net derivative gains (losses). Deferred gains and losses of a derivative recorded in OCI pursuant to the discontinued cash flow hedge of a forecasted transaction that is no longer probable are recognized immediately in net derivative gains (losses).
In all other situations in which hedge accounting is discontinued, the derivative is carried at its estimated fair value on the balance sheet, with changes in its estimated fair value recognized in the current period as net derivative gains (losses).
Embedded Derivatives
The Company sells variable annuities and issues certain insurance products and investment contracts and is a party to certain reinsurance agreements that have embedded derivatives. The Company assesses each identified embedded derivative to determine whether it is required to be bifurcated. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if:

•	the combined instrument is not accounted for in its entirety at estimated fair value with changes in estimated fair value recorded in earnings;

•	the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract; and

•	a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument.
Such embedded derivatives are carried on the balance sheet at estimated fair value with the host contract and changes in their estimated fair value are generally reported in net derivative gains (losses), except for those in policyholder benefits and claims related to ceded reinsurance of GMIB. If the Company is unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the balance sheet at estimated fair value, with changes in estimated fair value recognized in the current period in net investment gains (losses) or net investment income. Additionally, the Company may elect to carry an entire contract on the balance sheet at estimated fair value, with changes in estimated fair value recognized in the current period in net investment gains (losses) or net investment income if that contract contains an embedded derivative that requires bifurcation. At inception, the Company attributes to the embedded derivative a portion of the projected future guarantee fees to be collected from the policyholder equal to the present value of projected future guaranteed benefits. Any additional fees represent “excess” fees and are reported in universal life and investment-type product policy fees.
Fair Value
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.
Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinable, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the estimated fair value of assets and liabilities.
Goodwill
Goodwill represents the future economic benefits arising from net assets acquired in a business combination that are not individually identified and recognized. Goodwill is calculated as the excess of cost over the estimated fair value of such net assets acquired, is not amortized, and is tested for impairment based on a fair value approach at least annually or more frequently if events or circumstances indicate that there may be justification for conducting an interim test. The Company performs its annual goodwill impairment testing during the third quarter of each year based upon data as of the close of the second quarter. Goodwill associated with a business acquisition is not tested for impairment during the year the business is acquired unless there is a significant identified impairment event.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

The impairment test is performed at the reporting unit level, which is the operating segment or a business one level below the operating segment, if discrete financial information is prepared and regularly reviewed by management at that level. For purposes of goodwill impairment testing, if the carrying value of a reporting unit exceeds its estimated fair value, there may be an indication of impairment. In such instances, the implied fair value of the goodwill is determined in the same manner as the amount of goodwill that would be determined in a business combination. The excess of the carrying value of goodwill over the implied fair value of goodwill would be recognized as an impairment and recorded as a charge against net income.
On an ongoing basis, the Company evaluates potential triggering events that may affect the estimated fair value of the Company’s reporting units to assess whether any goodwill impairment exists. Deteriorating or adverse market conditions for certain reporting units may have a significant impact on the estimated fair value of these reporting units and could result in future impairments of goodwill.
Employee Benefit Plans
Certain subsidiaries of MetLife, Inc. sponsor and/or administer various plans that provide defined benefit pension and other postretirement benefits covering eligible employees and sales representatives. Measurement dates used for all of the subsidiaries’ defined benefit pension and other postretirement benefit plans correspond with the fiscal year ends of sponsoring subsidiaries, which are December 31 for U.S. and most non-U.S. subsidiaries and November 30 for certain non-U.S. subsidiaries.
The Company recognizes the funded status of each of its defined pension and postretirement benefit plans, measured as the difference between the fair value of plan assets and the benefit obligation, which is the projected benefit obligation (“PBO”) for pension benefits and the accumulated postretirement benefit obligation (“APBO”) for other postretirement benefits in other assets or other liabilities.
Actuarial gains and losses result from differences between the actual experience and the assumed experience on plan assets or PBO during a particular period and are recorded in accumulated OCI (“AOCI”). To the extent such gains and losses exceed 10% of the greater of the PBO or the estimated fair value of plan assets, the excess is amortized into net periodic benefit costs over the average projected future service years of the active employees. In addition, prior service costs (credit) are recognized in AOCI at the time of the amendment and then amortized to net periodic benefit costs over the average projected future service years of the active employees affected by the change.
Net periodic benefit costs are determined using management estimates and actuarial assumptions and are comprised of service cost, interest cost, settlement and curtailment costs, expected return on plan assets, amortization of net actuarial (gains) losses, and amortization of prior service costs (credit). Fair value is used to determine the expected return on plan assets.
The subsidiaries also sponsor defined contribution plans for substantially all U.S. employees under which a portion of employee contributions is matched. Applicable matching contributions are made each payroll period. Accordingly, the Company recognizes compensation cost for current matching contributions. As all contributions are transferred currently as earned to the defined contribution plans, no liability for matching contributions is recognized in the balance sheets.
Income Tax
MetLife, Inc. and its includable life insurance and non-life insurance subsidiaries file a consolidated U.S. federal income tax return in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Non-includable subsidiaries file either separate individual corporate tax returns or separate consolidated tax returns.
The Company’s accounting for income taxes represents management’s best estimate of various events and transactions.
Deferred tax assets and liabilities resulting from temporary differences between the financial reporting and tax bases of assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances. When making such determination the Company considers many factors, including:

•	the nature, frequency, and amount of cumulative financial reporting income and losses in recent years;

•	the jurisdiction in which the deferred tax asset was generated;

•	the length of time that carryforward can be utilized in the various taxing jurisdiction;

•	future taxable income exclusive of reversing temporary differences and carryforwards;

•	future reversals of existing taxable temporary differences;

•	taxable income in prior carryback years; and

•	tax planning strategies.
The Company may be required to change its provision for income taxes when estimates used in determining valuation allowances on deferred tax assets significantly change or when receipt of new information indicates the need for adjustment in valuation allowances. Additionally, the effect of changes in tax laws, tax regulations, or interpretations of such laws or regulations, is recognized in net income tax expense (benefit) in the period of change.
The Company determines whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Unrecognized tax benefits due to tax uncertainties that do not meet the threshold are included within other liabilities and are charged to earnings in the period that such determination is made.
The Company classifies interest recognized as interest expense and penalties recognized as a component of income tax expense.
Litigation Contingencies
The Company is a party to a number of legal actions and is involved in a number of regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on the Company’s financial position. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Except as otherwise disclosed in Note 21, legal costs are recognized as incurred. On a quarterly and annual basis, the Company reviews relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected in the Company’s financial statements.
Other Accounting Policies
Stock-Based Compensation
The Company grants certain employees and directors stock-based compensation awards under various plans that are subject to specific vesting conditions. With the exception of performance shares granted in 2015, 2014 and 2013 which are re-measured quarterly, the cost of all stock-based transactions is measured at fair value at grant date and recognized over the period during which a grantee is required to provide services in exchange for the award. Although the terms of the Company’s stock-based plans do not accelerate vesting upon retirement, or the attainment of retirement eligibility, the requisite service period subsequent to attaining such eligibility is considered non-substantive. Accordingly, the Company recognizes compensation expense related to stock-based awards over the shorter of the requisite service period or the period to attainment of retirement eligibility. An estimation of future forfeitures of stock-based awards is incorporated into the determination of compensation expense when recognizing expense over the requisite service period.
Cash and Cash Equivalents
The Company considers all highly liquid securities and other investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at amortized cost, which approximates estimated fair value.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Property, Equipment, Leasehold Improvements and Computer Software
Property, equipment and leasehold improvements, which are included in other assets, are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, as appropriate. The estimated life is generally 40 years for company occupied real estate property, from one to 25 years for leasehold improvements, and from three to seven years for all other property and equipment. The cost basis of the property, equipment and leasehold improvements was $2.0 billion at both December 31, 2015 and 2014. Accumulated depreciation and amortization of property, equipment and leasehold improvements was $1.1 billion and $1.0 billion at December 31, 2015 and 2014, respectively. Related depreciation and amortization expense was $216 million, $182 million and $183 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Computer software, which is included in other assets, is stated at cost, less accumulated amortization. Purchased software costs, as well as certain internal and external costs incurred to develop internal-use computer software during the application development stage, are capitalized. Such costs are amortized generally over a four-year period using the straight-line method. The cost basis of computer software was $2.2 billion and $1.9 billion at December 31, 2015 and 2014, respectively. Accumulated amortization of capitalized software was $1.5 billion and $1.3 billion at December 31, 2015 and 2014, respectively. Related amortization expense was $212 million, $212 million and $216 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Other Revenues
Other revenues include, in addition to items described elsewhere herein, advisory fees, broker-dealer commissions and fees, administrative service fees, and changes in account value relating to corporate-owned life insurance (“COLI”). Such fees and commissions are recognized in the period in which services are performed. Under certain COLI contracts, if the Company reports certain unlikely adverse results in its financial statements, withdrawals would not be immediately available and would be subject to market value adjustment, which could result in a reduction of the account value.
Policyholder Dividends
Policyholder dividends are approved annually by the insurance subsidiaries’ boards of directors. The aggregate amount of policyholder dividends is related to actual interest, mortality, morbidity and expense experience for the year, as well as management’s judgment as to the appropriate level of statutory surplus to be retained by the insurance subsidiaries.
Foreign Currency
Assets, liabilities and operations of foreign affiliates and subsidiaries are recorded based on the functional currency of each entity. The determination of the functional currency is made based on the appropriate economic and management indicators. For most of the Company’s foreign operations, the local currency is the functional currency. For certain other foreign operations, such as Japan, the local currency and one or more other currencies qualify as functional currencies. Assets and liabilities of foreign affiliates and subsidiaries are translated from the functional currency to U.S. dollars at the exchange rates in effect at each year-end and revenues and expenses are translated at the average exchange rates during the year. The resulting translation adjustments are charged or credited directly to OCI, net of applicable taxes. Gains and losses from foreign currency transactions, including the effect of re-measurement of monetary assets and liabilities to the appropriate functional currency, are reported as part of net investment gains (losses) in the period in which they occur.
Earnings Per Common Share
Basic earnings per common share are computed based on the weighted average number of common shares, or their equivalent, outstanding during the period. The difference between the number of shares assumed issued and number of shares assumed purchased represents the dilutive shares. Diluted earnings per common share include the dilutive effect of the assumed: (i) exercise or issuance of stock-based awards using the treasury stock method; (ii) settlement of stock purchase contracts underlying common equity units using the treasury stock method; and (iii) settlement of accelerated common stock repurchase contracts. Under the treasury stock method, exercise or issuance of stock-based awards and settlement of stock purchase contracts underlying common equity units is assumed to occur with the proceeds used to purchase common stock at the average market price for the period.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Adoption of New Accounting Pronouncements
Effective November 18, 2014, the Company adopted new guidance on when, if ever, the cost of acquiring an entity should be used to establish a new accounting basis (“pushdown”) in the acquired entity’s separate financial statements. The guidance provides an acquired entity and its subsidiaries with an irrevocable option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. If a reporting entity elects to apply pushdown accounting, its stand-alone financial statements would reflect the acquirer’s new basis in the acquired entity’s assets and liabilities. The election to apply pushdown accounting should be determined by an acquired entity for each individual change-in-control event in which an acquirer obtains control of the acquired entity; however, an entity that does not elect to apply pushdown accounting in the period of a change-in-control can later elect to retrospectively apply pushdown accounting to the most recent change-in-control transaction as a change in accounting principle. The new guidance did not have a material impact on the consolidated financial statements upon adoption.
Effective January 1, 2014, the Company adopted new guidance regarding reporting of discontinued operations and disclosures of disposals of components of an entity. The guidance increases the threshold for a disposal to qualify as a discontinued operation, expands the disclosures for discontinued operations and requires new disclosures for certain disposals that do not meet the definition of a discontinued operation. Disposals must now represent a strategic shift that has or will have a major effect on the entity’s operations and financial results to qualify as discontinued operations.
Effective January 1, 2014, the Company adopted new guidance regarding the presentation of an unrecognized tax benefit. The new guidance requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, when the carryforwards are not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position or the applicable tax law does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit will be presented in the financial statements as a liability and will not be combined with the related deferred tax asset. The adoption was prospectively applied and resulted in a reduction to other liabilities and a corresponding increase to deferred income tax liability in the amount of $277 million.
Effective January 1, 2014, the Company adopted new guidance on other expenses. The objective of this standard is to address how health insurers should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act. The amendments in this standard specify that the liability for the fee should be estimated and recorded in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense using the straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. In accordance with the adoption of the new accounting pronouncement on January 1, 2014, the Company recorded $57 million in other liabilities, and a corresponding deferred cost, in other assets.
Effective July 17, 2013, the Company adopted guidance regarding derivatives that permits the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to the United States Treasury and London Interbank Offered Rate (“LIBOR”). Also, this new guidance removes the restriction on using different benchmark rates for similar hedges. The new guidance did not have a material impact on the consolidated financial statements upon adoption.
Effective January 1, 2013, the Company adopted guidance regarding comprehensive income that requires an entity to provide information about the amounts reclassified out of AOCI by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The adoption was prospectively applied and resulted in additional disclosures in Note 16.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Effective January 1, 2013, the Company adopted guidance regarding balance sheet offsetting disclosures which requires an entity to disclose information about offsetting and related arrangements for derivatives, including bifurcated embedded derivatives, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions, to enable users of its financial statements to understand the effects of those arrangements on its financial position. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The adoption was retrospectively applied and resulted in additional disclosures related to derivatives in Note 9.
Future Adoption of New Accounting Pronouncements
In January 2016, the Financial Accounting Standards Board (“FASB”) issued new guidance (Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) on the recognition and measurement of financial instruments. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the instrument-specific credit risk provision. The new guidance changes the current accounting guidance related to (i) the classification and measurement of certain equity investments, (ii) the presentation of changes in the fair value of financial liabilities measured under the FVO that are due to instrument-specific credit risk, and (iii) certain disclosures associated with the fair value of financial instruments.  The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In May 2015, the FASB issued new guidance on short-duration insurance contracts (ASU 2015-09, Financial Services - Insurance (Topic 944): Disclosures about Short-Duration Contracts). The amendments in this new guidance are effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. The new guidance should be applied retrospectively by providing comparative disclosures for each period presented, except for those requirements that apply only to the current period. The new guidance requires insurance entities to provide users of financial statements with more transparent information about initial claim estimates and subsequent adjustments to these estimates, including information on: (i) reconciling from the claim development table to the balance sheet liability, (ii) methodologies and judgments in estimating claims, and (iii) the timing, and frequency of claims. The adoption will not have an impact on the Company’s consolidated financial statements other than expanded disclosures in Note 4.
In May 2015, the FASB issued new guidance on fair value measurement (ASU 2015‑07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)), effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years and which should be applied retrospectively to all periods presented. Earlier application is permitted. The amendments in this ASU remove the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using NAV per share (or its equivalent) practical expedient. In addition, the amendments remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the NAV per share practical expedient. The adoption of this new guidance will not have a material impact on the Company’s consolidated financial statements.
In April 2015, the FASB issued new guidance on accounting for fees paid in a cloud computing arrangement (ASU 2015-05, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement), effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the new guidance is permitted and an entity can elect to adopt the guidance either: (1) prospectively to all arrangements entered into or materially modified after the effective date; or (2) retrospectively. The new guidance provides that all software licenses included in cloud computing arrangements be accounted for consistent with other licenses of intangible assets. However, if a cloud computing arrangement does not include a software license, the arrangement should be accounted for as a service contract, the accounting for which did not change. The adoption of this new guidance will not have a material impact on the Company’s consolidated financial statements.
In February 2015, the FASB issued certain amendments to the consolidation analysis to improve consolidation guidance for legal entities (ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis), effective for fiscal years beginning after December 15, 2015 and interim periods within those years and early adoption is permitted. The new standard is intended to improve targeted areas of the consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures. The amendments in this ASU affect the consolidation evaluation for reporting organizations. In addition, the amendments in this ASU simplify and improve current GAAP by reducing the number of consolidation models. The adoption of this new guidance will not have a material impact on the Company’s consolidated financial statements.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

In May 2014, the FASB issued a comprehensive new revenue recognition standard (ASU 2014‑09, Revenue from Contracts with Customers (Topic 606)), effective for fiscal years beginning after December 15, 2016 and interim periods within those years and should be applied retrospectively. In August 2015, the FASB amended the guidance to defer the effective date by one year, effective for the fiscal years beginning after December 15, 2017, including interim periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The new guidance will supersede nearly all existing revenue recognition guidance under GAAP; however, it will not impact the accounting for insurance contracts, leases, financial instruments and guarantees. For those contracts that are impacted by the new guidance, the guidance will require an entity to recognize revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled, in exchange for those goods or services. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
2. Segment Information
In anticipation of the Separation, in the third quarter of 2016, MetLife reorganized its businesses into six segments: U.S.; Asia; Latin America; EMEA; MetLife Holdings; and Brighthouse Financial. In addition, the Company reports certain of its results of operations in Corporate & Other. These changes were applied retrospectively and did not have an impact on total consolidated net income (loss) or operating earnings in the prior periods.
On January 12, 2016, MetLife, Inc. announced its plan to pursue the Separation. Additionally, on July 21, 2016, MetLife, Inc. announced that following the Separation, the separated business will be rebranded as “Brighthouse Financial.” On October 5, 2016, Brighthouse Financial, Inc., a subsidiary of MetLife, Inc. (“Brighthouse”), filed a registration statement on Form 10 (the “Form 10”) with the U.S. Securities and Exchange Commission (“SEC”). The information statement filed as an exhibit to the Form 10 disclosed that the Company intends to include MetLife Insurance Company USA (“MetLife USA”), New England Life Insurance Company (“NELICO”), First MetLife Investors Insurance Company (“First MetLife”), MetLife Advisers, LLC and certain captive reinsurance companies in the proposed separated business and distribute at least 80.1% of the shares of Brighthouse’s common stock on a pro rata basis to the holders of MetLife, Inc. common stock.
The ultimate form and timing of the Separation will be influenced by a number of factors, including regulatory considerations and economic conditions. MetLife continues to evaluate and pursue structural alternatives for the proposed Separation. The Separation remains subject to certain conditions, including among others, obtaining final approval from the MetLife, Inc. Board of Directors, receipt of a favorable ruling from the Internal Revenue Service (“IRS”) and an opinion from MetLife’s tax advisor regarding certain U.S. federal income tax matters, and an SEC declaration of the effectiveness of the Form 10.
U.S.
The U.S. segment offers a broad range of protection products and services aimed at serving the financial needs of customers throughout their lives. These products are sold to corporations and their respective employees, other institutions and their respective members, as well as individuals. The U.S. segment is organized into three businesses: Group Benefits, Retirement and Income Solutions and Property & Casualty.

•
The Group Benefits business offers insurance products and services which include life, dental, group short- and long-term disability, individual disability, accidental death and dismemberment, critical illness, vision and accident & health coverages, as well as prepaid legal plans. This business also sells administrative services-only arrangements to some employers.

•
The Retirement and Income Solutions business offers a broad range of annuity and investment products, including guaranteed interest contracts and other stable value products, income annuities and separate account contracts for the investment management of defined benefit and defined contribution plan assets. This business also includes structured settlements and certain products to fund postretirement benefits and company-, bank- or trust-owned life insurance used to finance nonqualified benefit programs for executives.

•
The Property & Casualty business offers personal and commercial lines property and casualty insurance, including private passenger automobile, homeowners’ and personal excess liability insurance. In addition, Property & Casualty offers small business owners property, liability and business interruption insurance.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

Asia
The Asia segment offers a broad range of products to both individuals and corporations, as well as other institutions and their respective employees, which include whole life, term life, variable life, universal life, accident & health insurance, fixed and variable annuities, credit insurance and endowment products.
Latin America
The Latin America segment offers a broad range of products to both individuals and corporations, as well as other institutions and their respective employees, which include life insurance, accident & health insurance, group medical, dental, credit insurance, endowment and retirement & savings products.
EMEA
The EMEA segment offers a broad range of products to both individuals and corporations, as well as other institutions and their respective employees, which include life insurance, accident & health insurance, credit insurance, annuities, endowment and retirement & savings products.
MetLife Holdings
The MetLife Holdings segment consists of operations relating to products and businesses no longer actively marketed by the Company in the U.S. These products and businesses include variable life, universal life, term life, whole life, variable annuities, fixed annuities and index-linked annuities. The MetLife Holdings segment also includes the Company’s discontinued long-term care businesses and the assumed reinsurance of certain variable annuity products from the Company’s former operating joint venture in Japan.
Brighthouse Financial
The Brighthouse Financial segment offers a broad range of products and services which include variable annuities, fixed annuities, index-linked annuities, income annuities, term life, whole life, universal life and variable life, as well as certain run-off businesses. These products and services, which exclude the run-off businesses, are actively marketed through various third party retail distribution channels in the U.S.
Corporate & Other
Corporate & Other contains the excess capital, as well as certain charges and activities, not allocated to the segments, including external integration costs, internal resource costs for associates committed to acquisitions, enterprise-wide strategic initiative restructuring charges and various start-up businesses (including expatriate benefits insurance and the investment management business through which the Company offers fee-based investment management services to institutional clients, as well as the direct to consumer portion of the U.S. Direct business). Additionally, Corporate & Other includes interest expense related to the majority of the Company’s outstanding debt and expenses associated with certain legal proceedings and income tax audit issues. Corporate & Other also includes the elimination of intersegment amounts, which generally relate to affiliated reinsurance and intersegment loans, which bear interest rates commensurate with related borrowings.
Financial Measures and Segment Accounting Policies
Operating earnings is used by management to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is also the Company’s GAAP measure of segment performance and is reported below. Operating earnings should not be viewed as a substitute for income (loss) from continuing operations, net of income tax. The Company believes the presentation of operating earnings as the Company measures it for management purposes enhances the understanding of its performance by highlighting the results of operations and the underlying profitability drivers of the business. Operating earnings allows analysis of the Company’s performance relative to the Company’s business plan and facilitates comparisons to industry results.
Operating earnings is defined as operating revenues less operating expenses, both net of income tax.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

The financial measures of operating revenues and operating expenses focus on the Company’s primary businesses principally by excluding the impact of market volatility, which could distort trends, and revenues and costs related to non-core products and divested businesses and certain entities required to be consolidated under GAAP. Also, these measures exclude results of discontinued operations and other businesses that have been or will be sold or exited by MetLife and are referred to as divested businesses. Operating revenues also excludes net investment gains (losses) and net derivative gains (losses). Operating expenses also excludes goodwill impairments.
The following additional adjustments are made to GAAP revenues, in the line items indicated, in calculating operating revenues:

•
Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses) and certain variable annuity GMIB fees (“GMIB Fees”);

•
Net investment income: (i) includes investment hedge adjustments which represent earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment, (ii) includes income from discontinued real estate operations, (iii) excludes post-tax operating earnings adjustments relating to insurance joint ventures accounted for under the equity method, (iv) excludes certain amounts related to contractholder-directed unit-linked investments and (v) excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other revenues are adjusted for settlements of foreign currency earnings hedges.
The following additional adjustments are made to GAAP expenses, in the line items indicated, in calculating operating expenses:

•
Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to net investment gains (losses) and net derivative gains (losses), (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, (iii) benefits and hedging costs related to GMIBs (“GMIB Costs”) and (iv) market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”);

•
Interest credited to policyholder account balances includes adjustments for earned income on derivatives and amortization of premium on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment and excludes amounts related to net investment income earned on contractholder-directed unit-linked investments;

•	Amortization of DAC and VOBA excludes amounts related to: (i) net investment gains (losses) and net derivative gains (losses), (ii) GMIB Fees and GMIB Costs and (iii) Market Value Adjustments;

•	Amortization of negative VOBA excludes amounts related to Market Value Adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other expenses excludes costs related to: (i) noncontrolling interests, (ii) implementation of new insurance regulatory requirements and (iii) acquisition and integration costs.
Operating earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.
The tax impact of the adjustments mentioned above are calculated net of the U.S. or foreign statutory tax rate, which could differ from the Company’s effective tax rate. Additionally, the provision for income tax (expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

Set forth in the tables below is certain financial information with respect to the Company’s segments, as well as Corporate & Other, for the years ended December 31, 2015, 2014 and 2013 and at December 31, 2015 and 2014. The segment accounting policies are the same as those used to prepare the Company’s consolidated financial statements, except for operating earnings adjustments as defined above. In addition, segment accounting policies include the method of capital allocation described below, with the exception of the Brighthouse Financial segment, for which equity is reflective of the historical equity of the legal entities which comprise Brighthouse and related companies, which will be eliminated upon Separation. The Brighthouse Financial segment equity is not indicative of Brighthouse and related companies’ equity on a combined standalone basis.
Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. The economic capital model accounts for the unique and specific nature of the risks inherent in the Company’s business.
The Company’s economic capital model, coupled with considerations of local capital requirements, aligns segment allocated equity with emerging standards and consistent risk principles. The model applies statistics-based risk evaluation principles to the material risks to which the Company is exposed. These consistent risk principles include calibrating required economic capital shock factors to a specific confidence level and time horizon while applying an industry standard method for the inclusion of diversification benefits among risk types. The Company’s management is responsible for the ongoing production and enhancement of the economic capital model and reviews its approach periodically to ensure that it remains consistent with emerging industry practice standards.
Segment net investment income, with the exception of the Brighthouse Financial segment, is credited or charged based on the level of allocated equity; however, changes in allocated equity do not impact the Company’s consolidated net investment income, operating earnings or income (loss) from continuing operations, net of income tax. As noted above, the Brighthouse Financial segment’s net investment income represents that of the legal entities which comprise Brighthouse and related companies on a historical basis, however, may not be indicative of that on a combined standalone basis.
Net investment income is based upon the actual results of each segment’s specifically identifiable investment portfolios adjusted for allocated equity. Other costs are allocated to each of the segments based upon: (i) a review of the nature of such costs; (ii) time studies analyzing the amount of employee compensation costs incurred by each segment; and (iii) cost estimates included in the Company’s product pricing.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

	Operating Results

Year Ended December 31, 2015	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$20,861	$6,937	$2,581	$2,036	$4,545	$1,675	$(87)	$38,548	$(3)	$38,545
Universal life and investment-type product policy fees	943	1,542	1,117	424	1,482	3,718	(113)	9,113	394	9,507
Net investment income	6,209	2,675	1,038	326	6,201	3,327	13	19,789	(508)	19,281
Other revenues	751	105	41	61	930	422	(290)	2,020	(37)	1,983
Net investment gains (losses)	—	—	—	—	—	—	—	—	597	597
Net derivative gains (losses)	—	—	—	—	—	—	—	—	38	38
Total revenues	28,764	11,259	4,777	2,847	13,158	9,142	(477)	69,470	481	69,951
Expenses
Policyholder benefits and claims and policyholder dividends	20,837	5,275	2,408	988	7,357	2,875	(175)	39,565	537	40,102
Interest credited to policyholder account balances	1,216	1,309	349	120	1,062	1,255	23	5,334	276	5,610
Capitalization of DAC	(493)	(1,720)	(341)	(472)	(410)	(399)	(2)	(3,837)	—	(3,837)
Amortization of DAC and VOBA	471	1,256	271	497	577	731	(1)	3,802	134	3,936
Amortization of negative VOBA	—	(309)	(1)	(16)	—	—	—	(326)	(35)	(361)
Interest expense on debt	4	—	—	—	55	128	1,013	1,200	8	1,208
Other expenses	3,685	3,611	1,429	1,469	2,694	2,484	434	15,806	17	15,823
Total expenses	25,720	9,422	4,115	2,586	11,335	7,074	1,292	61,544	937	62,481
Provision for income tax expense (benefit)	1,040	457	37	21	581	555	(365)	2,326	(178)	2,148
Operating earnings	$2,004	$1,380	$625	$240	$1,242	$1,513	$(1,404)	5,600
Adjustments to:
Total revenues								481
Total expenses								(937)
Provision for income tax (expense) benefit								178
Income (loss) from continuing operations, net of income tax								$5,322		$5,322

At December 31, 2015	U.S.	Asia (1)	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total
	(In millions)
Total assets	$237,858	$113,895	$64,808	$26,767	$187,677	$226,792	$20,136	$877,933
Separate account assets	$79,540	$8,964	$46,061	$3,996	$48,590	$114,447	$—	$301,598
Separate account liabilities	$79,540	$8,964	$46,061	$3,996	$48,590	$114,447	$—	$301,598
______________

(1)	Total assets includes $90.0 billion of assets from the Japan operations which represents 10% of total consolidated assets.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

	Operating Results

Year Ended December 31, 2014	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$20,243	$7,566	$2,796	$2,309	$4,545	$1,474	$89	$39,022	$45	$39,067
Universal life and investment-type product policy fees	909	1,693	1,239	466	1,374	3,963	(103)	9,541	405	9,946
Net investment income	6,111	2,886	1,219	428	6,409	3,156	275	20,484	669	21,153
Other revenues	721	106	33	60	1,062	534	(483)	2,033	(3)	2,030
Net investment gains (losses)	—	—	—	—	—	—	—	—	(197)	(197)
Net derivative gains (losses)	—	—	—	—	—	—	—	—	1,317	1,317
Total revenues	27,984	12,251	5,287	3,263	13,390	9,127	(222)	71,080	2,236	73,316
Expenses
Policyholder benefits and claims and policyholder dividends	20,110	5,724	2,615	1,053	7,217	2,711	48	39,478	1,000	40,478
Interest credited to policyholder account balances	1,168	1,544	394	148	1,098	1,275	34	5,661	1,282	6,943
Capitalization of DAC	(488)	(1,914)	(377)	(680)	(326)	(397)	—	(4,182)	(1)	(4,183)
Amortization of DAC and VOBA	458	1,397	313	613	444	810	(8)	4,027	105	4,132
Amortization of negative VOBA	—	(364)	(1)	(31)	—	—	—	(396)	(46)	(442)
Interest expense on debt	12	—	—	—	58	133	975	1,178	38	1,216
Other expenses	3,550	3,975	1,588	1,846	2,670	2,472	153	16,254	114	16,368
Total expenses	24,810	10,362	4,532	2,949	11,161	7,004	1,202	62,020	2,492	64,512
Provision for income tax expense (benefit)	1,073	582	129	29	714	570	(719)	2,378	87	2,465
Operating earnings	$2,101	$1,307	$626	$285	$1,515	$1,553	$(705)	6,682
Adjustments to:
Total revenues								2,236
Total expenses								(2,492)
Provision for income tax (expense) benefit								(87)
Income (loss) from continuing operations, net of income tax								$6,339		$6,339

At December 31, 2014	U.S.	Asia (1)	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total
	(In millions)
Total assets	$240,606	$117,894	$71,928	$29,217	$194,106	$231,568	$17,018	$902,337
Separate account assets	$79,602	$9,078	$50,301	$4,070	$51,021	$122,922	$—	$316,994
Separate account liabilities	$79,602	$9,078	$50,301	$4,070	$51,021	$122,922	$—	$316,994
______________

(1)	Total assets includes $95.0 billion of assets from the Japan operations which represents 11% of total consolidated assets.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

	Operating Results

Year Ended December 31, 2013	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Brighthouse Financial	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$19,303	$7,801	$2,698	$2,297	$4,481	$926	$77	$37,583	$91	$37,674
Universal life and investment-type product policy fees	900	1,722	991	386	1,256	3,930	(100)	9,085	366	9,451
Net investment income	5,866	2,943	1,135	425	6,343	3,221	461	20,394	1,838	22,232
Other revenues	706	92	23	97	938	615	(517)	1,954	(34)	1,920
Net investment gains (losses)	—	—	—	—	—	—	—	—	161	161
Net derivative gains (losses)	—	—	—	—	—	—	—	—	(3,239)	(3,239)
Total revenues	26,775	12,558	4,847	3,205	13,018	8,692	(79)	69,016	(817)	68,199
Expenses
Policyholder benefits and claims and policyholder dividends	19,355	5,755	2,361	1,039	7,094	2,084	58	37,746	1,620	39,366
Interest credited to policyholder account balances	1,241	1,690	417	147	1,098	1,380	42	6,015	2,164	8,179
Capitalization of DAC	(475)	(2,143)	(418)	(714)	(468)	(568)	—	(4,786)	—	(4,786)
Amortization of DAC and VOBA	439	1,542	305	683	494	620	—	4,083	(533)	3,550
Amortization of negative VOBA	—	(427)	(2)	(95)	—	—	—	(524)	(55)	(579)
Interest expense on debt	11	—	—	1	39	112	996	1,159	123	1,282
Other expenses	3,349	4,317	1,549	1,812	2,814	2,628	127	16,596	539	17,135
Total expenses	23,920	10,734	4,212	2,873	11,071	6,256	1,223	60,289	3,858	64,147
Provision for income tax expense (benefit)	952	565	116	51	660	704	(704)	2,344	(1,683)	661
Operating earnings	$1,903	$1,259	$519	$281	$1,287	$1,732	$(598)	6,383
Adjustments to:
Total revenues								(817)
Total expenses								(3,858)
Provision for income tax (expense) benefit								1,683
Income (loss) from continuing operations, net of income tax								$3,391		$3,391
The following table presents total premiums, universal life and investment-type product policy fees and other revenues by major product groups of the Company’s segments, as well as Corporate & Other:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Life insurance	$23,037	$23,483	$23,189
Accident & health insurance	13,090	13,336	13,214
Annuities	9,653	9,984	8,987
Property & casualty insurance	3,504	3,524	3,270
Non-insurance	751	716	385
Total	$50,035	$51,043	$49,045

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

The following table presents total premiums, universal life and investment-type product policy fees and other revenues associated with the Company’s U.S. and foreign operations:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
U.S.	$35,042	$34,536	$32,529
Foreign:
Japan	6,264	6,917	7,373
Other	8,729	9,590	9,143
Total	$50,035	$51,043	$49,045
Revenues derived from any customer did not exceed 10% of consolidated premiums, universal life and investment-type product policy fees and other revenues for the years ended December 31, 2015, 2014 and 2013.
3. Acquisitions and Dispositions
2014 Disposition
In May 2014, the Company completed the sale of its wholly-owned subsidiary, MetLife Assurance Limited (“MAL”), for $702 million (£418 million) in net cash consideration. As a result of the sale, a loss of $633 million ($442 million, net of income tax), was recorded for the year ended December 31, 2014, which includes a reduction to goodwill of $60 million ($51 million, net of income tax), as well as $77 million ($50 million, net of income tax) related to net investments in foreign operation hedges. The loss is reflected within net investment gains (losses) on the consolidated statements of operations and comprehensive income (loss). Compared to the expected loss at the time of the sales agreement, the actual loss on the sale was increased by net income from MAL of $77 million for the year ended December 31, 2014. MAL’s results of operations are included in continuing operations.
2013 Acquisition
In October 2013, MetLife completed the acquisition of Administradora de Fondos de Pensiones Provida S.A. (“ProVida”), the largest private pension fund administrator in Chile based on assets under management and number of pension fund contributors. The acquisition of ProVida supports the Company's growth strategy in emerging markets and further strengthens the Company's overall position in Chile. Revenues and net income of $100 million and $42 million, respectively, resulting from the acquisition of ProVida since the acquisition date, were included in the consolidated statement of operations within the Latin America segment for the year ended December 31, 2013.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

4. Insurance
Insurance Liabilities
Insurance liabilities are comprised of future policy benefits, policyholder account balances and other policy-related balances. Information regarding insurance liabilities by segment, as well as Corporate & Other, was as follows at:

	December 31,
	2015	2014
	(In millions)
U.S.	$123,060	$123,136
Asia	83,510	86,483
Latin America	14,022	15,339
EMEA	19,009	20,520
MetLife Holdings	102,853	101,752
Brighthouse Financial	71,853	69,913
Corporate & Other	(5,451)	(3,841)
Total	$408,856	$413,302
Future policy benefits are measured as follows:

Product Type:	Measurement Assumptions:
Participating life
Aggregate of (i) net level premium reserves for death and endowment policy benefits (calculated based upon the non-forfeiture interest rate, ranging from 3% to 7% for domestic business and 1% to 11% for international business and mortality rates guaranteed in calculating the cash surrender values described in such contracts); and (ii) the liability for terminal dividends for domestic business.

Nonparticipating life
Aggregate of the present value of expected future benefit payments and related expenses less the present value of expected future net premiums. Assumptions as to mortality and persistency are based upon the Company’s experience when the basis of the liability is established. Interest rate assumptions for the aggregate future policy benefit liabilities range from 2% to 11% for domestic business and less than 1% to 13% for international business.

Individual and group traditional fixed annuities after annuitization
Present value of expected future payments. Interest rate assumptions used in establishing such liabilities range from 2% to 11% for domestic business and less than 1% to 12% for international business.

Non-medical health insurance
The net level premium method and assumptions as to future morbidity, withdrawals and interest, which provide a margin for adverse deviation. Interest rate assumptions used in establishing such liabilities range from 4% to 7% (primarily related to domestic business).

Disabled lives
Present value of benefits method and experience assumptions as to claim terminations, expenses and interest. Interest rate assumptions used in establishing such liabilities range from 2% to 8% for domestic business and 1% to 9% for international business.

Property & casualty insurance
The amount estimated for claims that have been reported but not settled and claims incurred but not reported are based upon the Company’s historical experience and other actuarial assumptions that consider the effects of current developments, anticipated trends and risk management programs, reduced for anticipated salvage and subrogation.

Participating business represented 4% and 5% of the Company’s life insurance in-force at December 31, 2015 and 2014, respectively. Participating policies represented 19%, 18% and 19% of gross traditional life insurance premiums for the years ended December 31, 2015, 2014 and 2013, respectively.
Policyholder account balances are equal to: (i) policy account values, which consist of an accumulation of gross premium payments and investment performance; (ii) credited interest, ranging from less than 1% to 13% for domestic business and 0% to 15% for international business, less expenses, mortality charges and withdrawals; and (iii) fair value adjustments relating to business combinations.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Guarantees
The Company issues directly and assumes through reinsurance variable annuity products with guaranteed minimum benefits. GMABs and the portions of both non-life-contingent GMWBs and GMIBs that do not require annuitization are accounted for as embedded derivatives in policyholder account balances and are further discussed in Note 9. Guarantees accounted for as insurance liabilities include:

Guarantee:			Measurement Assumptions:
GMDBs	•	A return of purchase payment upon death even if the account value is reduced to zero.	•
Present value of expected death benefits in excess of the projected account balance recognizing the excess ratably over the accumulation period based on the present value of total expected assessments.

	•	An enhanced death benefit may be available for an additional fee.	•	Assumptions are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk.
			•	Investment performance and volatility assumptions are consistent with the historical experience of the appropriate underlying equity index, such as the S&P 500 Index.
			•	Benefit assumptions are based on the average benefits payable over a range of scenarios.
GMIBs	•
After a specified period of time determined at the time of issuance of the variable annuity contract, a minimum accumulation of purchase payments, even if the account value is reduced to zero, that can be annuitized to receive a monthly income stream that is not less than a specified amount.
•
Present value of expected income benefits in excess of the projected account balance at any future date of annuitization and recognizing the excess ratably over the accumulation period based on present value of total expected assessments.

	•	Certain contracts also provide for a guaranteed lump sum return of purchase premium in lieu of the annuitization benefit.	•	Assumptions are consistent with those used for estimating GMDB liabilities.
			•	Calculation incorporates an assumption for the percentage of the potential annuitizations that may be elected by the contractholder.
GMWBs	•	A return of purchase payment via partial withdrawals, even if the account value is reduced to zero, provided that cumulative withdrawals in a contract year do not exceed a certain limit.	•	Expected value of the life contingent payments and expected assessments using assumptions consistent with those used for estimating the GMDB liabilities.
	•	Certain contracts include guaranteed withdrawals that are life contingent.
The Company also issues other annuity contracts that apply a lower rate on funds deposited if the contractholder elects to surrender the contract for cash and a higher rate if the contractholder elects to annuitize. These guarantees include benefits that are payable in the event of death, maturity or at annuitization. Certain other annuity contracts contain guaranteed annuitization benefits that may be above what would be provided by the current account value of the contract. Additionally, the Company issues universal and variable life contracts where the Company contractually guarantees to the contractholder a secondary guarantee or a guaranteed paid-up benefit.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Information regarding the liabilities for guarantees (excluding base policy liabilities and embedded derivatives) relating to annuity and universal and variable life contracts was as follows:

	Annuity Contracts		Universal and Variable Life Contracts
	GMDBs	GMIBs	Secondary Guarantees	Paid-Up Guarantees	Total
	(In millions)
Direct and Assumed
Balance at January 1, 2013	$567	$1,635	$4,785	$246	$7,233
Incurred guaranteed benefits (1)	200	229	(64)	20	385
Paid guaranteed benefits	(82)	(13)	(23)	—	(118)
Balance at December 31, 2013	685	1,851	4,698	266	7,500
Incurred guaranteed benefits (1)	310	262	411	22	1,005
Paid guaranteed benefits	(59)	—	(17)	—	(76)
Balance at December 31, 2014	936	2,113	5,092	288	8,429
Incurred guaranteed benefits (1)	319	417	452	18	1,206
Paid guaranteed benefits	(48)	(1)	(28)	—	(77)
Balance at December 31, 2015	$1,207	$2,529	$5,516	$306	$9,558
Ceded
Balance at January 1, 2013	$56	$9	$753	$173	$991
Incurred guaranteed benefits	(5)	—	175	14	184
Paid guaranteed benefits	(10)	(2)	—	—	(12)
Balance at December 31, 2013	41	7	928	187	1,163
Incurred guaranteed benefits	9	—	134	15	158
Paid guaranteed benefits	(12)	—	—	—	(12)
Balance at December 31, 2014	38	7	1,062	202	1,309
Incurred guaranteed benefits	32	—	195	13	240
Paid guaranteed benefits	(36)	—	—	—	(36)
Balance at December 31, 2015	$34	$7	$1,257	$215	$1,513
Net
Balance at January 1, 2013	$511	$1,626	$4,032	$73	$6,242
Incurred guaranteed benefits	205	229	(239)	6	201
Paid guaranteed benefits	(72)	(11)	(23)	—	(106)
Balance at December 31, 2013	644	1,844	3,770	79	6,337
Incurred guaranteed benefits	301	262	277	7	847
Paid guaranteed benefits	(47)	—	(17)	—	(64)
Balance at December 31, 2014	898	2,106	4,030	86	7,120
Incurred guaranteed benefits	287	417	257	5	966
Paid guaranteed benefits	(12)	(1)	(28)	—	(41)
Balance at December 31, 2015	$1,173	$2,522	$4,259	$91	$8,045
______________

(1)	Secondary guarantees include the effects of foreign currency translation of ($80) million, ($343) million and ($597) million at December 31, 2015, 2014 and 2013, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Information regarding the Company’s guarantee exposure was as follows at:

	December 31,
	2015				2014
	In the Event of Death		At Annuitization		In the Event of Death		At Annuitization
	(In millions)
Annuity Contracts (1)
Variable Annuity Guarantees
Total account value (2), (3)	$181,413		$91,240		$196,595		$99,000
Separate account value	$151,901		$87,841		$163,566		$95,963
Net amount at risk (2)	$10,339	(4)	$2,762	(5)	$4,230	(4)	$1,770	(5)
Average attained age of contractholders	66 years		66 years		65 years		65 years
Other Annuity Guarantees
Total account value (3)	N/A		$1,560		N/A		$1,040
Net amount at risk	N/A		$422	(6)	N/A		$340	(6)
Average attained age of contractholders	N/A		51 years		N/A		50 years

	December 31,
	2015		2014
	Secondary Guarantees	Paid-Up Guarantees	Secondary Guarantees	Paid-Up Guarantees
	(In millions)
Universal and Variable Life Contracts (1)
Total account value (3)	$17,211	$3,461	$16,875	$3,587
Net amount at risk (7)	$175,958	$19,047	$180,069	$20,344
Average attained age of policyholders	57 years	62 years	56 years	61 years
______________

(1)	The Company’s annuity and life contracts with guarantees may offer more than one type of guarantee in each contract. Therefore, the amounts listed above may not be mutually exclusive.

(2)	Includes amounts, which are not reported on the consolidated balance sheets, from assumed reinsurance of certain variable annuity products from the Company’s former operating joint venture in Japan.

(3)	Includes the contractholder’s investments in the general account and separate account, if applicable.

(4)
Defined as the death benefit less the total account value, as of the balance sheet date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts on the balance sheet date and includes any additional contractual claims associated with riders purchased to assist with covering income taxes payable upon death.

(5)
Defined as the amount (if any) that would be required to be added to the total account value to purchase a lifetime income stream, based on current annuity rates, equal to the minimum amount provided under the guaranteed benefit. This amount represents the Company’s potential economic exposure to such guarantees in the event all contractholders were to annuitize on the balance sheet date, even though the contracts contain terms that allow annuitization of the guaranteed amount only after the 10th anniversary of the contract, which not all contractholders have achieved.

(6)
Defined as either the excess of the upper tier, adjusted for a profit margin, less the lower tier, as of the balance sheet date or the amount (if any) that would be required to be added to the total account value to purchase a lifetime income stream, based on current annuity rates, equal to the minimum amount provided under the guaranteed benefit. These amounts represent the Company’s potential economic exposure to such guarantees in the event all contractholders were to annuitize on the balance sheet date.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

(7)
Defined as the guarantee amount less the account value, as of the balance sheet date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts on the balance sheet date.

Account balances of contracts with guarantees were invested in separate account asset classes as follows at:

	December 31,
	2015	2014
	(In millions)
Fund Groupings:
Balanced	$79,473	$87,667
Equity	69,973	71,742
Bond	11,783	11,416
Money Market	1,233	1,024
Total	$162,462	$171,849
Obligations Under Funding Agreements
The Company issues fixed and floating rate funding agreements, which are denominated in either U.S. dollars or foreign currencies, to certain special purpose entities (“SPEs”) that have issued either debt securities or commercial paper for which payment of interest and principal is secured by such funding agreements. During the years ended December 31, 2015, 2014 and 2013, the Company issued $48.1 billion, $48.9 billion and $37.7 billion, respectively, and repaid $49.9 billion, $45.6 billion and $36.8 billion, respectively, of such funding agreements. At December 31, 2015 and 2014, liabilities for funding agreements outstanding, which are included in policyholder account balances, were $31.6 billion and $33.9 billion, respectively.
Certain of the Company’s subsidiaries are members of regional banks in the Federal Home Loan Bank (“FHLB”) system (“FHLBanks”). Holdings of common stock of FHLBanks, included in equity securities, were as follows at:

	December 31,
	2015	2014
	(In millions)
FHLB of NY	$666	$661
FHLB of Des Moines	$44	$66
FHLB of Boston	$36	$55
FHLB of Pittsburgh	$96	$35

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Such subsidiaries have also entered into funding agreements with FHLBanks and the Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the U.S. (“Farmer Mac”). The liability for such funding agreements is included in policyholder account balances. Information related to such funding agreements was as follows at:

	Liability		Collateral
	December 31,
	2015	2014	2015		2014
	(In millions)
FHLB of NY (1)	$12,570	$12,570	$14,085	(2)	$15,255	(2)
Farmer Mac (3)	$2,550	$2,750	$2,643		$3,162
FHLB of Des Moines (1)	$845	$1,405	$999	(2)	$1,688	(2)
FHLB of Boston (1)	$250	$575	$311	(2)	$666	(2)
FHLB of Pittsburgh (1)	$1,820	$435	$2,112	(2)	$1,367	(2)
______________

(1)
Represents funding agreements issued to the applicable FHLBank in exchange for cash and for which such FHLBank has been granted a lien on certain assets, some of which are in the custody of such FHLBank, including residential mortgage-backed securities (“RMBS”), to collateralize obligations under advances evidenced by funding agreements. The Company is permitted to withdraw any portion of the collateral in the custody of such FHLBank as long as there is no event of default and the remaining qualified collateral is sufficient to satisfy the collateral maintenance level. Upon any event of default by the Company, such FHLBank’s recovery on the collateral is limited to the amount of the Company’s liability to such FHLBank.

(2)	Advances are collateralized by mortgage-backed securities. The amount of collateral presented is at estimated fair value.

(3)
Represents funding agreements issued to certain SPEs that have issued debt securities for which payment of interest and principal is secured by such funding agreements, and such debt securities are also guaranteed as to payment of interest and principal by Farmer Mac. The obligations under these funding agreements are secured by a pledge of certain eligible agricultural real estate mortgage loans and may, under certain circumstances, be secured by other qualified collateral. The amount of collateral presented is at carrying value.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Liabilities for Unpaid Claims and Claim Expenses
Information regarding the liabilities for unpaid claims and claim expenses relating to property & casualty, group accident and non-medical health policies and contracts, which are reported in future policy benefits and other policy-related balances, was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Balance at January 1,	$11,036	$10,630	$10,436
Less: Reinsurance recoverables	1,876	1,661	1,581
Net balance at January 1,	9,160	8,969	8,855
Incurred related to:
Current year	9,639	9,358	8,660
Prior years (1)	(78)	(70)	(86)
Total incurred	9,561	9,288	8,574
Paid related to:
Current year	(6,788)	(6,714)	(6,083)
Prior years	(2,587)	(2,383)	(2,377)
Total paid	(9,375)	(9,097)	(8,460)
Net balance at December 31,	9,346	9,160	8,969
Add: Reinsurance recoverables	2,042	1,876	1,661
Balance at December 31,	$11,388	$11,036	$10,630
______________

(1)
During 2015, 2014 and 2013, as a result of changes in estimates of insured events in the respective prior year, claims and claim adjustment expenses associated with prior years decreased due to a reduction in prior year automobile bodily injury and homeowners’ severity. In addition, 2013 included improved loss ratios for non-medical health claim liabilities.

Separate Accounts
Separate account assets and liabilities include two categories of account types: pass-through separate accounts totaling $244.6 billion and $261.3 billion at December 31, 2015 and 2014, respectively, for which the policyholder assumes all investment risk, and separate accounts for which the Company contractually guarantees either a minimum return or account value to the policyholder which totaled $57.0 billion and $55.7 billion at December 31, 2015 and 2014, respectively. The latter category consisted primarily of guaranteed interest contracts. The average interest rate credited on these contracts was 2.37% and 2.25% at December 31, 2015 and 2014, respectively.
For the years ended December 31, 2015, 2014 and 2013, there were no investment gains (losses) on transfers of assets from the general account to the separate accounts.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

5. Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles
See Note 1 for a description of capitalized acquisition costs.
Nonparticipating and Non-Dividend-Paying Traditional Contracts
The Company amortizes DAC and VOBA related to these contracts (term insurance, nonparticipating whole life insurance, traditional group life insurance, non-medical health insurance, and accident & health insurance) over the appropriate premium paying period in proportion to the actual and expected future gross premiums that were set at contract issue. The expected premiums are based upon the premium requirement of each policy and assumptions for mortality, morbidity, persistency and investment returns at policy issuance, or policy acquisition (as it relates to VOBA), include provisions for adverse deviation, and are consistent with the assumptions used to calculate future policyholder benefit liabilities. These assumptions are not revised after policy issuance or acquisition unless the DAC or VOBA balance is deemed to be unrecoverable from future expected profits. Absent a premium deficiency, variability in amortization after policy issuance or acquisition is caused only by variability in premium volumes.
Participating, Dividend-Paying Traditional Contracts
The Company amortizes DAC and VOBA related to these contracts over the estimated lives of the contracts in proportion to actual and expected future gross margins. The amortization includes interest based on rates in effect at inception or acquisition of the contracts. The future gross margins are dependent principally on investment returns, policyholder dividend scales, mortality, persistency, expenses to administer the business, creditworthiness of reinsurance counterparties and certain economic variables, such as inflation. For participating contracts within the closed block (dividend-paying traditional contracts) future gross margins are also dependent upon changes in the policyholder dividend obligation. See Note 7. Of these factors, the Company anticipates that investment returns, expenses, persistency and other factor changes, as well as policyholder dividend scales, are reasonably likely to impact significantly the rate of DAC and VOBA amortization. Each reporting period, the Company updates the estimated gross margins with the actual gross margins for that period. When the actual gross margins change from previously estimated gross margins, the cumulative DAC and VOBA amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross margins exceed those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross margins are below the previously estimated gross margins. Each reporting period, the Company also updates the actual amount of business in-force, which impacts expected future gross margins. When expected future gross margins are below those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the expected future gross margins are above the previously estimated expected future gross margins. Each period, the Company also reviews the estimated gross margins for each block of business to determine the recoverability of DAC and VOBA balances.
Fixed and Variable Universal Life Contracts and Fixed and Variable Deferred Annuity Contracts
The Company amortizes DAC and VOBA related to these contracts over the estimated lives of the contracts in proportion to actual and expected future gross profits. The amortization includes interest based on rates in effect at inception or acquisition of the contracts. The amount of future gross profits is dependent principally upon returns in excess of the amounts credited to policyholders, mortality, persistency, interest crediting rates, expenses to administer the business, creditworthiness of reinsurance counterparties, the effect of any hedges used and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment returns, expenses and persistency are reasonably likely to impact significantly the rate of DAC and VOBA amortization. Each reporting period, the Company updates the estimated gross profits with the actual gross profits for that period. When the actual gross profits change from previously estimated gross profits, the cumulative DAC and VOBA amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross profits exceed those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross profits are below the previously estimated gross profits. Each reporting period, the Company also updates the actual amount of business remaining in-force, which impacts expected future gross profits. When expected future gross profits are below those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the expected future gross profits are above the previously estimated expected future gross profits. Each period, the Company also reviews the estimated gross profits for each block of business to determine the recoverability of DAC and VOBA balances.
Credit Insurance, Property & Casualty Insurance and Other Short-Duration Contracts
The Company amortizes DAC for these contracts, which is primarily composed of commissions and certain underwriting expenses, in proportion to actual and future earned premium over the applicable contract term.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
5. Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles (continued)

Factors Impacting Amortization
Separate account rates of return on variable universal life contracts and variable deferred annuity contracts affect in-force account balances on such contracts each reporting period, which can result in significant fluctuations in amortization of DAC and VOBA. Returns that are higher than the Company’s long-term expectation produce higher account balances, which increases the Company’s future fee expectations and decreases future benefit payment expectations on minimum death and living benefit guarantees, resulting in higher expected future gross profits. The opposite result occurs when returns are lower than the Company’s long-term expectation. The Company’s practice to determine the impact of gross profits resulting from returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. The Company monitors these events and only changes the assumption when its long-term expectation changes.
The Company also periodically reviews other long-term assumptions underlying the projections of estimated gross margins and profits. These assumptions primarily relate to investment returns, policyholder dividend scales, interest crediting rates, mortality, persistency and expenses to administer business. Management annually updates assumptions used in the calculation of estimated gross margins and profits which may have significantly changed. If the update of assumptions causes expected future gross margins and profits to increase, DAC and VOBA amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross margins and profits to decrease.
Periodically, the Company modifies product benefits, features, rights or coverages that occur by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by election or coverage within a contract. If such modification, referred to as an internal replacement, substantially changes the contract, the associated DAC or VOBA is written off immediately through income and any new deferrable costs associated with the replacement contract are deferred. If the modification does not substantially change the contract, the DAC or VOBA amortization on the original contract will continue and any acquisition costs associated with the related modification are expensed.
Amortization of DAC and VOBA is attributed to net investment gains (losses) and net derivative gains (losses), and to other expenses for the amount of gross margins or profits originating from transactions other than investment gains and losses. Unrealized investment gains and losses represent the amount of DAC and VOBA that would have been amortized if such gains and losses had been recognized.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
5. Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles (continued)

Information regarding DAC and VOBA was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
DAC
Balance at January 1,	$18,984	$19,774	$17,150
Capitalizations	3,837	4,183	4,786
Amortization related to:
Net investment gains (losses) and net derivative gains (losses)	11	(39)	192
Other expenses	(3,354)	(3,372)	(2,812)
Total amortization	(3,343)	(3,411)	(2,620)
Unrealized investment gains (losses)	539	(676)	924
Effect of foreign currency translation and other	(552)	(886)	(466)
Balance at December 31,	19,465	18,984	19,774
VOBA
Balance at January 1,	5,458	6,932	7,611
Acquisitions (1)	—	—	947
Amortization related to:
Net investment gains (losses) and net derivative gains (losses)	(20)	(1)	3
Other expenses	(573)	(720)	(933)
Total amortization	(593)	(721)	(930)
Unrealized investment gains (losses)	99	(26)	358
Effect of foreign currency translation and other	(299)	(727)	(1,054)
Balance at December 31,	4,665	5,458	6,932
Total DAC and VOBA
Balance at December 31,	$24,130	$24,442	$26,706
______________

(1)	See Note 3 for a description of acquisitions.
Information regarding total DAC and VOBA by segment, as well as Corporate & Other, was as follows at:

	December 31,
	2015	2014
	(In millions)
U.S.	$615	$593
Asia	8,374	8,217
Latin America	1,753	1,987
EMEA	1,532	1,709
MetLife Holdings	5,436	5,387
Brighthouse Financial	6,390	6,537
Corporate & Other	30	12
Total	$24,130	$24,442

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
5. Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles (continued)

Information regarding other intangibles was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
DSI
Balance at January 1,	$810	$950	$930
Capitalization	31	56	58
Amortization	(106)	(130)	(36)
Unrealized investment gains (losses)	39	(64)	—
Effect of foreign currency translation	—	(2)	(2)
Balance at December 31,	$774	$810	$950
VODA and VOCRA
Balance at January 1,	$847	$975	$1,108
Amortization	(75)	(82)	(84)
Effect of foreign currency translation	(53)	(46)	(49)
Balance at December 31,	$719	$847	$975
Accumulated amortization	$575	$500	$418
Negative VOBA
Balance at January 1,	$1,596	$2,162	$2,916
Amortization	(361)	(442)	(579)
Effect of foreign currency translation and other	(42)	(124)	(175)
Balance at December 31,	$1,193	$1,596	$2,162
Accumulated amortization	$2,765	$2,404	$1,962
The estimated future amortization expense (credit) to be reported in other expenses for the next five years is as follows:

	VOBA	VODA and VOCRA	Negative VOBA
	(In millions)
2016	$506	$65	$(249)
2017	$429	$62	$(139)
2018	$382	$58	$(58)
2019	$341	$53	$(38)
2020	$299	$49	$(38)
6. Reinsurance
The Company enters into reinsurance agreements primarily as a purchaser of reinsurance for its various insurance products and also as a provider of reinsurance for some insurance products issued by third parties. The Company participates in reinsurance activities in order to limit losses, minimize exposure to significant risks and provide additional capacity for future growth.
Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. The Company periodically reviews actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluates the financial strength of counterparties to its reinsurance agreements using criteria similar to that evaluated in the security impairment process discussed in Note 8.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
6. Reinsurance (continued)

U.S.
For its Group Benefits business, the Company generally retains most of the risk and only cedes particular risk on certain client arrangements. The majority of the Company’s reinsurance activity within this segment relates to client agreements for the employer sponsored captive programs, risk-sharing agreements and multinational pooling.
The Company, through its Property & Casualty business, purchases reinsurance to manage its exposure to large losses (primarily catastrophe losses) and to protect statutory surplus. The Company cedes losses and premiums based upon the exposure of the policies subject to reinsurance. To manage exposure to large property & casualty losses, the Company purchases property catastrophe, casualty and property per risk excess of loss reinsurance protection.
The Company’s Retirement and Income Solutions business has periodically engaged in reinsurance activities on an opportunistic basis. There were no such transactions during the periods presented.
Asia, Latin America and EMEA
For certain life insurance products, the Company currently reinsures risks in excess of $5 million to external reinsurers on a yearly renewable term basis. The Company may also reinsure certain risks with external reinsurers depending upon the nature of the risk and local regulatory requirements. For selected large corporate clients, the Company reinsures group employee benefits or credit insurance business with various client-affiliated reinsurance companies, covering policies issued to the employees or customers of the clients. Additionally, the Company cedes and assumes risk with other insurance companies when either company requires a business partner with the appropriate local licensing to issue certain types of policies in certain countries. In these cases, the assuming company typically underwrites the risks, develops the products and assumes most or all of the risk. The Company also has reinsurance agreements in force that reinsure a portion of the living and death benefit guarantees issued in connection with variable annuity products. Under these agreements, the Company pays reinsurance fees associated with the guarantees collected from policyholders, and receives reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations.
MetLife Holdings
For its life products, the Company has historically reinsured the mortality risk primarily on an excess of retention basis or on a quota share basis. The Company currently reinsures 90% of the mortality risk in excess of $2 million for most products. In addition to reinsuring mortality risk as described above, the Company reinsures other risks, as well as specific coverages. Placement of reinsurance is done primarily on an automatic basis and also on a facultative basis for risks with specified characteristics. On a case by case basis, the Company may retain up to $20 million per life and reinsure 100% of amounts in excess of the amount the Company retains. The Company evaluates its reinsurance programs routinely and may increase or decrease its retention at any time.
For annuities, the Company assumes 90% of the fixed annuities issued by certain affiliates. The Company also reinsures 100% of the living and death benefit guarantees issued in connection with certain variable annuities issued since 2004 to an affiliate and portions of the living and death benefit guarantees issued in connection with variable annuities issued prior to 2004 to affiliated and unaffiliated reinsurers. Under these reinsurance agreements, the Company pays a reinsurance premium generally based on fee associated with the guarantees collected from policyholders, and receive reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations. The Company also assumes 100% of certain variable annuity risks issued by an affiliate. In addition, the Company has a reinsurance agreement in-force to reinsure the living and death benefit guarantees issued in connection with certain variable annuity products. Under this agreement, the Company receives reinsurance fees associated with the guarantees collected from policyholders, and provides reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations.
Brighthouse Financial
For its life products, the Company has historically reinsured the mortality risk primarily on an excess of retention basis or on a quota share basis. The Company currently reinsures 100% of the mortality risk in excess of $100,000 per life for most new policies and reinsure up to 100% of the mortality risk for certain other policies. In addition to reinsuring mortality risk as described above, the Company reinsures other risks, as well as specific coverages. Placement of reinsurance is done primarily on an automatic basis and also on a facultative basis for risks with specified characteristics. The Company also reinsures portions of the risk associated with certain whole life, level premium term life and universal life policies with secondary death benefit guarantees to certain affiliates. The Company evaluates its reinsurance programs routinely and may increase or decrease its retention at any time.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
6. Reinsurance (continued)

For annuities, the Company currently reinsures 90% of certain fixed annuities to an affiliate. The Company also reinsures portions of the living and death benefit guarantees issued in connection with variable annuities to unaffiliated reinsurers. Under these reinsurance agreements, the Company pays a reinsurance premium generally based on fees associated with the guarantees collected from policyholders, and receive reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations. The Company also assumes 100% of the living and death benefit guarantees issued in connection with certain variable annuities issued by certain affiliates.
The Company also reinsures, through 100% quota share reinsurance agreements, certain run-off long-term care and workers’ compensation business written by MetLife USA.
Catastrophe Coverage
The Company has exposure to catastrophes which could contribute to significant fluctuations in the Company’s results of operations. For the U.S., the Company uses excess of retention and quota share reinsurance agreements to provide greater diversification of risk and minimize exposure to larger risks. Currently, for Asia, Latin America and EMEA, the Company purchases catastrophe coverage to insure risks within certain countries deemed by management to be exposed to the greatest catastrophic risks.
Reinsurance Recoverables
The Company reinsures its business through a diversified group of well-capitalized reinsurers. The Company analyzes recent trends in arbitration and litigation outcomes in disputes, if any, with its reinsurers. The Company monitors ratings and evaluates the financial strength of its reinsurers by analyzing their financial statements. In addition, the reinsurance recoverable balance due from each reinsurer is evaluated as part of the overall monitoring process. Recoverability of reinsurance recoverable balances is evaluated based on these analyses. The Company generally secures large reinsurance recoverable balances with various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit. These reinsurance recoverable balances are stated net of allowances for uncollectible reinsurance, which at December 31, 2015 and 2014, were not significant.
The Company has secured certain reinsurance recoverable balances with various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit. The Company had $6.1 billion and $5.9 billion of unsecured reinsurance recoverable balances at December 31, 2015 and 2014, respectively.
At December 31, 2015, the Company had $15.3 billion of net ceded reinsurance recoverables. Of this total, $10.8 billion, or 71%, were with the Company’s five largest ceded reinsurers, including $2.3 billion of net ceded reinsurance recoverables which were unsecured. At December 31, 2014, the Company had $14.9 billion of net ceded reinsurance recoverables. Of this total, $10.8 billion, or 73%, were with the Company’s five largest ceded reinsurers, including $2.6 billion of net ceded reinsurance recoverables which were unsecured.
The Company has reinsured with an unaffiliated third-party reinsurer, 59.25% of the closed block through a modified coinsurance agreement. The Company accounts for this agreement under the deposit method of accounting. The Company, having the right of offset, has offset the modified coinsurance deposit with the deposit recoverable.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
6. Reinsurance (continued)

The amounts in the consolidated statements of operations include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Premiums
Direct premiums	$39,516	$40,049	$38,476
Reinsurance assumed	1,454	1,472	1,472
Reinsurance ceded	(2,425)	(2,454)	(2,274)
Net premiums	$38,545	$39,067	$37,674
Universal life and investment-type product policy fees
Direct universal life and investment-type product policy fees	$10,424	$10,768	$10,197
Reinsurance assumed	105	126	139
Reinsurance ceded	(1,022)	(948)	(885)
Net universal life and investment-type product policy fees	$9,507	$9,946	$9,451
Policyholder benefits and claims
Direct policyholder benefits and claims	$41,233	$41,573	$40,211
Reinsurance assumed	1,023	962	1,047
Reinsurance ceded	(3,542)	(3,433)	(3,151)
Net policyholder benefits and claims	$38,714	$39,102	$38,107
Other expenses
Direct other expenses	$16,968	$17,334	$16,712
Reinsurance assumed	130	165	147
Reinsurance ceded	(329)	(408)	(257)
Net other expenses	$16,769	$17,091	$16,602
The amounts in the consolidated balance sheets include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows at:

	December 31,
	2015				2014
	Direct	Assumed	Ceded	Total Balance Sheet	Direct	Assumed	Ceded	Total Balance Sheet
	(In millions)
Assets
Premiums, reinsurance and other receivables	$6,044	$555	$16,103	$22,702	$6,111	$491	$15,642	$22,244
Deferred policy acquisition costs and value of business acquired	24,490	120	(480)	24,130	24,807	112	(477)	24,442
Total assets	$30,534	$675	$15,623	$46,832	$30,918	$603	$15,165	$46,686
Liabilities
Future policy benefits	$189,817	$2,062	$—	$191,879	$187,562	$2,024	$—	$189,586
Policyholder account balances	201,748	975	(1)	202,722	208,307	989	(2)	209,294
Other policy-related balances	13,939	310	6	14,255	14,131	285	6	14,422
Other liabilities	19,800	472	3,289	23,561	20,752	481	3,204	24,437
Total liabilities	$425,304	$3,819	$3,294	$432,417	$430,752	$3,779	$3,208	$437,739

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
6. Reinsurance (continued)

Reinsurance agreements that do not expose the Company to a reasonable possibility of a significant loss from insurance risk are recorded using the deposit method of accounting. The deposit assets on reinsurance were $2.3 billion at both December 31, 2015 and 2014. The deposit liabilities on reinsurance were $33 million and $35 million at December 31, 2015 and 2014, respectively.
7. Closed Block
On April 7, 2000 (the “Demutualization Date”), Metropolitan Life Insurance Company (“MLIC”) converted from a mutual life insurance company to a stock life insurance company and became a wholly-owned subsidiary of MetLife, Inc. The conversion was pursuant to an order by the New York Superintendent of Insurance approving MLIC’s plan of reorganization, as amended (the “Plan of Reorganization”). On the Demutualization Date, MLIC established a closed block for the benefit of holders of certain individual life insurance policies of MLIC. Assets have been allocated to the closed block in an amount that has been determined to produce cash flows which, together with anticipated revenues from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. At least annually, the Company compares actual and projected experience against the experience assumed in the then-current dividend scales. Dividend scales are adjusted periodically to give effect to changes in experience.
The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of the policies in the closed block. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience related to the closed block are, in the aggregate, more or less favorable than what was assumed when the closed block was established, total dividends paid to closed block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to stockholders. If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from assets outside of the closed block. The closed block will continue in effect as long as any policy in the closed block remains in-force. The expected life of the closed block is over 100 years.
The Company uses the same accounting principles to account for the participating policies included in the closed block as it used prior to the Demutualization Date. However, the Company establishes a policyholder dividend obligation for earnings that will be paid to policyholders as additional dividends as described below. The excess of closed block liabilities over closed block assets at the Demutualization Date (adjusted to eliminate the impact of related amounts in AOCI) represents the estimated maximum future earnings from the closed block expected to result from operations attributed to the closed block after income taxes. Earnings of the closed block are recognized in income over the period the policies and contracts in the closed block remain in-force. Management believes that over time the actual cumulative earnings of the closed block will approximately equal the expected cumulative earnings due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative earnings of the closed block are greater than the expected cumulative earnings of the closed block, the Company will pay the excess of the actual cumulative earnings of the closed block over the expected cumulative earnings to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block and, accordingly, will recognize only the expected cumulative earnings in income with the excess recorded as a policyholder dividend obligation. If over such period, the actual cumulative earnings of the closed block are less than the expected cumulative earnings of the closed block, the Company will recognize only the actual earnings in income. However, the Company may change policyholder dividend scales in the future, which would be intended to increase future actual earnings until the actual cumulative earnings equal the expected cumulative earnings.
Experience within the closed block, in particular mortality and investment yields, as well as realized and unrealized gains and losses, directly impact the policyholder dividend obligation. Amortization of the closed block DAC, which resides outside of the closed block, is based upon cumulative actual and expected earnings within the closed block. Accordingly, the Company’s net income continues to be sensitive to the actual performance of the closed block.
Closed block assets, liabilities, revenues and expenses are combined on a line-by-line basis with the assets, liabilities, revenues and expenses outside the closed block based on the nature of the particular item.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
7. Closed Block (continued)

Information regarding the closed block liabilities and assets designated to the closed block was as follows at:

	December 31,
	2015	2014
	(In millions)
Closed Block Liabilities
Future policy benefits	$41,278	$41,667
Other policy-related balances	249	265
Policyholder dividends payable	468	461
Policyholder dividend obligation	1,783	3,155
Current income tax payable	—	1
Other liabilities	380	646
Total closed block liabilities	44,158	46,195
Assets Designated to the Closed Block
Investments:
Fixed maturity securities available-for-sale, at estimated fair value	27,556	29,199
Equity securities available-for-sale, at estimated fair value	111	91
Mortgage loans	6,022	6,076
Policy loans	4,642	4,646
Real estate and real estate joint ventures	462	666
Other invested assets	1,066	1,065
Total investments	39,859	41,743
Cash and cash equivalents	236	227
Accrued investment income	474	477
Premiums, reinsurance and other receivables	56	67
Current income tax recoverable	11	—
Deferred income tax assets	234	289
Total assets designated to the closed block	40,870	42,803
Excess of closed block liabilities over assets designated to the closed block	3,288	3,392
Amounts included in AOCI:
Unrealized investment gains (losses), net of income tax	1,382	2,291
Unrealized gains (losses) on derivatives, net of income tax	76	28
Allocated to policyholder dividend obligation, net of income tax	(1,159)	(2,051)
Total amounts included in AOCI	299	268
Maximum future earnings to be recognized from closed block assets and liabilities	$3,587	$3,660
Information regarding the closed block policyholder dividend obligation was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Balance at January 1,	$3,155	$1,771	$3,828
Change in unrealized investment and derivative gains (losses)	(1,372)	1,384	(2,057)
Balance at December 31,	$1,783	$3,155	$1,771

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
7. Closed Block (continued)

Information regarding the closed block revenues and expenses was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Revenues
Premiums	$1,850	$1,918	$1,987
Net investment income	1,982	2,093	2,130
Net investment gains (losses)	(23)	7	25
Net derivative gains (losses)	27	20	(6)
Total revenues	3,836	4,038	4,136
Expenses
Policyholder benefits and claims	2,564	2,598	2,702
Policyholder dividends	1,015	988	979
Other expenses	143	155	165
Total expenses	3,722	3,741	3,846
Revenues, net of expenses before provision for income tax expense (benefit)	114	297	290
Provision for income tax expense (benefit)	41	104	101
Revenues, net of expenses and provision for income tax expense (benefit)	$73	$193	$189
MLIC charges the closed block with federal income taxes, state and local premium taxes and other state or local taxes, as well as investment management expenses relating to the closed block as provided in the Plan of Reorganization. MLIC also charges the closed block for expenses of maintaining the policies included in the closed block.
8. Investments
See Note 10 for information about the fair value hierarchy for investments and the related valuation methodologies.
Investment Risks and Uncertainties
Investments are exposed to the following primary sources of risk: credit, interest rate, liquidity, market valuation, currency and real estate risk. The financial statement risks, stemming from such investment risks, are those associated with the determination of estimated fair values, the diminished ability to sell certain investments in times of strained market conditions, the recognition of impairments, the recognition of income on certain investments and the potential consolidation of VIEs. The use of different methodologies, assumptions and inputs relating to these financial statement risks may have a material effect on the amounts presented within the consolidated financial statements.
The determination of valuation allowances and impairments is highly subjective and is based upon periodic evaluations and assessments of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.
The recognition of income on certain investments (e.g. structured securities, including mortgage-backed securities, asset-backed securities (“ABS”), certain structured investment transactions and FVO and trading securities) is dependent upon certain factors such as prepayments and defaults, and changes in such factors could result in changes in amounts to be earned.
Fixed Maturity and Equity Securities AFS
Fixed Maturity and Equity Securities AFS by Sector
The following table presents the fixed maturity and equity securities AFS by sector. Redeemable preferred stock is reported within U.S. corporate and foreign corporate fixed maturity securities and non-redeemable preferred stock is reported within equity securities. Included within fixed maturity securities are structured securities including RMBS, ABS and commercial mortgage-backed securities (“CMBS”).

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

	December 31, 2015					December 31, 2014
	Cost or Amortized Cost	Gross Unrealized			Estimated Fair Value	Cost or Amortized Cost	Gross Unrealized			Estimated Fair Value
		Gains	Temporary Losses	OTTI Losses			Gains	Temporary Losses	OTTI Losses
					(In millions)
Fixed maturity securities
U.S. corporate	$96,466	$6,583	$2,255	$—	$100,794	$96,235	$10,343	$624	$—	$105,954
U.S. Treasury and agency	56,499	5,373	226	—	61,646	54,654	6,892	30	—	61,516
Foreign corporate	56,003	3,019	1,822	2	57,198	57,695	4,651	664	7	61,675
Foreign government	45,451	5,269	221	—	50,499	47,327	5,500	161	—	52,666
RMBS	37,914	1,366	424	59	38,797	38,064	2,102	214	106	39,846
State and political subdivision	13,723	1,795	67	10	15,441	12,922	2,291	26	—	15,187
ABS	14,498	131	229	6	14,394	14,121	240	112	—	14,249
CMBS (1)	12,410	347	125	(1)	12,633	13,762	615	46	(1)	14,332
Total fixed maturity securities	$332,964	$23,883	$5,369	$76	$351,402	$334,780	$32,634	$1,877	$112	$365,425
Equity securities
Common stock	$1,962	$397	$107	$—	$2,252	$1,990	$554	$28	$—	$2,516
Non-redeemable preferred stock	1,035	85	51	—	1,069	1,086	68	39	—	1,115
Total equity securities	$2,997	$482	$158	$—	$3,321	$3,076	$622	$67	$—	$3,631
______________

(1)
The noncredit loss component of OTTI losses for CMBS was in an unrealized gain position of $1 million at both December 31, 2015 and 2014, due to increases in estimated fair value subsequent to initial recognition of noncredit losses on such securities. See also “— Net Unrealized Investment Gains (Losses).”

The Company held non-income producing fixed maturity securities with an estimated fair value of $54 million and $64 million with unrealized gains (losses) of $12 million and $28 million at December 31, 2015 and 2014, respectively.
Methodology for Amortization of Premium and Accretion of Discount on Structured Securities
Amortization of premium and accretion of discount on structured securities considers the estimated timing and amount of prepayments of the underlying loans. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the originally anticipated and the actual prepayments received and currently anticipated. Prepayment assumptions for single class and multi-class mortgage-backed and ABS are estimated using inputs obtained from third-party specialists and based on management’s knowledge of the current market. For credit-sensitive mortgage-backed and ABS and certain prepayment-sensitive securities, the effective yield is recalculated on a prospective basis. For all other mortgage-backed and ABS, the effective yield is recalculated on a retrospective basis.
Maturities of Fixed Maturity Securities
The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity date, were as follows at December 31, 2015:

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years Through Ten Years	Due After Ten Years	Structured Securities	Total Fixed Maturity Securities
	(In millions)
Amortized cost	$13,109	$74,554	$71,590	$108,889	$64,822	$332,964
Estimated fair value	$13,130	$77,398	$74,364	$120,686	$65,824	$351,402
Actual maturities may differ from contractual maturities due to the exercise of call or prepayment options. Fixed maturity securities not due at a single maturity date have been presented in the year of final contractual maturity. Structured securities (RMBS, ABS and CMBS) are shown separately, as they are not due at a single maturity.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Continuous Gross Unrealized Losses for Fixed Maturity and Equity Securities AFS by Sector
The following table presents the estimated fair value and gross unrealized losses of fixed maturity and equity securities AFS in an unrealized loss position, aggregated by sector and by length of time that the securities have been in a continuous unrealized loss position.

	December 31, 2015				December 31, 2014
	Less than 12 Months		Equal to or Greater than 12 Months		Less than 12 Months		Equal to or Greater than 12 Months
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	(In millions, except number of securities)
Fixed maturity securities
U.S. corporate	$27,526	$1,629	$3,762	$626	$11,389	$331	$4,658	$293
U.S. Treasury and agency	19,628	222	298	4	8,927	12	1,314	18
Foreign corporate	14,447	911	5,251	913	9,410	505	2,074	166
Foreign government	3,530	166	429	55	1,085	80	630	81
RMBS	13,467	287	2,431	196	4,180	92	2,534	228
State and political subdivision	1,618	55	168	22	83	1	297	25
ABS	7,329	124	2,823	111	4,456	57	1,440	55
CMBS	4,876	81	637	43	1,268	23	934	22
Total fixed maturity securities	$92,421	$3,475	$15,799	$1,970	$40,798	$1,101	$13,881	$888
Equity securities
Common stock	$203	$105	$20	$2	$111	$28	$1	$—
Non-redeemable preferred stock	79	2	200	49	67	2	192	37
Total equity securities	$282	$107	$220	$51	$178	$30	$193	$37
Total number of securities in an unrealized loss position	6,366		1,489		3,153		1,435
Evaluation of AFS Securities for OTTI and Evaluating Temporarily Impaired AFS Securities
Evaluation and Measurement Methodologies
Management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations used in the impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the estimated fair value has been below cost or amortized cost; (ii) the potential for impairments when the issuer is experiencing significant financial difficulties; (iii) the potential for impairments in an entire industry sector or sub-sector; (iv) the potential for impairments in certain economically depressed geographic locations; (v) the potential for impairments where the issuer, series of issuers or industry has suffered a catastrophic loss or has exhausted natural resources; (vi) with respect to fixed maturity securities, whether the Company has the intent to sell or will more likely than not be required to sell a particular security before the decline in estimated fair value below amortized cost recovers; (vii) with respect to structured securities, changes in forecasted cash flows after considering the quality of underlying collateral, expected prepayment speeds, current and forecasted loss severity, consideration of the payment terms of the underlying assets backing a particular security, and the payment priority within the tranche structure of the security; (viii) the potential for impairments due to weakening of foreign currencies on non-functional currency denominated fixed maturity securities that are near maturity; and (ix) other subjective factors, including concentrations and information obtained from regulators and rating agencies.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

The methodology and significant inputs used to determine the amount of credit loss on fixed maturity securities are as follows:

•
The Company calculates the recovery value by performing a discounted cash flow analysis based on the present value of future cash flows. The discount rate is generally the effective interest rate of the security prior to impairment.

•
When determining collectability and the period over which value is expected to recover, the Company applies considerations utilized in its overall impairment evaluation process which incorporates information regarding the specific security, fundamentals of the industry and geographic area in which the security issuer operates, and overall macroeconomic conditions. Projected future cash flows are estimated using assumptions derived from management’s best estimates of likely scenario-based outcomes after giving consideration to a variety of variables that include, but are not limited to: payment terms of the security; the likelihood that the issuer can service the interest and principal payments; the quality and amount of any credit enhancements; the security’s position within the capital structure of the issuer; possible corporate restructurings or asset sales by the issuer; and changes to the rating of the security or the issuer by rating agencies.

•
Additional considerations are made when assessing the unique features that apply to certain structured securities including, but not limited to: the quality of underlying collateral, expected prepayment speeds, current and forecasted loss severity, consideration of the payment terms of the underlying loans or assets backing a particular security, and the payment priority within the tranche structure of the security.

•
When determining the amount of the credit loss for U.S. and foreign corporate securities, foreign government securities and state and political subdivision securities, the estimated fair value is considered the recovery value when available information does not indicate that another value is more appropriate. When information is identified that indicates a recovery value other than estimated fair value, management considers in the determination of recovery value the same considerations utilized in its overall impairment evaluation process as described above, as well as any private and public sector programs to restructure such securities.

With respect to securities that have attributes of debt and equity (perpetual hybrid securities), consideration is given in the OTTI analysis as to whether there has been any deterioration in the credit of the issuer and the likelihood of recovery in value of the securities that are in a severe and extended unrealized loss position. Consideration is also given as to whether any perpetual hybrid securities, with an unrealized loss, regardless of credit rating, have deferred any dividend payments. When an OTTI loss has occurred, the OTTI loss is the entire difference between the perpetual hybrid security’s cost and its estimated fair value with a corresponding charge to earnings.
The cost or amortized cost of fixed maturity and equity securities is adjusted for OTTI in the period in which the determination is made. The Company does not change the revised cost basis for subsequent recoveries in value.
In periods subsequent to the recognition of OTTI on a fixed maturity security, the Company accounts for the impaired security as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted over the remaining term of the fixed maturity security in a prospective manner based on the amount and timing of estimated future cash flows.
Current Period Evaluation
Based on the Company’s current evaluation of its AFS securities in an unrealized loss position in accordance with its impairment policy, and the Company’s current intentions and assessments (as applicable to the type of security) about holding, selling and any requirements to sell these securities, the Company concluded that these securities were not other-than-temporarily impaired at December 31, 2015. Future OTTI will depend primarily on economic fundamentals, issuer performance (including changes in the present value of future cash flows expected to be collected), changes in credit ratings, collateral valuation, interest rates and credit spreads. If economic fundamentals deteriorate or if there are adverse changes in the above factors, OTTI may be incurred in upcoming periods.
Gross unrealized losses on fixed maturity securities increased $3.4 billion during the year ended December 31, 2015 to $5.4 billion. The increase in gross unrealized losses for the year ended December 31, 2015, was primarily attributable to widening credit spreads, an increase in interest rates and, to a lesser extent, the impact of weakening foreign currencies on non-functional currency denominated fixed maturity securities.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

At December 31, 2015, $364 million of the total $5.4 billion of gross unrealized losses were from 69 fixed maturity securities with an unrealized loss position of 20% or more of amortized cost for six months or greater.
Investment Grade Fixed Maturity Securities
Of the $364 million of gross unrealized losses on fixed maturity securities with an unrealized loss of 20% or more of amortized cost for six months or greater, $242 million, or 66%, were related to gross unrealized losses on 36 investment grade fixed maturity securities. Unrealized losses on investment grade fixed maturity securities are principally related to widening credit spreads and, with respect to fixed-rate fixed maturity securities, rising interest rates since purchase.
Below Investment Grade Fixed Maturity Securities
Of the $364 million of gross unrealized losses on fixed maturity securities with an unrealized loss of 20% or more of amortized cost for six months or greater, $122 million, or 34%, were related to gross unrealized losses on 33 below investment grade fixed maturity securities. Unrealized losses on below investment grade fixed maturity securities are principally related to U.S. and foreign corporate securities (primarily utility and industrial securities) and non-agency RMBS (primarily alternative residential mortgage loans) and are the result of significantly wider credit spreads resulting from higher risk premiums since purchase, largely due to economic and market uncertainties including concerns over lower oil prices in the energy sector and valuations of residential real estate supporting non-agency RMBS. Management evaluates U.S. and foreign corporate securities based on factors such as expected cash flows and the financial condition and near-term and long-term prospects of the issuers and evaluates non-agency RMBS based on actual and projected cash flows after considering the quality of underlying collateral, expected prepayment speeds, current and forecasted loss severity, consideration of the payment terms of the underlying assets backing a particular security and the payment priority within the tranche structure of the security.
Equity Securities
Gross unrealized losses on equity securities increased $91 million during the year ended December 31, 2015 to $158 million. Of the $158 million, $36 million were from 12 securities with gross unrealized losses of 20% or more of cost for 12 months or greater. Of the $36 million, 64% were rated A or better, and all were from financial services industry investment grade non-redeemable preferred stock securities.
Mortgage Loans
Mortgage Loans by Portfolio Segment
Mortgage loans are summarized as follows at:

	December 31,
	2015		2014
	Carrying Value	% of Total	Carrying Value	% of Total
	(In millions)		(In millions)
Mortgage loans
Commercial	$44,012	65.6%	$41,088	68.3%
Agricultural	13,188	19.6	12,378	20.6
Residential	9,734	14.5	6,369	10.6
Subtotal (1)	66,934	99.7	59,835	99.5
Valuation allowances	(318)	(0.5)	(305)	(0.5)
Subtotal mortgage loans, net	66,616	99.2	59,530	99.0
Residential — FVO	314	0.5	308	0.5
Commercial mortgage loans held by CSEs — FVO	172	0.3	280	0.5
Total mortgage loans, net	$67,102	100.0%	$60,118	100.0%
______________

(1)	Purchases of mortgage loans were $4.2 billion and $4.7 billion for the years ended December 31, 2015 and 2014, respectively.
See “— Variable Interest Entities” for discussion of CSEs.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Information on commercial, agricultural and residential mortgage loans is presented in the tables below. Information on residential — FVO and commercial mortgage loans held by CSEs — FVO is presented in Note 10. The Company elects the FVO for certain mortgage loans and related long-term debt that are managed on a total return basis.
Mortgage Loans, Valuation Allowance and Impaired Loans by Portfolio Segment
Mortgage loans by portfolio segment, by method of evaluation of credit loss, impaired mortgage loans including those modified in a troubled debt restructuring, and the related valuation allowances, were as follows at and for the years ended:

	Evaluated Individually for Credit Losses					Evaluated Collectively for Credit Losses		Impaired Loans
	Impaired Loans with a Valuation Allowance			Impaired Loans without a Valuation Allowance
	Unpaid Principal Balance	Recorded Investment	Valuation Allowances	Unpaid Principal Balance	Recorded Investment	Recorded Investment	Valuation Allowances	Carrying Value	Average Recorded Investment
	(In millions)
December 31, 2015
Commercial	$—	$—	$—	$57	$57	$43,955	$217	$57	$127
Agricultural	49	47	3	22	21	13,120	39	65	63
Residential	—	—	—	141	131	9,603	59	131	84
Total	$49	$47	$3	$220	$209	$66,678	$315	$253	$274
December 31, 2014
Commercial	$75	$75	$24	$101	$100	$40,913	$200	$151	$359
Agricultural	51	48	2	14	13	12,317	37	59	80
Residential	—	—	—	40	37	6,332	42	37	19
Total	$126	$123	$26	$155	$150	$59,562	$279	$247	$458
The average recorded investment for impaired commercial, agricultural and residential mortgage loans was $526 million, $153 million and $14 million, respectively, for the year ended December 31, 2013.
Valuation Allowance Rollforward by Portfolio Segment
The changes in the valuation allowance, by portfolio segment, were as follows:

	Commercial	Agricultural	Residential	Total
	(In millions)
Balance at January 1, 2013	$293	$52	$2	$347
Provision (release)	(35)	4	18	(13)
Charge-offs, net of recoveries	—	(12)	—	(12)
Balance at December 31, 2013	258	44	20	322
Provision (release)	(11)	(4)	27	12
Charge-offs, net of recoveries	(23)	(1)	(5)	(29)
Balance at December 31, 2014	224	39	42	305
Provision (release)	12	3	33	48
Charge-offs, net of recoveries	(19)	—	(16)	(35)
Balance at December 31, 2015	$217	$42	$59	$318

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Valuation Allowance Methodology
Mortgage loans are considered to be impaired when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the loan agreement. Specific valuation allowances are established using the same methodology for all three portfolio segments as the excess carrying value of a loan over either (i) the present value of expected future cash flows discounted at the loan’s original effective interest rate, (ii) the estimated fair value of the loan’s underlying collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or (iii) the loan’s observable market price. A common evaluation framework is used for establishing non-specific valuation allowances for all loan portfolio segments; however, a separate non-specific valuation allowance is calculated and maintained for each loan portfolio segment that is based on inputs unique to each loan portfolio segment. Non-specific valuation allowances are established for pools of loans with similar risk characteristics where a property-specific or market-specific risk has not been identified, but for which the Company expects to incur a credit loss. These evaluations are based upon several loan portfolio segment-specific factors, including the Company’s experience for loan losses, defaults and loss severity, and loss expectations for loans with similar risk characteristics. These evaluations are revised as conditions change and new information becomes available.
Commercial and Agricultural Mortgage Loan Portfolio Segments
The Company typically uses several years of historical experience in establishing non-specific valuation allowances which captures multiple economic cycles. For evaluations of commercial mortgage loans, in addition to historical experience, management considers factors that include the impact of a rapid change to the economy, which may not be reflected in the loan portfolio, and recent loss and recovery trend experience as compared to historical loss and recovery experience. For evaluations of agricultural mortgage loans, in addition to historical experience, management considers factors that include increased stress in certain sectors, which may be evidenced by higher delinquency rates, or a change in the number of higher risk loans. On a quarterly basis, management incorporates the impact of these current market events and conditions on historical experience in determining the non-specific valuation allowance established for commercial and agricultural mortgage loans.
All commercial mortgage loans are reviewed on an ongoing basis which may include an analysis of the property financial statements and rent roll, lease rollover analysis, property inspections, market analysis, estimated valuations of the underlying collateral, loan-to-value ratios, debt service coverage ratios, and tenant creditworthiness. The monitoring process focuses on higher risk loans, which include those that are classified as restructured, delinquent or in foreclosure, as well as loans with higher loan-to-value ratios and lower debt service coverage ratios. All agricultural mortgage loans are monitored on an ongoing basis. The monitoring process for agricultural mortgage loans is generally similar to the commercial mortgage loan monitoring process, with a focus on higher risk loans, including reviews on a geographic and property-type basis. Higher risk loans are reviewed individually on an ongoing basis for potential credit loss and specific valuation allowances are established using the methodology described above. Quarterly, the remaining loans are reviewed on a pool basis by aggregating groups of loans that have similar risk characteristics for potential credit loss, and non-specific valuation allowances are established as described above using inputs that are unique to each segment of the loan portfolio.
For commercial mortgage loans, the primary credit quality indicator is the debt service coverage ratio, which compares a property’s net operating income to amounts needed to service the principal and interest due under the loan. Generally, the lower the debt service coverage ratio, the higher the risk of experiencing a credit loss. The Company also reviews the loan-to-value ratio of its commercial mortgage loan portfolio. Loan-to-value ratios compare the unpaid principal balance of the loan to the estimated fair value of the underlying collateral. Generally, the higher the loan-to-value ratio, the higher the risk of experiencing a credit loss. The debt service coverage ratio and the values utilized in calculating the ratio are updated annually on a rolling basis, with a portion of the portfolio updated each quarter. In addition, the loan-to-value ratio is routinely updated for all but the lowest risk loans as part of the Company’s ongoing review of its commercial mortgage loan portfolio.
For agricultural mortgage loans, the Company’s primary credit quality indicator is the loan-to-value ratio. The values utilized in calculating this ratio are developed in connection with the ongoing review of the agricultural mortgage loan portfolio and are routinely updated.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Residential Mortgage Loan Portfolio Segment
The Company’s residential mortgage loan portfolio is comprised primarily of closed end, amortizing residential mortgage loans. For evaluations of residential mortgage loans, the key inputs of expected frequency and expected loss reflect current market conditions, with expected frequency adjusted, when appropriate, for differences from market conditions and the Company’s historical experience. In contrast to the commercial and agricultural mortgage loan portfolios, residential mortgage loans are smaller-balance homogeneous loans that are collectively evaluated for impairment. Non-specific valuation allowances are established using the evaluation framework described above for pools of loans with similar risk characteristics from inputs that are unique to the residential segment of the loan portfolio. Loan specific valuation allowances are only established on residential mortgage loans when they have been restructured and are established using the methodology described above for all loan portfolio segments.
For residential mortgage loans, the Company’s primary credit quality indicator is whether the loan is performing or nonperforming. The Company generally defines nonperforming residential mortgage loans as those that are 60 or more days past due and/or in non-accrual status which is assessed monthly. Generally, nonperforming residential mortgage loans have a higher risk of experiencing a credit loss.
Credit Quality of Commercial Mortgage Loans
The credit quality of commercial mortgage loans was as follows at:

	Recorded Investment					Estimated Fair Value	% of Total
	Debt Service Coverage Ratios			Total	% of Total
	> 1.20x	1.00x - 1.20x	< 1.00x
	(In millions)					(In millions)
December 31, 2015
Loan-to-value ratios
Less than 65%	$38,163	$1,063	$544	$39,770	90.4%	$40,921	90.7%
65% to 75%	3,270	138	76	3,484	7.9	3,451	7.7
76% to 80%	—	—	—	—	—	—	—
Greater than 80%	381	140	237	758	1.7	732	1.6
Total	$41,814	$1,341	$857	$44,012	100.0%	$45,104	100.0%
December 31, 2014
Loan-to-value ratios
Less than 65%	$33,933	$1,105	$1,101	$36,139	88.0%	$38,166	88.4%
65% to 75%	3,306	405	87	3,798	9.2	3,873	9.0
76% to 80%	130	—	15	145	0.4	153	0.3
Greater than 80%	562	281	163	1,006	2.4	987	2.3
Total	$37,931	$1,791	$1,366	$41,088	100.0%	$43,179	100.0%

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Credit Quality of Agricultural Mortgage Loans
The credit quality of agricultural mortgage loans was as follows at:

	December 31,
	2015		2014
	Recorded Investment	% of Total	Recorded Investment	% of Total
	(In millions)		(In millions)
Loan-to-value ratios
Less than 65%	$12,399	94.0%	$11,743	94.9%
65% to 75%	710	5.4	533	4.3
76% to 80%	21	0.2	17	0.1
Greater than 80%	58	0.4	85	0.7
Total	$13,188	100.0%	$12,378	100.0%
The estimated fair value of agricultural mortgage loans was $13.5 billion and $12.8 billion at December 31, 2015 and 2014, respectively.
Credit Quality of Residential Mortgage Loans
The credit quality of residential mortgage loans was as follows at:

	December 31,
	2015		2014
	Recorded Investment	% of Total	Recorded Investment	% of Total
	(In millions)		(In millions)
Performance indicators
Performing	$9,408	96.7%	$6,196	97.3%
Nonperforming	326	3.3	173	2.7
Total	$9,734	100.0%	$6,369	100.0%
The estimated fair value of residential mortgage loans was $9.9 billion and $6.6 billion at December 31, 2015 and 2014, respectively.
Past Due and Interest Accrual Status of Mortgage Loans
The Company has a high quality, well performing mortgage loan portfolio, with 99% of all mortgage loans classified as performing at both December 31, 2015 and 2014. The Company defines delinquency consistent with industry practice, when mortgage loans are past due as follows: commercial and residential mortgage loans — 60 days and agricultural mortgage loans — 90 days. The past due and accrual status of mortgage loans at recorded investment, prior to valuation allowances, by portfolio segment, were as follows at:

	Past Due		Nonaccrual Status
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(In millions)
Commercial	$2	$10	$—	$75
Agricultural	103	1	46	41
Residential	326	173	318	163
Total	$431	$184	$364	$279

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Mortgage Loans Modified in a Troubled Debt Restructuring
For a small portion of the mortgage loan portfolio, classified as troubled debt restructurings, concessions are granted related to borrowers experiencing financial difficulties. Generally, the types of concessions include: reduction of the contractual interest rate, extension of the maturity date at an interest rate lower than current market interest rates, and/or a reduction of accrued interest. The amount, timing and extent of the concession granted is considered in determining any impairment or changes in the specific valuation allowance. During the years ended December 31, 2015 and 2014, the Company did not have a significant amount of mortgage loans modified in a troubled debt restructuring.
Other Invested Assets
Other invested assets is comprised primarily of freestanding derivatives with positive estimated fair values (see Note 9), tax credit and renewable energy partnerships, and leveraged and direct financing leases.
Tax Credit Partnerships
The carrying value of tax credit partnerships was $1.6 billion at both December 31, 2015 and 2014. Losses from tax credit partnerships included within net investment income were $164 million, $149 million, and $139 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Leveraged and Direct Financing Leases
Investment in leveraged and direct financing leases consisted of the following at:

	December 31,
	2015		2014
	Leveraged Leases	Direct Financing Leases	Leveraged Leases	Direct Financing Leases
	(In millions)
Rental receivables, net	$1,329	$1,508	$1,414	$1,750
Estimated residual values	1,076	80	1,148	145
Subtotal	2,405	1,588	2,562	1,895
Unearned income	(693)	(512)	(777)	(776)
Investment in leases, net of non-recourse debt	$1,712	$1,076	$1,785	$1,119
Rental receivables are generally due in periodic installments. The payment periods for leveraged leases generally range from one to 15 years but in certain circumstances can be over 30 years, while the payment periods for direct financing leases range from one to 30 years. For rental receivables, the primary credit quality indicator is whether the rental receivable is performing or nonperforming, which is assessed monthly. The Company generally defines nonperforming rental receivables as those that are 90 days or more past due. At December 31, 2015 and 2014, all leveraged lease receivables were performing and over 99% of direct financing rental receivables were performing.
The deferred income tax liability related to leveraged leases was $1.5 billion at both December 31, 2015 and 2014.
The components of income from investments in leveraged and direct financing leases, excluding net investment gains (losses), were as follows:

	Years Ended December 31,
	2015		2014		2013
	Leveraged Leases	Direct Financing Leases	Leveraged Leases	Direct Financing Leases	Leveraged Leases	Direct Financing Leases
	(In millions)
Income from investment in leases	$62	$82	$66	$72	$82	$75
Less: Income tax expense on leases	22	29	23	25	29	26
Investment income after income tax	$40	$53	$43	$47	$53	$49

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Cash Equivalents
The carrying value of cash equivalents, which includes securities and other investments with an original or remaining maturity of three months or less at the time of purchase, was $7.5 billion and $4.5 billion at December 31, 2015 and 2014, respectively.
Net Unrealized Investment Gains (Losses)
Unrealized investment gains (losses) on fixed maturity and equity securities AFS and the effect on DAC, VOBA, DSI, future policy benefits and the policyholder dividend obligation, that would result from the realization of the unrealized gains (losses), are included in net unrealized investment gains (losses) in AOCI.
The components of net unrealized investment gains (losses), included in AOCI, were as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Fixed maturity securities	$18,164	$30,367	$16,672
Fixed maturity securities with noncredit OTTI losses in AOCI	(76)	(112)	(218)
Total fixed maturity securities	18,088	30,255	16,454
Equity securities	422	608	390
Derivatives	2,350	1,761	375
Other	287	149	(73)
Subtotal	21,147	32,773	17,146
Amounts allocated from:
Future policy benefits	(163)	(2,886)	(898)
DAC and VOBA related to noncredit OTTI losses recognized in AOCI	—	(4)	6
DAC, VOBA and DSI	(1,273)	(1,946)	(1,190)
Policyholder dividend obligation	(1,783)	(3,155)	(1,771)
Subtotal	(3,219)	(7,991)	(3,853)
Deferred income tax benefit (expense) related to noncredit OTTI losses recognized in AOCI	27	42	73
Deferred income tax benefit (expense)	(6,151)	(8,556)	(4,956)
Net unrealized investment gains (losses)	11,804	16,268	8,410
Net unrealized investment gains (losses) attributable to noncontrolling interests	(31)	(33)	4
Net unrealized investment gains (losses) attributable to MetLife, Inc.	$11,773	$16,235	$8,414
The changes in fixed maturity securities with noncredit OTTI losses included in AOCI were as follows:

	Years Ended December 31,
	2015	2014
	(In millions)
Balance at January 1,	$(112)	$(218)
Noncredit OTTI losses and subsequent changes recognized	6	17
Securities sold with previous noncredit OTTI loss	125	53
Subsequent changes in estimated fair value	(95)	36
Balance at December 31,	$(76)	$(112)

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

The changes in net unrealized investment gains (losses) were as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Balance at January 1,	$16,235	$8,414	$14,419
Fixed maturity securities on which noncredit OTTI losses have been recognized	36	106	143
Unrealized investment gains (losses) during the year	(11,662)	15,521	(17,618)
Unrealized investment gains (losses) relating to:
Future policy benefits	2,723	(1,988)	5,151
DAC and VOBA related to noncredit OTTI losses recognized in AOCI	4	(10)	(13)
DAC, VOBA and DSI	673	(756)	1,295
Policyholder dividend obligation	1,372	(1,384)	2,057
Deferred income tax benefit (expense) related to noncredit OTTI losses recognized in AOCI	(15)	(31)	(46)
Deferred income tax benefit (expense)	2,405	(3,600)	3,017
Net unrealized investment gains (losses)	11,771	16,272	8,405
Net unrealized investment gains (losses) attributable to noncontrolling interests	2	(37)	9
Balance at December 31,	$11,773	$16,235	$8,414
Change in net unrealized investment gains (losses)	$(4,464)	$7,858	$(6,014)
Change in net unrealized investment gains (losses) attributable to noncontrolling interests	2	(37)	9
Change in net unrealized investment gains (losses) attributable to MetLife, Inc.	$(4,462)	$7,821	$(6,005)
Concentrations of Credit Risk
Investments in any counterparty that were greater than 10% of the Company’s equity, other than the U.S. government and its agencies, were in fixed income securities of the Japanese government and its agencies with an estimated fair value of $20.9 billion and $20.3 billion at December 31, 2015 and 2014, respectively. The Company’s investment in fixed maturity and equity securities to counterparties that primarily conduct business in Japan, including Japan government and agency fixed maturity securities, was $25.4 billion and $25.5 billion at December 31, 2015 and 2014, respectively.
Securities Lending
Elements of the securities lending program are presented below at:

	December 31,
	2015	2014
	(In millions)
Securities on loan: (1)
Amortized cost	$27,223	$26,989
Estimated fair value	$29,646	$30,269
Cash collateral on deposit from counterparties (2)	$30,197	$30,826
Security collateral on deposit from counterparties (3)	$50	$83
Reinvestment portfolio — estimated fair value	$30,258	$31,314
______________

(1)	Included within fixed maturity securities and short-term investments.

(2)	Included within payables for collateral under securities loaned and other transactions.

(3)	Security collateral on deposit from counterparties may not be sold or re-pledged, unless the counterparty is in default, and is not reflected in the consolidated financial statements.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

The cash collateral liability by loaned security type and remaining tenor of the agreements were as follows at:

	December 31, 2015
	Remaining Tenor of Securities Lending Agreements
	Open (1)	1 Month or Less	1 to 6 Months	Total	% of Total
	(In millions)
Cash collateral liability by loaned security type
U.S. Treasury and agency	$10,116	$11,157	$5,986	$27,259	90.3%
Agency RMBS	—	951	600	1,551	5.1
Foreign government	2	510	486	998	3.3
U.S. corporate	9	380	—	389	1.3
Foreign corporate	—	—	—	—	—
Total	$10,127	$12,998	$7,072	$30,197	100.0%

	December 31, 2014
	Remaining Tenor of Securities Lending Agreements
	Open (1)	1 Month or Less	1 to 6 Months	Total	% of Total
	(In millions)
Cash collateral liability by loaned security type
U.S. Treasury and agency	$10,371	$10,423	$5,239	$26,033	84.5%
Agency RMBS	—	482	2,572	3,054	9.9
Foreign government	30	1,034	81	1,145	3.7
U.S. corporate	125	182	—	307	1.0
Foreign corporate	175	112	—	287	0.9
Total	$10,701	$12,233	$7,892	$30,826	100.0%
__________________

(1)	The related loaned security could be returned to the Company on the next business day which would require the Company to immediately return the cash collateral.
If the Company is required to return significant amounts of cash collateral on short notice and is forced to sell securities to meet the return obligation, it may have difficulty selling such collateral that is invested in securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than what otherwise would have been realized under normal market conditions, or both. The estimated fair value of the securities on loan related to the cash collateral on open at December 31, 2015 was $9.9 billion, over 99% of which were U.S. Treasury and agency securities which, if put back to the Company, could be immediately sold to satisfy the cash requirement.
The reinvestment portfolio acquired with the cash collateral consisted principally of fixed maturity securities (including U.S. Treasury and agency, agency RMBS, ABS, U.S. corporate securities, non-agency RMBS and foreign corporate securities) with 60% invested in U.S. Treasury and agency securities, agency RMBS, cash equivalents, short-term investments or held in cash. If the securities on loan or the reinvestment portfolio become less liquid, the Company has the liquidity resources of most of its general account available to meet any potential cash demands when securities on loan are put back to the Company.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Invested Assets on Deposit, Held in Trust and Pledged as Collateral
Invested assets on deposit, held in trust and pledged as collateral are presented below at estimated fair value for all asset classes, except mortgage loans, which are presented at carrying value at:

	December 31,
	2015	2014
	(In millions)
Invested assets on deposit (regulatory deposits)	$9,089	$9,437
Invested assets held in trust (collateral financing arrangements and reinsurance agreements)	10,443	10,069
Invested assets pledged as collateral (1)	23,145	25,996
Total invested assets on deposit, held in trust and pledged as collateral	$42,677	$45,502
______________

(1)
The Company has pledged invested assets in connection with various agreements and transactions, including funding agreements (see Notes 4 and 12), collateral financing arrangements (see Note 13) and derivative transactions (see Note 9).

See “— Securities Lending” for information regarding securities on loan and Note 7 for information regarding investments designated to the closed block.
Purchased Credit Impaired Investments
Investments acquired with evidence of credit quality deterioration since origination and for which it is probable at the acquisition date that the Company will be unable to collect all contractually required payments are classified as purchased credit impaired (“PCI”) investments. For each investment, the excess of the cash flows expected to be collected as of the acquisition date over its acquisition date fair value is referred to as the accretable yield and is recognized as net investment income on an effective yield basis. If, subsequently, based on current information and events, it is probable that there is a significant increase in cash flows previously expected to be collected or if actual cash flows are significantly greater than cash flows previously expected to be collected, the accretable yield is adjusted prospectively. The excess of the contractually required payments (including interest) as of the acquisition date over the cash flows expected to be collected as of the acquisition date is referred to as the nonaccretable difference, and this amount is not expected to be realized as net investment income. Decreases in cash flows expected to be collected can result in OTTI or the recognition of mortgage loan valuation allowances.
The Company’s PCI investments, by invested asset class, were as follows at:

	December 31,
	2015	2014	2015	2014
	Fixed Maturity Securities		Mortgage Loans
	(In millions)
Outstanding principal and interest balance (1)	$6,410	$5,287	$148	$239
Carrying value (2)	$4,883	$4,170	$129	$132
______________

(1)	Represents the contractually required payments, which is the sum of contractual principal, whether or not currently due, and accrued interest.

(2)	Estimated fair value plus accrued interest for fixed maturity securities and amortized cost, plus accrued interest, less any valuation allowances, for mortgage loans.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

The following table presents information about PCI investments acquired during the periods indicated:

	Years Ended December 31,
	2015	2014	2015	2014
	Fixed Maturity Securities		Mortgage Loans
	(In millions)
Contractually required payments (including interest)	$2,220	$947	$—	$—
Cash flows expected to be collected (1)	$1,951	$745	$—	$—
Fair value of investments acquired	$1,439	$503	$—	$—
______________

(1)	Represents undiscounted principal and interest cash flow expectations, at the date of acquisition.
The following table presents activity for the accretable yield on PCI investments:

	Years Ended December 31,
	2015	2014	2015	2014
	Fixed Maturity Securities		Mortgage Loans
	(In millions)
Accretable yield, January 1,	$2,143	$2,746	$48	$74
Investments purchased	512	242	—	—
Accretion recognized in earnings	(325)	(244)	(56)	(22)
Disposals	(56)	(60)	—	—
Reclassification (to) from nonaccretable difference	(74)	(541)	29	(4)
Accretable yield, December 31,	$2,200	$2,143	$21	$48
Collectively Significant Equity Method Investments
The Company holds investments in real estate joint ventures, real estate funds and other limited partnership interests consisting of leveraged buy-out funds, hedge funds, private equity funds, joint ventures and other funds. The portion of these investments accounted for under the equity method had a carrying value of $14.6 billion at December 31, 2015. The Company’s maximum exposure to loss related to these equity method investments is limited to the carrying value of these investments plus unfunded commitments of $5.2 billion at December 31, 2015. Except for certain real estate joint ventures, the Company’s investments in real estate funds and other limited partnership interests are generally of a passive nature in that the Company does not participate in the management of the entities.
As described in Note 1, the Company generally records its share of earnings in its equity method investments using a three-month lag methodology and within net investment income. Aggregate net investment income from these equity method investments exceeded 10% of the Company’s consolidated pre-tax income (loss) from continuing operations for only one of the three most recent annual periods: 2013. The Company is providing the following aggregated summarized financial data for such equity method investments, for the most recent annual periods, in order to provide comparative information. This aggregated summarized financial data does not represent the Company’s proportionate share of the assets, liabilities, or earnings of such entities.
The aggregated summarized financial data presented below reflects the latest available financial information and is as of, and for, the years ended December 31, 2015, 2014 and 2013. Aggregate total assets of these entities totaled $447.5 billion and $385.7 billion at December 31, 2015 and 2014, respectively. Aggregate total liabilities of these entities totaled $72.0 billion and $39.5 billion at December 31, 2015 and 2014, respectively. Aggregate net income (loss) of these entities totaled $25.8 billion, $34.9 billion and $26.3 billion for the years ended December 31, 2015, 2014 and 2013, respectively. Aggregate net income (loss) from the underlying entities in which the Company invests is primarily comprised of investment income, including recurring investment income and realized and unrealized investment gains (losses).

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Variable Interest Entities
The Company has invested in certain structured transactions (including CSEs), formed trusts to invest proceeds from certain collateral financing arrangements and has insurance operations that are VIEs. In certain instances, the Company holds both the power to direct the most significant activities of the entity, as well as an economic interest in the entity and, as such, is deemed to be the primary beneficiary or consolidator of the entity.
The determination of the VIE’s primary beneficiary requires an evaluation of the contractual and implied rights and obligations associated with each party’s relationship with or involvement in the entity, an estimate of the entity’s expected losses and expected residual returns and the allocation of such estimates to each party involved in the entity. The Company generally uses a qualitative approach to determine whether it is the primary beneficiary. However, for VIEs that are investment companies or apply measurement principles consistent with those utilized by investment companies, the primary beneficiary is based on a risks and rewards model and is defined as the entity that will absorb a majority of a VIE’s expected losses, receive a majority of a VIE’s expected residual returns if no single entity absorbs a majority of expected losses, or both. The Company reassesses its involvement with VIEs on a quarterly basis. The use of different methodologies, assumptions and inputs in the determination of the primary beneficiary could have a material effect on the amounts presented within the consolidated financial statements.
Consolidated VIEs
Creditors or beneficial interest holders of VIEs where the Company is the primary beneficiary have no recourse to the general credit of the Company, as the Company’s obligation to the VIEs is limited to the amount of its committed investment.
The following table presents the total assets and total liabilities relating to VIEs for which the Company has concluded that it is the primary beneficiary and which are consolidated at December 31, 2015 and 2014.

	December 31,
	2015		2014
	Total Assets	Total Liabilities	Total Assets	Total Liabilities
	(In millions)
MRSC (collateral financing arrangement (primarily securities)) (1)	$3,374	$—	$3,471	$—
Operating joint venture (2)	2,465	2,079	2,405	1,999
CSEs (assets (primarily loans) and liabilities (primarily debt)) (3)	186	62	297	155
Other investments (4)	76	—	150	15
Total	$6,101	$2,141	$6,323	$2,169
______________

(1)	See Note 13 for a description of the MetLife Reinsurance Company of South Carolina (“MRSC”) collateral financing arrangement.

(2)
Assets of the operating joint venture are primarily fixed maturity securities and separate account assets. Liabilities of the operating joint venture are primarily future policy benefits, other policyholder funds and separate account liabilities.

(3)
The Company consolidates entities that are structured as CMBS and as collateralized debt obligations. The assets of these entities can only be used to settle their respective liabilities, and under no circumstances is the Company liable for any principal or interest shortfalls should any arise. The Company’s exposure was limited to that of its remaining investment in these entities of $105 million and $123 million at estimated fair value at December 31, 2015 and 2014, respectively. The long-term debt bears interest primarily at fixed rates ranging from 2.25% to 5.57%, payable primarily on a monthly basis. Interest expense related to these obligations, included in other expenses, was $8 million, $38 million and $122 million for the years ended December 31, 2015, 2014 and 2013 respectively.

(4)	Other investments is comprised of other invested assets, other limited partnerships interests, FVO and trading securities, and real estate joint ventures.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Unconsolidated VIEs
The carrying amount and maximum exposure to loss relating to VIEs in which the Company holds a significant variable interest but is not the primary beneficiary and which have not been consolidated were as follows at:

	December 31,
	2015		2014
	Carrying Amount	Maximum Exposure to Loss (1)	Carrying Amount	Maximum Exposure to Loss (1)
	(In millions)
Fixed maturity securities AFS:
Structured securities (RMBS, ABS and CMBS) (2)	$65,824	$65,824	$68,427	$68,427
U.S. and foreign corporate	3,261	3,261	3,829	3,829
Other limited partnership interests	5,186	7,074	6,250	8,402
Other invested assets	1,604	2,161	1,720	2,050
FVO and trading securities	586	586	565	565
Real estate joint ventures	65	82	100	125
Other investments (3)	71	71	92	92
Total	$76,597	$79,059	$80,983	$83,490
______________

(1)
The maximum exposure to loss relating to fixed maturity securities AFS, FVO and trading securities and equity securities AFS is equal to their carrying amounts or the carrying amounts of retained interests. The maximum exposure to loss relating to other limited partnership interests, mortgage loans and real estate joint ventures is equal to the carrying amounts plus any unfunded commitments. For certain of its investments in other invested assets, the Company’s return is in the form of income tax credits which are guaranteed by creditworthy third parties. For such investments, the maximum exposure to loss is equal to the carrying amounts plus any unfunded commitments, reduced by income tax credits guaranteed by third parties of $179 million and $212 million at December 31, 2015 and 2014, respectively. Such a maximum loss would be expected to occur only upon bankruptcy of the issuer or investee.

(2)	For these variable interests, the Company’s involvement is limited to that of a passive investor in mortgage-backed or asset-backed securities issued by trusts that do not have substantial equity.

(3)	Other investments is comprised of mortgage loans and non-redeemable preferred stock.
As described in Note 21, the Company makes commitments to fund partnership investments in the normal course of business. Excluding these commitments, the Company did not provide financial or other support to investees designated as VIEs during the years ended December 31, 2015, 2014 and 2013.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Net Investment Income
The components of net investment income were as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Investment income:
Fixed maturity securities	$14,235	$14,868	$15,071
Equity securities	144	133	127
FVO and trading securities — Actively traded and FVO general account securities (1)	21	103	65
Mortgage loans	3,136	2,928	3,020
Policy loans	603	629	620
Real estate and real estate joint ventures	981	951	909
Other limited partnership interests	669	1,033	955
Cash, cash equivalents and short-term investments	148	168	181
Operating joint ventures	25	10	10
Other	248	192	165
Subtotal	20,210	21,015	21,123
Less: Investment expenses	1,209	1,178	1,198
Subtotal, net	19,001	19,837	19,925
FVO and trading securities — FVO contractholder-directed unit-linked investments (1)	264	1,266	2,172
FVO CSEs — interest income:
Commercial mortgage loans	16	49	132
Securities	—	1	3
Subtotal	280	1,316	2,307
Net investment income	$19,281	$21,153	$22,232
______________

(1)	Changes in estimated fair value subsequent to purchase for securities still held as of the end of the respective years included in net investment income were as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Actively traded and FVO general account securities	$(23)	$(3)	$18
FVO contractholder-directed unit-linked investments	$(433)	$645	$1,579
See “— Variable Interest Entities” for discussion of CSEs.
FVO Securities include certain fixed maturity and equity securities held-for-investment by the general account to support asset and liability management strategies for certain insurance products and investments in certain separate accounts; securities held by CSEs; and trading securities, as further described in Note 1.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Net Investment Gains (Losses)
Components of Net Investment Gains (Losses)
The components of net investment gains (losses) were as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Total gains (losses) on fixed maturity securities:
Total OTTI losses recognized — by sector and industry:
U.S. and foreign corporate securities — by industry:
Consumer	$(28)	$(7)	$(11)
Utility	(21)	—	(48)
Industrial	(5)	—	—
Transportation	—	(2)	(3)
Finance	—	—	(10)
Communications	—	—	(2)
Total U.S. and foreign corporate securities	(54)	(9)	(74)
RMBS	(30)	(31)	(80)
CMBS	—	(13)	(12)
ABS	—	(7)	—
State and political subdivision	(6)	—	—
OTTI losses on fixed maturity securities recognized in earnings	(90)	(60)	(166)
Fixed maturity securities — net gains (losses) on sales and disposals	204	598	561
Total gains (losses) on fixed maturity securities	114	538	395
Total gains (losses) on equity securities:
Total OTTI losses recognized — by sector:
Common stock	(39)	(13)	(6)
Non-redeemable preferred stock	(1)	(23)	(20)
OTTI losses on equity securities recognized in earnings	(40)	(36)	(26)
Equity securities — net gains (losses) on sales and disposals	61	101	31
Total gains (losses) on equity securities	21	65	5
FVO and trading securities — FVO general account securities	—	9	15
Mortgage loans	(105)	(36)	22
Real estate and real estate joint ventures	531	222	(19)
Other limited partnership interests	(67)	(78)	(48)
Other	(6)	(110)	22
Subtotal	488	610	392
FVO CSEs:
Commercial mortgage loans	(7)	(13)	(52)
Securities	—	—	2
Long-term debt — related to commercial mortgage loans	4	19	85
Long-term debt — related to securities	—	(1)	(2)
Non-investment portfolio gains (losses) (1)	112	(812)	(264)
Subtotal	109	(807)	(231)
Total net investment gains (losses)	$597	$(197)	$161
______________

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

(1)	Non-investment portfolio gains (losses) for the year ended December 31, 2014 includes a loss of $633 million related to the disposition of MAL as more fully described in Note 3.
See “— Variable Interest Entities” for discussion of CSEs.
Gains (losses) from foreign currency transactions included within net investment gains (losses) were $46 million, ($183) million and $171 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Sales or Disposals and Impairments of Fixed Maturity and Equity Securities
Investment gains and losses on sales of securities are determined on a specific identification basis. Proceeds from sales or disposals of fixed maturity and equity securities and the components of fixed maturity and equity securities net investment gains (losses) were as shown in the table below.

	Years Ended December 31,
	2015	2014	2013	2015	2014	2013
	Fixed Maturity Securities			Equity Securities
	(In millions)
Proceeds	$115,395	$82,075	$76,070	$358	$544	$746
Gross investment gains	$1,262	$1,165	$1,326	$99	$112	$56
Gross investment losses	(1,058)	(567)	(765)	(38)	(11)	(25)
OTTI losses	(90)	(60)	(166)	(40)	(36)	(26)
Net investment gains (losses)	$114	$538	$395	$21	$65	$5
Credit Loss Rollforward
The table below presents a rollforward of the cumulative credit loss component of OTTI loss recognized in earnings on fixed maturity securities still held for which a portion of the OTTI loss was recognized in OCI:

	Years Ended December 31,
	2015	2014
	(In millions)
Balance at January 1,	$357	$378
Additions:
Initial impairments — credit loss OTTI on securities not previously impaired	20	2
Additional impairments — credit loss OTTI on securities previously impaired	26	25
Reductions:
Sales (maturities, pay downs or prepayments) of securities previously impaired as credit loss OTTI	(124)	(40)
Securities impaired to net present value of expected future cash flows	—	(7)
Increase in cash flows — accretion of previous credit loss OTTI	(2)	(1)
Balance at December 31,	$277	$357
9. Derivatives
Accounting for Derivatives
See Note 1 for a description of the Company’s accounting policies for derivatives and Note 10 for information about the fair value hierarchy for derivatives.
Derivative Strategies
The Company is exposed to various risks relating to its ongoing business operations, including interest rate, foreign currency exchange rate, credit and equity market. The Company uses a variety of strategies to manage these risks, including the use of derivatives.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Derivatives are financial instruments with values derived from interest rates, foreign currency exchange rates, credit spreads and/or other financial indices. Derivatives may be exchange-traded or contracted in the over-the-counter (“OTC”) market. Certain of the Company’s OTC derivatives are cleared and settled through central clearing counterparties (“OTC-cleared”), while others are bilateral contracts between two counterparties (“OTC-bilateral”). The types of derivatives the Company uses include swaps, forwards, futures and option contracts. To a lesser extent, the Company uses credit default swaps and structured interest rate swaps to synthetically replicate investment risks and returns which are not readily available in the cash market.
Interest Rate Derivatives
The Company uses a variety of interest rate derivatives to reduce its exposure to changes in interest rates, including interest rate swaps, caps, floors, swaptions, futures and forwards.
Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities (duration mismatches). In an interest rate swap, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts as calculated by reference to an agreed notional amount. The Company utilizes interest rate swaps in fair value, cash flow and nonqualifying hedging relationships.
The Company uses structured interest rate swaps to synthetically create investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and a cash instrument such as a U.S. Treasury, agency, or other fixed maturity security. Structured interest rate swaps are included in interest rate swaps and are not designated as hedging instruments.
The Company purchases interest rate caps and floors primarily to protect its floating rate liabilities against rises in interest rates above a specified level, and against interest rate exposure arising from mismatches between assets and liabilities, as well as to protect its minimum rate guarantee liabilities against declines in interest rates below a specified level, respectively. In certain instances, the Company locks in the economic impact of existing purchased caps and floors by entering into offsetting written caps and floors. The Company utilizes interest rate caps and floors in nonqualifying hedging relationships.
In exchange-traded interest rate (Treasury and swap) futures transactions, the Company agrees to purchase or sell a specified number of contracts, the value of which is determined by the different classes of interest rate securities, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures with regulated futures commission merchants that are members of the exchange. Exchange-traded interest rate (Treasury and swap) futures are used primarily to hedge mismatches between the duration of assets in a portfolio and the duration of liabilities supported by those assets, to hedge against changes in value of securities the Company owns or anticipates acquiring, to hedge against changes in interest rates on anticipated liability issuances by replicating Treasury or swap curve performance, and to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. The Company utilizes exchange-traded interest rate futures in nonqualifying hedging relationships.
Swaptions are used by the Company to hedge interest rate risk associated with the Company’s long-term liabilities and invested assets. A swaption is an option to enter into a swap with a forward starting effective date. In certain instances, the Company locks in the economic impact of existing purchased swaptions by entering into offsetting written swaptions. The Company pays a premium for purchased swaptions and receives a premium for written swaptions. The Company utilizes swaptions in nonqualifying hedging relationships. Swaptions are included in interest rate options.
The Company enters into interest rate forwards to buy and sell securities. The price is agreed upon at the time of the contract and payment for such a contract is made at a specified future date. The Company utilizes interest rate forwards in cash flow hedging relationships.
Foreign Currency Exchange Rate Derivatives
The Company uses foreign currency exchange rate derivatives, including foreign currency swaps, foreign currency forwards, currency options and exchange-traded currency futures, to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets and liabilities denominated in foreign currencies. The Company also uses foreign currency derivatives to hedge the foreign currency exchange rate risk associated with certain of its net investments in foreign operations.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

In a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a fixed exchange rate, generally set at inception, calculated by reference to an agreed upon notional amount. The notional amount of each currency is exchanged at the inception and termination of the currency swap by each party. The Company utilizes foreign currency swaps in fair value, cash flow and nonqualifying hedging relationships.
In a foreign currency forward transaction, the Company agrees with another party to deliver a specified amount of an identified currency at a specified future date. The price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date. The Company utilizes foreign currency forwards in fair value, net investment in foreign operations and nonqualifying hedging relationships.
The Company enters into currency options that give it the right, but not the obligation, to sell the foreign currency amount in exchange for a functional currency amount within a limited time at a contracted price. The contracts may also be net settled in cash, based on differentials in the foreign currency exchange rate and the strike price. The Company uses currency options to hedge against the foreign currency exposure inherent in certain of its variable annuity products. The Company also uses currency options as an economic hedge of foreign currency exposure related to the Company’s international subsidiaries. The Company utilizes currency options in net investment in foreign operations and nonqualifying hedging relationships.
To a lesser extent, the Company uses exchange-traded currency futures to hedge currency mismatches between assets and liabilities, and to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. The Company utilizes exchange-traded currency futures in nonqualifying hedging relationships.
Credit Derivatives
The Company enters into purchased credit default swaps to hedge against credit-related changes in the value of its investments. In a credit default swap transaction, the Company agrees with another party to pay, at specified intervals, a premium to hedge credit risk. If a credit event occurs, as defined by the contract, the contract may be cash settled or it may be settled gross by the delivery of par quantities of the referenced investment equal to the specified swap notional amount in exchange for the payment of cash amounts by the counterparty equal to the par value of the investment surrendered. Credit events vary by type of issuer but typically include bankruptcy, failure to pay debt obligations, repudiation, moratorium, involuntary restructuring or governmental intervention. In each case, payout on a credit default swap is triggered only after the Credit Derivatives Determinations Committee of the International Swaps and Derivatives Association, Inc. (“ISDA”) deems that a credit event has occurred. The Company utilizes credit default swaps in nonqualifying hedging relationships.
The Company enters into written credit default swaps to synthetically create credit investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and one or more cash instruments, such as U.S. Treasury securities, agency securities or other fixed maturity securities. These credit default swaps are not designated as hedging instruments.
The Company also enters into certain purchased and written credit default swaps held in relation to trading portfolios for the purpose of generating profits on short-term differences in price. These credit default swaps are not designated as hedging instruments.
The Company enters into forwards to lock in the price to be paid for forward purchases of certain securities. The price is agreed upon at the time of the contract and payment for the contract is made at a specified future date. When the primary purpose of entering into these transactions is to hedge against the risk of changes in purchase price due to changes in credit spreads, the Company designates these transactions as credit forwards. The Company utilizes credit forwards in cash flow hedging relationships.
Equity Derivatives
The Company uses a variety of equity derivatives to reduce its exposure to equity market risk, including equity index options, equity variance swaps, exchange-traded equity futures and total rate of return swaps (“TRRs”).

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Equity index options are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. To hedge against adverse changes in equity indices, the Company enters into contracts to sell the equity index within a limited time at a contracted price. The contracts will be net settled in cash based on differentials in the indices at the time of exercise and the strike price. Certain of these contracts may also contain settlement provisions linked to interest rates. In certain instances, the Company may enter into a combination of transactions to hedge adverse changes in equity indices within a pre-determined range through the purchase and sale of options. The Company utilizes equity index options in nonqualifying hedging relationships.
Equity variance swaps are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. In an equity variance swap, the Company agrees with another party to exchange amounts in the future, based on changes in equity volatility over a defined period. The Company utilizes equity variance swaps in nonqualifying hedging relationships.
In exchange-traded equity futures transactions, the Company agrees to purchase or sell a specified number of contracts, the value of which is determined by the different classes of equity securities, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures with regulated futures commission merchants that are members of the exchange. Exchange-traded equity futures are used primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. The Company utilizes exchange-traded equity futures in nonqualifying hedging relationships.
TRRs are swaps whereby the Company agrees with another party to exchange, at specified intervals, the difference between the economic risk and reward of an asset or a market index and the LIBOR, calculated by reference to an agreed notional amount. No cash is exchanged at the outset of the contract. Cash is paid and received over the life of the contract based on the terms of the swap. The Company uses TRRs to hedge its equity market guarantees in certain of its insurance products. TRRs can be used as hedges or to synthetically create investments. The Company utilizes TRRs in nonqualifying hedging relationships.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Primary Risks Managed by Derivatives
The following table presents the gross notional amount, estimated fair value and primary underlying risk exposure of the Company’s derivatives, excluding embedded derivatives, held at:

	Primary Underlying Risk Exposure	December 31,
		2015			2014
			Estimated Fair Value			Estimated Fair Value
		Gross Notional Amount	Assets	Liabilities	Gross Notional Amount	Assets	Liabilities
		(In millions)
Derivatives Designated as Hedging Instruments
Fair value hedges:
Interest rate swaps	Interest rate	$5,528	$2,215	$12	$6,044	$2,064	$21
Foreign currency swaps	Foreign currency exchange rate	2,154	62	159	2,708	65	100
Foreign currency forwards	Foreign currency exchange rate	1,685	—	52	2,335	—	291
Subtotal		9,367	2,277	223	11,087	2,129	412
Cash flow hedges:
Interest rate swaps	Interest rate	2,190	487	—	2,560	528	—
Interest rate forwards	Interest rate	105	23	—	225	63	—
Foreign currency swaps	Foreign currency exchange rate	23,661	1,303	1,803	18,325	563	930
Subtotal		25,956	1,813	1,803	21,110	1,154	930
Foreign operations hedges:
Foreign currency forwards	Foreign currency exchange rate	3,916	63	12	4,097	295	11
Currency options	Foreign currency exchange rate	7,569	205	36	6,419	415	—
Subtotal		11,485	268	48	10,516	710	11
Total qualifying hedges		46,808	4,358	2,074	42,713	3,993	1,353
Derivatives Not Designated or Not Qualifying as Hedging Instruments
Interest rate swaps	Interest rate	89,336	5,111	2,247	93,266	4,570	2,051
Interest rate floors	Interest rate	23,837	311	48	55,645	440	199
Interest rate caps	Interest rate	68,928	105	3	49,128	145	1
Interest rate futures	Interest rate	5,808	4	7	2,707	4	9
Interest rate options	Interest rate	30,234	1,177	30	48,078	1,241	75
Interest rate forwards	Interest rate	43	1	—	—	—	—
Synthetic GICs	Interest rate	4,216	—	—	4,298	—	—
Foreign currency swaps	Foreign currency exchange rate	11,081	766	431	11,041	447	385
Foreign currency forwards	Foreign currency exchange rate	11,724	154	220	13,206	127	791
Currency futures	Foreign currency exchange rate	930	—	—	522	2	—
Currency options	Foreign currency exchange rate	9,590	466	189	8,324	585	340
Credit default swaps — purchased	Credit	1,870	28	34	2,830	8	34
Credit default swaps — written	Credit	10,311	78	13	10,527	181	6
Equity futures	Equity market	7,206	63	18	6,073	65	2
Equity index options	Equity market	55,682	1,542	1,041	39,345	1,426	1,036
Equity variance swaps	Equity market	23,437	195	636	24,598	196	639
TRRs	Equity market	3,803	47	58	3,297	22	101
Total non-designated or nonqualifying derivatives		358,036	10,048	4,975	372,885	9,459	5,669
Total		$404,844	$14,406	$7,049	$415,598	$13,452	$7,022

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Based on gross notional amounts, a substantial portion of the Company’s derivatives was not designated or did not qualify as part of a hedging relationship at both December 31, 2015 and 2014. The Company’s use of derivatives includes (i) derivatives that serve as macro hedges of the Company’s exposure to various risks and that generally do not qualify for hedge accounting due to the criteria required under the portfolio hedging rules; (ii) derivatives that economically hedge insurance liabilities that contain mortality or morbidity risk and that generally do not qualify for hedge accounting because the lack of these risks in the derivatives cannot support an expectation of a highly effective hedging relationship; (iii) derivatives that economically hedge embedded derivatives that do not qualify for hedge accounting because the changes in estimated fair value of the embedded derivatives are already recorded in net income; and (iv) written credit default swaps that are used to synthetically create credit investments and that do not qualify for hedge accounting because they do not involve a hedging relationship. For these nonqualified derivatives, changes in market factors can lead to the recognition of fair value changes on the statement of operations without an offsetting gain or loss recognized in earnings for the item being hedged.
Net Derivative Gains (Losses)
The components of net derivative gains (losses) were as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Freestanding derivatives and hedging gains (losses) (1)	$277	$1,638	$(8,343)
Embedded derivatives gains (losses)	(239)	(321)	5,104
Total net derivative gains (losses)	$38	$1,317	$(3,239)
______________

(1)	Includes foreign currency transaction gains (losses) on hedged items in cash flow and nonqualifying hedging relationships, which are not presented elsewhere in this note.
The following table presents earned income on derivatives:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Qualifying hedges:
Net investment income	$219	$158	$135
Interest credited to policyholder account balances	25	101	150
Other expenses	(6)	(3)	(6)
Nonqualifying hedges:
Net investment income	(5)	(4)	(6)
Net derivative gains (losses)	1,024	828	328
Policyholder benefits and claims	16	40	(292)
Total	$1,273	$1,120	$309

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Nonqualifying Derivatives and Derivatives for Purposes Other Than Hedging
The following table presents the amount and location of gains (losses) recognized in income for derivatives that were not designated or qualifying as hedging instruments:

	Net Derivative Gains (Losses)	Net Investment Income (1)	Policyholder Benefits and Claims (2)
	(In millions)
Year Ended December 31, 2015
Interest rate derivatives	$(421)	$—	$5
Foreign currency exchange rate derivatives	547	—	—
Credit derivatives — purchased	7	(3)	—
Credit derivatives — written	(83)	—	—
Equity derivatives	(816)	(14)	(25)
Total	$(766)	$(17)	$(20)
Year Ended December 31, 2014
Interest rate derivatives	$1,545	$—	$42
Foreign currency exchange rate derivatives	(344)	—	—
Credit derivatives — purchased	(12)	—	—
Credit derivatives — written	21	—	—
Equity derivatives	(634)	(18)	(288)
Total	$576	$(18)	$(246)
Year Ended December 31, 2013
Interest rate derivatives	$(3,458)	$—	$(27)
Foreign currency exchange rate derivatives	(1,716)	—	—
Credit derivatives — purchased	(21)	(14)	—
Credit derivatives — written	130	1	—
Equity derivatives	(3,663)	(25)	(727)
Total	$(8,728)	$(38)	$(754)
______________

(1)
Changes in estimated fair value related to economic hedges of equity method investments in joint ventures, derivatives held in relation to trading portfolios and derivatives held within contractholder-directed unit-linked investments.

(2)	Changes in estimated fair value related to economic hedges of variable annuity guarantees included in future policy benefits.
Fair Value Hedges
The Company designates and accounts for the following as fair value hedges when they have met the requirements of fair value hedging: (i) interest rate swaps to convert fixed rate assets and liabilities to floating rate assets and liabilities; (ii) foreign currency swaps to hedge the foreign currency fair value exposure of foreign currency denominated assets and liabilities; and (iii) foreign currency forwards to hedge the foreign currency fair value exposure of foreign currency denominated investments.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The Company recognizes gains and losses on derivatives and the related hedged items in fair value hedges within net derivative gains (losses). The following table presents the amount of such net derivative gains (losses):

Derivatives in Fair Value Hedging Relationships	Hedged Items in Fair Value Hedging Relationships	Net Derivative Gains (Losses) Recognized for Derivatives	Net Derivative Gains (Losses) Recognized for Hedged Items	Ineffectiveness Recognized in Net Derivative Gains (Losses)
		(In millions)
Year Ended December 31, 2015
Interest rate swaps:	Fixed maturity securities	$5	$—	$5
	Policyholder liabilities (1)	(2)	(8)	(10)
Foreign currency swaps:	Foreign-denominated fixed maturity securities	15	(7)	8
	Foreign-denominated policyholder account balances (2)	(240)	232	(8)
Foreign currency forwards:	Foreign-denominated fixed maturity securities	(75)	68	(7)
Total		$(297)	$285	$(12)
Year Ended December 31, 2014
Interest rate swaps:	Fixed maturity securities	$5	$(1)	$4
	Policyholder liabilities (1)	681	(667)	14
Foreign currency swaps:	Foreign-denominated fixed maturity securities	13	(11)	2
	Foreign-denominated policyholder account balances (2)	(283)	270	(13)
Foreign currency forwards:	Foreign-denominated fixed maturity securities	(359)	330	(29)
Total		$57	$(79)	$(22)
Year Ended December 31, 2013
Interest rate swaps:	Fixed maturity securities	$42	$(43)	$(1)
	Policyholder liabilities (1)	(830)	835	5
Foreign currency swaps:	Foreign-denominated fixed maturity securities	13	(12)	1
	Foreign-denominated policyholder account balances (2)	(97)	110	13
Foreign currency forwards:	Foreign-denominated fixed maturity securities	(109)	102	(7)
Total		$(981)	$992	$11
______________

(1)	Fixed rate liabilities reported in policyholder account balances or future policy benefits.

(2)	Fixed rate or floating rate liabilities.
For the Company’s foreign currency forwards, the change in the estimated fair value of the derivative related to the changes in the difference between the spot price and the forward price is excluded from the assessment of hedge effectiveness. For all other derivatives, all components of each derivative’s gain or loss were included in the assessment of hedge effectiveness. For the years ended December 31, 2015, 2014 and 2013, the component of the change in estimated fair value of derivatives that was excluded from the assessment of hedge effectiveness was ($11) million, $3 million and ($2) million, respectively.
Cash Flow Hedges
The Company designates and accounts for the following as cash flow hedges when they have met the requirements of cash flow hedging: (i) interest rate swaps to convert floating rate assets and liabilities to fixed rate assets and liabilities; (ii) foreign currency swaps to hedge the foreign currency cash flow exposure of foreign currency denominated assets and liabilities; (iii) interest rate forwards and credit forwards to lock in the price to be paid for forward purchases of investments; (iv) interest rate swaps and interest rate forwards to hedge the forecasted purchases of fixed-rate investments; and (v) interest rate swaps and interest rate forwards to hedge forecasted fixed-rate borrowings.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

In certain instances, the Company discontinued cash flow hedge accounting because the forecasted transactions were no longer probable of occurring. Because certain of the forecasted transactions also were not probable of occurring within two months of the anticipated date, the Company reclassified amounts from AOCI into net derivative gains (losses). These amounts were $11 million, ($15) million and ($1) million for the years ended December 31, 2015, 2014 and 2013, respectively.
At December 31, 2015 and 2014, the maximum length of time over which the Company was hedging its exposure to variability in future cash flows for forecasted transactions did not exceed five years and six years, respectively.
At December 31, 2015 and 2014, the balance in AOCI associated with cash flow hedges was $2.4 billion and $1.8 billion, respectively.
The following table presents the effects of derivatives in cash flow hedging relationships on the consolidated statements of operations and the consolidated statements of equity:

Derivatives in Cash Flow Hedging Relationships	Amount of Gains (Losses)Deferred in AOCI on Derivatives	Amount and Location of Gains (Losses) Reclassified from AOCI into Income (Loss)			Amount and Location of Gains (Losses)Recognized in Income (Loss) on Derivatives
	(Effective Portion)	(Effective Portion)			(Ineffective Portion)
		Net Derivative Gains (Losses)	Net Investment Income	Other Expenses	Net Derivative Gains (Losses)
	(In millions)
Year Ended December 31, 2015
Interest rate swaps	$91	$85	$12	$—	$3
Interest rate forwards	(1)	6	5	2	—
Foreign currency swaps	(109)	(720)	(1)	1	9
Credit forwards	—	1	1	—	—
Total	$(19)	$(628)	$17	$3	$12
Year Ended December 31, 2014
Interest rate swaps	$722	$42	$9	$—	$3
Interest rate forwards	86	(7)	4	2	—
Foreign currency swaps	(139)	(768)	(2)	2	1
Credit forwards	—	—	1	—	—
Total	$669	$(733)	$12	$4	$4
Year Ended December 31, 2013
Interest rate swaps	$(635)	$20	$8	$—	$(3)
Interest rate forwards	(59)	10	3	(1)	1
Foreign currency swaps	(165)	(3)	(3)	1	3
Credit forwards	(4)	—	1	—	—
Total	$(863)	$27	$9	$—	$1
All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.
At December 31, 2015, $50 million of deferred net gains (losses) on derivatives in AOCI was expected to be reclassified to earnings within the next 12 months.
Hedges of Net Investments in Foreign Operations
The Company uses foreign currency exchange rate derivatives, which may include foreign currency forwards and currency options, to hedge portions of its net investments in foreign operations against adverse movements in exchange rates. The Company measures ineffectiveness on these derivatives based upon the change in forward rates.
When net investments in foreign operations are sold or substantially liquidated, the amounts in AOCI are reclassified to the statement of operations.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The following table presents the effects of derivatives in net investment hedging relationships on the consolidated statements of operations and the consolidated statements of equity:

Derivatives in Net Investment Hedging Relationships (1), (2)	Amount of Gains (Losses) Deferred in AOCI (Effective Portion)
	Years Ended December 31,
	2015	2014	2013
	(In millions)
Foreign currency forwards	$255	$407	$69
Currency options	(138)	222	262
Total	$117	$629	$331
______________

(1)
During the years ended December 31, 2015 and 2013, there were no sales or substantial liquidations of net investments in foreign operations that would have required the reclassification of gains or losses from AOCI into earnings. In May 2014, the Company sold its interest in MAL, which was a hedged item in a net investment hedging relationship. See Note 3. As a result, during the year ended December 31, 2014, the Company released losses of $77 million from AOCI into earnings upon the sale.

(2)
There was no ineffectiveness recognized for the Company’s hedges of net investments in foreign operations. All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.

At December 31, 2015 and 2014, the cumulative foreign currency translation gain (loss) recorded in AOCI related to hedges of net investments in foreign operations was $1.1 billion and $940 million, respectively.
Credit Derivatives
In connection with synthetically created credit investment transactions and credit default swaps held in relation to the trading portfolio, the Company writes credit default swaps for which it receives a premium to insure credit risk. Such credit derivatives are included within the nonqualifying derivatives and derivatives for purposes other than hedging table. If a credit event occurs, as defined by the contract, the contract may be cash settled or it may be settled gross by the Company paying the counterparty the specified swap notional amount in exchange for the delivery of par quantities of the referenced credit obligation. The Company’s maximum amount at risk, assuming the value of all referenced credit obligations is zero, was $10.3 billion and $10.5 billion at December 31, 2015 and 2014, respectively. The Company can terminate these contracts at any time through cash settlement with the counterparty at an amount equal to the then current estimated fair value of the credit default swaps. At December 31, 2015 and 2014, the Company would have received $65 million and $175 million, respectively, to terminate all of these contracts.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The following table presents the estimated fair value, maximum amount of future payments and weighted average years to maturity of written credit default swaps at:

	December 31,
	2015			2014
Rating Agency Designation of Referenced Credit Obligations (1)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps	Weighted Average Years to Maturity (2)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps	Weighted Average Years to Maturity (2)
	(In millions)			(In millions)
Aaa/Aa/A
Single name credit default swaps (corporate)	$6	$661	2.5	$10	$677	2.4
Credit default swaps referencing indices	6	1,635	3.4	10	1,700	2.6
Subtotal	12	2,296	3.2	20	2,377	2.6
Baa
Single name credit default swaps (corporate)	8	1,349	2.5	23	1,591	2.8
Credit default swaps referencing indices	37	5,863	4.8	94	5,774	4.7
Subtotal	45	7,212	4.4	117	7,365	4.3
Ba
Single name credit default swaps (corporate)	(2)	64	2.3	—	60	3.0
Credit default swaps referencing indices	(1)	100	1.0	(1)	100	2.0
Subtotal	(3)	164	1.5	(1)	160	2.4
B
Single name credit default swaps (corporate)	—	—	—	—	—	—
Credit default swaps referencing indices	11	639	4.9	39	625	4.9
Subtotal	11	639	4.9	39	625	4.9
Total	$65	$10,311	4.1	$175	$10,527	3.9
______________

(1)
The rating agency designations are based on availability and the midpoint of the applicable ratings among Moody’s Investors Service (“Moody’s”), S&P and Fitch Ratings. If no rating is available from a rating agency, then an internally developed rating is used.

(2)	The weighted average years to maturity of the credit default swaps is calculated based on weighted average gross notional amounts.
The Company has also entered into credit default swaps to purchase credit protection on certain of the referenced credit obligations in the table above. As a result, the maximum amounts of potential future recoveries available to offset the $10.3 billion and $10.5 billion from the table above were $80 million and $75 million at December 31, 2015 and 2014, respectively.
Written credit default swaps held in relation to the trading portfolio amounted to $20 million and $15 million in gross notional amount and ($2) million and $1 million in estimated fair value at December 31, 2015 and 2014, respectively.
Credit Risk on Freestanding Derivatives
The Company may be exposed to credit-related losses in the event of nonperformance by its counterparties to derivatives. Generally, the current credit exposure of the Company’s derivatives is limited to the net positive estimated fair value of derivatives at the reporting date after taking into consideration the existence of master netting or similar agreements and any collateral received pursuant to such agreements.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The Company manages its credit risk related to derivatives by entering into transactions with creditworthy counterparties and establishing and monitoring exposure limits. The Company’s OTC-bilateral derivative transactions are generally governed by ISDA Master Agreements which provide for legally enforceable set-off and close-out netting of exposures to specific counterparties in the event of early termination of a transaction, which includes, but is not limited to, events of default and bankruptcy. In the event of an early termination, the Company is permitted to set off receivables from the counterparty against payables to the same counterparty arising out of all included transactions. Substantially all of the Company’s ISDA Master Agreements also include Credit Support Annex provisions which require both the pledging and accepting of collateral in connection with its OTC-bilateral derivatives.
The Company’s OTC-cleared derivatives are effected through central clearing counterparties and its exchange-traded derivatives are effected through regulated exchanges. Such positions are marked to market and margined on a daily basis (both initial margin and variation margin), and the Company has minimal exposure to credit-related losses in the event of nonperformance by counterparties to such derivatives.
See Note 10 for a description of the impact of credit risk on the valuation of derivatives.
The estimated fair values of the Company’s net derivative assets and net derivative liabilities after the application of master netting agreements and collateral were as follows at:

	December 31,
	2015		2014
Derivatives Subject to a Master Netting Arrangement or a Similar Arrangement	Assets	Liabilities	Assets	Liabilities
	(In millions)
Gross estimated fair value of derivatives:
OTC-bilateral (1)	$13,017	$5,848	$12,256	$6,017
OTC-cleared (1)	1,600	1,217	1,380	1,054
Exchange-traded	67	25	71	11
Total gross estimated fair value of derivatives (1)	14,684	7,090	13,707	7,082
Amounts offset on the consolidated balance sheets	—	—	—	—
Estimated fair value of derivatives presented on the consolidated balance sheets (1)	14,684	7,090	13,707	7,082
Gross amounts not offset on the consolidated balance sheets:
Gross estimated fair value of derivatives: (2)
OTC-bilateral	(4,368)	(4,368)	(4,082)	(4,082)
OTC-cleared	(1,200)	(1,200)	(989)	(989)
Exchange-traded	(1)	(1)	(5)	(5)
Cash collateral: (3), (4)
OTC-bilateral	(6,140)	(7)	(4,153)	(133)
OTC-cleared	(378)	(10)	(386)	(62)
Exchange-traded	—	(20)	—	(4)
Securities collateral: (5)
OTC-bilateral	(2,078)	(1,395)	(3,768)	(1,700)
OTC-cleared	—	—	—	(3)
Exchange-traded	—	(3)	—	(2)
Net amount after application of master netting agreements and collateral	$519	$86	$324	$102
______________

(1)
At December 31, 2015 and 2014, derivative assets included income or expense accruals reported in accrued investment income or in other liabilities of $278 million and $255 million, respectively, and derivative liabilities included income or expense accruals reported in accrued investment income or in other liabilities of $41 million and $60 million, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

(2)	Estimated fair value of derivatives is limited to the amount that is subject to set-off and includes income or expense accruals.

(3)
Cash collateral received by the Company for OTC-bilateral and OTC-cleared derivatives is included in cash and cash equivalents, short-term investments or in fixed maturity securities, and the obligation to return it is included in payables for collateral under securities loaned and other transactions on the balance sheet. In certain instances, cash collateral pledged to the Company as initial margin for OTC-bilateral derivatives is held in separate custodial accounts and is not recorded on the Company’s balance sheet because the account title is in the name of the counterparty (but segregated for the benefit of the Company). The amount of this off-balance sheet collateral was $0 and $263 million at December 31, 2015 and 2014, respectively.

(4)
The receivable for the return of cash collateral provided by the Company is inclusive of initial margin on exchange-traded and OTC-cleared derivatives and is included in premiums, reinsurance and other receivables on the balance sheet. The amount of cash collateral offset in the table above is limited to the net estimated fair value of derivatives after application of netting agreements. At December 31, 2015 and 2014, the Company received excess cash collateral of $89 million and $87 million (including $0 and $36 million off-balance sheet cash collateral held in separate custodial accounts), respectively, and provided excess cash collateral of $204 million and $192 million, respectively, which is not included in the table above due to the foregoing limitation.

(5)
Securities collateral received by the Company is held in separate custodial accounts and is not recorded on the balance sheet. Subject to certain constraints, the Company is permitted by contract to sell or re-pledge this collateral, but at December 31, 2015 none of the collateral had been sold or re-pledged. Securities collateral pledged by the Company is reported in fixed maturity securities on the balance sheet. Subject to certain constraints, the counterparties are permitted by contract to sell or re-pledge this collateral. The amount of securities collateral offset in the table above is limited to the net estimated fair value of derivatives after application of netting agreements and cash collateral. At December 31, 2015 and 2014, the Company received excess securities collateral with an estimated fair value of $100 million and $395 million, respectively, for its OTC-bilateral derivatives, which are not included in the table above due to the foregoing limitation. At December 31, 2015 and 2014, the Company provided excess securities collateral with an estimated fair value of $150 million and $117 million, respectively, for its OTC-bilateral derivatives, $315 million and $199 million, respectively, for its OTC-cleared derivatives, and $224 million and $245 million, respectively, for its exchange-traded derivatives, which are not included in the table above due to the foregoing limitation.

The Company’s collateral arrangements for its OTC-bilateral derivatives generally require the counterparty in a net liability position, after considering the effect of netting agreements, to pledge collateral when the estimated fair value of that counterparty’s derivatives reaches a pre-determined threshold. Certain of these arrangements also include credit-contingent provisions that provide for a reduction of these thresholds (on a sliding scale that converges toward zero) in the event of downgrades in the credit ratings of the Company and/or the counterparty. In addition, certain of the Company’s netting agreements for derivatives contain provisions that require both the Company and the counterparty to maintain a specific investment grade credit rating from each of Moody’s and S&P. If a party’s credit ratings were to fall below that specific investment grade credit rating, that party would be in violation of these provisions, and the other party to the derivatives could terminate the transactions and demand immediate settlement and payment based on such party’s reasonable valuation of the derivatives.
The following table presents the estimated fair value of the Company’s OTC-bilateral derivatives that are in a net liability position after considering the effect of netting agreements, together with the estimated fair value and balance sheet location of the collateral pledged. The table also presents the incremental collateral that the Company would be required to provide if there was a one notch downgrade in the Company’s credit rating at the reporting date or if the Company’s credit rating sustained a downgrade to a level that triggered full overnight collateralization or termination of the derivative position at the reporting date. OTC-bilateral derivatives that are not subject to collateral agreements are excluded from this table.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

	December 31,
	2015			2014
	Derivatives Subject to Credit-Contingent Provisions	Derivatives Not Subject to Credit-Contingent Provisions	Total	Derivatives Subject to Credit-Contingent Provisions	Derivatives Not Subject to Credit-Contingent Provisions	Total
	(In millions)
Estimated fair value of derivatives in a net liability position (1)	$1,270	$207	$1,477	$1,832	$84	$1,916
Estimated Fair Value of Collateral Provided
Fixed maturity securities	$1,365	$174	$1,539	$1,750	$65	$1,815
Cash	$4	$4	$8	$131	$2	$133
Fair Value of Incremental Collateral Provided Upon
One notch downgrade in the company's credit rating	$1	$—	$1	$5	$—	$5
Downgrade in the company's credit rating to a level that triggers full overnight collateralization or termination of the derivative position	$1	$—	$1	$7	$—	$7
______________

(1)	After taking into consideration the existence of netting agreements.
Embedded Derivatives
The Company issues certain products or purchases certain investments that contain embedded derivatives that are required to be separated from their host contracts and accounted for as freestanding derivatives. These host contracts principally include: variable annuities with guaranteed minimum benefits, including GMWBs, GMABs and certain GMIBs; ceded reinsurance of guaranteed minimum benefits related to certain GMIBs; assumed reinsurance of guaranteed minimum benefits related to GMWBs and GMABs; funding agreements with equity or bond indexed crediting rates; funds withheld on assumed and ceded reinsurance; fixed annuities with equity-indexed returns; and certain debt and equity securities.
The following table presents the estimated fair value and balance sheet location of the Company’s embedded derivatives that have been separated from their host contracts at:

		December 31,
	Balance Sheet Location	2015	2014
		(In millions)
Net embedded derivatives within asset host contracts:
Ceded guaranteed minimum benefits	Premiums, reinsurance and other receivables	$356	$324
Funds withheld on assumed reinsurance	Other invested assets	35	53
Options embedded in debt or equity securities	Investments	(220)	(217)
Net embedded derivatives within asset host contracts		$171	$160
Net embedded derivatives within liability host contracts:
Direct guaranteed minimum benefits	Policyholder account balances and Future policy benefits	$(20)	$(1,126)
Assumed guaranteed minimum benefits	Policyholder account balances	965	973
Funds withheld on ceded reinsurance	Other liabilities	(14)	83
Other	Policyholder account balances	4	24
Net embedded derivatives within liability host contracts		$935	$(46)

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The following table presents changes in estimated fair value related to embedded derivatives:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Net derivative gains (losses) (1)	$(239)	$(321)	$5,104
Policyholder benefits and claims	$21	$87	$(139)
______________

(1)
The valuation of guaranteed minimum benefits includes a nonperformance risk adjustment. The amounts included in net derivative gains (losses) in connection with this adjustment were $163 million, $13 million and ($952) million for the years ended December 31, 2015, 2014 and 2013, respectively.

10. Fair Value
When developing estimated fair values, the Company considers three broad valuation techniques: (i) the market approach, (ii) the income approach, and (iii) the cost approach. The Company determines the most appropriate valuation technique to use, given what is being measured and the availability of sufficient inputs, giving priority to observable inputs. The Company categorizes its assets and liabilities measured at estimated fair value into a three-level hierarchy, based on the significant input with the lowest level in its valuation. The input levels are as follows:

Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities. The Company defines active markets based on average trading volume for equity securities. The size of the bid/ask spread is used as an indicator of market activity for fixed maturity securities.

Level 2
Quoted prices in markets that are not active or inputs that are observable either directly or indirectly. These inputs can include quoted prices for similar assets or liabilities other than quoted prices in Level 1, quoted prices in markets that are not active, or other significant inputs that are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3
Unobservable inputs that are supported by little or no market activity and are significant to the determination of estimated fair value of the assets or liabilities. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

Financial markets are susceptible to severe events evidenced by rapid depreciation in asset values accompanied by a reduction in asset liquidity. The Company’s ability to sell securities, or the price ultimately realized for these securities, depends upon the demand and liquidity in the market and increases the use of judgment in determining the estimated fair value of certain securities.
Considerable judgment is often required in interpreting market data to develop estimates of fair value, and the use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.
Recurring Fair Value Measurements
The assets and liabilities measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy, including those items for which the Company has elected the FVO, are presented below.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

	December 31, 2015
	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Fixed maturity securities:
U.S. corporate	$—	$93,758	$7,036	$100,794
U.S. Treasury and agency	37,660	23,986	—	61,646
Foreign corporate	—	51,438	5,760	57,198
Foreign government	—	49,643	856	50,499
RMBS	—	34,088	4,709	38,797
State and political subdivision	—	15,395	46	15,441
ABS	—	12,731	1,663	14,394
CMBS	—	11,889	744	12,633
Total fixed maturity securities	37,660	292,928	20,814	351,402
Equity securities	1,274	1,615	432	3,321
FVO and trading securities:
Actively traded securities	—	400	4	404
FVO general account securities	506	32	89	627
FVO contractholder-directed unit-linked investments	10,829	2,985	167	13,981
FVO securities held by CSEs	—	2	10	12
Total FVO and trading securities	11,335	3,419	270	15,024
Short-term investments (1)	2,543	5,985	291	8,819
Mortgage loans:
Residential mortgage loans — FVO	—	—	314	314
Commercial mortgage loans held by CSEs — FVO	—	172	—	172
Total mortgage loans	—	172	314	486
Other invested assets:
Other investments	109	53	—	162
Derivative assets: (2)
Interest rate	4	9,405	25	9,434
Foreign currency exchange rate	—	3,003	16	3,019
Credit	—	99	7	106
Equity market	63	1,435	349	1,847
Total derivative assets	67	13,942	397	14,406
Total other invested assets	176	13,995	397	14,568
Net embedded derivatives within asset host contracts (3)	—	—	391	391
Separate account assets (4)	77,080	222,814	1,704	301,598
Total assets	$130,068	$540,928	$24,613	$695,609
Liabilities
Derivative liabilities: (2)
Interest rate	$7	$2,340	$—	$2,347
Foreign currency exchange rate	—	2,754	148	2,902
Credit	—	45	2	47
Equity market	18	1,077	658	1,753
Total derivative liabilities	25	6,216	808	7,049
Net embedded derivatives within liability host contracts (3)	—	—	935	935
Long-term debt of CSEs — FVO	—	49	11	60
Trading liabilities (5)	103	50	—	153
Total liabilities	$128	$6,315	$1,754	$8,197

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

	December 31, 2014
	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Fixed maturity securities:
U.S. corporate	$—	$99,012	$6,942	$105,954
U.S. Treasury and agency	36,879	24,637	—	61,516
Foreign corporate	—	55,185	6,490	61,675
Foreign government	—	51,355	1,311	52,666
RMBS	—	35,463	4,383	39,846
State and political subdivision	—	15,187	—	15,187
ABS	—	12,005	2,244	14,249
CMBS	—	13,567	765	14,332
Total fixed maturity securities	36,879	306,411	22,135	365,425
Equity securities	1,558	1,728	345	3,631
FVO and trading securities:
Actively traded securities	22	627	5	654
FVO general account securities	552	57	95	704
FVO contractholder-directed unit-linked investments	11,064	3,797	455	15,316
FVO securities held by CSEs	—	3	12	15
Total FVO and trading securities	11,638	4,484	567	16,689
Short-term investments (1)	2,104	5,223	336	7,663
Mortgage loans:
Residential mortgage loans — FVO	—	—	308	308
Commercial mortgage loans held by CSEs — FVO	—	280	—	280
Total mortgage loans	—	280	308	588
Other invested assets:
Other investments	203	61	—	264
Derivative assets: (2)
Interest rate	4	8,988	63	9,055
Foreign currency exchange rate	2	2,472	25	2,499
Credit	—	175	14	189
Equity market	65	1,287	357	1,709
Total derivative assets	71	12,922	459	13,452
Total other invested assets	274	12,983	459	13,716
Net embedded derivatives within asset host contracts (3)	—	—	377	377
Separate account assets (4)	83,533	231,539	1,922	316,994
Total assets	$135,986	$562,648	$26,449	$725,083
Liabilities
Derivative liabilities: (2)
Interest rate	$9	$2,347	$—	$2,356
Foreign currency exchange rate	—	2,755	93	2,848
Credit	—	38	2	40
Equity market	2	1,112	664	1,778
Total derivative liabilities	11	6,252	759	7,022
Net embedded derivatives within liability host contracts (3)	—	7	(53)	(46)
Long-term debt of CSEs — FVO	—	138	13	151
Trading liabilities (5)	215	24	—	239
Total liabilities	$226	$6,421	$719	$7,366
______________

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

(1)
Short-term investments as presented in the tables above differ from the amounts presented on the consolidated balance sheets because certain short-term investments are not measured at estimated fair value on a recurring basis.

(2)
Derivative assets are presented within other invested assets on the consolidated balance sheets and derivative liabilities are presented within other liabilities on the consolidated balance sheets. The amounts are presented gross in the tables above to reflect the presentation on the consolidated balance sheets, but are presented net for purposes of the rollforward in the Fair Value Measurements Using Significant Unobservable Inputs (Level 3) tables.

(3)
Net embedded derivatives within asset host contracts are presented primarily within premiums, reinsurance and other receivables on the consolidated balance sheets. Net embedded derivatives within liability host contracts are presented within policyholder account balances, future policy benefits and other liabilities on the consolidated balance sheets. At December 31, 2015 and 2014, debt and equity securities also included embedded derivatives of ($220) million and ($217) million, respectively.

(4)
Investment performance related to separate account assets is fully offset by corresponding amounts credited to contractholders whose liability is reflected within separate account liabilities. Separate account liabilities are set equal to the estimated fair value of separate account assets.

(5)	Trading liabilities are presented within other liabilities on the consolidated balance sheets.
The following describes the valuation methodologies used to measure assets and liabilities at fair value. The description includes the valuation techniques and key inputs for each category of assets or liabilities that are classified within Level 2 and Level 3 of the fair value hierarchy.
Investments
Valuation Controls and Procedures
On behalf of the Company’s Chief Investment Officer and Chief Financial Officer, a pricing and valuation committee that is independent of the trading and investing functions and comprised of senior management, provides oversight of control systems and valuation policies for securities, mortgage loans and derivatives. On a quarterly basis, this committee reviews and approves new transaction types and markets, ensures that observable market prices and market-based parameters are used for valuation, wherever possible, and determines that judgmental valuation adjustments, when applied, are based upon established policies and are applied consistently over time. This committee also provides oversight of the selection of independent third party pricing providers and the controls and procedures to evaluate third party pricing. Periodically, the Chief Accounting Officer reports to the Audit Committee of MetLife, Inc.’s Board of Directors regarding compliance with fair value accounting standards.
The Company reviews its valuation methodologies on an ongoing basis and revises those methodologies when necessary based on changing market conditions. Assurance is gained on the overall reasonableness and consistent application of input assumptions, valuation methodologies and compliance with fair value accounting standards through controls designed to ensure valuations represent an exit price. Several controls are utilized, including certain monthly controls, which include, but are not limited to, analysis of portfolio returns to corresponding benchmark returns, comparing a sample of executed prices of securities sold to the fair value estimates, comparing fair value estimates to management’s knowledge of the current market, reviewing the bid/ask spreads to assess activity, comparing prices from multiple independent pricing services and ongoing due diligence to confirm that independent pricing services use market-based parameters. The process includes a determination of the observability of inputs used in estimated fair values received from independent pricing services or brokers by assessing whether these inputs can be corroborated by observable market data. The Company ensures that prices received from independent brokers, also referred to herein as “consensus pricing,” represent a reasonable estimate of fair value by considering such pricing relative to the Company’s knowledge of the current market dynamics and current pricing for similar financial instruments. While independent non-binding broker quotations are utilized, they are not used for a significant portion of the portfolio. For example, fixed maturity securities priced using independent non-binding broker quotations represent less than 1% of the total estimated fair value of fixed maturity securities and 7% of the total estimated fair value of Level 3 fixed maturity securities at December 31, 2015.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

The Company also applies a formal process to challenge any prices received from independent pricing services that are not considered representative of estimated fair value. If prices received from independent pricing services are not considered reflective of market activity or representative of estimated fair value, independent non-binding broker quotations are obtained, or an internally developed valuation is prepared. Internally developed valuations of current estimated fair value, which reflect internal estimates of liquidity and nonperformance risks, compared with pricing received from the independent pricing services, did not produce material differences in the estimated fair values for the majority of the portfolio; accordingly, overrides were not material. This is, in part, because internal estimates of liquidity and nonperformance risks are generally based on available market evidence and estimates used by other market participants. In the absence of such market-based evidence, management’s best estimate is used.
Securities, Short-term Investments, Other Investments, Long-term Debt of CSEs — FVO and Trading Liabilities
When available, the estimated fair value of these financial instruments is based on quoted prices in active markets that are readily and regularly obtainable. Generally, these are the most liquid of the Company’s securities holdings and valuation of these securities does not involve management’s judgment.
When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, giving priority to observable inputs. The significant inputs to the market standard valuation methodologies for certain types of securities with reasonable levels of price transparency are inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. When observable inputs are not available, the market standard valuation methodologies rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. These unobservable inputs can be based in large part on management’s judgment or estimation and cannot be supported by reference to market activity. Even though these inputs are unobservable, management believes they are consistent with what other market participants would use when pricing such securities and are considered appropriate given the circumstances.
The estimated fair value of investments in certain separate accounts included in FVO contractholder-directed unit-linked investments, FVO securities held by CSEs, other investments, long-term debt of CSEs — FVO and trading liabilities is determined on a basis consistent with the methodologies described herein for securities.
The valuation of most instruments listed below is determined using independent pricing sources, matrix pricing, discounted cash flow methodologies or other similar techniques that use either observable market inputs or unobservable inputs.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Instrument		Level 2 Observable Inputs	Level 3 Unobservable Inputs
Fixed Maturity Securities
U.S. corporate and Foreign corporate securities
	Valuation Techniques: Principally the market and income approaches.		Valuation Techniques: Principally the market approach.
	Key Inputs:		Key Inputs:
	•	quoted prices in markets that are not active	•	illiquidity premium
	•	benchmark yields; spreads off benchmark yields; new issuances; issuer rating	•	delta spread adjustments to reflect specific credit-related issues
	•	trades of identical or comparable securities; duration	•	credit spreads
	•	Privately-placed securities are valued using the additional key inputs:	•	quoted prices in markets that are not active for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2
• market yield curve; call provisions
		• observable prices and spreads for similar public or private securities that incorporate the credit quality and industry sector of the issuer	•	independent non-binding broker quotations
• delta spread adjustments to reflect specific credit-related issues
U.S. Treasury and agency, Foreign government and State and political subdivision securities
	Valuation Techniques: Principally the market approach.		Valuation Techniques: Principally the market approach.
	Key Inputs:		Key Inputs:
	•	quoted prices in markets that are not active	•	independent non-binding broker quotations
	•	benchmark U.S. Treasury yield or other yields	•	quoted prices in markets that are not active for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2
	•	the spread off the U.S. Treasury yield curve for the identical security
	•	issuer ratings and issuer spreads; broker-dealer quotes	•	credit spreads
	•	comparable securities that are actively traded
Structured securities comprised of RMBS, ABS and CMBS
	Valuation Techniques: Principally the market and income approaches.		Valuation Techniques: Principally the market and income approaches.
	Key Inputs:		Key Inputs:
	•	quoted prices in markets that are not active	•	credit spreads
	•	spreads for actively traded securities; spreads off benchmark yields	•	quoted prices in markets that are not active for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2
	•	expected prepayment speeds and volumes
	•	current and forecasted loss severity; ratings; geographic region	•	independent non-binding broker quotations
	•	weighted average coupon and weighted average maturity
	•	average delinquency rates; debt-service coverage ratios
	•	issuance-specific information, including, but not limited to:
• collateral type; structure of the security; vintage of the loans
• payment terms of the underlying assets
• payment priority within the tranche; deal performance

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Instrument	Level 2 Observable Inputs	Level 3 Unobservable Inputs
Equity Securities
	Valuation Techniques: Principally the market approach.	Valuation Techniques: Principally the market and income approaches.
	Key Input:	Key Inputs:
	• quoted prices in markets that are not considered active	•	credit ratings; issuance structures
		•	quoted prices in markets that are not active for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2
		•	independent non-binding broker quotations
FVO and trading securities, Short-term investments, and Other invested assets
•
Contractholder-directed unit-linked investments include mutual fund interests without readily determinable fair values given prices are not published publicly. Valuation of these mutual funds is based upon quoted prices or reported NAV provided by the fund managers, which were based on observable inputs.
•
FVO and trading securities and short-term investments are of a similar nature and class to the fixed maturity and equity securities described above; accordingly, the valuation techniques and unobservable inputs used in their valuation are also similar to those described above.

•
All other investments are of a similar nature and class to the fixed maturity and equity securities described above; accordingly, the valuation techniques and observable inputs used in their valuation are also similar to those described above.

Mortgage Loans — FVO
Commercial mortgage loans held by CSEs — FVO
	Valuation Techniques: Principally the market approach.	•	N/A
Key Input:
• quoted securitization market price determined principally by independent pricing services using observable inputs
Residential mortgage loans — FVO
	• N/A	Valuation Techniques: Principally the market approach, including matrix pricing or other similar techniques.
Key Inputs: Inputs that are unobservable or cannot be derived principally from, or corroborated by, observable market data
Separate Account Assets (1)
Mutual funds and hedge funds without readily determinable fair values as prices are not published publicly
	Key Input:	•	N/A
• quoted prices or reported NAV provided by the fund managers
Other limited partnership interests
	• N/A	Valuation Techniques: Valued giving consideration to the underlying holdings of the partnerships and by applying a premium or discount, if appropriate.
Key Inputs:
		•	liquidity; bid/ask spreads; performance record of the fund manager
		•	other relevant variables that may impact the exit value of the particular partnership interest
______________

(1)
Estimated fair value equals carrying value, based on the value of the underlying assets, including: mutual fund interests, fixed maturity securities, equity securities, derivatives, hedge funds, other limited partnership interests, short-term investments and cash and cash equivalents. Fixed maturity securities, equity securities, derivatives, short-term investments and cash and cash equivalents are similar in nature to the instruments described under “— Securities, Short-term Investments, Other Investments, Long-term Debt of CSEs — FVO and Trading Liabilities” and “— Derivatives—Freestanding Derivatives Valuation Techniques and Key Inputs.”

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Derivatives
The estimated fair value of derivatives is determined through the use of quoted market prices for exchange-traded derivatives, or through the use of pricing models for OTC-bilateral and OTC-cleared derivatives. The determination of estimated fair value, when quoted market values are not available, is based on market standard valuation methodologies and inputs that management believes are consistent with what other market participants would use when pricing such instruments. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, default risk, nonperformance risk, volatility, liquidity and changes in estimates and assumptions used in the pricing models. The valuation controls and procedures for derivatives are described in “— Investments.”
The significant inputs to the pricing models for most OTC-bilateral and OTC-cleared derivatives are inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. Certain OTC-bilateral and OTC-cleared derivatives may rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. These unobservable inputs may involve significant management judgment or estimation. Even though unobservable, these inputs are based on assumptions deemed appropriate given the circumstances and management believes they are consistent with what other market participants would use when pricing such instruments.
Most inputs for OTC-bilateral and OTC-cleared derivatives are mid-market inputs but, in certain cases, liquidity adjustments are made when they are deemed more representative of exit value. Market liquidity, as well as the use of different methodologies, assumptions and inputs, may have a material effect on the estimated fair values of the Company’s derivatives and could materially affect net income.
The credit risk of both the counterparty and the Company are considered in determining the estimated fair value for all OTC-bilateral and OTC-cleared derivatives, and any potential credit adjustment is based on the net exposure by counterparty after taking into account the effects of netting agreements and collateral arrangements. The Company values its OTC-bilateral and OTC-cleared derivatives using standard swap curves which may include a spread to the risk-free rate, depending upon specific collateral arrangements. This credit spread is appropriate for those parties that execute trades at pricing levels consistent with similar collateral arrangements. As the Company and its significant derivative counterparties generally execute trades at such pricing levels and hold sufficient collateral, additional credit risk adjustments are not currently required in the valuation process. The Company’s ability to consistently execute at such pricing levels is in part due to the netting agreements and collateral arrangements that are in place with all of its significant derivative counterparties. An evaluation of the requirement to make additional credit risk adjustments is performed by the Company each reporting period.
Freestanding Derivatives Valuation Techniques and Key Inputs
Level 2
This level includes all types of derivatives utilized by the Company with the exception of exchange-traded derivatives included within Level 1 and those derivatives with unobservable inputs as described in Level 3.
Level 3
These valuation methodologies generally use the same inputs as described in the corresponding sections for Level 2 measurements of derivatives. However, these derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be derived principally from, or corroborated by, observable market data.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Freestanding derivatives are principally valued using the income approach. Valuations of non-option-based derivatives utilize present value techniques, whereas valuations of option-based derivatives utilize option pricing models. Key inputs are as follows:

Instrument		Interest Rate		Foreign Currency Exchange Rate		Credit		Equity Market
Inputs common to Level 2 and Level 3 by instrument type	•	swap yield curve	•	swap yield curve	•	swap yield curve	•	swap yield curve
	•	basis curves	•	basis curves	•	credit curves	•	spot equity index levels
	•	interest rate volatility (1)	•	currency spot rates	•	recovery rates	•	dividend yield curves
			•	cross currency basis curves			•	equity volatility (1)
			•	currency volatility (1)
Level 3	•	swap yield curve (2)	•	swap yield curve (2)	•	swap yield curve (2)	•	dividend yield curves (2)
	•	basis curves (2)	•	basis curves (2)	•	credit curves (2)	•	equity volatility (1), (2)
	•	interest rate volatility (1), (2)	•	cross currency basis curves (2)	•	credit spreads	•	correlation between model inputs (1)
			•	currency correlation	•	repurchase rates
			•	currency volatility (1)	•	independent non-binding broker quotations
______________

(1)	Option-based only.

(2)	Extrapolation beyond the observable limits of the curve(s).
Embedded Derivatives
Embedded derivatives principally include certain direct, assumed and ceded variable annuity guarantees, equity or bond indexed crediting rates within certain funding agreements and annuity contracts, and those related to funds withheld on ceded reinsurance agreements. Embedded derivatives are recorded at estimated fair value with changes in estimated fair value reported in net income.
The Company issues certain variable annuity products with guaranteed minimum benefits. GMWBs, GMABs and certain GMIBs contain embedded derivatives, which are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value reported in net derivative gains (losses). These embedded derivatives are classified within policyholder account balances and future policy benefits on the consolidated balance sheets.
The Company’s actuarial department calculates the fair value of these embedded derivatives, which are estimated as the present value of projected future benefits minus the present value of projected future fees using actuarial and capital market assumptions including expectations concerning policyholder behavior. The calculation is based on in-force business, and is performed using standard actuarial valuation software which projects future cash flows from the embedded derivative over multiple risk neutral stochastic scenarios using observable risk-free rates.
Capital market assumptions, such as risk-free rates and implied volatilities, are based on market prices for publicly traded instruments to the extent that prices for such instruments are observable. Implied volatilities beyond the observable period are extrapolated based on observable implied volatilities and historical volatilities. Actuarial assumptions, including mortality, lapse, withdrawal and utilization, are unobservable and are reviewed at least annually based on actuarial studies of historical experience.
The valuation of these guarantee liabilities includes nonperformance risk adjustments and adjustments for a risk margin related to non-capital market inputs. The nonperformance adjustment is determined by taking into consideration publicly available information relating to spreads in the secondary market for MetLife, Inc.’s debt, including related credit default swaps. These observable spreads are then adjusted, as necessary, to reflect the priority of these liabilities and the claims paying ability of the issuing insurance subsidiaries compared to MetLife, Inc.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Risk margins are established to capture the non-capital market risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties of such actuarial assumptions as annuitization, premium persistency, partial withdrawal and surrenders. The establishment of risk margins requires the use of significant management judgment, including assumptions of the amount and cost of capital needed to cover the guarantees. These guarantees may be more costly than expected in volatile or declining equity markets. Market conditions including, but not limited to, changes in interest rates, equity indices, market volatility and foreign currency exchange rates; changes in nonperformance risk; and variations in actuarial assumptions regarding policyholder behavior, mortality and risk margins related to non-capital market inputs, may result in significant fluctuations in the estimated fair value of the guarantees that could materially affect net income.
The Company ceded the risk associated with certain of the GMIBs previously described. These reinsurance agreements contain embedded derivatives which are included within premiums, reinsurance and other receivables on the consolidated balance sheets with changes in estimated fair value reported in net derivative gains (losses) or policyholder benefits and claims depending on the statement of operations classification of the direct risk. The value of the embedded derivatives on the ceded risk is determined using a methodology consistent with that described previously for the guarantees directly written by the Company with the exception of the input for nonperformance risk that reflects the credit of the reinsurer.
The estimated fair value of the embedded derivatives within funds withheld related to certain ceded reinsurance is determined based on the change in estimated fair value of the underlying assets held by the Company in a reference portfolio backing the funds withheld liability. The estimated fair value of the underlying assets is determined as previously described in “— Investments — Securities, Short-term Investments, Other Investments, Long-term Debt of CSEs — FVO and Trading Liabilities.” The estimated fair value of these embedded derivatives is included, along with their funds withheld hosts, in other liabilities on the consolidated balance sheets with changes in estimated fair value recorded in net derivative gains (losses). Changes in the credit spreads on the underlying assets, interest rates and market volatility may result in significant fluctuations in the estimated fair value of these embedded derivatives that could materially affect net income.
The estimated fair value of the embedded equity and bond indexed derivatives contained in certain funding agreements is determined using market standard swap valuation models and observable market inputs, including a nonperformance risk adjustment. The estimated fair value of these embedded derivatives are included, along with their funding agreements host, within policyholder account balances with changes in estimated fair value recorded in net derivative gains (losses). Changes in equity and bond indices, interest rates and the Company’s credit standing may result in significant fluctuations in the estimated fair value of these embedded derivatives that could materially affect net income.
The Company issues certain annuity contracts which allow the policyholder to participate in returns from equity indices. These equity indexed features are embedded derivatives which are measured at estimated fair value separately from the host fixed annuity contract, with changes in estimated fair value reported in net derivative gains (losses). These embedded derivatives are classified within policyholder account balances on the consolidated balance sheets.
The estimated fair value of the embedded equity indexed derivatives, based on the present value of future equity returns to the policyholder using actuarial and present value assumptions including expectations concerning policyholder behavior, is calculated by the Company’s actuarial department. The calculation is based on in-force business and uses standard capital market techniques, such as Black-Scholes, to calculate the value of the portion of the embedded derivative for which the terms are set. The portion of the embedded derivative covering the period beyond where terms are set is calculated as the present value of amounts expected to be spent to provide equity indexed returns in those periods. The valuation of these embedded derivatives also includes the establishment of a risk margin, as well as changes in nonperformance risk.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Embedded Derivatives Within Asset and Liability Host Contracts
Level 3 Valuation Techniques and Key Inputs:
Direct and assumed guaranteed minimum benefits
These embedded derivatives are principally valued using the income approach. Valuations are based on option pricing techniques, which utilize significant inputs that may include swap yield curve, currency exchange rates and implied volatilities. These embedded derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. Significant unobservable inputs generally include: the extrapolation beyond observable limits of the swap yield curve and implied volatilities, actuarial assumptions for policyholder behavior and mortality and the potential variability in policyholder behavior and mortality, nonperformance risk and cost of capital for purposes of calculating the risk margin.
Reinsurance ceded on certain guaranteed minimum benefits
These embedded derivatives are principally valued using the income approach. The valuation techniques and significant market standard unobservable inputs used in their valuation are similar to those described above in “— Direct and assumed guaranteed minimum benefits” and also include counterparty credit spreads.
Transfers between Levels
Overall, transfers between levels occur when there are changes in the observability of inputs and market activity. Transfers into or out of any level are assumed to occur at the beginning of the period.
Transfers between Levels 1 and 2:
For assets and liabilities measured at estimated fair value and still held at December 31, 2015 and 2014, transfers between Levels 1 and 2 were $203 million and $160 million, respectively.
Transfers into or out of Level 3:
Assets and liabilities are transferred into Level 3 when a significant input cannot be corroborated with market observable data. This occurs when market activity decreases significantly and underlying inputs cannot be observed, current prices are not available, and/or when there are significant variances in quoted prices, thereby affecting transparency. Assets and liabilities are transferred out of Level 3 when circumstances change such that a significant input can be corroborated with market observable data. This may be due to a significant increase in market activity, a specific event, or one or more significant input(s) becoming observable.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)
The following table presents certain quantitative information about the significant unobservable inputs used in the fair value measurement, and the sensitivity of the estimated fair value to changes in those inputs, for the more significant asset and liability classes measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at:

					December 31, 2015				December 31, 2014				Impact of Increase in Input on Estimated Fair Value (2)
	Valuation Techniques		Significant Unobservable Inputs		Range			Weighted Average (1)	Range			Weighted Average (1)
Fixed maturity securities (3)
U.S. corporate and foreign corporate	•	Matrix pricing	•	Delta spread adjustments (4)	(65)	-	240	39	(40)	-	240	46	Decrease
	•	Market pricing	•	Quoted prices (5)	—	-	780	156	—	-	750	151	Increase
	•	Consensus pricing	•	Offered quotes (5)	68	-	121	98	31	-	126	99	Increase
Foreign government	•	Market pricing	•	Quoted prices (5)	96	-	135	113	92	-	189	106	Increase
RMBS	•	Market pricing	•	Quoted prices (5)	19	-	292	92	22	-	120	97	Increase (6)
ABS	•	Market pricing	•	Quoted prices (5)	16	-	109	100	15	-	110	100	Increase (6)
	•	Consensus pricing	•	Offered quotes (5)	66	-	105	99	56	-	106	102	Increase (6)
Derivatives
Interest rate	•	Present value techniques	•	Swap yield (7)	307	-	317		278	-	297		Increase (12)
Foreign currency exchange rate	•	Present value techniques	•	Swap yield (7)	28	-	381		62	-	2,430		Increase (12)
			•	Correlation (8)	—	-	—		40%	-	55%
Credit	•	Present value techniques	•	Credit spreads (9)	98	-	100		98	-	100		Decrease (9)
	•	Consensus pricing	•	Offered quotes (10)
Equity market	•	Present value techniques or option pricing models	•	Volatility (11)	15%	-	36%		15%	-	27%		Increase (12)
			•	Correlation (8)	70%	-	70%		70%	-	70%
Embedded derivatives
Direct and assumed guaranteed minimum benefits	•	Option pricing techniques	•	Mortality rates:
				Ages 0 - 40	0%	-	0.21%		0%	-	0.28%		Decrease (13)
				Ages 41 - 60	0.01%	-	0.78%		0.04%	-	0.88%		Decrease (13)
				Ages 61 - 115	0.04%	-	100%		0.26%	-	100%		Decrease (13)
			•	Lapse rates:
				Durations 1 - 10	0.25%	-	100%		0.50%	-	100%		Decrease (14)
				Durations 11 - 20	2%	-	100%		2%	-	100%		Decrease (14)
				Durations 21 - 116	1%	-	100%		2%	-	100%		Decrease (14)
			•	Utilization rates	0%	-	25%		20%	-	50%		Increase (15)
			•	Withdrawal rates	0%	-	20%		0%	-	20%		(16)
			•	Long-term equity volatilities	8.79%	-	33%		7.30%	-	33%		Increase (17)
			•	Nonperformance risk spread	(0.47)%	-	1.31%		(0.35)%	-	0.81%		Decrease (18)
______________

(1)	The weighted average for fixed maturity securities is determined based on the estimated fair value of the securities.

(2)	The impact of a decrease in input would have the opposite impact on the estimated fair value. For embedded derivatives, changes are based on liability positions.

(3)	Significant increases (decreases) in expected default rates in isolation would result in substantially lower (higher) valuations.

(4)	Range and weighted average are presented in basis points.

(5)	Range and weighted average are presented in accordance with the market convention for fixed maturity securities of dollars per hundred dollars of par.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

(6)
Changes in the assumptions used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumptions used for prepayment rates.

(7)
Ranges represent the rates across different yield curves and are presented in basis points. The swap yield curve is utilized among different types of derivatives to project cash flows, as well as to discount future cash flows to present value. Since this valuation methodology uses a range of inputs across a yield curve to value the derivative, presenting a range is more representative of the unobservable input used in the valuation.

(8)
Ranges represent the different correlation factors utilized as components within the valuation methodology. Presenting a range of correlation factors is more representative of the unobservable input used in the valuation. Increases (decreases) in correlation in isolation will increase (decrease) the significance of the change in valuations.

(9)
Represents the risk quoted in basis points of a credit default event on the underlying instrument. Credit derivatives with significant unobservable inputs are primarily comprised of written credit default swaps.

(10)	At both December 31, 2015 and 2014, independent non-binding broker quotations were used in the determination of less than 1% of the total net derivative estimated fair value.

(11)
Ranges represent the underlying equity volatility quoted in percentage points. Since this valuation methodology uses a range of inputs across multiple volatility surfaces to value the derivative, presenting a range is more representative of the unobservable input used in the valuation.

(12)	Changes are based on long U.S. dollar net asset positions and will be inversely impacted for short U.S. dollar net asset positions.

(13)
Mortality rates vary by age and by demographic characteristics such as gender. Mortality rate assumptions are based on company experience. A mortality improvement assumption is also applied. For any given contract, mortality rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(14)
Base lapse rates are adjusted at the contract level based on a comparison of the actuarially calculated guaranteed values and the current policyholder account value, as well as other factors, such as the applicability of any surrender charges. A dynamic lapse function reduces the base lapse rate when the guaranteed amount is greater than the account value as in the money contracts are less likely to lapse. Lapse rates are also generally assumed to be lower in periods when a surrender charge applies. For any given contract, lapse rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(15)
The utilization rate assumption estimates the percentage of contract holders with a GMIB or lifetime withdrawal benefit who will elect to utilize the benefit upon becoming eligible. The rates may vary by the type of guarantee, the amount by which the guaranteed amount is greater than the account value, the contract’s withdrawal history and by the age of the policyholder. For any given contract, utilization rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(16)
The withdrawal rate represents the percentage of account balance that any given policyholder will elect to withdraw from the contract each year. The withdrawal rate assumption varies by age and duration of the contract, and also by other factors such as benefit type. For any given contract, withdrawal rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative. For GMWBs, any increase (decrease) in withdrawal rates results in an increase (decrease) in the estimated fair value of the guarantees. For GMABs and GMIBs, any increase (decrease) in withdrawal rates results in a decrease (increase) in the estimated fair value.

(17)
Long-term equity volatilities represent equity volatility beyond the period for which observable equity volatilities are available. For any given contract, long-term equity volatility rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(18)
Nonperformance risk spread varies by duration and by currency. For any given contract, multiple nonperformance risk spreads will apply, depending on the duration of the cash flow being discounted for purposes of valuing the embedded derivative.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

The following is a summary of the valuation techniques and significant unobservable inputs used in the fair value measurement of assets and liabilities classified within Level 3 that are not included in the preceding table. Generally, all other classes of securities classified within Level 3, including those within separate account assets, use the same valuation techniques and significant unobservable inputs as previously described for Level 3 securities. This includes matrix pricing and discounted cash flow methodologies, inputs such as quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2, as well as independent non-binding broker quotations. The residential mortgage loans — FVO and long-term debt of CSEs — FVO are valued using independent non-binding broker quotations and internal models including matrix pricing and discounted cash flow methodologies using current interest rates. The sensitivity of the estimated fair value to changes in the significant unobservable inputs for these other assets and liabilities is similar in nature to that described in the preceding table. The valuation techniques and significant unobservable inputs used in the fair value measurement for the more significant assets measured at estimated fair value on a nonrecurring basis and determined using significant unobservable inputs (Level 3) are summarized in “— Nonrecurring Fair Value Measurements.”

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

The following tables summarize the change of all assets and (liabilities) measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Fixed Maturity Securities
	Corporate (1)	U.S. Treasury and Agency	Foreign Government	Structured (2)	State and Political Subdivision	Equity Securities	FVO and Trading Securities (3)
	(In millions)
Balance, January 1, 2014	$13,852	$62	$2,235	$8,139	$10	$572	$644
Total realized/unrealized gains (losses) included in net income (loss) (4) (5)	13	—	61	14	—	17	8
Total realized/unrealized gains (losses) included in AOCI	353	—	(110)	69	—	(80)	—
Purchases (6)	2,928	—	363	3,704	—	30	302
Sales (6)	(1,808)	—	(273)	(2,016)	—	(101)	(484)
Issuances (6)	—	—	—	—	—	—	—
Settlements (6)	—	—	—	—	—	—	—
Transfers into Level 3 (7)	526	—	253	149	—	7	147
Transfers out of Level 3 (7)	(2,432)	(62)	(1,218)	(2,667)	(10)	(100)	(50)
Balance, December 31, 2014	13,432	—	1,311	7,392	—	345	567
Total realized/unrealized gains (losses) included in net income (loss) (4) (5)	69	—	13	124	—	22	(30)
Total realized/unrealized gains (losses) included in AOCI	(761)	—	(25)	(91)	—	(64)	—
Purchases (6)	2,556	—	212	3,167	46	128	51
Sales (6)	(1,425)	—	(45)	(1,585)	—	(96)	(127)
Issuances (6)	—	—	—	—	—	—	—
Settlements (6)	—	—	—	—	—	—	—
Transfers into Level 3 (7)	918	—	7	66	—	107	56
Transfers out of Level 3 (7)	(1,993)	—	(617)	(1,957)	—	(10)	(247)
Balance, December 31, 2015	$12,796	$—	$856	$7,116	$46	$432	$270
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2013: (8)	$(26)	$—	$9	$25	$—	$(23)	$4
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2014: (8)	$13	$—	$12	$39	$—	$(5)	$(7)
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2015: (8)	$24	$—	$12	$125	$—	$(1)	$(27)
Gains (Losses) Data for the year ended December 31, 2013
Total realized/unrealized gains (losses) included in net income (loss) (4) (5)	$(45)	$—	$17	$32	$—	$(6)	$4
Total realized/unrealized gains (losses) included in AOCI	$(169)	$(3)	$(84)	$40	$(1)	$100	$—

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Short-term Investments	Mortgage Loans (9)	Net Derivatives (10)	Net Embedded Derivatives (11)	Separate Account Assets (12)	Long-term Debt of CSEs — FVO
	(In millions)
Balance, January 1, 2014	$254	$338	$(286)	$1,258	$1,465	$(28)
Total realized/unrealized gains (losses) included in net income (loss) (4) (5)	1	20	(83)	(173)	103	(1)
Total realized/unrealized gains (losses) included in AOCI	—	—	101	191	—	—
Purchases (6)	335	124	7	—	657	—
Sales (6)	(236)	(120)	—	—	(459)	—
Issuances (6)	—	—	(4)	—	81	—
Settlements (6)	—	(54)	(35)	(846)	(28)	16
Transfers into Level 3 (7)	—	—	—	—	147	—
Transfers out of Level 3 (7)	(18)	—	—	—	(44)	—
Balance, December 31, 2014	336	308	(300)	430	1,922	(13)
Total realized/unrealized gains (losses) included in net income (loss) (4) (5)	1	20	(223)	(159)	8	—
Total realized/unrealized gains (losses) included in AOCI	(1)	—	—	2	—	—
Purchases (6)	292	136	24	—	572	—
Sales (6)	(27)	(121)	—	—	(527)	—
Issuances (6)	—	—	—	—	98	—
Settlements (6)	—	(29)	88	(817)	(60)	2
Transfers into Level 3 (7)	—	—	—	—	1	—
Transfers out of Level 3 (7)	(310)	—	—	—	(310)	—
Balance, December 31, 2015	$291	$314	$(411)	$(544)	$1,704	$(11)
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2013: (8)	$2	$1	$(508)	$4,887	$—	$—
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2014: (8)	$1	$20	$(67)	$(173)	$—	$(1)
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2015: (8)	$—	$20	$(234)	$(176)	$—	$—
Gains (Losses) Data for the year ended December 31, 2013
Total realized/unrealized gains (losses) included in net income (loss) (4) (5)	$(20)	$1	$(537)	$4,902	$35	$(2)
Total realized/unrealized gains (losses) included in AOCI	$17	$—	$(103)	$300	$—	$—
______________

(1)	Comprised of U.S. and foreign corporate securities.

(2)	Comprised of RMBS, ABS, and CMBS.

(3)	Comprised of Actively traded securities, FVO general account securities, FVO contractholder-directed unit-linked investments and FVO securities held by CSEs.

(4)
Amortization of premium/accretion of discount is included within net investment income. Impairments charged to net income (loss) on securities are included in net investment gains (losses), while changes in estimated fair value of residential mortgage loans — FVO are included in net investment income. Lapses associated with net embedded derivatives are included in net derivative gains (losses). Substantially all realized/unrealized gains (losses) included in net income for net derivatives and net embedded derivatives are reported in net derivatives gains (losses).

(5)	Interest and dividend accruals, as well as cash interest coupons and dividends received, are excluded from the rollforward.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

(6)	Items purchased/issued and then sold/settled in the same period are excluded from the rollforward. Fees attributed to embedded derivatives are included in settlements.

(7)
Gains and losses, in net income (loss) and OCI, are calculated assuming transfers into and/or out of Level 3 occurred at the beginning of the period. Items transferred into and then out of Level 3 in the same period are excluded from the rollforward.

(8)
Changes in unrealized gains (losses) included in net income (loss) relate to assets and liabilities still held at the end of the respective periods. Substantially all changes in unrealized gains (losses) included in net income (loss) for net derivatives and net embedded derivatives are reported in net derivative gains (losses).

(9)	Comprised of residential mortgage loans — FVO.

(10)	Freestanding derivative assets and liabilities are presented net for purposes of the rollforward.

(11)	Embedded derivative assets and liabilities are presented net for purposes of the rollforward.

(12)
Investment performance related to separate account assets is fully offset by corresponding amounts credited to contractholders within separate account liabilities. Therefore, such changes in estimated fair value are not recorded in net income. For the purpose of this disclosure, these changes are presented within net investment gains (losses).

Fair Value Option
The following table presents information for certain assets and liabilities accounted for under the FVO. These assets and liabilities were initially measured at fair value.

	Residential Mortgage Loans — FVO		Certain Assets and Liabilities of CSEs — FVO (1)
	December 31,		December 31,
	2015	2014	2015	2014
	(In millions)
Assets
Unpaid principal balance	$436	$436	$121	$223
Difference between estimated fair value and unpaid principal balance	(122)	(128)	51	57
Carrying value at estimated fair value	$314	$308	$172	$280
Loans in non-accrual status	$122	$125	$—	$—
Liabilities
Contractual principal balance			$71	$159
Difference between estimated fair value and contractual principal balance			(11)	(8)
Carrying value at estimated fair value			$60	$151
______________

(1)
These assets and liabilities are comprised of commercial mortgage loans and long-term debt. Changes in estimated fair value on these assets and liabilities and gains or losses on sales of these assets are recognized in net investment gains (losses). Interest income on commercial mortgage loans held by CSEs — FVO is recognized in net investment income. Interest expense from long-term debt of CSEs — FVO is recognized in other expenses.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Nonrecurring Fair Value Measurements
The following table presents information for assets measured at estimated fair value on a nonrecurring basis during the periods and still held at the reporting dates (for example, when there is evidence of impairment). The estimated fair values for these assets were determined using significant unobservable inputs (Level 3).

	At December 31,			Years Ended December 31,
	2015	2014	2013	2015	2014	2013
	Carrying Value After Measurement			Gains (Losses)
	(In millions)
Mortgage loans: (1)	$44	$97	$214	$(1)	$2	$20
Other limited partnership interests (2)	$59	$147	$77	$(32)	$(76)	$(46)
______________

(1)
Estimated fair values for impaired mortgage loans are based on independent broker quotations or valuation models using unobservable inputs or, if the loans are in foreclosure or are otherwise determined to be collateral dependent, are based on the estimated fair value of the underlying collateral or the present value of the expected future cash flows.

(2)
For these cost method investments, estimated fair value is determined from information provided in the financial statements of the underlying entities including NAV data. These investments include private equity and debt funds that typically invest primarily in various strategies including domestic and international leveraged buyout funds; power, energy, timber and infrastructure development funds; venture capital funds; and below investment grade debt and mezzanine debt funds. Distributions will be generated from investment gains, from operating income from the underlying investments of the funds and from liquidation of the underlying assets of the funds. It is estimated that the underlying assets of the funds will be liquidated over the next two to 10 years. Unfunded commitments for these investments at both December 31, 2015 and 2014 were not significant.

Fair Value of Financial Instruments Carried at Other Than Fair Value
The following tables provide fair value information for financial instruments that are carried on the balance sheet at amounts other than fair value. These tables exclude the following financial instruments: cash and cash equivalents, accrued investment income, payables for collateral under securities loaned and other transactions, short-term debt and those short-term investments that are not securities, such as time deposits, and therefore are not included in the three level hierarchy table disclosed in the “— Recurring Fair Value Measurements” section. The estimated fair value of the excluded financial instruments, which are primarily classified in Level 2, approximates carrying value as they are short-term in nature such that the Company believes there is minimal risk of material changes in interest rates or credit quality. All remaining balance sheet amounts excluded from the table below are not considered financial instruments subject to this disclosure.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

The carrying values and estimated fair values for such financial instruments, and their corresponding placement in the fair value hierarchy, are summarized as follows at:

	December 31, 2015
		Fair Value Hierarchy
	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Mortgage loans	$66,616	$—	$—	$68,539	$68,539
Policy loans	$11,258	$—	$1,279	$12,072	$13,351
Real estate joint ventures	$35	$—	$—	$104	$104
Other limited partnership interests	$524	$—	$—	$615	$615
Other invested assets	$537	$155	$2	$380	$537
Premiums, reinsurance and other receivables	$2,822	$—	$484	$2,421	$2,905
Other assets	$235	$—	$207	$60	$267
Liabilities
Policyholder account balances	$125,040	$—	$—	$130,125	$130,125
Long-term debt	$17,954	$—	$19,360	$—	$19,360
Collateral financing arrangements	$4,139	$—	$—	$3,899	$3,899
Junior subordinated debt securities	$3,194	$—	$4,029	$—	$4,029
Other liabilities	$2,249	$—	$865	$1,385	$2,250
Separate account liabilities	$112,119	$—	$112,119	$—	$112,119

	December 31, 2014
		Fair Value Hierarchy
	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Mortgage loans	$59,530	$—	$—	$62,554	$62,554
Policy loans	$11,618	$—	$1,647	$12,287	$13,934
Real estate joint ventures	$67	$—	$—	$139	$139
Other limited partnership interests	$704	$—	$—	$906	$906
Other invested assets	$562	$172	$70	$320	$562
Premiums, reinsurance and other receivables	$3,070	$—	$713	$2,444	$3,157
Other assets	$251	$—	$175	$68	$243
Liabilities
Policyholder account balances	$134,219	$—	$—	$139,359	$139,359
Long-term debt	$16,128	$—	$18,357	$—	$18,357
Collateral financing arrangements	$4,196	$—	$—	$3,961	$3,961
Junior subordinated debt securities	$3,193	$—	$4,173	$—	$4,173
Other liabilities	$2,544	$—	$1,223	$1,323	$2,546
Separate account liabilities	$116,665	$—	$116,665	$—	$116,665

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

The methods, assumptions and significant valuation techniques and inputs used to estimate the fair value of financial instruments are summarized as follows:
Mortgage Loans
The estimated fair value of mortgage loans is primarily determined by estimating expected future cash flows and discounting them using current interest rates for similar mortgage loans with similar credit risk, or is determined from pricing for similar loans.
Policy Loans
Policy loans with fixed interest rates are classified within Level 3. The estimated fair values for these loans are determined using a discounted cash flow model applied to groups of similar policy loans determined by the nature of the underlying insurance liabilities. Cash flow estimates are developed by applying a weighted-average interest rate to the outstanding principal balance of the respective group of policy loans and an estimated average maturity determined through experience studies of the past performance of policyholder repayment behavior for similar loans. These cash flows are discounted using current risk-free interest rates with no adjustment for borrower credit risk, as these loans are fully collateralized by the cash surrender value of the underlying insurance policy. Policy loans with variable interest rates are classified within Level 2 and the estimated fair value approximates carrying value due to the absence of borrower credit risk and the short time period between interest rate resets, which presents minimal risk of a material change in estimated fair value due to changes in market interest rates.
Real Estate Joint Ventures and Other Limited Partnership Interests
The estimated fair values of these cost method investments are generally based on the Company’s share of the NAV as provided in the financial statements of the investees. In certain circumstances, management may adjust the NAV by a premium or discount when it has sufficient evidence to support applying such adjustments.
Other Invested Assets
These other invested assets are principally comprised of various interest-bearing assets held in foreign subsidiaries and certain amounts due under contractual indemnifications. For the various interest-bearing assets held in foreign subsidiaries, the Company evaluates the specific facts and circumstances of each instrument to determine the appropriate estimated fair values. These estimated fair values were not materially different from the recognized carrying values.
Premiums, Reinsurance and Other Receivables
Premiums, reinsurance and other receivables are principally comprised of certain amounts recoverable under reinsurance agreements, amounts on deposit with financial institutions to facilitate daily settlements related to certain derivatives and amounts receivable for securities sold but not yet settled.
Amounts recoverable under ceded reinsurance agreements, which the Company has determined do not transfer significant risk such that they are accounted for using the deposit method of accounting, have been classified as Level 3. The valuation is based on discounted cash flow methodologies using significant unobservable inputs. The estimated fair value is determined using interest rates determined to reflect the appropriate credit standing of the assuming counterparty.
The amounts on deposit for derivative settlements, classified within Level 2, essentially represent the equivalent of demand deposit balances and amounts due for securities sold are generally received over short periods such that the estimated fair value approximates carrying value.
Other Assets
These other assets are principally comprised of a receivable for cash paid to an unaffiliated financial institution under the MetLife Reinsurance Company of Charleston (“MRC”) collateral financing arrangement described in Note 13. The estimated fair value of the receivable for the cash paid to the unaffiliated financial institution under the MRC collateral financing arrangement is determined by discounting the expected future cash flows using a discount rate that reflects the credit rating of the unaffiliated financial institution.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Policyholder Account Balances
These policyholder account balances include investment contracts which primarily include certain funding agreements, fixed deferred annuities, modified guaranteed annuities, fixed term payout annuities and total control accounts (“TCA”). The valuation of these investment contracts is based on discounted cash flow methodologies using significant unobservable inputs. The estimated fair value is determined using current market risk-free interest rates adding a spread to reflect the nonperformance risk in the liability.
Long-term Debt, Collateral Financing Arrangements and Junior Subordinated Debt Securities
The estimated fair values of long-term debt, collateral financing arrangements and junior subordinated debt securities are principally determined using market standard valuation methodologies.
Valuations of instruments classified as Level 2 are based primarily on quoted prices in markets that are not active or using matrix pricing that use standard market observable inputs such as quoted prices in markets that are not active and observable yields and spreads in the market. Instruments valued using discounted cash flow methodologies use standard market observable inputs including market yield curve, duration, call provisions, observable prices and spreads for similar publicly traded or privately traded issues.
Valuations of instruments classified as Level 3 are based primarily on discounted cash flow methodologies that utilize unobservable discount rates that can vary significantly based upon the specific terms of each individual arrangement. The determination of estimated fair values of collateral financing arrangements incorporates valuations obtained from the counterparties to the arrangements, as part of the collateral management process.
Other Liabilities
Other liabilities consist primarily of interest payable, amounts due for securities purchased but not yet settled, and funds withheld amounts payable, which are contractually withheld by the Company in accordance with the terms of the reinsurance agreements. The Company evaluates the specific terms, facts and circumstances of each instrument to determine the appropriate estimated fair values, which are not materially different from the carrying values, with the exception of certain deposit type reinsurance payables. For such payables, the estimated fair value is determined as the present value of expected future cash flows, which are discounted using an interest rate determined to reflect the appropriate credit standing of the assuming counterparty.
Separate Account Liabilities
Separate account liabilities represent those balances due to policyholders under contracts that are classified as investment contracts.
Separate account liabilities classified as investment contracts primarily represent variable annuities with no significant mortality risk to the Company such that the death benefit is equal to the account balance, funding agreements related to group life contracts and certain contracts that provide for benefit funding.
Since separate account liabilities are fully funded by cash flows from the separate account assets which are recognized at estimated fair value as described in the section “— Recurring Fair Value Measurements,” the value of those assets approximates the estimated fair value of the related separate account liabilities. The valuation techniques and inputs for separate account liabilities are similar to those described for separate account assets.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

11. Goodwill
Goodwill is the excess of cost over the estimated fair value of net assets acquired. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. The goodwill impairment process requires a comparison of the estimated fair value of a reporting unit to its carrying value. The Company tests goodwill for impairment by either performing a qualitative assessment or a two-step quantitative test. The qualitative assessment is an assessment of historical information and relevant events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Company may elect not to perform the qualitative assessment for some or all of its reporting units and perform a two-step quantitative impairment test. In performing the two-step quantitative impairment test, the Company may use a market multiple valuation approach and a discounted cash flow valuation approach. For reporting units which are particularly sensitive to market assumptions, the Company may use additional valuation methodologies to estimate the reporting units’ fair values.
The market multiple valuation approach utilizes market multiples of companies with similar businesses and the projected operating earnings of the reporting unit. The discounted cash flow valuation approach requires judgments about revenues, operating earnings projections, capital market assumptions and discount rates. The key inputs, judgments and assumptions necessary in determining estimated fair value of the reporting units include projected operating earnings, current book value, the level of economic capital required to support the mix of business, long-term growth rates, comparative market multiples, control premium, the account value of in-force business, projections of new and renewal business, as well as margins on such business, the level of interest rates, credit spreads, equity market levels, and the discount rate that the Company believes is appropriate for the respective reporting unit.
When testing goodwill for impairment, the Company also considers its market capitalization in relation to the aggregate estimated fair value of its reporting units. The Company applies significant judgment when determining the estimated fair value of the Company’s reporting units and when assessing the relationship of market capitalization to the aggregate estimated fair value of its reporting units.
The valuation methodologies utilized are subject to key judgments and assumptions that are sensitive to change. Estimates of fair value are inherently uncertain and represent only management’s reasonable expectation regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Declines in the estimated fair value of the Company’s reporting units could result in goodwill impairments in future periods which could materially adversely affect the Company’s results of operations or financial position.
For the 2015 annual goodwill impairment tests, the Company utilized the qualitative assessment for four of its six previously defined reporting units and determined it was not more likely than not that the fair value of any of the reporting units tested using the qualitative assessment was less than its carrying amount and, therefore no further testing was needed for these reporting units. The Company prepared a quantitative impairment test for the remaining two reporting units, using both the market multiple and discounted cash flow valuation approaches. The Company determined that the fair values of these reporting units were in excess of their carrying values and, therefore goodwill was not impaired.
In anticipation of the Separation, in the third quarter of 2016, MetLife reorganized its businesses into six segments: U.S.; Asia; Latin America; EMEA; MetLife Holdings; and Brighthouse Financial. In connection with the reorganization, MetLife realigned certain businesses among its existing and new segments. As a result, the Company reallocated goodwill based on the relative fair values of the reporting units within such segments for the third quarter of 2016.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
11. Goodwill (continued)

Information regarding goodwill by segment, as well as Corporate & Other, was as follows:

	U.S.	Asia (1)	Latin America	EMEA	MetLife Holdings (2)	Brighthouse Financial (2)	Corporate & Other	Total
	(In millions)
Balance at January 1, 2013
Goodwill	$1,451	$5,387	$527	$1,339	$1,567	$1,508	$107	$11,886
Accumulated impairment	—	—	—	—	(680)	(1,188)	(65)	(1,933)
Total goodwill, net	1,451	5,387	527	1,339	887	320	42	9,953
Acquisitions (3)	—	—	1,140	1	—	—	—	1,141
Dispositions	—	—	—	(8)	—	—	—	(8)
Reduction of goodwill (4)	—	—	—	—	—	—	(65)	(65)
Reduction of accumulated impairment (4)	—	—	—	—	—	—	65	65
Effect of foreign currency translation and other	—	(489)	(79)	24	—	—	—	(544)
Balance at December 31, 2013
Goodwill	1,451	4,898	1,588	1,356	1,567	1,508	42	12,410
Accumulated impairment	—	—	—	—	(680)	(1,188)	—	(1,868)
Total goodwill, net	1,451	4,898	1,588	1,356	887	320	42	10,542
Dispositions (5)	—	(3)	—	(7)	—	(60)	—	(70)
Effect of foreign currency translation and other	—	(280)	(203)	(117)	—	—	—	(600)
Balance at December 31, 2014
Goodwill	1,451	4,615	1,385	1,232	1,567	1,448	42	11,740
Accumulated impairment	—	—	—	—	(680)	(1,188)	—	(1,868)
Total goodwill, net	1,451	4,615	1,385	1,232	887	260	42	9,872
Effect of foreign currency translation and other	—	(107)	(199)	(89)	—	—	—	(395)
Balance at December 31, 2015
Goodwill	1,451	4,508	1,186	1,143	1,567	1,448	42	11,345
Accumulated impairment	—	—	—	—	(680)	(1,188)	—	(1,868)
Total goodwill, net	$1,451	$4,508	$1,186	$1,143	$887	$260	$42	$9,477
______________

(1)	Includes goodwill of $4.3 billion, $4.4 billion and $4.7 billion from the Japan operations at December 31, 2015, 2014 and 2013, respectively.

(2)
The $680 million and $1.2 billion accumulated impairment in the MetLife Holdings and Brighthouse Financial segments, respectively, relates to the retail annuities business, which was impaired in 2012 and includes the allocated goodwill from Corporate & Other. This accumulated impairment balance was allocated between the two segments based on estimated fair value.

(3)	See Note 3 for a discussion of the acquisition of ProVida, which is included in the Latin America segment.

(4)
In connection with exiting the businesses of MetLife Bank, National Association (“MetLife Bank”), goodwill and the related accumulated impairment were reduced by $65 million for the year ended December 31, 2013.

(5)	In connection with the sale of MAL, goodwill in the run-off reporting unit within the Brighthouse Financial segment was reduced by $60 million during the year ended December 31, 2014. See Note 3.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

12. Long-term and Short-term Debt
Long-term and short-term debt outstanding was as follows:

	Interest Rates (1)				Maturity			December 31,
	Range			Weighted Average				2015	2014
								(In millions)
Senior notes	1.76%	-	7.72%	5.10%	2016	-	2046	$16,994	$15,317
Surplus notes	7.63%	-	7.88%	7.80%	2024	-	2025	502	701
Other notes	1.36%	-	8.00%	4.07%	2016	-	2030	458	110
Capital lease obligations								9	7
Total long-term debt (2)								17,963	16,135
Total short-term debt								100	100
Total								$18,063	$16,235
______________

(1)	Range of interest rates and weighted average interest rates are for the year ended December 31, 2015.

(2)	Excludes $60 million and $151 million of long-term debt relating to CSEs — FVO at December 31, 2015 and 2014, respectively. See Note 10.
The aggregate maturities of long-term debt at December 31, 2015 for the next five years and thereafter are $1.3 billion in 2016, $1.0 billion in 2017, $1.0 billion in 2018, $1.0 billion in 2019, $940 million in 2020 and $12.7 billion thereafter.
Capital lease obligations are collateralized and rank highest in priority, followed by unsecured senior debt which consists of senior notes and other notes, followed by subordinated debt which consists of junior subordinated debt securities (see Note 14). Payments of interest and principal on the Company’s surplus notes, which are subordinate to all other obligations at the operating company level and are senior to obligations at MetLife, Inc., may be made only with the prior approval of the insurance department of the state of domicile. Collateral financing arrangements (see Note 13) are supported by either surplus notes of subsidiaries or financing arrangements with MetLife, Inc. and, accordingly, have priority consistent with other such obligations.
Certain of the Company’s debt instruments and committed facilities, as well as its credit facility, contain various administrative, reporting, legal and financial covenants. The Company believes it was in compliance with all such covenants at December 31, 2015.
Senior Notes — Senior Debt Securities Underlying Common Equity Units
In November 2010, in connection with the financing of the acquisition of American Life Insurance Company (“American Life”) and Delaware American Life Insurance Company (“DelAm”), (collectively “ALICO”), MetLife, Inc. issued to ALICO Holdings LLC (now AM Holdings LLC (“AM Holdings”)) $3.0 billion (estimated fair value of $3.0 billion) of three series of debt securities (the “Series C Debt Securities,” the “Series D Debt Securities,” and the “Series E Debt Securities,” collectively, the “Debt Securities”), which constituted a part of the common equity units more fully described in Note 15.
In October 2014 and September 2013, MetLife, Inc. closed the successful remarketing of senior debt securities underlying the common equity units. The Series E Debt Securities were remarketed in September and October 2014 as 1.903% Series E senior debt securities Tranche 1 due December 2017 and 4.721% Series E senior debt securities Tranche 2 due December 2044. The Series D Debt Securities were remarketed in September 2013 as 4.368% senior debt securities due September 2023. The Series C Debt Securities were previously remarketed in 2012. MetLife, Inc. did not receive any proceeds from the remarketings.
Senior Notes — Other Issuances and Repayment
In November 2015, MetLife, Inc. issued $500 million of senior notes due in November 2025 which bear interest at a fixed rate of 3.60%, payable semi-annually. Also in November 2015, MetLife, Inc. issued $750 million of senior notes due in May 2046 which bear interest at a fixed rate of 4.60%, payable semi-annually. In connection with the issuances, MetLife, Inc. incurred $10 million of related costs which have been capitalized and included in other assets. These costs are being amortized over the terms of the senior notes.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
12. Long-term and Short-term Debt (continued)

In March 2015, MetLife, Inc. issued $500 million of senior notes due in March 2025 which bear interest at a fixed rate of 3.00%, payable semi-annually. Also in March 2015, MetLife, Inc. issued $1.0 billion of senior notes due in March 2045 which bear interest at a fixed rate of 4.05%, payable semi-annually. In connection with the issuances, MetLife, Inc. incurred $12 million of related costs which have been capitalized and included in other assets. These costs are being amortized over the terms of the senior notes.
In May 2014, MetLife, Inc. redeemed $200 million aggregate principal amount of its 5.875% senior notes due November 2033 at par.
In April 2014, MetLife, Inc. issued $1.0 billion of senior notes due April 2024 which bear interest at a fixed rate of 3.60%, payable semi-annually. In connection with the issuance, MetLife, Inc. incurred $5 million of related costs which have been capitalized and included in other assets. These costs are being amortized over the term of the senior notes.
In November 2013, MetLife, Inc. issued $1.0 billion of senior notes due in November 2043. The senior notes bear interest at a fixed rate of 4.875%, payable semi-annually. In connection with the issuance, MetLife, Inc. incurred $10 million of costs which have been capitalized and included in other assets. These costs are being amortized over the term of the senior notes.
Other Notes
In December 2015, MetLife Private Equity Holdings, LLC (“MPEH”), a wholly-owned indirect investment subsidiary of MLIC, entered into a five-year credit agreement (the “MPEH Credit Agreement”) and borrowed $350 million under term loans that mature in December 2020. The loans bear interest at a variable rate of three-month LIBOR plus 3.70%, payable quarterly. In connection with the borrowing, $6 million of costs were incurred which have been capitalized and included in other assets. These costs are being amortized over the term of the loans. Additionally, the MPEH Credit Agreement provides for MPEH to borrow up to $100 million on a revolving basis at a variable rate of three-month LIBOR plus 3.70%, payable quarterly. There were no revolving loans outstanding under the MPEH Credit Agreement at December 31, 2015. Term loans and revolving loans borrowed under the MPEH Credit Agreement are non-recourse to MLIC and MetLife, Inc.
Short-term Debt
Short-term debt with maturities of one year or less was as follows:

	December 31,
	2015	2014
	(In millions)
Commercial paper	$100	$100
Average daily balance	$100	$109
Average days outstanding	68 days	69 days
During the years ended December 31, 2015, 2014 and 2013, the weighted average interest rate on short-term debt was 0.15%, 0.10% and 0.12%, respectively.
Interest Expense
Interest expense related to long-term and short-term debt included in other expenses was $894 million, $874 million and $854 million for the years ended December 31, 2015, 2014 and 2013, respectively. Such amounts do not include interest expense on long-term debt related to CSEs — FVO, collateral financing arrangements, or junior subordinated debt securities. See Notes 8, 13 and 14.
Credit and Committed Facilities
At December 31, 2015, the Company maintained a $4.0 billion unsecured credit facility and certain committed facilities aggregating $11.9 billion. When drawn upon, these facilities bear interest at varying rates in accordance with the respective agreements.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
12. Long-term and Short-term Debt (continued)

Credit Facilities
The Company’s unsecured credit facility is used for general corporate purposes, to support the borrowers’ commercial paper programs and for the issuance of letters of credit. Total fees associated with this credit facility was $13 million, $12 million and $24 million for the years ended December 31, 2015, 2014 and 2013, respectively, and was included in other expenses. Information on the credit facility at December 31, 2015 was as follows:

Borrower(s)	Expiration	Maximum Capacity	Letters of Credit Issued	Drawdowns	Unused Commitments
		(In millions)
MetLife, Inc. and MetLife Funding, Inc.	May 2019	$4,000	$484	$—	$3,516
All borrowings under this unsecured credit facility must be repaid by May 30, 2019, except that letters of credit outstanding on that date may remain outstanding until no later than May 30, 2020.
Committed Facilities
The committed facilities are used for collateral for certain of the Company’s affiliated reinsurance liabilities. Total fees associated with these committed facilities were $90 million, $95 million and $103 million for the years ended December 31, 2015, 2014 and 2013, respectively, and were included in other expenses. Information on these committed facilities at December 31, 2015 was as follows:

Account Party/Borrower(s)	Expiration	Maximum Capacity	Letters of Credit Issued	Drawdowns	Unused Commitments
		(In millions)
MetLife, Inc. and Missouri Reinsurance, Inc.	June 2016 (1)	$210	$210	$—	$—
MetLife, Inc.	June 2018 (2)	425	425	—	—
MetLife Reinsurance Company of Vermont and MetLife, Inc.	December 2024 (3),(4)	575	465	—	110
MetLife Reinsurance Company of South Carolina and MetLife, Inc.	June 2037 (5)	3,500	—	2,797	703
MetLife Reinsurance Company of Vermont and MetLife, Inc.	December 2037 (3), (6)	2,896	2,159	—	737
MetLife Reinsurance Company of Vermont and MetLife, Inc.	September 2038 (7)	4,250	3,357	—	893
Total		$11,856	$6,616	$2,797	$2,443
______________

(1)	Capacity at December 31, 2015 of $210 million decreases in March 2016 and June 2016 to $200 million and $0, respectively.

(2)	Capacity at December 31, 2015 of $425 million decreases in June 2017, March 2018 and June 2018 to $395 million, $200 million and $0, respectively.

(3)	MetLife, Inc. is a guarantor under the applicable facility.

(4)	Capacity at December 31, 2015 of $575 million decreases periodically commencing in December 2022 to $515 million in July 2024 and decreases to $0 upon maturity in December 2024.

(5)
Capacity of $3.5 billion through maturity in June 2037, after which it is reduced to $0. The drawdown on this facility is associated with a collateral financing arrangement described more fully in Note 13.

(6)
Capacity at December 31, 2015 of $2.3 billion increases periodically to a maximum of $2.9 billion in 2024, decreases periodically commencing in 2025 to $2.0 billion in 2037, and decreases to $0 upon maturity in December 2037. Unused commitment of $737 million is based on maximum capacity.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
12. Long-term and Short-term Debt (continued)

(7)
Capacity at December 31, 2015 of $4.3 billion decreases periodically commencing in April 2028 to $3.1 billion in September 2038, and decreases to $0 upon maturity in September 2038. Unused commitment of $893 million is based on maximum capacity. MetLife Reinsurance Company of Vermont is responsible only for reimbursement obligations relating to $2.9 billion of the $3.4 billion of letters of credit outstanding as of December 31, 2015. MetLife, Inc. is responsible only for reimbursement obligations relating to the remaining letters of credit outstanding as of such date.

In addition to the above committed facilities, see also “— Other Notes” for information about the undrawn line of credit facility in the amount of $100 million.
13. Collateral Financing Arrangements
Associated with the Closed Block
Information related to the collateral financing arrangement associated with the closed block was as follows at:

	December 31,
	2015	2014
	(In millions)
Surplus notes outstanding (1)	$1,342	$1,399
Receivable from unaffiliated financial institution (1)	$174	$182
Pledged collateral (2)	$67	$53
Assets held in trust (2)	$1,181	$1,214
______________

(1)	Carrying value.

(2)	Estimated fair value.
Interest expense on the collateral financing arrangement was $20 million, $19 million and $20 million for the years ended December 31, 2015, 2014 and 2013, respectively, which is included in other expenses.
In December 2007, MLIC reinsured a portion of its closed block liabilities to MRC, a wholly-owned subsidiary of MetLife, Inc. In connection with this transaction, MRC issued, to investors placed by an unaffiliated financial institution, $2.5 billion in aggregate principal amount of 35-year surplus notes to provide statutory reserve support for the assumed closed block liabilities. Interest on the surplus notes accrues at an annual rate of three-month LIBOR plus 0.55%, payable quarterly. The ability of MRC to make interest and principal payments on the surplus notes is contingent upon South Carolina regulatory approval.
Simultaneously with the issuance of the surplus notes, MetLife, Inc. entered into an agreement with the unaffiliated financial institution, under which MetLife, Inc. is entitled to the interest paid by MRC on the surplus notes of three-month LIBOR plus 0.55% in exchange for the payment of three-month LIBOR plus 1.12%, payable quarterly on such amount as adjusted, as described below. MetLife, Inc. may also be required to pledge collateral or make payments to the unaffiliated financial institution related to any decline in the estimated fair value of the surplus notes. Any such payments are accounted for as a receivable and included in other assets on the Company’s consolidated balance sheets and do not reduce the principal amount outstanding of the surplus notes. Such payments, however, reduce the amount of interest payments due from MetLife, Inc. under the agreement. Any payment received from the unaffiliated financial institution reduces the receivable by an amount equal to such payment and also increases the amount of interest payments due from MetLife, Inc. under the agreement. In addition, the unaffiliated financial institution may be required to pledge collateral to MetLife, Inc. related to any increase in the estimated fair value of the surplus notes. MetLife, Inc. may also be required to make a payment to the unaffiliated financial institution in connection with any early termination of this agreement.
During 2015, following regulatory approval, MRC repurchased $57 million in aggregate principal amount of the surplus notes. Cumulatively, since December 2007, MRC repurchased $1.2 billion in aggregate principal amount of the surplus notes. Payments made by the Company in 2015 associated with the repurchases were exclusive of accrued interest on the surplus notes. In connection with the repurchases, the Company received payments in the aggregate amount of $8 million from the unaffiliated financial institution, which reduced the amount receivable from the unaffiliated financial institution by $8 million. No other payments were made by MetLife, Inc. or received from the unaffiliated financial institution during 2015, 2014 and 2013, related to an increase or decrease in the estimated fair value of the surplus notes.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
13. Collateral Financing Arrangements (continued)

A majority of the proceeds from the offering of the surplus notes was placed in a trust, which is consolidated by the Company, to support MRC’s statutory obligations associated with the assumed closed block liabilities. During the years ended December 31, 2015 and 2014, MRC transferred $30 million and $467 million, respectively, out of the trust to its general account. No such transfers were made during the year ended December 31, 2013. The assets are principally invested in fixed maturity securities and are presented as such within the Company’s consolidated balance sheets, with the related income included within net investment income in the Company’s consolidated statements of operations.
Associated with Secondary Guarantees
Information related to the collateral financing arrangement associated with secondary guarantees was as follows at:

	December 31,
	2015	2014
	(In millions)
Liability outstanding (1)	$2,797	$2,797
Assets held in trust (2)	$3,374	$3,471
______________

(1)	Carrying value.

(2)	Estimated fair value.
Interest expense on the collateral financing arrangement was $28 million, $27 million and $28 million for the years ended December 31, 2015, 2014 and 2013, respectively, which is included in other expenses.
In May 2007, MetLife, Inc. and MRSC, a wholly-owned subsidiary of MetLife, Inc., entered into a 30-year collateral financing arrangement with an unaffiliated financial institution that provides up to $3.5 billion of statutory reserve support for MRSC associated with reinsurance obligations under intercompany reinsurance agreements. Such statutory reserves are associated with ULSG and are required under U.S. Valuation of Life Policies Model Regulation (commonly referred to as Regulation A-XXX). Proceeds from the collateral financing arrangement were placed in trusts to support MRSC’s statutory obligations associated with the reinsurance of secondary guarantees. The trusts are VIEs which are consolidated by the Company. The unaffiliated financial institution is entitled to the return on the investment portfolio held by the trusts. The assets are principally invested in fixed maturity securities and are presented as such within the Company’s balance sheets, with the related income included within net investment income in the Company’s statements of operations. The collateral financing arrangement may be extended by agreement of MetLife, Inc. and the unaffiliated financial institution on each anniversary of the closing.
In connection with the collateral financing arrangement, MetLife, Inc. entered into an agreement with the same unaffiliated financial institution under which MetLife, Inc. is entitled to the return on the investment portfolio held by the trusts established in connection with this collateral financing arrangement in exchange for the payment of a stated rate of return to the unaffiliated financial institution of three-month LIBOR plus 0.70%, payable quarterly. MetLife, Inc. may also be required to make payments to the unaffiliated financial institution, for deposit into the trusts, related to any decline in the estimated fair value of the assets held by the trusts, as well as amounts outstanding upon maturity or early termination of the collateral financing arrangement. During 2015, 2014 and 2013, no payments were made or received by MetLife, Inc. Cumulatively, since May 2007, MetLife, Inc. has contributed a total of $680 million as a result of declines in the estimated fair value of the assets in the trusts, all of which was deposited into the trusts.
In addition, MetLife, Inc. may be required to pledge collateral to the unaffiliated financial institution under this agreement. At both December 31, 2015 and 2014, MetLife, Inc. had pledged no collateral under this agreement.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

14. Junior Subordinated Debt Securities
Outstanding Junior Subordinated Debt Securities
Outstanding junior subordinated debt securities, and exchangeable surplus trust securities which MetLife, Inc. will exchange for junior subordinated debt securities prior to redemption or repayment, were as follows:

							Carrying Value at December 31,
Issuer	Issue Date	Face Value	Interest Rate (1)	Scheduled Redemption Date	Interest Rate Subsequent to Scheduled Redemption Date (2)	Final Maturity	2015	2014
		(In millions)					(In millions)
MetLife, Inc.	July 2009	$500	10.750%	August 2039	LIBOR + 7.548%	August 2069	$500	$500
MetLife Capital Trust X (3)	April 2008	$750	9.250%	April 2038	LIBOR + 5.540%	April 2068	750	750
MetLife Capital Trust IV (3)	December 2007	$700	7.875%	December 2037	LIBOR + 3.960%	December 2067	696	695
MetLife, Inc.	December 2006	$1,250	6.400%	December 2036	LIBOR + 2.205%	December 2066	1,248	1,248
							$3,194	$3,193
______________

(1)	Prior to the scheduled redemption date, interest is payable semiannually in arrears.

(2)
In the event the securities are not redeemed on or before the scheduled redemption date, interest will accrue after such date at an annual rate of three-month LIBOR plus the indicated margin, payable quarterly in arrears.

(3)
MetLife Capital Trust X and MetLife Capital Trust IV are VIEs which are consolidated in the financial statements of the Company. The securities issued by these entities are exchangeable surplus trust securities, which will be exchanged for a like amount of MetLife, Inc.’s junior subordinated debt securities on the scheduled redemption date; mandatorily under certain circumstances, and at any time upon MetLife, Inc. exercising its option to redeem the securities.

In connection with each of the securities described above, MetLife, Inc. may redeem or may cause the redemption of the securities (i) in whole or in part, at any time on or after the date five years prior to the scheduled redemption date at their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption, or (ii) in certain circumstances, in whole or in part, prior to the date five years prior to the scheduled redemption date at their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption or, if greater, a make-whole price. MetLife, Inc. also has the right to, and in certain circumstances the requirement to, defer interest payments on the securities for a period up to 10 years. Interest compounds during such periods of deferral. If interest is deferred for more than five consecutive years, MetLife, Inc. is required to use proceeds from the sale of its common stock or warrants on common stock to satisfy this interest payment obligation. In connection with each of the securities described above, MetLife, Inc. entered into a separate replacement capital covenant (“RCC”). As part of each RCC, MetLife, Inc. agreed that it will not repay, redeem, or purchase the securities on or before a date 10 years prior to the final maturity date of each issuance, unless, subject to certain limitations, it has received cash proceeds during a specified period from the sale of specified replacement securities. Each RCC will terminate upon the occurrence of certain events, including an acceleration of the applicable securities due to the occurrence of an event of default. The RCCs are not intended for the benefit of holders of the securities and may not be enforced by them. Rather, each RCC is for the benefit of the holders of a designated series of MetLife, Inc.’s other indebtedness (the “Covered Debt”). Initially, the Covered Debt for each of the securities described above was MetLife, Inc.’s 5.700% senior notes due 2035 (the “Senior Notes”). As a result of the issuance of MetLife, Inc.’s 10.750% Fixed-to-Floating Rate Junior Subordinated Debentures due 2069 (the “10.750% JSDs”), the 10.750% JSDs became the Covered Debt with respect to, and in accordance with, the terms of the RCC relating to MetLife, Inc.’s 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066. The Senior Notes continue to be the Covered Debt with respect to, and in accordance with, the terms of the RCCs relating to each of MetLife Capital Trust IV’s 7.875% Fixed-to-Floating Rate Exchangeable Surplus Trust Securities, MetLife Capital Trust X’s 9.250% Fixed-to-Floating Rate Exchangeable Surplus Trust Securities and the 10.750% JSDs. MetLife, Inc. also entered into a replacement capital obligation which will commence during the six month period prior to the scheduled redemption date of each of the securities described above and under which MetLife, Inc. must use reasonable commercial efforts to raise replacement capital to permit repayment of the securities through the issuance of certain qualifying capital securities.
Interest expense on outstanding junior subordinated debt securities was $258 million for each of the years ended December 31, 2015, 2014 and 2013, which is included in other expenses.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

15. Common Equity Units
In connection with the financing of the acquisition of ALICO in November 2010, MetLife, Inc. issued to AM Holdings 40.0 million common equity units with an aggregate stated amount at issuance of $3.0 billion and an estimated fair value of $3.2 billion. Each common equity unit had an initial stated amount of $75 per unit and initially consisted of: (i) three purchase contracts (the Series C Purchase Contracts, the Series D Purchase Contracts and the Series E Purchase Contracts and, together, the “Purchase Contracts”), obligating the holder to purchase, on a subsequent settlement date, a variable number of shares of MetLife, Inc. common stock, par value $0.01 per share, for a purchase price of $25 ($75 in the aggregate); and (ii) a 1/40 undivided beneficial ownership interest in each of three series of Debt Securities issued by MetLife, Inc., each series of Debt Securities having an aggregate principal amount of $1.0 billion. On March 8, 2011, AM Holdings sold, in a public offering, all the common equity units it received as consideration from MetLife in connection with the acquisition of ALICO.
As discussed in Note 12, in October 2014, September 2013 and October 2012, MetLife, Inc. closed the successful remarketings of senior debt securities underlying the common equity units. Most holders of the common equity units used the remarketing proceeds to settle their payment obligations under the applicable Purchase Contracts. The subsequent settlement of the Purchase Contracts provided proceeds to MetLife, Inc. of $1.0 billion in each of October 2014, September 2013 and October 2012 in exchange for shares of MetLife, Inc.’s common stock. See Note 16.
16. Equity
Preferred Stock
Preferred stock authorized, issued and outstanding was as follows at:

	December 31, 2015			December 31, 2014
Series	Shares Authorized	Shares Issued	Shares Outstanding	Shares Authorized	Shares Issued	Shares Outstanding
Floating Rate Non-Cumulative Preferred Stock, Series A	27,600,000	24,000,000	24,000,000	27,600,000	24,000,000	24,000,000
6.50% Non-Cumulative Preferred Stock, Series B (1)	—	—	—	69,000,000	60,000,000	60,000,000
5.25% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C	1,500,000	1,500,000	1,500,000	—	—	—
Series A Junior Participating Preferred Stock	10,000,000	—	—	10,000,000	—	—
Not designated (1)	160,900,000	—	—	93,400,000	—	—
Total	200,000,000	25,500,000	25,500,000	200,000,000	84,000,000	84,000,000
__________________

(1)
As discussed below, MetLife, Inc. repurchased or redeemed and canceled the 6.50% Non-Cumulative Preferred Stock, Series B (the “Series B preferred stock”) in 2015. On November 3, 2015, MetLife, Inc. filed a Certificate of Elimination (the “Certificate of Elimination”) of 6.50% Non-Cumulative Preferred Stock, Series B with the Secretary of State of the State of Delaware to eliminate all references to the Series B preferred stock in MetLife, Inc.’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), including the related Certificate of Designations. As a result of the filing of the Certificate of Elimination, MetLife, Inc.’s Certificate of Incorporation was amended to eliminate all references therein to the Series B preferred stock, and the shares that were designated to such series were returned to the status of authorized but unissued shares of preferred stock, par value $0.01 per share, of MetLife, Inc., without designation as to series.

In June 2015, MetLife, Inc. issued 1,500,000 shares of 5.25% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (the "Series C preferred stock"), with a $0.01 par value per share and a liquidation preference of $1,000 per share, for aggregate proceeds of $1.5 billion. In connection with the offering of the Series C preferred stock, MetLife, Inc. incurred $17 million of issuance costs which have been recorded as a reduction of additional paid-in capital.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

In June 2015, MetLife, Inc. conducted a tender offer for up to 59,850,000 of its 60,000,000 shares of Series B preferred stock, liquidation preference $25 per share, at a purchase price of $25 per share, plus an amount equal to accrued, unpaid and undeclared dividends from, and including, June 15, 2015 to, but excluding, June 29, 2015, the settlement date of the tender offer. In June 2015, MetLife, Inc. also delivered a notice of redemption to the holders of the Series B preferred stock, pursuant to which it would redeem any shares of Series B preferred stock not purchased by it in the tender offer at a redemption price of $25 per share, without any payment for accrued, unpaid and undeclared dividends on the Series B preferred stock from, and including, June 15, 2015 to, but excluding, July 1, 2015, the redemption date. On June 29, 2015, MetLife, Inc. repurchased and canceled 37,192,413 shares of Series B preferred stock in the tender offer for $932 million in cash. On July 1, 2015, MetLife, Inc. redeemed and canceled the remaining 22,807,587 shares of Series B preferred stock not tendered in the tender offer for an aggregate redemption price of $570 million in cash. In connection with the tender offer and redemption, MetLife, Inc. recognized a preferred stock repurchase premium of $42 million (calculated as the difference between the carrying value of the Series B preferred stock and the total amount paid by MetLife, Inc. to the holders of the Series B preferred stock in connection with the tender offer and redemption), which was reflected as a reduction to retained earnings on the consolidated balance sheet.
The outstanding preferred stock ranks senior to MetLife, Inc.’s common stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up. Holders of the outstanding preferred stock are entitled to receive dividend payments only when, as and if declared by MetLife, Inc.’s Board of Directors or a duly authorized committee of the Board. Dividends on the preferred stock are not cumulative or mandatory. Accordingly, if dividends are not declared on the preferred stock of the applicable series for any dividend period, then any accrued dividends for that dividend period will cease to accrue and be payable. If a dividend is not declared before the dividend payment date for any such dividend period, MetLife, Inc. will have no obligation to pay dividends accrued for such dividend period whether or not dividends are declared for any future period. No dividends may be paid or declared on MetLife, Inc.’s common stock (or any other securities ranking junior to the preferred stock) and MetLife, Inc. may not purchase, redeem, or otherwise acquire its common stock (or other such junior stock) unless the full dividends for the latest completed dividend period on all outstanding shares of preferred stock, and any parity stock, have been declared and paid or provided for. If dividends are declared on MetLife, Inc.’s Floating Rate Non-Cumulative Preferred Stock, Series A (the “Series A preferred stock”), they will be payable quarterly, in arrears, at an annual rate of the greater of: (i) 1.00% above three-month LIBOR on the related LIBOR determination date; or (ii) 4.00%. If dividends are declared on the Series C preferred stock for any dividend period, they are calculated on a non-cumulative basis at a fixed rate per annum of 5.25% from the date of original issue to, but excluding, June 15, 2020, and will be calculated at a floating rate per annum equal to three-month LIBOR plus 3.575% on the related LIBOR determination date from and after June 15, 2020. Dividends on the Series C preferred stock for any dividend period are payable, if declared, semi-annually in arrears on the 15th day of June and December of each year commencing on December 15, 2015 and ending on June 15, 2020, and thereafter quarterly in arrears on the 15th day of September, December, March and June of each year. Information on payments of dividends on the Series B preferred stock is set forth in the table below.
MetLife, Inc. is prohibited from declaring dividends on the outstanding preferred stock if it fails to meet specified capital adequacy, net income and stockholders’ equity levels. Beginning on January 1, 2019, MetLife, Inc. will no longer be subject to such limitations with respect to the Series C preferred stock. See “— Dividend Restrictions — MetLife, Inc.”
Holders of the preferred stock do not have voting rights except in certain circumstances, including where the dividends have not been paid for an equivalent of six or more dividend payment periods whether or not those periods are consecutive. Under such circumstances, the holders of the preferred stock have certain voting rights with respect to members of the Board of Directors of MetLife, Inc.
The preferred stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or similar provisions. The Series A preferred stock is redeemable at MetLife, Inc.’s option in whole or in part, at a redemption price of $25 per share of preferred stock, plus declared and unpaid dividends. MetLife, Inc. may, at its option, redeem the Series C preferred stock, (i) in whole but not in part, at any time prior to June 15, 2020, within 90 days after the occurrence of a “regulatory capital event,” and (ii) in whole or in part, from time to time, on or after June 15, 2020, in each case, at a redemption price equal to $1,000 per Series C preferred share, plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date. A “regulatory capital event” could occur as a result of a change or proposed change in capital adequacy rules (or the interpretation or application thereof) that would apply to MetLife, Inc. from rules (or the interpretation or application thereof) in effect with respect to bank holding companies as of June 1, 2015 that would create a more than insubstantial risk, as determined by MetLife, Inc., that the Series C preferred stock would not be treated as “Tier 1 Capital” or as capital with attributes similar to those of Tier 1 Capital.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

In December 2008, MetLife, Inc. entered into an RCC related to the Series A and Series B preferred stock and, in June 2015, MetLife, Inc. entered into an RCC related to the Series C preferred stock. As part of each such RCC, MetLife, Inc. agreed that it will not repay, redeem or purchase the preferred stock on or before December 31, 2018, unless, subject to certain limitations, it has received proceeds during a specified period from the sale of specified replacement securities. The repurchase and redemption of Series B preferred stock as described above was in compliance with the terms of the applicable RCC. The RCC is, in each case, for the benefit of the holders of the related covered debt, which is currently MetLife, Inc.’s 10.750% JSDs. The RCC will terminate upon the occurrence of certain events, including the date on which MetLife, Inc. has no series of outstanding eligible debt securities.
Information on the declaration, record and payment dates, as well as per share and aggregate dividend amounts, for the Series A, Series B and Series C preferred stock was as follows:

			Dividend
Declaration Date	Record Date	Payment Date	Series A Per Share	Series A Aggregate	Series B Per Share	Series B Aggregate	Series C Per Share	Series C Aggregate
			(In millions, except per share data)
November 16, 2015	November 30, 2015	December 15, 2015	$0.253	$6	$—	$—	$28.292	$43
August 17, 2015	August 31, 2015	September 15, 2015	$0.256	6	$—	—	$—	—
May 15, 2015	May 31, 2015	June 15, 2015	$0.256	7	$0.406	24	$—	—
March 5, 2015	February 28, 2015	March 16, 2015	$0.250	6	$0.406	24	$—	—
				$25		$48		$43
November 17, 2014	November 30, 2014	December 15, 2014	$0.253	$7	$0.406	$24	$—	$—
August 15, 2014	August 31, 2014	September 15, 2014	$0.256	6	$0.406	24	$—	—
May 15, 2014	May 31, 2014	June 16, 2014	$0.256	7	$0.406	24	$—	—
March 5, 2014	February 28, 2014	March 17, 2014	$0.250	6	$0.406	24	$—	—
				$26		$96		$—
November 15, 2013	November 30, 2013	December 16, 2013	$0.253	$7	$0.406	$24	$—	$—
August 15, 2013	August 31, 2013	September 16, 2013	$0.256	6	$0.406	24	$—	—
May 15, 2013	May 31, 2013	June 17, 2013	$0.256	7	$0.406	24	$—	—
March 5, 2013	February 28, 2013	March 15, 2013	$0.250	6	$0.406	24	$—	—
				$26		$96		$—
See Note 23 for information on subsequent preferred stock dividends declared.
Common Stock
Issuances
In October 2014 and September 2013, MetLife, Inc. issued 22,907,960 new shares and 22,679,955 new shares, respectively, of its common stock, each for $1.0 billion. The issuances were made in connection with the settlement of stock purchase contracts. See Note 15.
During the years ended December 31, 2015, 2014 and 2013, 5,592,622 new shares, 5,866,160 new shares and 7,663,446 new shares of common stock were issued for $216 million, $220 million and $250 million, respectively, in connection with stock option exercises and other stock-based awards. There were no shares of common stock issued from treasury stock during any of the years ended December 31, 2015, 2014 and 2013.
Repurchase Authorizations
On December 12, 2014, MetLife, Inc. announced that its Board of Directors authorized $1.0 billion of common stock repurchases in addition to previously authorized repurchases and on September 22, 2015, MetLife, Inc. announced that its Board of Directors authorized additional repurchases of $739 million of its common stock, bringing MetLife, Inc.’s available repurchase authorization under the December 2014 and September 2015 authorizations as of such date to $1.0 billion.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

During the years ended December 31, 2015 and 2014, MetLife, Inc. repurchased 39,491,991 shares and 18,876,363 shares under these repurchase authorizations for $1.9 billion and $1.0 billion, respectively. No shares of common stock were repurchased during the year ended December 31, 2013. At December 31, 2015, MetLife, Inc. had $70 million remaining under its common stock repurchase authorizations. See Note 23 for information on subsequent common stock repurchases.
Under these authorizations, MetLife, Inc. may purchase its common stock from the MetLife Policyholder Trust, in the open market (including pursuant to the terms of a pre-set trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (“Exchange Act”)), and in privately negotiated transactions. Common stock repurchases are dependent upon several factors, including the Company’s capital position, liquidity, financial strength and credit ratings, general market conditions, the market price of MetLife, Inc.’s common stock compared to management’s assessment of the stock’s underlying value and applicable regulatory approvals, as well as other legal and accounting factors.
Dividends
The table below presents declaration, record and payment dates, as well as per share and aggregate dividend amounts, for common stock:

			Dividend
Declaration Date	Record Date	Payment Date	Per Share	Aggregate
			(In millions, except per share data)
October 27, 2015	November 6, 2015	December 11, 2015	$0.375	$419
July 7, 2015	August 7, 2015	September 11, 2015	$0.375	420
April 28, 2015	May 11, 2015	June 12, 2015	$0.375	420
January 6, 2015	February 6, 2015	March 13, 2015	$0.350	394
				$1,653
October 28, 2014	November 7, 2014	December 12, 2014	$0.350	$398
July 7, 2014	August 8, 2014	September 12, 2014	$0.350	395
April 22, 2014	May 9, 2014	June 13, 2014	$0.350	395
January 6, 2014	February 6, 2014	March 13, 2014	$0.275	311
				$1,499
October 22, 2013	November 8, 2013	December 13, 2013	$0.275	$311
June 25, 2013	August 9, 2013	September 13, 2013	$0.275	303
April 23, 2013	May 9, 2013	June 13, 2013	$0.275	302
January 4, 2013	February 6, 2013	March 13, 2013	$0.185	203
				$1,119
See Note 23 for information on subsequent common stock dividends declared.
The funding of the cash dividends and operating expenses of MetLife, Inc. is primarily provided by cash dividends from MetLife, Inc.’s insurance subsidiaries. The statutory capital and surplus, or net assets, of MetLife, Inc.’s insurance subsidiaries are subject to regulatory restrictions except to the extent that dividends are allowed to be paid in a given year without prior regulatory approval. Dividends exceeding these limitations can generally be made subject to regulatory approval. The nature and amount of these dividend restrictions, as well as the statutory capital and surplus of MetLife, Inc.’s U.S. insurance subsidiaries, are disclosed in “— Statutory Equity and Income” and “— Dividend Restrictions — Insurance Operations.” MetLife, Inc.’s principal non-U.S. insurance operations are branches or subsidiaries of American Life, a U.S. insurance subsidiary of the Company. In addition, the payment of dividends by MetLife, Inc. to its shareholders is also subject to restrictions. See “— Dividend Restrictions — MetLife, Inc.”

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Stock-Based Compensation Plans
Description of Plans for Employees and Agents — General Terms
Under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “2005 Stock Plan”) and the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “2015 Stock Plan”), awards granted to employees and agents may be in the form of Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, Performance Shares or Performance Share Units, Cash-Based Awards and Stock-Based Awards (each, as applicable, as defined in the 2005 Stock Plan and 2015 Stock Plan with reference to shares of MetLife, Inc. common stock (“Shares”)). Awards under the 2005 Stock Plan and 2015 Stock Plan were outstanding at December 31, 2015. All awards in 2015 were granted under the 2015 Stock Plan.
Awards settled in Shares (and Stock Option exercises, if any) under the 2005 Stock Plan or 2015 Stock Plan settled in Shares are satisfied through the issuance of Shares held in treasury by MetLife, Inc. or by the issuance of new Shares. Awards that are payable in Shares and have become due may, in some circumstances, be deferred for issuance at a later date (“Deferred Shares”).
The aggregate number of Shares authorized for issuance under the 2015 Stock Plan at December 31, 2015 was equal to:

•	11,750,000 Shares, plus;

•	Shares available but not utilized under the 2005 Stock Plan, when the 2015 Stock Plan became effective (18,023,959 Shares at January 1, 2015), plus;

•
Shares utilized under the 2005 Stock Plan or 2015 Stock Plan that are or were recovered since the 2015 Stock Plan became effective on January 1, 2015 due to: (i) termination of the award by expiration, forfeiture, cancellation, lapse, or otherwise without the issuance of Shares; (ii) settlement of the award in cash either in lieu of Shares or otherwise; (iii) exchange of the award for awards not involving Shares; (iv) payment of the exercise price of a Stock Option, or the tax withholding requirements with respect to an award, satisfied by tendering Shares to MetLife, Inc. (by either actual delivery or by attestation); (v) satisfaction of tax withholding requirements with respect to an award satisfied by MetLife, Inc. withholding Shares otherwise issuable; and (vi) the payout of the 2012-2014 Performance Shares in 2015 at a performance factor of 101% rather than the maximum performance factor of 175% (4,475,737 Shares), less;

•
Shares covered by awards granted under the 2015 Stock Plan since it became effective on January 1, 2015, including Performance Shares assuming future payout at maximum performance factor, and Shares covered by imputed reinvested dividends credited in 2015 on Deferred Shares owed to employees or agents (4,380,101 Shares).

If a Share-settled Stock Appreciation Right were to be granted under the 2015 Stock Plan and were to be exercised, only the number of Shares issued, net of the Shares tendered, if any, would be deemed delivered for purposes of determining the maximum number of Shares available for issuance under the 2015 Stock Plan.
Each Share issued under the 2005 Stock Plan in connection with a Stock Option reduces the number of Shares remaining for issuance under that plan by one, and each Share issued under the 2005 Stock Plan in connection with awards other than Stock Options reduces the number of Shares remaining for issuance under that plan by 1.179 Shares (the “2005 Stock Plan Share Award Ratio”). For this purpose, any Shares issued pursuant to any Share-settled Stock Appreciation Rights that had been granted under the 2005 Stock Plan would have had (or have) the same effect as Shares issued pursuant to Stock Options. However, no Share-settled Stock Appreciation Rights were granted under the 2005 Stock Plan. Shares related to awards under the 2005 Stock Plan that are recovered, and therefore authorized for issuance under the 2015 Stock Plan, are recovered with consideration of the 2005 Stock Plan Share Award Ratio.
Each Share that will or may be issued under the 2015 Stock Plan reduces the number of Shares remaining for issuance under that plan by one.
Compensation expense related to awards under the 2005 Stock Plan or 2015 Stock Plan is recognized based on the number of awards expected to vest, which represents the awards granted less expected forfeitures over the life of the award, as estimated at the date of grant. Unless a material deviation from the assumed forfeiture rate is observed during the term in which the awards are expensed, any adjustment necessary to reflect differences in actual experience is recognized in the period the award becomes payable or exercisable.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Compensation expense related to awards under the 2005 Stock Plan is principally related to the issuance of Stock Options, Performance Shares and Restricted Stock Units. Under the 2015 Stock Plan, compensation expense principally relates to Stock Options, Unit Options, Performance Shares, Performance Units, Restricted Stock Units and Restricted Units. The majority of the awards granted each year under the 2005 Stock Plan and 2015 Stock Plan were made in the first quarter of each year.
Deferred Shares payable to employees or agents relate to awards under the 2005 Stock Plan, 2015 Stock Plan, or earlier applicable plans equaled 1,765,120 Shares at December 31, 2015.
Certain stock-based awards provide solely for cash settlement based in whole or in part on the price of Shares or changes in the price of Shares (“Phantom Stock-Based Awards”). Such awards have been made under the MetLife, Inc. International Unit Option Incentive Plan, the MetLife International Performance Unit Incentive Plan, and the MetLife International Restricted Unit Incentive Plan prior to 2015, and under the 2015 Stock Plan in 2015.
Description of Plans for Non-Management Director — General Terms
Under the MetLife, Inc. 2005 Non-Management Director Stock Compensation Plan (the “2005 Director Stock Plan”) and MetLife, Inc. 2015 Non-Management Director Stock Compensation Plan (the “2015 Director Stock Plan”), awards granted may be in the form of nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, or Stock-Based Awards (each, as applicable, as defined in the 2005 Director Stock Plan and 2015 Director Stock Plan with reference to Shares) to non-management Directors of MetLife, Inc. The only awards made under the 2005 Director Stock Plan and 2015 Director Stock Plan through December 31, 2015 vested immediately, thus, no awards under the 2005 Director Stock Plan or 2015 Director Stock Plan remained outstanding at December 31, 2015.
Awards settled in Shares (and Stock Option exercises, if any) under the 2015 Director Stock Plan are satisfied through the issuance of Shares held in treasury by MetLife, Inc. or by the issuance of new Shares.
The aggregate number of Shares authorized for issuance under the 2015 Director Stock Plan at December 31, 2015 was equal to:

•	Shares available but not utilized under the 2005 Director Stock Plan when the 2015 Director Stock Plan became effective (1,642,208 Shares at January 1, 2015), less;

•
Shares covered by awards granted under the 2015 Director Stock Plan since it became effective and Shares covered by imputed reinvested dividends credited in 2015 on Deferred Shares owed to Directors (33,684 Shares).

Any Shares utilized under the 2005 Director Stock Plan or 2015 Director Stock Plan that were to be recovered due to (i) termination of the award by expiration, forfeiture, cancellation, lapse, or otherwise without the issuance of Shares; (ii) settlement of the award in cash either in lieu of Shares or otherwise; (iii) exchange of the award for awards not involving Shares; and (iv) payment of the exercise price of a Stock Option, or the tax withholding requirements with respect to an award, satisfied by tendering Shares to MetLife, Inc. (by either actual delivery or by attestation) would be available for issuance under the 2015 Director Stock Plan. In addition, if a Share-settled Stock Appreciation Right were to be granted under the 2015 Director Stock Plan, and was exercised, only the number of Shares issued, net of the Shares tendered, if any, would be deemed delivered for purposes of determining the maximum number of Shares available for issuance under the 2015 Director Stock Plan.
Each Share that will or may be issued under the 2015 Director Stock Plan reduces the number of Shares remaining for issuance under that plan by one.
Compensation expense related to awards under the 2015 Director Stock Plan is recognized based on the number of Shares awarded. The only awards made under the 2005 Director Stock Plan and under the 2015 Director Stock Plan through December 31, 2015 were Stock-Based Awards that vested immediately. The majority of the awards granted in 2015 under the 2015 Director Stock Plan were made in the second quarter of 2015.
Deferred Shares payable to Directors relate to awards under the 2005 Director Stock Plan, 2015 Director Stock Plan, or earlier applicable plans equaled 166,102 Shares at December 31, 2015.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Compensation Expense Related to Stock-Based Compensation
The components of compensation expense related to stock-based compensation includes compensation expense related to Phantom Stock-Based Awards, and excludes the insignificant compensation expense related to the 2015 Director Stock Plan. Those components were:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Stock Options and Unit Options	$14	$29	$39
Performance Shares and Units (1)	65	111	91
Restricted Stock Units and Restricted Units	75	52	45
Total compensation expense	$154	$192	$175
Income tax benefit	$54	$67	$61
______________

(1)
Performance Shares expected to vest and the related compensation expenses may be further adjusted by the performance factor most likely to be achieved, as estimated by management, at the end of the performance period.

The following table presents the total unrecognized compensation expense related to stock-based compensation and the expected weighted average period over which these expenses will be recognized at:

	December 31, 2015
	Expense	Weighted Average Period
	(In millions)	(Years)
Stock Options	$7	1.58
Performance Shares	$30	1.59
Restricted Stock Units	$50	1.71
Equity Awards
Stock Options
Stock Options are the contingent right of award holders to purchase Shares at a stated price for a limited time. All Stock Options have an exercise price equal to the closing price of a Share reported on the New York Stock Exchange on the date of grant, and have a maximum term of 10 years. The vast majority of Stock Options granted has become or will become exercisable at a rate of one-third of each award on each of the first three anniversaries of the grant date. Other Stock Options have become or will become exercisable on the third anniversary of the grant date. Vesting is subject to continued service, except for employees who meet specified age and service criteria and in certain other limited circumstances.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

A summary of the activity related to Stock Options was as follows:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
			(Years)	(In millions)
Outstanding at January 1, 2015	26,078,927	$43.63	4.67	$312
Granted	669,944	$51.39
Exercised	(3,149,247)	$38.61
Expired	(64,921)	$55.68
Forfeited	(27,939)	$40.47
Outstanding at December 31, 2015	23,506,764	$44.50	4.09	$166
Vested and expected to vest at December 31, 2015	23,308,860	$44.50	4.06	$165
Exercisable at December 31, 2015	21,839,121	$44.29	3.77	$161
______________

(1)	The aggregate intrinsic value was computed using the closing Share price on December 31, 2015 of $48.21 and December 31, 2014 of $54.09, as applicable.
The fair value of Stock Options is estimated on the date of grant using a binomial lattice model. Significant assumptions used in the Company’s binomial lattice model are further described below. The assumptions include: expected volatility of the price of Shares; risk-free rate of return; dividend yield on Shares; exercise multiple; and the post-vesting termination rate.
Expected volatility is based upon an analysis of historical prices of Shares and call options on Shares traded on the open market. The Company uses a weighted-average of the implied volatility for publicly-traded call options with the longest remaining maturity nearest to the money as of each valuation date and the historical volatility, calculated using monthly closing prices of Shares. The Company chose a monthly measurement interval for historical volatility as this interval reflects the Company’s view that employee option exercise decisions are based on longer-term trends in the price of the underlying Shares rather than on daily price movements.
The binomial lattice model used by the Company incorporates different risk-free rates based on the imputed forward rates for U.S. Treasury Strips for each year over the contractual term of the option. The table below presents the full range of rates that were used for options granted during the respective periods.
Dividend yield is determined based on historical dividend distributions compared to the price of the underlying Shares as of the valuation date and held constant over the life of the Stock Option.
The binomial lattice model used by the Company incorporates the contractual term of the Stock Options. The model also factors in expected exercise behavior and a post-vesting termination rate, or the rate at which vested options are exercised or expire prematurely due to termination of employment. From these factors, the model derives an expected life of the Stock Option. The exercise behavior in the model is a multiple that reflects the ratio of exercise price to the strike price of the Stock Option at which holders are expected to exercise. The exercise multiple is derived from actual historical exercise activity. The post-vesting termination rate is determined from actual historical exercise experience and expiration activity under the Incentive Plans.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

The following table presents the weighted average assumptions, with the exception of risk-free rate, which is expressed as a range, used to determine the fair value of Stock Options issued:

	Years Ended December 31,
	2015	2014	2013
Dividend yield	2.72%	2.18%	2.13%
Risk-free rate of return	0.20%-3.04%	0.12%-5.07%	0.16%-3.89%
Expected volatility	32.56%	33.26%	32.98%
Exercise multiple	1.44	1.45	1.51
Post-vesting termination rate	2.73%	2.93%	3.16%
Contractual term (years)	10	10	10
Expected life (years)	7	6	7
Weighted average exercise price of stock options granted	$51.39	$50.53	$35.96
Weighted average fair value of stock options granted	$13.29	$13.84	$9.88
The following table presents a summary of Stock Option exercise activity:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Total intrinsic value of stock options exercised	$44	$67	$79
Cash received from exercise of stock options	$121	$156	$202
Income tax benefit realized from stock options exercised	$15	$24	$28
Performance Shares
Performance Shares are units that, if they vest, are multiplied by a performance factor to produce a number of final Performance Shares which are payable in Shares. Performance Shares are accounted for as equity awards. They are not credited with dividend-equivalents for actual dividends paid on Shares during the performance period. Performance Share awards normally vest in their entirety at the end of the three-year performance period. Vesting is subject to continued service, except for employees who meet specified age and in certain other limited circumstances.
For awards granted prior to the January 1, 2013 – December 31, 2015 performance period, vested Performance Shares are multiplied by a performance factor of 0% to 200% based on MetLife, Inc.’s adjusted income, total shareholder return, and performance in change in annual net operating earnings and total shareholder return compared to the performance of its competitors, each measured with respect to the applicable three-year performance period or portions thereof. The estimated fair value of Performance Shares is based upon the closing price of a Share on the date of grant, reduced by the present value of estimated dividends to be paid on that stock during the performance period. The performance factor for the January 1, 2012 – December 31, 2014 performance period was 101%.
For awards granted for the January 1, 2013 – December 31, 2015 and later performance periods in progress through December 31, 2015, the vested Performance Shares will be multiplied by a performance factor of 0% to 175%. Assuming that MetLife, Inc. has met threshold performance goals related to its adjusted income or total shareholder return, the MetLife, Inc. Compensation Committee will determine the performance factor in its discretion. In doing so, the Compensation Committee may consider MetLife, Inc.’s total shareholder return relative to the performance of its competitors and operating return on MetLife, Inc.’s common stockholder’s equity relative to its financial plan. The estimated fair value of Performance Shares will be remeasured each quarter until they become payable.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Restricted Stock Units
Restricted Stock Units are units that, if they vest, are payable in an equal number of Shares. Restricted Stock Units are accounted for as equity awards. They are not credited with dividend-equivalents for dividends paid on Shares. Accordingly, the estimated fair value of Restricted Stock Units is based upon the closing price of Shares on the date of grant, reduced by the present value of estimated dividends to be paid on that stock.
The vast majority of Restricted Stock Units normally vest in thirds on the first three anniversaries of their grant date. Other Restricted Stock Units normally vest in their entirety on the third anniversary of their grant date. Vesting is subject to continued service, except for employees who meet specified age and service criteria and in certain other limited circumstances.
The following table presents a summary of Performance Share and Restricted Stock Unit activity:

	Performance Shares		Restricted Stock Units
	Shares	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2015	4,511,514	$44.85	3,504,230	$38.48
Granted	1,213,901	$43.53	1,532,272	$46.71
Forfeited	(61,458)	$44.08	(97,496)	$42.75
Payable (1)	(1,756,783)	$35.33	(1,860,047)	$36.73
Outstanding at December 31, 2015	3,907,174	$44.08	3,078,959	$43.50
Vested and expected to vest at December 31, 2015	3,748,479	$44.09	2,771,063	$43.50
______________

(1)	Includes both Shares paid and Deferred Shares for later payment.
Performance Share amounts above represent aggregate initial target awards and do not reflect potential increases or decreases resulting from the performance factor determined after the end of the respective performance periods. At December 31, 2015, the three year performance period for the 2013 Performance Share grants was completed, but the performance factor had not yet been calculated. Included in the immediately preceding table are 1,592,641 outstanding Performance Shares to which the 2013 – 2015 performance factor will be applied.
Liability Awards (Phantom Stock-Based Awards)
Certain MetLife international subsidiaries have a liability for Phantom Stock-Based Awards in the form of Unit Options, Restricted Units, and/or Performance Units. These Share-based cash settled awards are recorded as liabilities until payout is made. Unlike Share-settled awards, which have a fixed grant-date fair value, the fair value of unsettled or unvested liability awards is remeasured at the end of each reporting period based on the change in fair value of one Share. The liability and corresponding expense are adjusted accordingly until the award is settled.
Unit Options
Each Unit Option is the contingent right of the holder to receive a cash payment equal to the closing price of a Share on the surrender date, less the closing price on the grant date, if the difference is greater than zero. The vast majority of Unit Options has become or will become eligible for surrender at a rate of one-third of each award on each of the first three anniversaries of the grant date. Other Unit Options have become or will become eligible for surrender on the third anniversary of the grant date. Vesting is subject to continued service, except for employees who meet specified age and service criteria and in certain other limited circumstances.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Restricted Units
Restricted Units are units that, if they vest, are payable in cash equal to the closing price of a Share on the last day of the restriction period. The vast majority of Restricted Units normally vest in their entirety on the third anniversary of their grant date. Vesting is subject to continued service, except for employees meet specified age and service criteria and in certain other limited circumstances. Restricted Units are accounted for as liability awards. They are not credited with dividend-equivalents for actual dividends paid on Shares during the performance period.
Performance Units
Performance Units are units that, if they vest, are multiplied by a performance factor to produce a number of final Performance Units which are payable in cash equal to the closing price of a Share on a date following the last day of the three-year performance period. The performance factor for the Performance Units for any given period is determined on the identical basis as the performance factor for Performance Shares for the same performance period. Performance Units are accounted for as liability awards. They are not credited with dividend-equivalents for actual dividends paid on Shares during the performance period. Accordingly, the estimated fair value of Performance Units is based upon the closing price of a Share on the date of grant, reduced by the present value of estimated dividends to be paid on that stock during the performance period.
See “— Equity Awards — Performance Shares” for a discussion of the Performance Shares vesting period and award calculation, which is also used for Performance Units.
The following table presents a summary of Liability Awards activity:

	Unit Options	Restricted Units	Performance Units
Outstanding at January 1, 2015	1,106,996	800,040	593,923
Granted	17,183	405,747	211,473
Exercised	(107,141)	—	—
Forfeited	(41,509)	(209,357)	(63,062)
Paid	—	(334,538)	(131,062)
Outstanding at December 31, 2015	975,529	661,892	611,272
Vested and expected to vest at December 31, 2015	877,976	595,703	550,145
Statutory Equity and Income
The states of domicile of MetLife, Inc.’s U.S. insurance subsidiaries impose risk-based capital (“RBC”) requirements that were developed by the National Association of Insurance Commissioners (“NAIC”). American Life does not write business in Delaware or any other domestic state and, as such, is exempt from RBC requirements by Delaware law. Regulatory compliance is determined by a ratio of a company’s total adjusted capital, calculated in the manner prescribed by the NAIC (“TAC”) to its authorized control level RBC, calculated in the manner prescribed by the NAIC (“ACL RBC”), based on the statutory-based filed financial statements. Companies below specific trigger levels or ratios are classified by their respective levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is twice ACL RBC (“Company Action Level RBC”). While not required by or filed with insurance regulators, the Company also calculates an internally defined combined RBC ratio (“Statement-Based Combined RBC Ratio”), which is determined by dividing the sum of TAC for MetLife, Inc.’s principal U.S. insurance subsidiaries, excluding American Life, by the sum of Company Action Level RBC for such subsidiaries. The Company’s Statement-Based Combined RBC Ratio was in excess of 390% at both December 31, 2015 and December 31, 2014. In addition, all non-exempted U.S. insurance subsidiaries individually exceeded Company Action Level RBC for all periods presented.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

MetLife, Inc.’s foreign insurance operations are regulated by applicable authorities of the countries in which each entity operates and are subject to minimum capital and solvency requirements in those countries before corrective action commences. At December 31, 2015 and 2014, the adjusted capital of American Life’s insurance subsidiary in Japan, the Company’s largest foreign insurance operation, was in excess of four times the 200% solvency margin ratio that would require corrective action. Excluding Japan, the aggregate required capital and surplus of the Company’s other foreign insurance operations was $2.8 billion and the aggregate actual regulatory capital and surplus of such operations was $7.1 billion as of the date of the most recent required capital adequacy calculation for each jurisdiction. Each of those other foreign insurance operations exceeded minimum capital and solvency requirements of their respective countries for all periods presented.
MetLife, Inc.’s insurance subsidiaries prepare statutory-basis financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile or applicable foreign jurisdiction. The NAIC has adopted the Codification of Statutory Accounting Principles (“Statutory Codification”). Statutory Codification is intended to standardize regulatory accounting and reporting to state insurance departments. However, statutory accounting principles continue to be established by individual state laws and permitted practices. Modifications by the various state insurance departments may impact the effect of Statutory Codification on the statutory capital and surplus of MetLife, Inc.’s U.S. insurance subsidiaries.
Statutory accounting principles differ from GAAP primarily by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions, reporting surplus notes as surplus instead of debt and valuing securities on a different basis.
In addition, certain assets are not admitted under statutory accounting principles and are charged directly to surplus. The most significant assets not admitted by the Company are net deferred income tax assets resulting from temporary differences between statutory accounting principles basis and tax basis not expected to reverse and become recoverable within three years. Further, statutory accounting principles do not give recognition to purchase accounting adjustments.
MetLife, Inc.’s U.S. insurance subsidiaries have no material state prescribed accounting practices, except as described below.
New York has adopted certain prescribed accounting practices, primarily consisting of the continuous Commissioners’ Annuity Reserve Valuation Method, which impacts deferred annuities, and the New York Special Consideration Letter, which mandates certain assumptions in asset adequacy testing. The collective impact of these prescribed accounting practices decreased the statutory capital and surplus of MLIC for the years ended December 31, 2015 and 2014 by an amount of $1.2 billion and $2.3 billion, respectively, in excess of the amount of the decrease had capital and surplus been measured under NAIC guidance.
American Life calculates its policyholder reserves on insurance written in each foreign jurisdiction in accordance with the reserve standards required by such jurisdiction. American Life is not required to quantify the impact to its statutory capital and surplus as a result of applying this prescribed practice to its branch operations. Additionally, American Life’s insurance subsidiaries are valued based on each respective subsidiary’s underlying local statutory equity, adjusted in a manner consistent with the reporting prescribed for its branch operations. This valuation basis resulted in lower statutory capital and surplus of $1.8 billion and $2.8 billion for the years ended December 31, 2015 and 2014, respectively, than if the insurance subsidiaries were valued under NAIC guidance.
The Delaware Department of Insurance approved two statutory accounting permitted practices for MetLife USA. For December 31, 2013, MetLife USA applied a U.S. GAAP reserving methodology for certain foreign blocks of business held by Exeter Reassurance Company, Ltd. (“Exeter”) prior to the mergers into MetLife USA of certain of its affiliates, including Exeter, and a subsidiary. These blocks of business were recaptured by the counterparties prior to these mergers and are, therefore, not included in MetLife USA’s statutory reserves as of December 31, 2014. In addition, the Delaware Department of Insurance granted permission for MetLife USA not to calculate, record or disclose the effect of this permitted practice on statutory surplus and net income for the year ended December 31, 2013.
The tables below present amounts from MetLife, Inc.’s U.S. insurance subsidiaries, which are derived from the statutory–basis financial statements as filed with the insurance regulators.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Statutory net income (loss) was as follows:

		Years Ended December 31,
Company	State of Domicile	2015	2014	2013
		(In millions)
Metropolitan Life Insurance Company	New York	$3,703	$1,487	$369
American Life Insurance Company	Delaware	$335	$(36)	$631
MetLife Insurance Company USA	Delaware	$(1,022)	$1,543	$3,358
Metropolitan Property and Casualty Insurance Company	Rhode Island	$204	$291	$282
Metropolitan Tower Life Insurance Company	Delaware	$(42)	$51	$52
Other	Various	$381	$454	$161
Statutory capital and surplus was as follows at:

	December 31,
Company	2015	2014
	(In millions)
Metropolitan Life Insurance Company	$14,485	$12,008
American Life Insurance Company	$6,115	$3,362
MetLife Insurance Company USA	$5,942	$6,042
Metropolitan Property and Casualty Insurance Company	$2,335	$2,388
Metropolitan Tower Life Insurance Company	$710	$767
Other	$417	$399
The Company’s domestic captive life reinsurance subsidiaries, which reinsure risks including the closed block, level premium term life and ULSG assumed from other MetLife subsidiaries, have no state prescribed accounting practices, except for MetLife Reinsurance Company of Vermont (“MRV”) and MetLife Reinsurance Company of Delaware (“MRD”). MRV, with the explicit permission of the Commissioner of Insurance of the State of Vermont, has included, as admitted assets, the value of letters of credit serving as collateral for reinsurance credit taken by various affiliated cedants, in connection with reinsurance agreements entered into between MRV and the various affiliated cedants, which resulted in higher statutory capital and surplus of $6.0 billion for both the years ended December 31, 2015 and 2014. MRV’s RBC would have triggered a regulatory event without the use of the state prescribed practice. MRD, with the explicit permission of the Commissioner of Insurance of the State of Delaware, has included, as admitted assets, the value of letters of credit issued to MRD, which resulted in higher statutory capital and surplus of $200 million and $75 million for the years ended December 31, 2015 and 2014, respectively. MRD’s RBC would not have triggered a regulatory event without the use of the state prescribed practice. The combined statutory net income (loss) of MetLife, Inc.’s domestic captive life reinsurance subsidiaries was ($336) million, ($320) million and ($612) million for the years ended December 2015, 2014 and 2013, respectively, and the combined statutory capital and surplus, including the aforementioned prescribed practice, was $5.0 billion and $5.2 billion at December 31, 2015 and 2014, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Dividend Restrictions
Insurance Operations
The table below sets forth the dividends permitted to be paid by MetLife, Inc.’s primary insurance subsidiaries without insurance regulatory approval and dividends paid:

	2016	2015	2014
Company	Permitted Without Approval (1)	Paid (2)	Paid (2)
	(In millions)
Metropolitan Life Insurance Company (3)	$3,753	$1,489	$821	(4)
American Life Insurance Company	$—	$—	$—
MetLife Insurance Company USA	$586	$500	$155	(5)
Metropolitan Property and Casualty Insurance Company	$130	$235	$200
Metropolitan Tower Life Insurance Company	$70	$102	$73
______________

(1)
Reflects dividend amounts that may be paid during 2016 without prior regulatory approval. However, because dividend tests may be based on dividends previously paid over rolling 12-month periods, if paid before a specified date during 2016, some or all of such dividends may require regulatory approval.

(2)	Reflects all amounts paid, including those requiring regulatory approval.

(3)
As discussed below, the New York Insurance Law was amended, permitting MLIC to pay dividends without prior regulatory approval under one of two alternative formulations beginning in 2016. The dividend amount that MLIC may pay during 2016 under the new formulation is reflected in the table above.

(4)	During December 2014, MLIC distributed shares of an affiliate to MetLife, Inc. as an in-kind dividend of $113 million.

(5)
Prior to the mergers into MetLife USA of certain of its affiliates and a subsidiary, Exeter paid dividends of $155 million on its preferred stock. In August 2014, MetLife Insurance Company of Connecticut redeemed for $1.4 billion and retired 4,595,317 shares of its common stock owned by MetLife Investors Group LLC (“MLIG”). Following the redemption, in August 2014, MLIG paid a dividend of $1.4 billion to MetLife, Inc. In November 2014, MetLife Insurance Company of Connecticut changed its name to MetLife Insurance Company USA. MetLife USA did not pay dividends in 2014.

Effective for dividends paid during 2016 and going forward, the New York Insurance Law was amended permitting MLIC, without prior insurance regulatory clearance, to pay stockholder dividends to MetLife, Inc. in any calendar year based on either of two standards. Under one standard, MLIC is permitted, without prior insurance regulatory clearance, to pay dividends out of earned surplus (defined as positive “unassigned funds (surplus)” excluding 85% of the change in net unrealized capital gains or losses (less capital gains tax), for the immediately preceding calendar year), in an amount up to the greater of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year, or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains), not to exceed 30% of surplus to policyholders as of the end of the immediately preceding calendar year. In addition, under this standard, MLIC may not, without prior insurance regulatory clearance, pay any dividends in any calendar year immediately following a calendar year for which its net gain from operations, excluding realized capital gains, was negative. Under the second standard, if dividends are paid out of other than earned surplus, MLIC may, without prior insurance regulatory clearance, pay an amount up to the lesser of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year, or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains). In addition, MLIC will be permitted to pay a dividend to MetLife, Inc. in excess of the amounts allowed under both standards only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Financial Services (the “Superintendent”) and the Superintendent either approves the distribution of the dividend or does not disapprove the dividend within 30 days of its filing. Under New York Insurance Law, the Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Under Delaware Insurance Code, each of American Life, MetLife USA and Metropolitan Tower Life Insurance Company (“MTL”) is permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to MetLife, Inc. as long as the amount of the dividend, when aggregated with all other dividends in the preceding 12 months, does not exceed the greater of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year, or (ii) its net statutory gain from operations for the immediately preceding calendar year (excluding realized capital gains). Each of American Life, MetLife USA, and MTL will be permitted to pay a dividend to MetLife, Inc. in excess of the greater of such two amounts only if it files notice of the declaration of such a dividend and the amount thereof with the Delaware Commissioner of Insurance (the “Delaware Commissioner”) and the Delaware Commissioner either approves the distribution of the dividend or does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds earned surplus (defined as “unassigned funds (surplus)”) as of the immediately preceding calendar year requires insurance regulatory approval. Under Delaware Insurance Code, the Delaware Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders.
Under the Rhode Island Insurance Code, Metropolitan Property and Casualty Insurance Company (“MPC”) is permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to MetLife, Inc. as long as the aggregate amount of all such dividends in any 12 month period does not exceed the lesser of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year, or (ii) net income, not including realized capital gains, for the immediately preceding calendar year, not including pro rata distributions of MPC’s own securities. In determining whether a dividend is extraordinary, MPC may include carry forward net income from the previous two calendar years, excluding realized capital gains less dividends paid in the second and immediately preceding calendar years. MPC will be permitted to pay a dividend to MetLife, Inc. in excess of the lesser of such two amounts only if it files notice of its intention to declare such a dividend and the amount thereof with the Rhode Island Commissioner of Insurance (the “Rhode Island Commissioner”) and the Rhode Island Commissioner either approves the distribution of the dividend or does not disapprove the distribution within 30 days of its filing. Under the Rhode Island Insurance Code, the Rhode Island Commissioner has broad discretion in determining whether the financial condition of a stock property and casualty insurance company would support the payment of such dividends to its stockholders.
MetLife, Inc.
In addition to regulatory restrictions on the payment of dividends by its insurance subsidiaries to MetLife, Inc., the payment of dividends by MetLife, Inc. to its stockholders is also subject to restrictions. The declaration and payment of dividends is subject to the discretion of MetLife, Inc.’s Board of Directors, and will depend on its financial condition, results of operations, cash requirements, future prospects and other factors deemed relevant by the Board. In addition, the payment of dividends on MetLife, Inc.’s common stock, and MetLife, Inc.’s ability to repurchase its common stock, may be subject to restrictions described below arising out of (i) regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Federal Reserve Bank of New York (collectively, with the Federal Reserve Board, the “Federal Reserve”) as a result of the designation of MetLife, Inc. by the Financial Stability Oversight Council (“FSOC”) as a non-bank systemically important financial institution (“non-bank SIFI”), and (ii) restrictions under the terms of MetLife, Inc.’s preferred stock, and junior subordinated debentures in situations where MetLife, Inc. may be experiencing financial stress, as described below. For purposes of this discussion, “junior subordinated debentures” are deemed to include MetLife, Inc.’s Fixed-to-Floating Rate Exchangeable Surplus Trust Securities, which are exchangeable at the option of MetLife, Inc., or in the future upon the occurrence of certain events, for junior subordinated debentures, and which contain terms with the same substantive effects described in this discussion as the terms in MetLife’s junior subordinated debentures.
Regulatory Restrictions. On December 18, 2014, the FSOC designated MetLife, Inc. as a non-bank SIFI subject to regulation by the Federal Reserve and to enhanced supervision and prudential standards. On January 13, 2015, MetLife, Inc. filed an action in the U.S. District Court for the District of Columbia asking the court to review and rescind the FSOC’s designation of MetLife, Inc. as a non-bank SIFI. The court held oral argument on the parties’ cross motions for summary judgment on February 10, 2016. On January 12, 2016, MetLife, Inc. announced its plan to pursue the Separation. See Note 23. The proposed Separation has no impact on MetLife, Inc.’s current status as a non-bank SIFI.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

The Federal Reserve Board is required under Dodd-Frank to adopt enhanced prudential standards, including heightened capital and stress testing requirements, for non-bank SIFIs. Under such stress testing requirements, MetLife, Inc.’s ability to pay dividends and repurchase stock will be dependent on demonstrating the robustness of its capital planning and projection processes, as well as its ability to maintain the Company’s capital levels above regulatory minimum levels under stress scenarios. While these stress testing requirements have been adopted, they will not be effective until rules relating to capital requirements are implemented. Although the Federal Reserve Board has indicated that it intends to apply enhanced prudential standards to non-bank SIFIs by rule or order, it has not yet done so. Therefore, the manner in which these proposed standards might apply to MetLife, Inc. remains unclear. Enhanced prudential and capital standards imposed on MetLife, Inc. as a non-bank SIFI could adversely affect its ability to pay dividends to its stockholders, as well as repurchase its common stock or other securities or engage in other transactions that could affect its capital. In addition, MetLife, Inc. may not be able to pay dividends if it does not receive sufficient funds from its operating subsidiaries, which are themselves subject to separate regulatory restrictions on their ability to pay dividends. See “─ Dividend Restrictions.”
MetLife, Inc. has also been designated as a global systemically important insurer by the Financial Stability Board. As such, it could be subject to enhanced capital standards and supervision and other additional requirements that would not apply to companies that are not so designated. These policy proposals would need to be implemented by legislation or regulation in each applicable jurisdiction, and the impact on MetLife, Inc. is uncertain.
“Dividend Stopper” Provisions in the Preferred Stock and Junior Subordinated Debentures. Certain terms of MetLife, Inc.’s preferred stock and junior subordinated debentures (sometimes referred to as “dividend stoppers”) may prevent it from repurchasing its common or preferred stock or paying dividends on its common or preferred stock in certain circumstances. Dividends on the preferred stock are not cumulative. If a dividend is not declared before the dividend payment date, MetLife, Inc. has no obligation to pay dividends accrued for that dividend period whether or not dividends are declared and paid in future periods. No dividends may, however, be paid or declared on MetLife, Inc.’s common stock — or any other securities ranking junior to the preferred stock — unless the full dividends for the latest completed dividend period on all preferred stock, and any parity stock, have been declared and paid or provided for. Under the junior subordinated debentures, if MetLife, Inc. has not paid in full the accrued interest on its junior subordinated debentures through the most recent interest payment date, it may not repurchase or pay dividends on its common stock or other capital stock (including the preferred stock), subject to certain exceptions. The junior subordinated debentures provide that MetLife may, at its option and provided that certain conditions are met, defer payment of interest without giving rise to an event of default for periods of up to 10 years (although after five years MetLife, Inc. would be obligated to use commercially reasonable efforts to sell equity securities to raise proceeds to pay the interest), with no limitation on the number of deferral periods that MetLife, Inc. may begin, so long as all accrued and unpaid interest is paid with respect to prior deferral periods. If MetLife, Inc. were to elect to defer payments of interest, the “dividend stopper” provisions in the junior subordinated debentures would thus prevent MetLife, Inc. from repurchasing or paying dividends on its common stock or other capital stock (including the preferred stock) during the period of deferral, subject to exceptions.
In addition, the preferred stock and the junior subordinated debentures contain provisions that would automatically suspend the payment of preferred stock dividends and junior subordinated debenture interest payments if MetLife, Inc. fails to meet certain risk based capital ratio, net income and stockholders’ equity tests at specified times. In such cases, however, MetLife would be permitted to make the payments if it were able to utilize a prescribed alternative payment mechanism. As a result of the suspension of these payments, the “dividend stopper” provisions would come into effect.
MetLife, Inc. is a party to certain RCCs which limit its ability to eliminate these restrictions through the repayment, redemption or purchase of preferred stock or junior subordinated debentures by requiring MetLife, Inc., subject to certain limitations, to receive cash proceeds during a specified period from the sale of specified replacement securities prior to any such repayment, redemption or purchase. See “— Preferred Stock” for a description of such covenants in effect with respect to the preferred stock, and Note 14 for a description of such covenants in effect with respect to junior subordinated debentures.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Accumulated Other Comprehensive Income (Loss)
Information regarding changes in the balances of each component of AOCI attributable to MetLife, Inc., was as follows:

	Unrealized Investment Gains (Losses), Net of Related Offsets (1)	Unrealized Gains (Losses) on Derivatives	Foreign Currency Translation Adjustments	Defined Benefit Plans Adjustment	Total
	(In millions)
Balance at December 31, 2012	$13,588	$831	$(533)	$(2,489)	$11,397
OCI before reclassifications	(8,487)	(937)	(937)	1,078	(9,283)
Deferred income tax benefit (expense)	2,807	312	(189)	(379)	2,551
AOCI before reclassifications, net of income tax	7,908	206	(1,659)	(1,790)	4,665
Amounts reclassified from AOCI	411	36	—	214	661
Deferred income tax benefit (expense)	(136)	(11)	—	(75)	(222)
Amounts reclassified from AOCI, net of income tax	275	25	—	139	439
Balance at December 31, 2013	8,183	231	(1,659)	(1,651)	5,104
OCI before reclassifications	11,197	669	(1,492)	(1,150)	9,224
Deferred income tax benefit (expense)	(3,419)	(261)	(208)	401	(3,487)
AOCI before reclassifications, net of income tax	15,961	639	(3,359)	(2,400)	10,841
Amounts reclassified from AOCI	(811)	717	77	180	163
Deferred income tax benefit (expense)	249	(280)	(27)	(63)	(121)
Amounts reclassified from AOCI, net of income tax	(562)	437	50	117	42
Sale of subsidiary (2)	(320)	—	6	—	(314)
Deferred income tax benefit (expense)	80	—	—	—	80
Sale of subsidiary, net of income tax	(240)	—	6	—	(234)
Balance at December 31, 2014	15,159	1,076	(3,303)	(2,283)	10,649
OCI before reclassifications	(7,218)	(19)	(1,646)	125	(8,758)
Deferred income tax benefit (expense)	2,519	6	(1)	(43)	2,481
AOCI before reclassifications, net of income tax	10,460	1,063	(4,950)	(2,201)	4,372
Amounts reclassified from AOCI	(223)	608	—	229	614
Deferred income tax benefit (expense)	78	(213)	—	(80)	(215)
Amounts reclassified from AOCI, net of income tax	(145)	395	—	149	399
Balance at December 31, 2015	$10,315	$1,458	$(4,950)	$(2,052)	$4,771
__________________

(1)	See Note 8 for information on offsets to investments related to future policy benefits, DAC, VOBA and DSI, and the policyholder dividend obligation.

(2)	See Note 3.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Information regarding amounts reclassified out of each component of AOCI was as follows:

AOCI Components	Amounts Reclassified from AOCI			Consolidated Statement of Operations and Comprehensive Income (Loss) Locations
	Years Ended December 31,
	2015	2014	2013
	(In millions)
Net unrealized investment gains (losses):
Net unrealized investment gains (losses)	$129	$603	$344	Net investment gains (losses)
Net unrealized investment gains (losses)	49	67	93	Net investment income
Net unrealized investment gains (losses)	45	141	(26)	Net derivative gains (losses)
Net unrealized investment gains (losses), before income tax	223	811	411
Income tax (expense) benefit	(78)	(249)	(136)
Net unrealized investment gains (losses), net of income tax	$145	$562	$275
Unrealized gains (losses) on derivatives - cash flow hedges:
Interest rate swaps	$85	$42	$20	Net derivative gains (losses)
Interest rate swaps	12	9	8	Net investment income
Interest rate swaps	—	—	—	Other expenses
Interest rate forwards	6	(7)	10	Net derivative gains (losses)
Interest rate forwards	5	4	3	Net investment income
Interest rate forwards	2	2	(1)	Other expenses
Foreign currency swaps	(720)	(768)	(3)	Net derivative gains (losses)
Foreign currency swaps	(1)	(2)	(3)	Net investment income
Foreign currency swaps	1	2	1	Other expenses
Credit forwards	1	—	—	Net derivative gains (losses)
Credit forwards	1	1	1	Net investment income
Gains (losses) on cash flow hedges, before income tax	(608)	(717)	36
Income tax (expense) benefit	213	280	(11)
Gains (losses) on cash flow hedges, net of income tax	$(395)	$(437)	$25

Foreign currency translation adjustment	$—	$(77)	$—	Net investment gains (losses)
Income tax (expense) benefit	—	27	—
Foreign currency translation adjustment, net of income tax	$—	$(50)	$—
Defined benefit plans adjustment: (1)
Amortization of net actuarial gains (losses)	$(233)	$(180)	$283
Amortization of prior service (costs) credit	4	—	(69)
Amortization of defined benefit plan items, before income tax	(229)	(180)	214
Income tax (expense) benefit	80	63	(75)
Amortization of defined benefit plan items, net of income tax	$(149)	$(117)	$139
Total reclassifications, net of income tax	$(399)	$(42)	$439
__________________

(1)	These AOCI components are included in the computation of net periodic benefit costs. See Note 18.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

17. Other Expenses
Information on other expenses was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Compensation	$4,938	$4,894	$5,108
Pension, postretirement and postemployment benefit costs	400	473	488
Commissions	4,517	5,153	5,428
Volume-related costs	1,002	859	842
Capitalization of DAC	(3,837)	(4,183)	(4,786)
Amortization of DAC and VOBA	3,936	4,132	3,550
Amortization of negative VOBA	(361)	(442)	(579)
Interest expense on debt	1,208	1,216	1,282
Premium taxes, licenses and fees	766	801	658
Professional services	1,511	1,457	1,454
Rent and related expenses, net of sublease income	328	361	376
Other (1)	2,361	2,370	2,781
Total other expenses	$16,769	$17,091	$16,602
__________________

(1)	See Note 19 for information on the charge related to income tax for the year ended December 31, 2015 and the Japan income tax refund for the year ended December 31, 2013.
Capitalization of DAC and Amortization of DAC and VOBA
See Note 5 for additional information on DAC and VOBA including impacts of capitalization and amortization. See also Note 7 for a description of the DAC amortization impact associated with the closed block.
Interest Expense on Debt
See Notes 12, 13, and 14 for attribution of interest expense by debt issuance. Interest expense on debt includes interest expense related to CSEs. See Note 8.
Restructuring Charges
The Company commenced an enterprise-wide strategic initiative in 2012. This global strategy focuses on leveraging the Company’s scale to improve the value it provides to customers and shareholders in order to reduce costs, enhance revenues, achieve efficiencies and reinvest in its technology, platforms and functionality to improve its current operations and develop new capabilities.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
17. Other Expenses (continued)

These restructuring charges are included in other expenses. As the expenses relate to an enterprise-wide initiative, they are reported in Corporate & Other. Information regarding restructuring charges was as follows:

	Years Ended December 31,
	2015			2014			2013
	Severance	Lease and Asset Impairment	Total	Severance	Lease and Asset Impairment	Total	Severance	Lease and Asset Impairment	Total
	(In millions)
Balance at January 1,	$31	$6	$37	$40	$6	$46	$23	$—	$23
Restructuring charges	60	4	64	83	8	91	99	16	115
Cash payments	(73)	(6)	(79)	(92)	(8)	(100)	(82)	(10)	(92)
Balance at December 31,	$18	$4	$22	$31	$6	$37	$40	$6	$46
Total restructuring charges incurred since inception of initiative	$383	$46	$429	$323	$42	$365	$240	$34	$274
Management estimates the range for further restructuring charges including severance, as well as lease and asset impairments, through the year ending December 31, 2016 to be $5 million to $10 million.
18. Employee Benefit Plans
Pension and Other Postretirement Benefit Plans
Certain subsidiaries of MetLife, Inc. sponsor and/or administer various U.S. qualified and nonqualified defined benefit pension plans and other postretirement employee benefit plans covering employees and sales representatives who meet specified eligibility requirements. U.S. pension benefits are provided utilizing either a traditional formula or cash balance formula. The traditional formula provides benefits that are primarily based upon years of credited service and either final average or career average earnings. The cash balance formula utilizes hypothetical or notional accounts which credit participants with benefits equal to a percentage of eligible pay, as well as earnings credits, determined annually based upon the average annual rate of interest on 30-year U.S. Treasury securities, for each account balance. The U.S. nonqualified pension plans provide supplemental benefits in excess of limits applicable to a qualified plan. The non-U.S. pension plans generally provide benefits based upon either years of credited service and earnings preceding-retirement or points earned on job grades and other factors in years of service.
These subsidiaries also provide certain postemployment benefits and certain postretirement medical and life insurance benefits for U.S. retired employees. Employees of these subsidiaries who were hired prior to 2003 (or, in certain cases, rehired during or after 2003) and meet age and service criteria while working for one of the subsidiaries may become eligible for these other postretirement benefits, at various levels, in accordance with the applicable plans. Virtually all retirees, or their beneficiaries, contribute a portion of the total costs of postretirement medical benefits. Employees hired after 2003 are not eligible for any employer subsidy for postretirement medical benefits.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

The benefit obligations, funded status and net periodic benefit costs related to these pension and other postretirement benefits were comprised of the following:

	December 31, 2015						December 31, 2014
	Pension Benefits			Other Postretirement Benefits			Pension Benefits			Other Postretirement Benefits
	U.S. Plans	Non-U.S. Plans	Total	U.S. Plans	Non-U.S. Plans	Total	U.S. Plans	Non-U.S. Plans	Total	U.S. Plans	Non-U.S. Plans	Total
	(In millions)
Benefit obligations	$9,759	$747	$10,506	$1,895	$29	$1,924	$10,262	$739	$11,001	$2,110	$35	$2,145
Estimated fair value of plan assets	8,490	261	8,751	1,373	9	1,382	8,750	253	9,003	1,426	10	1,436
Over (under) funded status	$(1,269)	$(486)	$(1,755)	$(522)	$(20)	$(542)	$(1,512)	$(486)	$(1,998)	$(684)	$(25)	$(709)
Net periodic benefit costs	$273	$73	$346	$63	$6	$69	$346	$79	$425	$43	$5	$48

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

Obligations and Funded Status

	December 31,
	2015		2014
	Pension Benefits (1)	Other Postretirement Benefits	Pension Benefits (1)	Other Postretirement Benefits
	(In millions)
Change in benefit obligations
Benefit obligations at January 1,	$11,001	$2,145	$9,335	$1,875
Service costs	276	17	262	16
Interest costs	423	90	456	94
Plan participants’ contributions	—	30	—	30
Net actuarial (gains) losses	(627)	(235)	1,607	264
Acquisition, divestitures, settlements and curtailments	(4)	(2)	(18)	(5)
Change in benefits	—	(7)	(4)	(9)
Benefits paid	(531)	(109)	(536)	(116)
Effect of foreign currency translation	(32)	(5)	(101)	(4)
Benefit obligations at December 31,	10,506	1,924	11,001	2,145
Change in plan assets
Estimated fair value of plan assets at January 1,	9,003	1,436	8,024	1,366
Actual return on plan assets	(127)	4	1,108	112
Acquisition, divestitures and settlements	(3)	(4)	(10)	—
Plan participants’ contributions	—	30	—	30
Employer contributions	424	26	450	44
Benefits paid	(531)	(109)	(536)	(116)
Effect of foreign currency translation	(15)	(1)	(33)	—
Estimated fair value of plan assets at December 31,	8,751	1,382	9,003	1,436
Over (under) funded status at December 31,	$(1,755)	$(542)	$(1,998)	$(709)
Amounts recognized in the consolidated balance sheets
Other assets	$5	$1	$7	$1
Other liabilities	(1,760)	(543)	(2,005)	(710)
Net amount recognized	$(1,755)	$(542)	$(1,998)	$(709)
AOCI
Net actuarial (gains) losses	$2,945	$222	$3,093	$425
Prior service costs (credit)	—	(14)	(1)	(10)
AOCI, before income tax	$2,945	$208	$3,092	$415
Accumulated benefit obligation	$10,082	N/A	$10,355	N/A
_____________

(1)	Includes nonqualified unfunded plans, for which the aggregate PBO was $1.1 billion and $1.3 billion at December 31, 2015 and 2014, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

Information for pension plans with PBOs in excess of plan assets and accumulated benefit obligations (“ABO”) in excess of plan assets was as follows at:

	December 31,
	2015	2014	2015	2014
	PBO Exceeds Estimated Fair Value of Plan Assets		ABO Exceeds Estimated Fair Value of Plan Assets
	(In millions)
Projected benefit obligations	$10,437	$10,944	$2,476	$2,615
Accumulated benefit obligations	$10,052	$10,304	$2,340	$2,362
Estimated fair value of plan assets	$8,715	$8,931	$839	$853
Net Periodic Benefit Costs
The components of net periodic benefit costs and other changes in plan assets and benefit obligations recognized in OCI were as follows:

	Years Ended December 31,
	2015		2014		2013
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
	(In millions)
Net periodic benefit costs
Service costs	$276	$17	$262	$16	$303	$22
Interest costs	423	90	456	94	403	94
Settlement and curtailment costs	(1)	3	19	4	(2)	1
Expected return on plan assets	(542)	(80)	(482)	(76)	(489)	(76)
Amortization of net actuarial (gains) losses	191	42	169	11	228	55
Amortization of prior service costs (credit)	(1)	(3)	1	(1)	6	(75)
Total net periodic benefit costs (credit)	346	69	425	48	449	21
Other changes in plan assets and benefit obligations recognized in OCI
Net actuarial (gains) losses	43	(161)	960	223	(544)	(532)
Prior service costs (credit)	—	(7)	(20)	(13)	—	—
Amortization of net actuarial (gains) losses	(191)	(42)	(169)	(11)	(228)	(57)
Amortization of prior service (costs) credit	1	3	(1)	1	(6)	75
Total recognized in OCI	(147)	(207)	770	200	(778)	(514)
Total recognized in net periodic benefit costs and OCI	$199	$(138)	$1,195	$248	$(329)	$(493)
The estimated net actuarial (gains) losses and prior service costs (credit) for the defined benefit pension plans and other postretirement benefit plans that will be amortized from AOCI into net periodic benefit costs over the next year are $193 million and ($1) million, and $13 million and ($7) million, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

Assumptions
Assumptions used in determining benefit obligations for the U.S. plans were as follows:

	Pension Benefits			Other Postretirement Benefits
December 31, 2015
Weighted average discount rate	4.50%			4.60%
Rate of compensation increase	2.25%	-	8.50%	N/A
December 31, 2014
Weighted average discount rate	4.10%			4.10%
Rate of compensation increase	2.25%	-	8.50%	N/A
Assumptions used in determining net periodic benefit costs for the U.S. Plans were as follows:

	Pension Benefits			Other Postretirement Benefits
Year Ended December 31, 2015
Weighted average discount rate	4.10%			4.10%
Weighted average expected rate of return on plan assets	6.25%			5.70%
Rate of compensation increase	2.25%	-	8.50%	N/A
Year Ended December 31, 2014
Weighted average discount rate	5.15%			5.15%
Weighted average expected rate of return on plan assets	6.25%			5.70%
Rate of compensation increase	3.50%	-	7.50%	N/A
Year Ended December 31, 2013
Weighted average discount rate	4.20%			4.20%
Weighted average expected rate of return on plan assets	6.25%			5.76%
Rate of compensation increase	3.50%	-	7.50%	N/A
The weighted average discount rate for the U.S. plans is determined annually based on the yield, measured on a yield to worst basis, of a hypothetical portfolio constructed of high quality debt instruments available on the valuation date, which would provide the necessary future cash flows to pay the aggregate PBO when due.
The weighted average expected rate of return on plan assets for the U.S. plans is based on anticipated performance of the various asset sectors in which the plans invest, weighted by target allocation percentages. Anticipated future performance is based on long-term historical returns of the plan assets by sector, adjusted for the long-term expectations on the performance of the markets. While the precise expected rate of return derived using this approach will fluctuate from year to year, the policy is to hold this long-term assumption constant as long as it remains within reasonable tolerance from the derived rate.
The weighted average expected rate of return on plan assets for use in that plan’s valuation in 2016 is currently anticipated to be 6.00% for U.S. pension benefits and 5.52% for U.S. other postretirement benefits.
The assumed healthcare costs trend rates used in measuring the APBO and net periodic benefit costs were as follows:

	December 31,
	2015		2014
	Before Age 65	Age 65 and older	Before Age 65	Age 65 and older
Following year	6.3%	10.3%	6.4%	6.4%
Ultimate rate to which cost increase is assumed to decline	4.2%	4.6%	4.4%	4.7%
Year in which the ultimate trend rate is reached	2086	2091	2094	2089

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

Assumed healthcare costs trend rates may have a significant effect on the amounts reported for healthcare plans. A 1% change in assumed healthcare costs trend rates would have the following effects on the U.S. Plans as of December 31, 2015:

	One Percent Increase	One Percent Decrease
	(In millions)
Effect on total of service and interest costs components	$15	$(12)
Effect of accumulated postretirement benefit obligations	$253	$(207)
As of December 31, 2014, the improved mortality rate assumption used for all U.S. pension and postretirement benefit plans is the RP-2000 healthy mortality table projected generationally using 175% of Scale AA. The mortality rate assumption was revised based upon the results of a comprehensive study of MetLife’s demographic experience and reflects the current best estimate of expected mortality rates for MetLife’s participant population. Prior to December 31, 2014, the mortality rate assumption used to value the benefit obligations and net periodic benefit cost for these plans was the RP-2000 healthy mortality table projected generationally using 100% of Scale AA.
Plan Assets
Certain U.S. subsidiaries provide employees with benefits under various Employee Retirement Income Security Act of 1974 (“ERISA”) benefit plans. These include qualified pension plans, postretirement medical plans and certain retiree life insurance coverage. The assets of these U.S. subsidiaries’ qualified pension plans are held in an insurance group annuity contract, and the vast majority of the assets of the postretirement medical plan and backing the retiree life coverage are held in a trust which largely utilizes insurance contracts to hold the assets. All of these contracts are issued by the Company’s insurance affiliates, and the assets under the contracts are held in insurance separate accounts that have been established by the Company. The underlying assets of the separate accounts are principally comprised of cash and cash equivalents, short-term investments, fixed maturity and equity securities, derivatives, real estate, private equity investments and hedge fund investments.
The insurance contract provider engages investment management firms (“Managers”) to serve as sub-advisors for the separate accounts based on the specific investment needs and requests identified by the plan fiduciary. These Managers have portfolio management discretion over the purchasing and selling of securities and other investment assets pursuant to the respective investment management agreements and guidelines established for each insurance separate account. The assets of the qualified pension plans and postretirement medical plans (the “Invested Plans”) are well diversified across multiple asset categories and across a number of different Managers, with the intent of minimizing risk concentrations within any given asset category or with any of the given Managers.
The Invested Plans, other than those held in participant directed investment accounts, are managed in accordance with investment policies consistent with the longer-term nature of related benefit obligations and within prudent risk parameters. Specifically, investment policies are oriented toward (i) maximizing the Invested Plan’s funded status; (ii) minimizing the volatility of the Invested Plan’s funded status; (iii) generating asset returns that exceed liability increases; and (iv) targeting rates of return in excess of a custom benchmark and industry standards over appropriate reference time periods. These goals are expected to be met through identifying appropriate and diversified asset classes and allocations, ensuring adequate liquidity to pay benefits and expenses when due and controlling the costs of administering and managing the Invested Plan’s investments. Independent investment consultants are periodically used to evaluate the investment risk of Invested Plan’s assets relative to liabilities, analyze the economic and portfolio impact of various asset allocations and management strategies and to recommend asset allocations.
Derivative contracts may be used to reduce investment risk, to manage duration and to replicate the risk/return profile of an asset or asset class. Derivatives may not be used to leverage a portfolio in any manner, such as to magnify exposure to an asset, asset class, interest rates or any other financial variable. Derivatives are also prohibited for use in creating exposures to securities, currencies, indices or any other financial variable that is otherwise restricted.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

The table below summarizes the actual weighted average allocation of the estimated fair value of total plan assets by asset class at December 31 for the years indicated and the approved target allocation by major asset class at December 31, 2015 for the Invested Plans:

	December 31,
	2015				2014
	U.S. Pension Benefits		U.S. Other Postretirement Benefits		U.S. Pension Benefits	U.S. Other Postretirement Benefits
	Target	Actual Allocation	Target	Actual Allocation	Actual Allocation	Actual Allocation
Asset Class
Fixed maturity securities	80%	71%	76%	73%	69%	71%
Equity securities	10%	14%	24%	25%	15%	27%
Alternative securities (1)	10%	15%	—%	2%	16%	2%
Total assets		100%		100%	100%	100%
______________

(1)
Alternative securities primarily include derivative assets, money market securities, short-term investments and other investments. U.S. other postretirement benefits do not include postretirement life’s target and actual allocation of plan assets that are all in short-term investments.

Estimated Fair Value
The pension and other postretirement benefit plan assets are categorized into a three-level fair value hierarchy, as described in Note 10, based upon the significant input with the lowest level in its valuation. The Level 2 asset category includes certain separate accounts that are primarily invested in liquid and readily marketable securities. The estimated fair value of such separate accounts is based upon reported NAV provided by fund managers and this value represents the amount at which transfers into and out of the respective separate account are effected. These separate accounts provide reasonable levels of price transparency and can be corroborated through observable market data. Directly held investments are primarily invested in U.S. and foreign government and corporate securities. The Level 3 asset category includes separate accounts that are invested in assets that provide little or no price transparency due to the infrequency with which the underlying assets trade and generally require additional time to liquidate in an orderly manner. Accordingly, the values for separate accounts invested in these alternative asset classes are based on inputs that cannot be readily derived from or corroborated by observable market data.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

The pension and other postretirement plan assets measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy are summarized as follows:

	December 31, 2015
	Pension Benefits				Other Postretirement Benefits
	Fair Value Hierarchy				Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Fixed maturity securities:
Corporate	$—	$2,979	$78	$3,057	$18	$281	$1	$300
U.S. government bonds	994	493	—	1,487	193	12	—	205
Foreign bonds	—	764	17	781	—	69	—	69
Federal agencies	—	228	—	228	—	34	—	34
Municipals	—	302	—	302	—	56	—	56
Other (1)	—	354	7	361	—	47	—	47
Total fixed maturity securities	994	5,120	102	6,216	211	499	1	711
Equity securities:
Common stock - domestic	751	24	—	775	126	—	—	126
Common stock - foreign	378	61	—	439	111	—	—	111
Total equity securities	1,129	85	—	1,214	237	—	—	237
Other investments	32	84	723	839	—	—	—	—
Short-term investments	10	309	—	319	1	431	—	432
Money market securities	9	49	—	58	—	—	—	—
Derivative assets	26	3	76	105	2	—	—	2
Total assets	$2,200	$5,650	$901	$8,751	$451	$930	$1	$1,382

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

	December 31, 2014
	Pension Benefits				Other Postretirement Benefits
	Fair Value Hierarchy				Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Fixed maturity securities:
Corporate	$—	$2,704	$80	$2,784	$42	$244	$3	$289
U.S. government bonds	1,605	223	—	1,828	169	12	—	181
Foreign bonds	—	808	17	825	—	78	—	78
Federal agencies	—	254	—	254	—	35	—	35
Municipals	—	270	—	270	—	74	—	74
Other (1)	—	188	8	196	—	63	—	63
Total fixed maturity securities	1,605	4,447	105	6,157	211	506	3	720
Equity securities:
Common stock - domestic	951	—	—	951	188	—	—	188
Common stock - foreign	394	57	—	451	80	—	—	80
Total equity securities	1,345	57	—	1,402	268	—	—	268
Other investments	34	24	745	803	—	—	—	—
Short-term investments	189	276	—	465	14	433	—	447
Money market securities	29	56	—	85	—	—	—	—
Derivative assets	11	7	73	91	—	1	—	1
Total assets	$3,213	$4,867	$923	$9,003	$493	$940	$3	$1,436
______________

(1)	Other primarily includes mortgage-backed securities, collateralized mortgage obligations and ABS.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

A rollforward of all pension and other postretirement benefit plan assets measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs was as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Pension Benefits
	Fixed Maturity Securities:			Equity Securities:
	Corporate	Foreign Bonds	Other (1)	Common Stock - Domestic	Other Investments	Derivative Assets
	(In millions)
Balance, January 1, 2014	$59	$11	$19	$148	$602	$37
Realized gains (losses)	3	—	—	—	(13)	(16)
Unrealized gains (losses)	—	—	—	—	112	18
Purchases, sales, issuances and settlements, net	11	6	(2)	—	(104)	34
Transfers into and/or out of Level 3	7	—	(9)	(148)	148	—
Balance, December 31, 2014	$80	$17	$8	$—	$745	$73
Realized gains (losses)	1	—	—	—	—	(11)
Unrealized gains (losses)	(4)	(1)	2	—	55	(9)
Purchases, sales, issuances and settlements, net	8	2	(1)	—	(77)	23
Transfers into and/or out of Level 3	(7)	(1)	(2)	—	—	—
Balance, December 31, 2015	$78	$17	$7	$—	$723	$76
______________

(1)	Other includes ABS and collateralized mortgage obligations.
Other postretirement benefit plan assets measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs were not significant for the years ended December 31, 2015 and 2014.
Expected Future Contributions and Benefit Payments
It is the subsidiaries’ practice to make contributions to the U.S. qualified pension plan to comply with minimum funding requirements of ERISA. In accordance with such practice, no contributions are required for 2016. The subsidiaries expect to make discretionary contributions to the qualified pension plan of $300 million in 2016. For information on employer contributions, see “— Obligations and Funded Status.”
Benefit payments due under the U.S. nonqualified pension plans are primarily funded from the subsidiaries’ general assets as they become due under the provision of the plans, therefore benefit payments equal employer contributions. The U.S. subsidiaries expect to make contributions of $65 million to fund the benefit payments in 2016.
Postretirement benefits are either: (i) not vested under law; (ii) a non-funded obligation of the subsidiaries; or (iii) both. Current regulations do not require funding for these benefits. The subsidiaries use their general assets, net of participant’s contributions, to pay postretirement medical claims as they come due. As permitted under the terms of the governing trust document, the subsidiaries may be reimbursed from plan assets for postretirement medical claims paid from their general assets. The U.S. subsidiaries expect to make contributions of $50 million towards benefit obligations in 2016 to pay postretirement medical claims.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

Gross benefit payments for the next 10 years, which reflect expected future service where appropriate, are expected to be as follows:

	Pension Benefits	Other Postretirement Benefits
	(In millions)
2016	$545	$86
2017	$570	$87
2018	$582	$90
2019	$606	$92
2020	$627	$95
2021-2025	$3,463	$508
Additional Information
As previously discussed, most of the assets of the U.S. pension benefit plans are held in a group annuity contract issued by the subsidiaries while some of the assets of the U.S. postretirement benefit plans are held in a trust which largely utilizes life insurance contracts issued by the subsidiaries to hold such assets. Total revenues from these contracts recognized in the consolidated statements of operations were $55 million, $50 million and $49 million for the years ended December 31, 2015, 2014 and 2013, respectively, and included policy charges and net investment income from investments backing the contracts and administrative fees. Total investment income (loss), including realized and unrealized gains (losses), credited to the account balances was ($130) million, $1.2 billion and $20 million for the years ended December 31, 2015, 2014 and 2013, respectively. The terms of these contracts are consistent in all material respects with those the subsidiaries offer to unaffiliated parties that are similarly situated.
Defined Contribution Plans
Certain subsidiaries sponsor defined contribution plans under which a portion of employee contributions are matched. These subsidiaries contributed $80 million, $77 million and $93 million for the years ended December 31, 2015, 2014 and 2013, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

19. Income Tax
The provision for income tax from continuing operations was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Current:
Federal	$584	$(56)	$85
State and local	10	9	2
Foreign	556	779	422
Subtotal	1,150	732	509
Deferred:
Federal	701	1,597	(250)
State and local	—	(1)	(11)
Foreign	297	137	413
Subtotal	998	1,733	152
Provision for income tax expense (benefit)	$2,148	$2,465	$661

The Company’s income (loss) from continuing operations before income tax expense (benefit) from domestic and foreign operations were as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Income (loss) from continuing operations:
Domestic	$3,743	$6,043	$1,186
Foreign	3,727	2,761	2,866
Total	$7,470	$8,804	$4,052

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

The reconciliation of the income tax provision at the U.S. statutory rate to the provision for income tax as reported for continuing operations was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Tax provision at U.S. statutory rate	$2,615	$3,081	$1,418
Tax effect of:
Dividend received deduction	(216)	(204)	(166)
Tax-exempt income	(73)	(92)	(96)
Prior year tax (1)	555	21	75
Low income housing tax credits	(225)	(209)	(194)
Other tax credits	(80)	(77)	(54)
Foreign tax rate differential (2),(3),(4)	(465)	(118)	(340)
Change in valuation allowance	5	(3)	30
Deferred tax effects of branch conversions	—	—	4
Other, net	32	66	(16)
Provision for income tax expense (benefit)	$2,148	$2,465	$661
______________

(1)	As discussed further below, prior year tax includes a $557 million non-cash charge related to an uncertain tax position.

(2)
For the year ended December 31, 2015, foreign tax rate differential includes one-time tax benefits of $174 million related to a Japan tax rate change, $61 million related to restructuring in Chile, $57 million related to the repatriation of earnings from Japan, $41 million related to certain non-portfolio net investment gains that were non-taxable and $31 million related to the devaluation of the peso in Argentina. These benefits were partially offset by one-time charges of $88 million related to the impact of foreign exchange on investment gains in Argentina and $36 million as a result of a deferred tax liability true-up in Japan.

(3)
For the year ended December 31, 2014, foreign tax rate differential includes a one-time tax charge of $54 million related to tax reform in Chile and $45 million related to the repatriation of earnings from Japan, partially offset by a one-time tax benefit of $13 million related to the change in repatriation assumption for foreign earnings of the United Arab Emirates (“UAE”).

(4)
For the year ended December 31, 2013, foreign tax rate differential includes one-time tax benefits of $119 million related to the receipt of a Japan tax refund, $69 million related to the estimated reversal of Japan temporary differences, and $65 million related to the change in repatriation assumptions for foreign earnings of certain European operations.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

Deferred income tax represents the tax effect of the differences between the book and tax bases of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following at:

	December 31,
	2015	2014
	(In millions)
Deferred income tax assets:
Policyholder liabilities and receivables	$1,734	$3,022
Net operating loss carryforwards	1,229	1,293
Employee benefits	1,094	1,068
Capital loss carryforwards	9	26
Tax credit carryforwards	1,264	1,733
Litigation-related and government mandated	260	315
Other	858	831
Total gross deferred income tax assets	6,448	8,288
Less: Valuation allowance	203	224
Total net deferred income tax assets	6,245	8,064
Deferred income tax liabilities:
Investments, including derivatives	4,469	4,554
Intangibles	1,606	1,877
Net unrealized investment gains	5,639	7,971
DAC	5,000	5,153
Other	123	330
Total deferred income tax liabilities	16,837	19,885
Net deferred income tax asset (liability)	$(10,592)	$(11,821)
The Company also has recorded a valuation allowance charge of $5 million related to certain state and foreign net operating loss carryforwards. In addition, a $21 million reduction was related to foreign currency movement and a $5 million reduction was recorded as a balance sheet reclassification with other deferred tax assets. The valuation allowance reflects management’s assessment, based on available information, that it is more likely than not that the deferred income tax asset for certain foreign and state net operating loss carryforwards will not be realized. The tax benefit will be recognized when management believes that it is more likely than not that these deferred income tax assets are realizable.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

The following table sets forth the domestic, state, and foreign net operating loss carryforwards and the domestic capital loss carryforwards for tax purposes at December 31, 2015.

	Net Operating Loss Carryforwards			Capital Loss Carryforwards
	Domestic	State	Foreign	Domestic
	(In millions)
Expiration
2016-2020	$—	$31	$140	$27
2021-2025	—	52	24	—
2026-2030	1,096	41	—	—
2031-2035	2,107	12	—	—
Indefinite	—	—	668	—
	$3,203	$136	$832	$27
The following table sets forth the general business credits, foreign tax credits, and other credit carryforwards for tax purposes at December 31, 2015.

	Tax Credit Carryforwards
	General Business Credits	Foreign Tax Credits	Other
	(In millions)
Expiration
2016-2020	$—	$—	$—
2021-2025	—	570	—
2026-2030	104	—	—
2031-2035	529	—	—
Indefinite	—	—	342
	$633	$570	$342
In December 2012, the Tokyo District Court ruled in favor of the Japan branch of American Life in a tax case related to the deduction of unrealized foreign exchange losses on certain securities held by American Life prior to its acquisition by MetLife. During the first quarter of 2013, American Life received a refund of ¥16 billion ($176 million) related to income tax, interest and penalties. Under the indemnification provisions of the stock purchase agreement dated March 7, 2010, as amended, by and among MetLife, Inc., American International Group, Inc. (“AIG”) and AM Holdings, MetLife, Inc. has remitted the refund to AIG, net of certain amounts it can retain as a counter claim. The receipt of the refund, net of obligations to AIG with related foreign currency exchange impact and corresponding U.S. tax effects, resulted in a net charge of $16 million in the consolidated statements of operations for the year ended December 31, 2013, which was comprised of a $154 million charge included in other expenses, a $19 million gain included in other net investment gains (losses) and a $119 million benefit included in provision for income tax expense (benefit).
The Company has not provided U.S. deferred taxes on cumulative earnings of certain non-U.S. affiliates that have been reinvested indefinitely. These earnings relate to ongoing operations and have been reinvested in active non-U.S. business operations. The Company does not intend to repatriate these earnings to fund U.S. operations. Deferred taxes are provided for earnings of non-U.S. affiliates when the Company plans to remit those earnings. At December 31, 2015, the Company had not made a provision for U.S. taxes on approximately $4.9 billion of the excess of the amount for financial reporting over the tax bases of investments in foreign subsidiaries that are essentially permanent in duration. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

The Company considers the earnings of Japan and the Middle East (excluding the UAE and Turkey) to be available for repatriation. Earnings from the remaining foreign countries are considered to be permanently reinvested. In 2014 and 2013, the Company changed its repatriation assumptions related to the UAE and certain of its European operations, respectively, and now considers these foreign earnings to be permanently reinvested.
The Company files income tax returns with the U.S. federal government and various state and local jurisdictions, as well as foreign jurisdictions. The Company is under continuous examination by the IRS and other tax authorities in jurisdictions in which the Company has significant business operations. The income tax years under examination vary by jurisdiction and subsidiary. The Company is no longer subject to U.S. federal, state, or local income tax examinations for years prior to 2007, except for i) 2000 through 2002 where the IRS disallowance relates to certain tax credits claimed - in April 2015, the Company received a Statutory Notice of Deficiency (the “Notice”) and paid the tax thereon in September 2015 (see additional details below); and ii) 2003 through 2006, where the IRS disallowance related predominantly to certain tax credits claimed and the Company is engaged with IRS Appeals. Management believes it has established adequate tax liabilities and final resolution for the years 2000 through 2006 is not expected to have a material impact on the Company’s consolidated financial statements. In material foreign jurisdictions, the Company is no longer subject to income tax examination for years prior to 2009.
The Company recorded a non-cash charge to net income of $792 million, net of tax, during the third quarter of 2015. The charge was related to an uncertain tax position and was comprised of a $557 million charge included in provision for income tax expense (benefit) and a $362 million ($235 million, net of tax) charge included in other expenses. This charge is the result of the Company’s consideration of recent decisions of the U.S. Court of Appeals for the Second Circuit upholding the disallowance of foreign tax credits claimed by other corporate entities not affiliated with the Company. The Company’s action relates to tax years from 2000 to 2009, during which MLIC held non-U.S. investments in support of its life insurance business through a United Kingdom investment subsidiary that was structured as a joint venture at the time.
There has been no change in the Company’s position on the disallowance of its foreign tax credits by the IRS. The Company continues to contest the disallowance of these foreign tax credits by the IRS as management believes the facts strongly support the Company’s position. The Company will defend its position vigorously and does not expect any additional charges related to this matter.
Also related to the aforementioned foreign tax credit matter, on April 9, 2015, the IRS issued the Notice to the Company. The Notice asserted that the Company owes additional taxes and interest for 2000 through 2002 primarily due to the disallowance of foreign tax credits. The transactions that are the subject of the Notice continue through 2009, and it is likely that the IRS will seek to challenge these later periods. On September 18, 2015, the Company paid the assessed tax and interest of $444 million for 2000 through 2002 and will subsequently file a claim for a refund. On November 19, 2015, $9 million of this amount was refunded from the IRS as an overpayment of interest.
The Company’s liability for unrecognized tax benefits may increase or decrease in the next 12 months. A reasonable estimate of the increase or decrease cannot be made at this time. However, the Company continues to believe that the ultimate resolution of the pending issues will not result in a material change to its consolidated financial statements, although the resolution of income tax matters could impact the Company’s effective tax rate for a particular future period.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Balance at January 1,	$779	$774	$708
Additions for tax positions of prior years (1)	579	74	117
Reductions for tax positions of prior years	(24)	(88)	(37)
Additions for tax positions of current year	28	23	39
Reductions for tax positions of current year	(1)	—	(1)
Settlements with tax authorities	(38)	(4)	(52)
Balance at December 31,	$1,323	$779	$774
Unrecognized tax benefits that, if recognized would impact the effective rate	$1,268	$690	$661
______________
(1) The significant increase in 2015 is related to the non-cash charge discussed above.
The Company classifies interest accrued related to unrecognized tax benefits in interest expense, included within other expenses, while penalties are included in income tax expense.
Interest was as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Interest recognized in the consolidated statements of operations (1)	$388	$26	$20

		December 31,
		2015	2014
		(In millions)
Interest included in other liabilities in the consolidated balance sheets (1)		$671	$283
______________
(1) The significant increase in 2015 is related to the non-cash charge discussed above.
The Company had insignificant penalties for the years ended December 31, 2015, 2014 and 2013.
The U.S. Treasury Department and the IRS have indicated that they intend to address through regulations the methodology to be followed in determining the dividends received deduction (“DRD”), related to variable life insurance and annuity contracts. The DRD reduces the amount of dividend income subject to tax and is a significant component of the difference between the actual tax expense and expected amount determined using the federal statutory tax rate of 35%. Any regulations that the IRS ultimately proposes for issuance in this area will be subject to public notice and comment, at which time insurance companies and other interested parties will have the opportunity to raise legal and practical questions about the content, scope and application of such regulations. As a result, the ultimate timing and substance of any such regulations are unknown at this time. For the years ended December 31, 2015, 2014, and 2013, the Company recognized an income tax benefit of $220 million, $234 million and $164 million, respectively, related to the separate account DRD. The 2015 benefit included a benefit of $12 million related to a true-up of the 2014 tax return. The 2014 and 2013 benefit included a benefit of $38 million and $6 million related to a true-up of the 2013 and 2012 tax returns, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

20. Earnings Per Common Share
The following table presents the weighted average shares used in calculating basic earnings per common share and those used in calculating diluted earnings per common share for each income category presented below:

	Years Ended December 31,
	2015	2014	2013
	(In millions, except share and per share data)
Weighted Average Shares
Weighted average common stock outstanding for basic earnings per common share	1,117,775,843	1,128,671,410	1,105,579,693
Incremental common shares from assumed:
Stock purchase contracts underlying common equity units (1)	—	2,928,570	1,164,018
Exercise or issuance of stock-based awards	10,567,542	10,863,468	9,458,999
Weighted average common stock outstanding for diluted earnings per common share	1,128,343,385	1,142,463,448	1,116,202,710
Income (Loss) from Continuing Operations
Income (loss) from continuing operations, net of income tax	$5,322	$6,339	$3,391
Less: Income (loss) from continuing operations, net of income tax, attributable to noncontrolling interests	12	27	25
Less: Preferred stock dividends	116	122	122
Preferred stock repurchase premium	42	—	—
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$5,152	$6,190	$3,244
Basic	$4.61	$5.48	$2.94
Diluted	$4.57	$5.42	$2.91
Income (Loss) from Discontinued Operations
Income (loss) from discontinued operations, net of income tax	$—	$(3)	$2
Less: Income (loss) from discontinued operations, net of income tax, attributable to noncontrolling interests	—	—	—
Income (loss) from discontinued operations, net of income tax, available to MetLife, Inc.’s common shareholders	$—	$(3)	$2
Basic	$—	$—	$—
Diluted	$—	$—	$—
Net Income (Loss)
Net income (loss)	$5,322	$6,336	$3,393
Less: Net income (loss) attributable to noncontrolling interests	12	27	25
Less: Preferred stock dividends	116	122	122
Preferred stock repurchase premium	42	—	—
Net income (loss) available to MetLife, Inc.’s common shareholders	$5,152	$6,187	$3,246
Basic	$4.61	$5.48	$2.94
Diluted	$4.57	$5.42	$2.91
______________

(1)	See Note 15 for a description of the Company’s common equity units.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

21. Contingencies, Commitments and Guarantees
Contingencies
Litigation
The Company is a defendant in a large number of litigation matters. In some of the matters, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.
Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.
The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Liabilities have been established for a number of the matters noted below. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be reasonably estimated at December 31, 2015. While the potential future charges could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.
Matters as to Which an Estimate Can Be Made
For some of the matters disclosed below, the Company is able to estimate a reasonably possible range of loss. For such matters where a loss is believed to be reasonably possible, but not probable, no accrual has been made. As of December 31, 2015, the Company estimates the aggregate range of reasonably possible losses in excess of amounts accrued for these matters to be $0 to $460 million.
Matters as to Which an Estimate Cannot Be Made
For other matters disclosed below, the Company is not currently able to estimate the reasonably possible loss or range of loss. The Company is often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, analysis by experts, and the progress of settlement negotiations. On a quarterly and annual basis, the Company reviews relevant information with respect to litigation contingencies and updates its accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Asbestos-Related Claims
MLIC is and has been a defendant in a large number of asbestos-related suits filed primarily in state courts. These suits principally allege that the plaintiff or plaintiffs suffered personal injury resulting from exposure to asbestos and seek both actual and punitive damages. MLIC has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products nor has MLIC issued liability or workers’ compensation insurance to companies in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. The lawsuits principally have focused on allegations with respect to certain research, publication and other activities of one or more of MLIC’s employees during the period from the 1920’s through approximately the 1950’s and allege that MLIC learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. MLIC believes that it should not have legal liability in these cases. The outcome of most asbestos litigation matters, however, is uncertain and can be impacted by numerous variables, including differences in legal rulings in various jurisdictions, the nature of the alleged injury and factors unrelated to the ultimate legal merit of the claims asserted against MLIC. MLIC employs a number of resolution strategies to manage its asbestos loss exposure, including seeking resolution of pending litigation by judicial rulings and settling individual or groups of claims or lawsuits under appropriate circumstances.
Claims asserted against MLIC have included negligence, intentional tort and conspiracy concerning the health risks associated with asbestos. MLIC’s defenses (beyond denial of certain factual allegations) include that: (i) MLIC owed no duty to the plaintiffs — it had no special relationship with the plaintiffs and did not manufacture, produce, distribute or sell the asbestos products that allegedly injured plaintiffs; (ii) plaintiffs did not rely on any actions of MLIC; (iii) MLIC’s conduct was not the cause of the plaintiffs’ injuries; (iv) plaintiffs’ exposure occurred after the dangers of asbestos were known; and (v) the applicable time with respect to filing suit has expired. During the course of the litigation, certain trial courts have granted motions dismissing claims against MLIC, while other trial courts have denied MLIC’s motions. There can be no assurance that MLIC will receive favorable decisions on motions in the future. While most cases brought to date have settled, MLIC intends to continue to defend aggressively against claims based on asbestos exposure, including defending claims at trials.
The approximate total number of asbestos personal injury claims pending against MLIC as of the dates indicated, the approximate number of new claims during the years ended on those dates and the approximate total settlement payments made to resolve asbestos personal injury claims at or during those years are set forth in the following table:

	December 31,
	2015	2014	2013
	(In millions, except number of claims)
Asbestos personal injury claims at year end	67,787	68,460	67,983
Number of new claims during the year	3,856	4,636	5,898
Settlement payments during the year (1)	$56.1	$46.0	$37.0
______________

(1)	Settlement payments represent payments made by MLIC during the year in connection with settlements made in that year and in prior years. Amounts do not include MLIC’s attorneys’ fees and expenses.
The number of asbestos cases that may be brought, the aggregate amount of any liability that MLIC may incur, and the total amount paid in settlements in any given year are uncertain and may vary significantly from year to year.
The ability of MLIC to estimate its ultimate asbestos exposure is subject to considerable uncertainty, and the conditions impacting its liability can be dynamic and subject to change. The availability of reliable data is limited and it is difficult to predict the numerous variables that can affect liability estimates, including the number of future claims, the cost to resolve claims, the disease mix and severity of disease in pending and future claims, the impact of the number of new claims filed in a particular jurisdiction and variations in the law in the jurisdictions in which claims are filed, the possible impact of tort reform efforts, the willingness of courts to allow plaintiffs to pursue claims against MLIC when exposure to asbestos took place after the dangers of asbestos exposure were well known, and the impact of any possible future adverse verdicts and their amounts.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

The ability to make estimates regarding ultimate asbestos exposure declines significantly as the estimates relate to years further in the future. In the Company’s judgment, there is a future point after which losses cease to be probable and reasonably estimable. It is reasonably possible that the Company’s total exposure to asbestos claims may be materially greater than the asbestos liability currently accrued and that future charges to income may be necessary. While the potential future charges could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known by management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.
The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for asbestos-related claims. MLIC’s recorded asbestos liability is based on its estimation of the following elements, as informed by the facts presently known to it, its understanding of current law and its past experiences: (i) the probable and reasonably estimable liability for asbestos claims already asserted against MLIC, including claims settled but not yet paid; (ii) the probable and reasonably estimable liability for asbestos claims not yet asserted against MLIC, but which MLIC believes are reasonably probable of assertion; and (iii) the legal defense costs associated with the foregoing claims. Significant assumptions underlying MLIC’s analysis of the adequacy of its recorded liability with respect to asbestos litigation include: (i) the number of future claims; (ii) the cost to resolve claims; and (iii) the cost to defend claims.
MLIC reevaluates on a quarterly and annual basis its exposure from asbestos litigation, including studying its claims experience, reviewing external literature regarding asbestos claims experience in the United States, assessing relevant trends impacting asbestos liability and considering numerous variables that can affect its asbestos liability exposure on an overall or per claim basis. These variables include bankruptcies of other companies involved in asbestos litigation, legislative and judicial developments, the number of pending claims involving serious disease, the number of new claims filed against it and other defendants and the jurisdictions in which claims are pending. As previously disclosed, in 2014, MLIC increased its recorded liability for asbestos-related claims to $690 million. Based upon its regular reevaluation of its exposure from asbestos litigation, MLIC has updated its liability analysis for asbestos-related claims through December 31, 2015.
Regulatory Matters
The Company receives and responds to subpoenas or other inquiries seeking a broad range of information from state regulators, including state insurance commissioners; state attorneys general or other state governmental authorities; federal regulators, including the SEC; federal governmental authorities, including congressional committees; and the Financial Industry Regulatory Authority (“FINRA”), as well as from local and national regulators and government authorities in countries outside the United States where MetLife conducts business. The issues involved in information requests and regulatory matters vary widely. The Company cooperates in these inquiries.
Mortgage Regulatory and Law Enforcement Authorities’ Inquiries
MetLife, through its affiliate, MetLife Bank, was engaged in the origination, sale and servicing of forward and reverse residential mortgage loans since 2008. In 2012, MetLife Bank exited the business of originating residential mortgage loans. In 2012 and 2013, MetLife Bank sold its residential mortgage servicing portfolios, and in 2013 wound down its mortgage servicing business. In August 2013, MetLife Bank merged with and into MetLife Home Loans LLC (“MLHL”), its former subsidiary, with MLHL as the surviving non-bank entity.
In May 2013, MetLife Bank received a subpoena from the U.S. Department of Justice requiring production of documents relating to MetLife Bank’s payment of certain foreclosure-related expenses to law firms and business entities affiliated with law firms and relating to MetLife Bank’s supervision of such payments, including expenses submitted to the Federal National Mortgage Association, the Federal Home Loan Mortgage Corp. and the U.S. Department of Housing and Urban Development for reimbursement. It is possible that various state or federal regulatory and law enforcement authorities may seek monetary penalties from MLHL relating to foreclosure practices.
The inquiry referred to above could adversely affect MetLife’s reputation or result in significant fines, penalties, equitable remedies or other enforcement actions, and result in significant legal costs in responding to governmental investigations or other litigation. Exiting the MetLife Bank businesses may not protect MetLife from inquiries and investigations relating to residential mortgage servicing and foreclosure activities, or any fines, penalties, equitable remedies or enforcement actions that may result, the costs of responding to any such governmental investigations, or other litigation. Management believes that the Company’s consolidated financial statements as a whole will not be materially affected by these regulatory matters.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

In the Matter of Chemform, Inc. Site, Pompano Beach, Broward County, Florida
In July 2010, the Environmental Protection Agency (“EPA”) advised MLIC that it believed payments were due under two settlement agreements, known as “Administrative Orders on Consent,” that New England Mutual Life Insurance Company (“New England Mutual”) signed in 1989 and 1992 with respect to the cleanup of a Superfund site in Florida (the “Chemform Site”). The EPA originally contacted MLIC (as successor to New England Mutual) and a third party in 2001, and advised that they owed additional clean-up costs for the Chemform Site. The matter was not resolved at that time. The EPA is requesting payment of an amount under $1 million from MLIC and such third party for past costs and an additional amount for future environmental testing costs at the Chemform Site. In September 2012, the EPA, MLIC and the third party executed an Administrative Order on Consent under which MLIC and the third party have agreed to be responsible for certain environmental testing at the Chemform Site. The Company estimates that its costs for the environmental testing will not exceed $100,000. The September 2012 Administrative Order on Consent does not resolve the EPA’s claim for past clean-up costs. The EPA may seek additional costs if the environmental testing identifies issues. The Company estimates that the aggregate cost to resolve this matter will not exceed $1 million.
New York Licensing Inquiry
The Company entered into a consent order with the Department of Financial Services to resolve its inquiry into whether American Life and DelAm conducted business in New York without a license and whether representatives acting on behalf of those companies solicited, sold or negotiated insurance products in New York without a license. The Company entered into a deferred prosecution agreement with the District Attorney, New York County, regarding the same conduct. Pursuant to these agreements, in the first quarter of 2014, the Company paid $50 million to the Department of Financial Services and $10 million to the District Attorney, New York County. The Department of Financial Services consent order allowed certain activities in New York related to American Life and other entities to continue through June 30, 2015. On July 2, 2015, New York Insurance Law Section 2117 was amended to allow certain activities to take place in New York that relate to a policy or contract of group life, group annuity, or group accident and health insurance where the policyholder or proposed policyholder is a multinational entity resident outside the United States. The Company is continuing to cooperate with the New York State Office of the Attorney General Taxpayer Protection Bureau as to its inquiry concerning American Life’s and DelAm’s New York State tax filings.
Sales Practices Regulatory Matters
Regulatory authorities in a number of states and FINRA, and occasionally the SEC, have had investigations or inquiries relating to sales of individual life insurance policies or annuities or other products by MLIC, MetLife USA, NELICO and General American Life Insurance Company (“GALIC”), and broker-dealer, MetLife Securities, Inc. (“MSI”). These investigations often focus on the conduct of particular financial services representatives and the sale of unregistered or unsuitable products or the misuse of client assets. Over the past several years, these and a number of investigations by other regulatory authorities were resolved for monetary payments and certain other relief, including restitution payments. The Company may continue to resolve investigations in a similar manner. The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for these sales practices-related investigations or inquiries.
FINRA Investigation of Sale and Replacement of Variable Annuities
On September 25, 2015, FINRA served notice that it will recommend disciplinary action against MetLife, Inc.’s affiliated broker-dealer, MSI, in connection with potential violations of FINRA rules regarding alleged misrepresentations, suitability, and supervision in connection with sales and replacements of variable annuities and certain riders on such annuities. FINRA staff has indicated they will seek a significant fine. The Company is cooperating in this investigation. The Company has included what it believes to be the probable and estimable amount of such loss in the Company’s consolidated financial statements, and has included amounts for potential additional liability in excess of that accrued in the aggregate estimate of reasonably possible loss provided above.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Unclaimed Property Litigation
West Virginia Lawsuits
On September 20, 2012, the West Virginia Treasurer filed an action against MLIC in West Virginia state court (West Virginia ex rel. John D. Perdue v. Metropolitan Life Insurance Company, Circuit Court of Putnam County, Civil Action No. 12-C-295) alleging that MLIC violated the West Virginia Uniform Unclaimed Property Act, seeking to compel compliance with the Act, and seeking payment of unclaimed property, interest, and penalties. On November 14, 2012, November 21, 2012, December 28, 2012, and January 9, 2013, the Treasurer filed substantially identical suits against MetLife Investors USA, NELICO, MetLife Insurance Company of Connecticut and GALIC, respectively. On June 16, 2015, the West Virginia Supreme Court of Appeals reversed the Circuit Court’s order that had granted defendants’ motions to dismiss the actions and remanded them to the Circuit Court for further proceedings. The defendants intend to defend these actions vigorously.
City of Westland Police and Fire Retirement System v. MetLife, Inc., et. al. (S.D.N.Y., filed January 12, 2012)
Seeking to represent a class of persons who purchased MetLife, Inc. common shares between February 2, 2010, and October 6, 2011, the plaintiff filed a second amended complaint alleging that MetLife, Inc. and several current and former directors and executive officers of MetLife, Inc. violated the Securities Act of 1933 (“Securities Act”), as well as the Exchange Act and Rule 10b-5 promulgated thereunder by issuing, or causing MetLife, Inc. to issue, materially false and misleading statements concerning MetLife, Inc.’s potential liability for millions of dollars in insurance benefits that should have been paid to beneficiaries or escheated to the states. Plaintiff seeks unspecified compensatory damages and other relief. On September 11, 2015, the court issued an order dismissing all claims under the Exchange Act and Rule 10b-5, and dismissing all claims under the Securities Act except for those based on alleged misrepresentations of mortality ratios. Following the court’s September 11, 2015 order, the plaintiff filed a third amended complaint that supplemented the factual allegations of the second amended complaint. The defendants intend to continue to defend this action vigorously.
City of Birmingham Retirement and Relief System v. MetLife, Inc., et al. (Circuit Court of Jefferson County Alabama, filed July 5, 2012)
Seeking to represent a class of persons who purchased MetLife, Inc. common equity units in or traceable to a public offering in March 2011, the plaintiff filed an action alleging that MetLife, Inc., certain current and former directors and executive officers of MetLife, Inc., and various underwriters violated several provisions of the Securities Act related to the filing of the registration statement by issuing, or causing MetLife, Inc. to issue, materially false and misleading statements and/or omissions concerning MetLife, Inc.’s potential liability for millions of dollars in insurance benefits that should have been paid to beneficiaries or escheated to the states. Plaintiff seeks unspecified compensatory damages and other relief. On March 31, 2015, a federal court granted plaintiff’s motion to remand this action to state court. On October 14, 2015, the state court denied the defendants’ motion to dismiss the complaint. The defendants intend to defend this action vigorously.
Derivative Actions
Seeking to sue derivatively on behalf of MetLife, Inc., two shareholders commenced separate actions against members of the MetLife, Inc. Board of Directors, alleging that they breached their fiduciary and other duties to the Company. Plaintiffs alleged that the defendants failed to ensure that the Company complied with state unclaimed property laws and to ensure that the Company accurately reported its earnings. Plaintiffs alleged that because of the defendants’ breaches of duty, MetLife, Inc. had incurred damage to its reputation and had suffered other unspecified damages. The two actions (Mallon v. Kandarian, et al. (S.D.N.Y., filed March 28, 2012) and Martino v. Kandarian, et al. (S.D.N.Y., filed April 19, 2012)) were consolidated. On December 25, 2015, the court granted the defendants’ motion to dismiss the consolidated action, holding that the action is moot.
Total Control Accounts Litigation
MLIC is a defendant in a lawsuit related to its use of retained asset accounts, known as TCA, as a settlement option for death benefits.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Owens v. Metropolitan Life Insurance Company (N.D. Ga., filed April 17, 2014)
Plaintiff filed this putative class action lawsuit on behalf of all persons for whom MLIC established a TCA to pay death benefits under an ERISA plan. The action alleges that MLIC’s use of the TCA as the settlement option for life insurance benefits under some group life insurance policies violates MLIC’s fiduciary duties under ERISA. As damages, plaintiff seeks disgorgement of profits that MLIC realized on accounts owned by members of the putative class. The court denied MLIC’s motion to dismiss the complaint. The Company intends to defend this action vigorously.
Reinsurance Litigation
Robainas, et al. v. Metropolitan Life Ins. Co. (S.D.N.Y., December 16, 2014)
Plaintiffs filed this putative class action lawsuit on behalf of themselves and all persons and entities who, directly or indirectly, purchased, renewed or paid premiums on life insurance policies issued by MLIC from 2009 through 2014 (the “Policies”). Two similar actions were subsequently filed, Yale v. Metropolitan Life Ins. Co. (S.D.N.Y., January 12, 2015) and International Association of Machinists and Aerospace Workers District Lodge 15 v. Metropolitan Life Ins. Co. (E.D.N.Y., February 2, 2015). Both of these actions were consolidated with the Robainas action. The consolidated complaint alleges that MLIC inadequately disclosed in its statutory annual statements that certain reinsurance transactions with affiliated reinsurance companies were collateralized using “contractual parental guarantees,” and thereby allegedly misrepresented its financial condition and the adequacy of its reserves. The lawsuit sought recovery under Section 4226 of the New York Insurance Law of a statutory penalty in the amount of the premiums paid for the Policies. On October 9, 2015, the court granted MLIC’s motion to dismiss the consolidated complaint, finding that plaintiffs lacked Article III standing because they did not allege any concrete injury as a result of the alleged conduct. Plaintiffs appealed this decision to the Second Circuit Court of Appeals.
Intoccia v. Metropolitan Life Ins. Co. (S.D.N.Y., April 20, 2015)
Plaintiffs filed this putative class action on behalf of themselves and all persons and entities who, directly or indirectly, purchased, renewed or paid premiums for Guaranteed Benefits Insurance Riders attached to variable annuity contracts with MLIC from 2009 through 2015 (the “Annuities”). The court consolidated Weilert v. Metropolitan Life Ins. Co. (S.D.N.Y., April 30, 2015) with the Intoccia case, and the consolidated, amended complaint alleges that MLIC inadequately disclosed in its statutory annual statements that certain reinsurance transactions with affiliated reinsurance companies were collateralized using “contractual parental guarantees,” and thereby allegedly misrepresented its financial condition and the adequacy of its reserves. The lawsuits seek recovery under Section 4226 of the New York Insurance Law of a statutory penalty in the amount of the premiums paid for Guaranteed Benefits Insurance Riders attached to the Annuities. The Court granted MLIC’s motion to dismiss, adopting the reasoning of the Robainas decision. Plaintiffs appealed this decision to the Second Circuit Court of Appeals.
Other Litigation
McGuire v. Metropolitan Life Insurance Company (E.D. Mich., filed February 22, 2012)
This lawsuit was filed by the fiduciary for the Union Carbide Employees’ Pension Plan and alleges that MLIC, which issued annuity contracts to fund some of the benefits the Plan provides, engaged in transactions that ERISA prohibits and violated duties under ERISA and federal common law by determining that no dividends were payable with respect to the contracts from and after 1999. On August 8, 2014, the court denied the parties’ motions for summary judgment. The court has set a June 6, 2016 trial date.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Sun Life Assurance Company of Canada Indemnity Claim
In 2006, Sun Life Assurance Company of Canada (“Sun Life”), as successor to the purchaser of MLIC’s Canadian operations, filed a lawsuit in Toronto, seeking a declaration that MLIC remains liable for “market conduct claims” related to certain individual life insurance policies sold by MLIC and that were transferred to Sun Life. Sun Life had asked that the court require MLIC to indemnify Sun Life for these claims pursuant to indemnity provisions in the sale agreement for the sale of MLIC’s Canadian operations entered into in June of 1998. In January 2010, the court found that Sun Life had given timely notice of its claim for indemnification but, because it found that Sun Life had not yet incurred an indemnifiable loss, granted MLIC’s motion for summary judgment. Both parties appealed but subsequently agreed to withdraw the appeal and consider the indemnity claim through arbitration. In September 2010, Sun Life notified MLIC that a purported class action lawsuit was filed against Sun Life in Toronto, Fehr v. Sun Life Assurance Co. (Super. Ct., Ontario, September 2010), alleging sales practices claims regarding the same individual policies sold by MLIC and transferred to Sun Life. An amended class action complaint in that case was served on Sun Life in May 2013, again without naming MLIC as a party. On August 30, 2011, Sun Life notified MLIC that a purported class action lawsuit was filed against Sun Life in Vancouver, Alamwala v. Sun Life Assurance Co. (Sup. Ct., British Columbia, August 2011), alleging sales practices claims regarding certain of the same policies sold by MLIC and transferred to Sun Life. Sun Life contends that MLIC is obligated to indemnify Sun Life for some or all of the claims in these lawsuits. These sales practices cases against Sun Life are ongoing and the Company is unable to estimate the reasonably possible loss or range of loss arising from this litigation.
Fauley v. Metropolitan Life Insurance Co., et al. (Circuit Court of the 19th Judicial Circuit, Lake County, Ill., July 3, 2014).
Plaintiffs filed this lawsuit against defendants, including MLIC and a former MetLife financial services representative, alleging that the defendants sent unsolicited fax advertisements to plaintiff and others in violation of the Telephone Consumer Protection Act, as amended by the Junk Fax Prevention Act, 47 U.S.C. § 227. The court issued a final order certifying a nationwide settlement class and approving a settlement under which MLIC has agreed to pay up to $23 million to resolve claims as to fax ads sent between August 23, 2008 and August 7, 2014. Objectors to the settlement have appealed the approval order.
MetLife, Inc. v. Financial Stability Oversight Council (D. D.C., January 13, 2015).
MetLife, Inc. filed this action in federal court seeking to overturn the FSOC’s designation of MetLife, Inc. as a non-bank SIFI. The suit is brought under the section of the Dodd-Frank Wall Street Reform and Consumer Protection Act providing that a company designated as a non-bank SIFI may petition the federal courts for review, and seeks an order requiring that the final determination be rescinded. The court held oral argument on the parties’ cross motions for summary judgment on February 10, 2016.
Voshall v. Metropolitan Life Ins. Co. (Superior Court of the State of California, County of Los Angeles, April 8, 2015)
Plaintiff filed this putative class action lawsuit on behalf of himself and all persons covered under a long-term group disability income insurance policy issued by MLIC to public entities in California between April 8, 2011 and April 8, 2015. Plaintiff alleges that MLIC improperly reduced benefits by including cost of living adjustments and employee paid contributions in the employer retirement benefits and other income that reduces the benefit payable under such policies. Plaintiff asserts causes of action for declaratory relief, violation of the California Business & Professions Code, breach of contract and breach of the implied covenant of good faith and fair dealing. The Company intends to defend this action vigorously.
Martin v. Metropolitan Life Insurance Company, (Superior Court of the State of California, County of Contra Costa, filed December 17, 2015)
Plaintiffs filed this this putative class action lawsuit on behalf of themselves and all California persons who have been charged compound interest by MLIC in life insurance policy and/or premium loan balances within the last four years. Plaintiffs allege that MLIC has engaged in a pattern and practice of charging compound interest on life insurance policy and premium loans without the borrower authorizing such compounding, and that this constitutes an unlawful business practice under California law. Plaintiff asserts causes of action for declaratory relief, violation of California’s Unfair Competition Law and Usury Law, and unjust enrichment. Plaintiff seeks declaratory and injunctive relief, restitution of interest, and damages in an unspecified amount. The Company intends to defend this action vigorously.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Lau v. Metropolitan Life Insurance Co. (S.D.N.Y. filed, December 3, 2015)
This putative class action lawsuit was filed by a single defined contribution plan participant on behalf of all ERISA plans whose assets were invested in MetLife’s “Group Annuity Contract Stable Value Funds” within the past six years. The suit alleges breaches of fiduciary duty under ERISA and challenges the “spread” with respect to the stable value fund group annuity products sold to retirement plans. The allegations focus on the methodology MetLife uses to establish and reset the crediting rate, the terms under which plan participants are permitted to transfer funds from a stable value option to another investment option, the procedures followed if an employer terminates a contract, and the level of disclosure provided. Plaintiff seeks declaratory and injunctive relief, as well as damages in an unspecified amount. The Company intends to defend this action vigorously.
Sales Practices Claims
Over the past several years, the Company has faced numerous claims, including class action lawsuits, alleging improper marketing or sales of individual life insurance policies, annuities, mutual funds, other products or the misuse of client assets. Some of the current cases seek substantial damages, including punitive and treble damages and attorneys’ fees. The Company continues to defend vigorously against the claims in these matters. The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for sales practices matters.
Summary
Putative or certified class action litigation and other litigation and claims and assessments against the Company, in addition to those discussed previously and those otherwise provided for in the Company’s consolidated financial statements, have arisen in the course of the Company’s business, including, but not limited to, in connection with its activities as an insurer, mortgage lending bank, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable insurance and other laws and regulations.
It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material effect on the Company’s consolidated net income or cash flows in particular quarterly or annual periods.
Commitments
Leases
The Company, as lessee, has entered into various lease and sublease agreements for office space, information technology, aircrafts, automobiles, and other equipment. Future minimum gross rental payments relating to these lease arrangements are as follows:

Amount
(In millions)
2016	$321
2017	251
2018	224
2019	185
2020	172
Thereafter	874
Total	$2,027

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Total minimum rentals to be received in the future under non-cancelable subleases were $97 million as of December 31, 2015. Operating lease expense was $364 million, $347 million and $372 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Insolvency Assessments
Most of the jurisdictions in which the Company is admitted to transact business require insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. In addition, Japan has established the Life Insurance Policyholders Protection Corporation of Japan as a contingency to protect policyholders against the insolvency of life insurance companies in Japan through assessments to companies licensed to provide life insurance.
Assets and liabilities held for insolvency assessments were as follows:

	December 31,
	2015	2014
	(In millions)
Other Assets:
Premium tax offset for future discounted and undiscounted assessments	$45	$50
Premium tax offsets currently available for paid assessments	64	84
	$109	$134
Other Liabilities:
Insolvency assessments	$65	$73
Mortgage Loan Commitments
The Company commits to lend funds under mortgage loan commitments. The amounts of these mortgage loan commitments were $4.4 billion and $4.0 billion at December 31, 2015 and 2014, respectively.
Commitments to Fund Partnership Investments, Bank Credit Facilities, Bridge Loans and Private Corporate Bond Investments
The Company commits to fund partnership investments and to lend funds under bank credit facilities, bridge loans and private corporate bond investments. The amounts of these unfunded commitments were $7.1 billion and $5.3 billion at December 31, 2015 and 2014, respectively.
Guarantees
In the normal course of its business, the Company has provided certain indemnities, guarantees and commitments to third parties such that it may be required to make payments now or in the future. In the context of acquisition, disposition, investment and other transactions, the Company has provided indemnities and guarantees, including those related to tax, environmental and other specific liabilities and other indemnities and guarantees that are triggered by, among other things, breaches of representations, warranties or covenants provided by the Company. In addition, in the normal course of business, the Company provides indemnifications to counterparties in contracts with triggers similar to the foregoing, as well as for certain other liabilities, such as third-party lawsuits. These obligations are often subject to time limitations that vary in duration, including contractual limitations and those that arise by operation of law, such as applicable statutes of limitation. In some cases, the maximum potential obligation under the indemnities and guarantees is subject to a contractual limitation ranging from less than $1 million to $800 million, with a cumulative maximum of $1.5 billion, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these guarantees in the future. Management believes that it is unlikely the Company will have to make any material payments under these indemnities, guarantees, or commitments.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

In addition, the Company indemnifies its directors and officers as provided in its charters and by-laws. Also, the Company indemnifies its agents for liabilities incurred as a result of their representation of the Company’s interests. Since these indemnities are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these indemnities in the future.
The Company has also minimum fund yield requirements on certain international pension funds in accordance with local laws. Since these guarantees are not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these guarantees in the future.
The Company’s recorded liabilities were $8 million and $4 million at December 31, 2015 and 2014, respectively, for indemnities, guarantees and commitments.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

22. Quarterly Results of Operations (Unaudited)
The unaudited quarterly results of operations for 2015 and 2014 are summarized in the table below:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2015
Total revenues	$18,710	$16,166	$18,031	$17,044
Total expenses	$15,651	$15,053	$15,868	$15,909
Income (loss) from continuing operations, net of income tax	$2,163	$1,119	$1,198	$842
Income (loss) from discontinued operations, net of income tax	$—	$—	$—	$—
Net income (loss)	$2,163	$1,119	$1,198	$842
Less: Net income (loss) attributable to noncontrolling interests	$5	$4	$(5)	$8
Net income (loss) attributable to MetLife, Inc.	$2,158	$1,115	$1,203	$834
Less: Preferred stock dividends	$30	$31	$6	$49
Preferred stock repurchase premium	$—	$42	$—	$—
Net income (loss) available to MetLife, Inc.’s common shareholders	$2,128	$1,042	$1,197	$785
Basic earnings per common share
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$1.89	$0.93	$1.07	$0.71
Income (loss) from discontinued operations, net of income tax, attributable to MetLife, Inc.	$—	$—	$—	$—
Net income (loss) attributable to MetLife, Inc.	$1.92	$1.00	$1.08	$0.75
Net income (loss) available to MetLife, Inc.’s common shareholders	$1.89	$0.93	$1.07	$0.71
Diluted earnings per common share
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$1.87	$0.92	$1.06	$0.70
Income (loss) from discontinued operations, net of income tax, attributable to MetLife, Inc.	$—	$—	$—	$—
Net income (loss) attributable to MetLife, Inc.	$1.90	$0.99	$1.06	$0.74
Net income (loss) available to MetLife, Inc.’s common shareholders	$1.87	$0.92	$1.06	$0.70
2014
Total revenues	$17,085	$18,266	$18,846	$19,119
Total expenses	$15,259	$16,316	$15,894	$17,043
Income (loss) from continuing operations, net of income tax	$1,342	$1,376	$2,094	$1,527
Income (loss) from discontinued operations, net of income tax	$(3)	$—	$—	$—
Net income (loss)	$1,339	$1,376	$2,094	$1,527
Less: Net income (loss) attributable to noncontrolling interests	$11	$10	$—	$6
Net income (loss) attributable to MetLife, Inc.	$1,328	$1,366	$2,094	$1,521
Less: Preferred stock dividends	$30	$31	$30	$31
Net income (loss) available to MetLife, Inc.’s common shareholders	$1,298	$1,335	$2,064	$1,490
Basic earnings per common share
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$1.15	$1.18	$1.83	$1.31
Income (loss) from discontinued operations, net of income tax, attributable to MetLife, Inc.	$—	$—	$—	$—
Net income (loss) attributable to MetLife, Inc.	$1.18	$1.21	$1.86	$1.34
Net income (loss) available to MetLife, Inc.’s common shareholders	$1.15	$1.18	$1.83	$1.31
Diluted earnings per common share
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$1.14	$1.17	$1.81	$1.30
Income (loss) from discontinued operations, net of income tax, attributable to MetLife, Inc.	$—	$—	$—	$—
Net income (loss) attributable to MetLife, Inc.	$1.16	$1.20	$1.84	$1.33
Net income (loss) available to MetLife, Inc.’s common shareholders	$1.14	$1.17	$1.81	$1.30

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

23. Subsequent Events
Disposition
In July 2016, MetLife, Inc. completed the sale to Massachusetts Mutual Life Insurance Company (“MassMutual”) of its U.S. retail advisor force and certain assets associated with the MetLife Premier Client Group, including all of the issued and outstanding shares of MetLife’s affiliated broker-dealer, MSI, a wholly-owned subsidiary of MetLife, Inc. for $291 million. MassMutual assumed all of the liabilities related to such assets that arise or occur after the closing of the sale. The Company recorded a gain of $103 million ($58 million, net of income tax), in net investment gains (losses) for the nine months ended September 30, 2016.
Common Stock Repurchases
On November 10, 2016, MetLife, Inc. announced that its Board of Directors approved a $3.0 billion authorization for the Company to repurchase its common stock. Common stock repurchases are dependent upon several factors, including the Company’s capital position, liquidity, financial strength and credit ratings, general market conditions, the market price of MetLife, Inc.’s common stock compared to management’s assessment of the stock’s underlying value and applicable regulatory approvals, as well as other legal and accounting factors.
In 2016, through January 7, 2016, MetLife, Inc. repurchased 1,445,864 shares of its common stock in the open market for $70 million completing the September 2015 authorization.
Dividends
Preferred Stock
On November 15, 2016, the MetLife, Inc. Board of Directors declared a fourth quarter 2016 preferred stock dividend of $0.253 per share, for a total of $6 million, on its Series A preferred stock, and $26.250 per share, for a total of $39 million, on its Series C preferred stock. Both dividends will be payable December 15, 2016 to shareholders of record as of November 30, 2016.
On August 15, 2016, the MetLife, Inc. Board of Directors declared a third quarter 2016 preferred stock dividend of $0.256 per share, for a total of $6 million, on its Series A preferred stock. The dividend was paid September 15, 2016 to shareholders of record as of August 31, 2016.
On May 16, 2016, the MetLife, Inc. Board of Directors declared a second quarter 2016 preferred stock dividend of $0.256 per share, for a total of $7 million, on its Series A preferred stock, and $26.250 per share, for a total of $39 million, on its Series C preferred stock. Both dividends were paid June 15, 2016 to shareholders of record as of May 31, 2016.
On March 7, 2016, the MetLife, Inc. Board of Directors declared a first quarter 2016 preferred stock dividend of $0.253 per share, for a total of $6 million, on its Series A preferred stock. The dividend was paid March 15, 2016 to shareholders of record as of February 29, 2016.
Common Stock
On October 25, 2016, the MetLife, Inc. Board of Directors declared a fourth quarter 2016 common stock dividend of $0.400 per share payable on December 13, 2016 to shareholders of record as of November 7, 2016. The Company estimates that the aggregate dividend payment will be $441 million.
On July 7, 2016, the MetLife, Inc. Board of Directors declared a third quarter 2016 common stock dividend of $0.400 per share payable on September 13, 2016 to shareholders of record as of August 8, 2016. The aggregate dividend payment was $441 million.
On April 26, 2016, the MetLife, Inc. Board of Directors declared a second quarter 2016 common stock dividend of $0.400 per share payable on June 13, 2016 to shareholders of record as of May 9, 2016. The aggregate dividend payment was $441 million.
On January 6, 2016, the MetLife, Inc. Board of Directors declared a first quarter 2016 common stock dividend of $0.375 per share payable on March 14, 2016 to shareholders of record as of February 5, 2016. The aggregate dividend payment was $413 million.

MetLife, Inc.
Schedule I
Consolidated Summary of Investments —
Other Than Investments in Related Parties
December 31, 2015
(In millions)

Types of Investments	Cost or Amortized Cost (1)	Estimated Fair Value	Amount at Which Shown on Balance Sheet
Fixed maturity securities:
Bonds:
U.S. Treasury and agency securities	$56,499	$61,646	$61,646
Foreign government securities	45,451	50,499	50,499
Public utilities	17,789	19,029	19,029
State and political subdivision securities	13,723	15,441	15,441
All other corporate bonds	133,194	137,379	137,379
Total bonds	266,656	283,994	283,994
Mortgage-backed and asset-backed securities	64,822	65,824	65,824
Redeemable preferred stock	1,486	1,584	1,584
Total fixed maturity securities	332,964	351,402	351,402
Fair value option and trading securities	14,569	15,024	15,024
Equity securities:
Common stock:
Industrial, miscellaneous and all other	1,713	1,988	1,988
Public utilities	199	181	181
Banks, trust and insurance companies	50	83	83
Non-redeemable preferred stock	1,035	1,069	1,069
Total equity securities	2,997	3,321	3,321
Mortgage loans held-for-investment	67,102		67,102
Policy loans	11,258		11,258
Real estate and real estate joint ventures	8,388		8,388
Real estate acquired in satisfaction of debt	45		45
Other limited partnership interests	7,096		7,096
Short-term investments	9,299		9,299
Other invested assets	22,524		22,524
Total investments	$476,242		$495,459
______________

(1)
The Company’s FVO and trading securities portfolio is mainly comprised of fixed maturity and equity securities, including mutual funds and, to a lesser extent, short-term investments and cash and cash equivalents. Cost or amortized cost for fixed maturity securities and mortgage loans held-for-investment represents original cost reduced by repayments, valuation allowances and impairments from other-than-temporary declines in estimated fair value that are charged to earnings and adjusted for amortization of premiums or accretion of discounts; for equity securities, cost represents original cost reduced by impairments from other-than-temporary declines in estimated fair value; for real estate, cost represents original cost reduced by impairments and adjusted for valuation allowances and depreciation; for real estate joint ventures and other limited partnership interests, cost represents original cost reduced for impairments or original cost adjusted for equity in earnings and distributions.

MetLife, Inc.
Schedule II
Condensed Financial Information
(Parent Company Only)
December 31, 2015 and 2014
(In millions, except share and per share data)

	2015	2014
Condensed Balance Sheets
Assets
Investments:
Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $5,023 and $5,037, respectively)	$5,028	$5,088
Short-term investments, principally at estimated fair value	268	378
Other invested assets, at estimated fair value	830	1,336
Total investments	6,126	6,802
Cash and cash equivalents	421	443
Accrued investment income	76	46
Investment in subsidiaries	85,977	88,152
Loans to subsidiaries	1,200	1,709
Other assets	1,177	1,406
Total assets	$94,977	$98,558
Liabilities and Stockholders’ Equity
Liabilities
Payables for collateral under derivatives transactions	$227	$349
Long-term debt — unaffiliated	16,994	15,317
Long-term debt — affiliated	3,314	3,600
Collateral financing arrangements	2,797	2,797
Junior subordinated debt securities	1,748	1,748
Payables to subsidiaries	147	459
Other liabilities	1,801	2,235
Total liabilities	27,028	26,505
Stockholders’ Equity
Preferred stock, par value $0.01 per share; $2,100 aggregate liquidation preference	—	1
Common stock, par value $0.01 per share; 3,000,000,000 shares authorized; 1,159,590,766 and 1,153,998,144 shares issued, respectively; 1,098,028,525 and 1,131,927,894 shares outstanding, respectively	12	12
Additional paid-in capital	30,749	30,543
Retained earnings	35,519	32,020
Treasury stock, at cost; 61,562,241 and 22,070,250 shares, respectively	(3,102)	(1,172)
Accumulated other comprehensive income (loss)	4,771	10,649
Total stockholders’ equity	67,949	72,053
Total liabilities and stockholders’ equity	$94,977	$98,558
See accompanying notes to the condensed financial information.

MetLife, Inc.
Schedule II
Condensed Financial Information — (continued)
(Parent Company Only)
For the Years Ended December 31, 2015, 2014 and 2013
(In millions)

	2015	2014	2013
Condensed Statements of Operations
Revenues
Equity in earnings of subsidiaries	$5,985	$6,907	$4,163
Net investment income	170	371	304
Other revenues	124	128	155
Net investment gains (losses)	12	(287)	(80)
Net derivative gains (losses)	(7)	165	(99)
Total revenues	6,284	7,284	4,443
Expenses
Interest expense	1,171	1,151	1,122
Other expenses	180	197	373
Total expenses	1,351	1,348	1,495
Income (loss) before provision for income tax	4,933	5,936	2,948
Provision for income tax expense (benefit)	(377)	(373)	(420)
Net income (loss)	5,310	6,309	3,368
Less: Preferred stock dividends	116	122	122
Preferred stock repurchase premium	42	—	—
Net income (loss) available to common shareholders	$5,152	$6,187	$3,246
Comprehensive income (loss)	$(568)	$11,854	$(2,925)
See accompanying notes to the condensed financial information.

MetLife, Inc.
Schedule II
Condensed Financial Information — (continued)
(Parent Company Only)
For the Years Ended December 31, 2015, 2014 and 2013
(In millions)

	2015	2014	2013
Condensed Statements of Cash Flows
Cash flows from operating activities
Net income (loss)	$5,310	$6,309	$3,368
Earnings of subsidiaries	(5,985)	(6,907)	(4,163)
Dividends from subsidiaries	2,335	2,388	2,734
Other, net	(54)	825	(74)
Net cash provided by (used in) operating activities	1,606	2,615	1,865
Cash flows from investing activities
Sales of fixed maturity securities	7,952	6,611	5,108
Purchases of fixed maturity securities	(7,957)	(7,181)	(4,795)
Sales of equity securities	—	—	13
Cash received in connection with freestanding derivatives	930	438	424
Cash paid in connection with freestanding derivatives	(510)	(281)	(465)
Sales of businesses	—	7	17
Expense paid on behalf of subsidiaries	(40)	(54)	(85)
Receipts on loans to subsidiaries	761	832	645
Issuances of loans to subsidiaries	(300)	(370)	(1,942)
Redemption of preferred stock of subsidiary	—	—	300
Returns of capital from subsidiaries	5	—	267
Capital contributions to subsidiaries	(667)	(1,262)	(748)
Net change in short-term investments	110	182	(265)
Other, net	2	101	(49)
Net cash provided by (used in) investing activities	286	(977)	(1,575)
Cash flows from financing activities
Net change in payables for collateral under derivative transactions	(122)	264	85
Long-term debt issued	2,739	1,000	994
Long-term debt repaid	(1,000)	(1,550)	(750)
Common stock issued, net of issuance costs	—	1,000	1,000
Treasury stock acquired in connection with share repurchases	(1,930)	(1,000)	—
Preferred stock issued, net of issuance costs	1,483	—	—
Repurchase of preferred stock	(1,460)	—	—
Preferred stock repurchase premium	(42)	—	—
Dividends on preferred stock	(116)	(122)	(122)
Dividends on common stock	(1,653)	(1,499)	(1,119)
Other, net	187	64	82
Net cash provided by (used in) financing activities	(1,914)	(1,843)	170
Change in cash and cash equivalents	(22)	(205)	460
Cash and cash equivalents, beginning of year	443	648	188
Cash and cash equivalents, end of year	$421	$443	$648

MetLife, Inc.
Schedule II
Condensed Financial Information — (continued)
(Parent Company Only)
For the Years Ended December 31, 2015, 2014 and 2013
(In millions)

	2015	2014	2013
Supplemental disclosures of cash flow information
Net cash paid (received) for:
Interest	$1,133	$1,138	$1,100
Income tax
Amounts paid to (received from) subsidiaries, net	$(226)	$(1,247)	$69
Income tax paid (received) by MetLife, Inc., net	55	385	—
Total income tax, net	$(171)	$(862)	$69
Non-cash transactions:
Dividends from subsidiaries	$—	$81	$32
Returns of capital from subsidiaries	$4,284	$6,308	$—
Capital contributions to subsidiaries	$4,120	$6,388	$121
Payables to subsidiaries for future capital contributions	$120	$445	$—
Issuance of long-term debt to subsidiary	$—	$—	$350
Issuance of loan to subsidiary	$—	$—	$350
Allocation of interest expense to subsidiary	$28	$27	$28
Allocation of interest income to subsidiary	$57	$65	$68

MetLife, Inc.
Schedule II
Notes to the Condensed Financial Information
(Parent Company Only)

1. Basis of Presentation
The condensed financial information of MetLife, Inc. (the “Parent Company”) should be read in conjunction with the consolidated financial statements of MetLife, Inc. and its subsidiaries and the notes thereto (the “Consolidated Financial Statements”). These condensed unconsolidated financial statements reflect the results of operations, financial position and cash flows for MetLife, Inc. Investments in subsidiaries are accounted for using the equity method of accounting.
The preparation of these condensed unconsolidated financial statements in conformity with GAAP requires management to adopt accounting policies and make certain estimates and assumptions. The most important of these estimates and assumptions relate to the fair value measurements, the accounting for goodwill and identifiable intangible assets and the provision for potential losses that may arise from litigation and regulatory proceedings and tax audits, which may affect the amounts reported in the condensed unconsolidated financial statements and accompanying notes. Actual results could differ from these estimates.
2. Investment in Subsidiaries
In December 2015, MetLife, Inc. accrued $50 million, $45 million and $25 million in capital contributions payable to the following captive reinsurers: MRV, MRD and MRSC, respectively, which were included in payables to subsidiaries at December 31, 2015. The payables were settled for cash in February 2016. See Note 6.
In December 2014, MetLife, Inc. accrued $350 million and $95 million in capital contributions payable to MRV and MRD, respectively, which were included in payables to subsidiaries at December 31, 2014. The payables were settled for cash in February 2015.
In 2014, in connection with the mergers into MetLife USA of certain of its affiliates and a subsidiary, MetLife, Inc. recorded $5.7 billion in non-cash returns of capital from subsidiaries, including $2.0 billion of Exeter’s preferred stock, and correspondingly recorded $5.7 billion of non-cash capital contributions to subsidiaries. In November 2014, upon the consummation of the mergers, the $2.0 billion of outstanding preferred stock of Exeter was canceled. Consequently, MetLife, Inc.’s preferred capital stock investment was added to its common capital stock investment in MetLife USA.
3. Loans to Subsidiaries
MetLife, Inc. lends funds, as necessary, to its subsidiaries, some of which are regulated, to meet their capital requirements. Payments of interest and principal on surplus notes of regulated subsidiaries, which are subordinate to all other obligations of the issuing company, may be made only with the prior approval of the insurance department of the state of domicile.
In May 2015, American Life issued a $150 million short-term note to MetLife, Inc. which was repaid in June 2015. The short-term note bore interest at six-month LIBOR plus 1.00%.
In April 2015, American Life issued a $150 million short-term note to MetLife, Inc. which was repaid in May 2015. The short-term note bore interest at six-month LIBOR plus 0.875%.
In December 2014, American Life issued a $100 million surplus note to MetLife, Inc. The surplus note bears interest at a fixed rate of 3.17%, payable semi-annually and matures in June 2020.
In August 2014, American Life issued a $120 million short-term note to MetLife, Inc. which was repaid in December 2014. In February 2014, American Life issued a $150 million short-term note to MetLife, Inc. which was repaid in June 2014. Both short-term notes bore interest at six-month LIBOR plus 0.875%.
In December 2013, MRD issued a $350 million surplus note to MetLife, Inc. due December 2033. The surplus note bears interest at a fixed rate of 6.00%, payable semi-annually. MetLife, Inc. issued a $350 million senior note to MRD in exchange for the surplus note (see Note 4).

MetLife, Inc.
Schedule II
Notes to the Condensed Financial Information — (continued)
(Parent Company Only)
3. Loans to Subsidiaries (continued)

In July 2013, MetLife Ireland Treasury Limited (“MITL”) borrowed the Chilean peso equivalent of $1.5 billion from MetLife, Inc., which was due July 2023. The loan bore interest at a fixed rate of 8.5%, payable annually. In December, September and June 2015, MITL made loan payments of the Chilean peso equivalent of $77 million, $153 million and $231 million, respectively. In December 2014 and June 2014, MITL made loan payments of the Chilean peso equivalent of $493 million and $69 million, respectively. In December 2013, MITL made a loan payment of the Chilean peso equivalent of $245 million. At December 31, 2015, the loan was fully paid.
In January 2013, MetLife Bank both drew down and repaid $400 million under an 18-month agreement with MetLife, Inc., which bore interest at a rate of three-month LIBOR plus 1.75%. On October 29, 2013, MetLife, Inc. and MLHL agreed to terminate the agreement. There were no loans outstanding at such date.
Interest income earned on loans to subsidiaries of $91 million, $155 million and $103 million for the years ended December 31, 2015, 2014 and 2013, respectively, is included in net investment income.
4. Long-term Debt
Long-term debt outstanding was as follows:

	Interest Rates (1)			December 31,
	Range	Weighted Average	Maturity	2015	2014
				(In millions)
Senior notes — unaffiliated	1.76% - 7.72%	5.10%	2016 - 2046	$16,994	$15,317
Senior notes — affiliated	3.54% - 7.44%	4.98%	2016 - 2033	3,100	3,100
Other affiliated debt	0.96% - 1.03%	0.99%	2016	214	500
Total				$20,308	$18,917
______________

(1)	Range of interest rates and weighted average interest rates are for the year ended December 31, 2015.
See Note 12 of the Notes to the Consolidated Financial Statements for information about the issuances of senior notes - unaffiliated.
The aggregate maturities of long-term debt at December 31, 2015 for the next five years and thereafter are $1.7 billion in 2016, $1.0 billion in 2017, $1.0 billion in 2018, $1.8 billion in 2019, $587 million in 2020 and $14.2 billion thereafter.
Other Affiliated Debt
In December 2015, MetLife, Inc. repaid $286 million of affiliated long-term debt to MetLife Exchange Trust I, at maturity, in exchange for a return of capital. The long-term note bore interest at three-month LIBOR plus 0.7%.
Senior Notes – Affiliated
In June 2014, a $500 million senior note payable to MLIC matured and, subsequently, MetLife, Inc. issued a new $500 million senior note to MLIC. This note matures in June 2019 and bears interest at a fixed rate of 3.54%, payable semi-annually.
In December 2013, MetLife, Inc. issued a $350 million senior note to MRD due December 2033. The senior note bears interest at a fixed rate of 5.10%, payable semi-annually. MRD issued a $350 million surplus note to MetLife, Inc. in exchange for the senior note.

MetLife, Inc.
Schedule II
Notes to the Condensed Financial Information — (continued)
(Parent Company Only)
4. Long-term Debt (continued)

Interest Expense
Interest expense was comprised of the following:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Long-term debt — unaffiliated	$833	$809	$790
Long-term debt — affiliated	168	173	163
Collateral financing arrangements	36	35	35
Junior subordinated debt securities	134	134	134
Total	$1,171	$1,151	$1,122
See Notes 13 and 14 of the Notes to the Consolidated Financial Statements for information about the collateral financing arrangements and junior subordinated debt securities.
5. Support Agreements
MetLife, Inc. is party to various capital support commitments and guarantees with certain of its subsidiaries. Under these arrangements, MetLife, Inc. has agreed to cause each such entity to meet specified capital and surplus levels or has guaranteed certain contractual obligations.
MetLife, Inc., in connection with MRD’s reinsurance of certain universal life and term life risks, entered into capital maintenance agreements pursuant to which MetLife, Inc. agreed, without limitation as to amount, to cause the first and second protected cells of MRD to maintain total adjusted capital equal to or greater than 200% of each such protected cell’s company action level RBC, as defined in state insurance statutes. In addition, MetLife, Inc. entered into an agreement with the Delaware Department of Insurance to increase such capital maintenance threshold to 300% of each such protected cell’s company action level RBC, in the event of specified downgrades in the senior unsecured debt ratings of MetLife, Inc.
MetLife, Inc. guarantees the obligations of its subsidiary, DelAm, under a stop loss reinsurance agreement with RGA Reinsurance (Barbados) Inc. (“RGARe”), pursuant to which RGARe retrocedes to DelAm a portion of the whole life medical insurance business that RGARe assumed from American Life on behalf of its Japan operations. Also, MetLife, Inc. guarantees the obligations of its subsidiary, Missouri Reinsurance, Inc. (“MoRe”), under a retrocession agreement with RGARe, pursuant to which MoRe retrocedes certain group term life insurance liabilities (which retrocession was terminated effective as of January, 2016) and a portion of the closed block liabilities associated with industrial life and ordinary life insurance policies that it assumed from MLIC.
MetLife, Inc. guarantees the obligations of MetLife Reinsurance Company of Bermuda, Ltd. (“MrB”), a Bermuda insurance affiliate and an indirect, wholly-owned subsidiary of MetLife, Inc. under a reinsurance agreement with Mitsui Sumitomo Primary Life Insurance Co., Ltd. (“Mitsui”), a former affiliate that is now an unaffiliated third party, under which MrB reinsures certain variable annuity business written by Mitsui.
MetLife, Inc. guarantees the obligations of MrB in an aggregate amount up to $1.0 billion, under a reinsurance agreement with MetLife Europe Limited (“MEL”), under which MrB reinsured the guaranteed living benefits and guaranteed death benefits associated with certain unit-linked annuity contracts issued by MEL.
MetLife, Inc., in connection with MRV’s reinsurance of certain universal life and term life insurance risks, committed to the Vermont Department of Banking, Insurance, Securities and Health Care Administration to take necessary action to cause the three protected cells of MRV to maintain total adjusted capital in an amount that is equal to or greater than 200% of each such protected cell’s authorized control level RBC, as defined in Vermont state insurance statutes. See Note 12 of the Notes to the Consolidated Financial Statements.

MetLife, Inc.
Schedule II
Notes to the Condensed Financial Information — (continued)
(Parent Company Only)
5. Support Agreements (continued)

MetLife, Inc., in connection with the collateral financing arrangement associated with MRC’s reinsurance of a portion of the liabilities associated with the closed block, committed to the South Carolina Department of Insurance to make capital contributions, if necessary, to MRC so that MRC may at all times maintain its total adjusted capital in an amount that is equal to or greater than 200% of the company action level RBC, as defined in South Carolina state insurance statutes as in effect on the date of determination or December 31, 2007, whichever calculation produces the greater capital requirement, or as otherwise required by the South Carolina Department of Insurance. See Note 13 of the Notes to the Consolidated Financial Statements.
MetLife, Inc., in connection with the collateral financing arrangement associated with MRSC’s reinsurance of ULSG, committed to the South Carolina Department of Insurance to take necessary action to cause MRSC to maintain the greater of capital and surplus of $250,000 or total adjusted capital in an amount that is equal to or greater than 100% of authorized control level RBC, as defined in South Carolina state insurance statutes. See Note 13 of the Notes to the Consolidated Financial Statements.
MetLife, Inc. has a net worth maintenance agreement with its insurance subsidiary, First MetLife. Under this agreement, as amended, MetLife, Inc. agreed, without limitation as to the amount, to cause First MetLife to have capital and surplus of $10 million, total adjusted capital in an amount that is equal to or greater than 150% of the company action level RBC, as defined by applicable state insurance statutes, and liquidity necessary to enable it to meet its current obligations on a timely basis.
MetLife, Inc. guarantees obligations arising from derivatives of the following subsidiaries: MrB, MetLife International Holdings, LLC and MetLife Worldwide Holdings, LLC. These subsidiaries are exposed to various risks relating to their ongoing business operations, including interest rate, foreign currency exchange rate, credit and equity market. These subsidiaries use a variety of strategies to manage these risks, including the use of derivatives. Further, all of the subsidiaries’ derivatives are subject to industry standard netting agreements and collateral agreements that limit the unsecured portion of any open derivative position. On a net counterparty basis at December 31, 2015 and 2014, derivative transactions with positive mark-to-market values (in-the-money) were $583 million and $499 million, respectively, and derivative transactions with negative mark-to-market values (out-of-the-money) were $32 million and $102 million, respectively. To secure the obligations represented by the out of-the-money transactions, the subsidiaries had provided collateral to their counterparties with an estimated fair value of $32 million and $96 million at December 31, 2015 and 2014, respectively. Accordingly, unsecured derivative liabilities guaranteed by MetLife, Inc. were $0 and $6 million at December 31, 2015 and 2014, respectively.
MetLife, Inc. also guarantees the obligations of certain of its subsidiaries under committed facilities with third-party banks. See Note 12 of the Notes to the Consolidated Financial Statements.
6. Subsequent Events
On February 16, 2016, MetLife, Inc. paid, in cash, capital contributions of $50 million, $45 million and $25 million to the following captive reinsurers: MRV, MRD and MRSC, respectively, which were accrued at December 31, 2015 (see Note 2). On February 24, 2016, MetLife, Inc., paid in cash, a capital contribution of $1.5 billion to MetLife, USA.

MetLife, Inc.
Schedule III
Consolidated Supplementary Insurance Information
December 31, 2015, 2014 and 2013
(In millions)

Segment	DAC and VOBA	Future Policy Benefits, Other Policy-Related Balances and Policyholder Dividend Obligation	Policyholder Account Balances	Policyholder Dividends Payable	Unearned Premiums (1), (2)	Unearned Revenue (1)
2015
U.S.	$615	$59,074	$63,986	$—	$1,820	$33
Asia	8,374	34,416	49,094	88	1,859	974
Latin America	1,753	8,142	5,880	—	491	597
EMEA	1,532	5,837	13,172	7	60	336
MetLife Holdings	5,436	70,818	33,818	621	171	218
Brighthouse Financial	6,390	34,332	37,521	15	17	529
Corporate & Other	30	(4,702)	(749)	(11)	3	—
Total	$24,130	$207,917	$202,722	$720	$4,421	$2,687
2014
U.S.	$593	$57,521	$65,615	$—	$1,801	$41
Asia	8,217	33,711	52,772	61	1,711	924
Latin America	1,987	8,914	6,425	—	508	651
EMEA	1,709	6,514	14,006	8	54	313
MetLife Holdings	5,387	71,169	33,738	612	179	229
Brighthouse Financial	6,537	32,546	37,367	12	16	546
Corporate & Other	12	(3,212)	(629)	(9)	3	—
Total	$24,442	$207,163	$209,294	$684	$4,272	$2,704
2013
U.S.	$563	$53,159	$61,761	$—	$1,641	$31
Asia	9,077	35,863	57,203	65	1,895	1,035
Latin America	2,198	8,847	7,177	—	467	678
EMEA	2,039	7,704	13,953	9	196	260
MetLife Holdings	5,445	68,340	33,083	598	186	232
Brighthouse Financial	7,384	34,661	39,502	9	15	629
Corporate & Other	—	(3,647)	206	(6)	3	—
Total	$26,706	$204,927	$212,885	$675	$4,403	$2,865
______________

(1)	Amounts are included within the future policy benefits, other policy-related balances and policyholder dividend obligation column.

(2)	Includes premiums received in advance.
See Note 2 of the Notes to the Consolidated Financial Statements for information on the re-segmentation reporting changes during the third quarter of 2016, which were retrospectively applied.

MetLife, Inc.
Schedule III
Consolidated Supplementary Insurance Information — (continued)
December 31, 2015, 2014 and 2013
(In millions)

Segment	Premiums and Universal Life and Investment-Type Product Policy Fees	Net Investment Income	Policyholder Benefits and Claims and Interest Credited to Policyholder Account Balances	Amortization of DAC and VOBA Charged to Other Expenses	Other Operating Expenses (1)
2015
U.S.	$21,804	$6,046	$22,038	$471	$3,197
Asia	8,491	2,859	6,817	1,265	1,619
Latin America	3,702	1,046	2,853	271	1,075
EMEA	2,455	347	1,109	492	998
MetLife Holdings	6,116	5,867	7,226	701	3,597
Brighthouse Financial	5,684	3,098	4,432	737	2,258
Corporate & Other	(200)	18	(151)	(1)	1,477
Total	$48,052	$19,281	$44,324	$3,936	$14,221
2014
U.S.	$21,152	$6,001	$21,292	$458	$3,080
Asia	9,270	3,279	7,748	1,394	1,724
Latin America	4,038	1,257	3,310	313	1,192
EMEA	2,832	1,238	1,978	626	1,176
MetLife Holdings	5,964	6,012	7,087	199	3,636
Brighthouse Financial	5,771	3,078	4,545	1,150	2,285
Corporate & Other	(14)	288	85	(8)	1,242
Total	$49,013	$21,153	$46,045	$4,132	$14,335
2013
U.S.	$20,203	$5,859	$20,594	$439	$2,885
Asia	9,525	4,363	9,200	1,527	1,830
Latin America	3,694	1,215	2,699	305	1,124
EMEA	2,698	1,091	1,743	699	1,037
MetLife Holdings	5,795	5,887	7,002	456	3,583
Brighthouse Financial	5,233	3,349	4,948	124	2,347
Corporate & Other	(23)	468	100	—	1,505
Total	$47,125	$22,232	$46,286	$3,550	$14,311
______________

(1)	Includes other expenses and policyholder dividends, excluding amortization of DAC and VOBA charged to other expenses.
See Note 2 of the Notes to the Consolidated Financial Statements for information on the re-segmentation reporting changes during the third quarter of 2016, which were retrospectively applied.

MetLife, Inc.
Schedule IV
Consolidated Reinsurance
December 31, 2015, 2014 and 2013
(In millions)

	Gross Amount	Ceded	Assumed	Net Amount	% Amount Assumed to Net
2015
Life insurance in-force	$4,718,278	$751,199	$602,213	$4,569,292	13.2%
Insurance premium
Life insurance (1)	$23,308	$1,964	$1,221	$22,565	5.4%
Accident & health insurance	12,695	385	220	12,530	1.8%
Property & casualty insurance	3,513	76	13	3,450	0.4%
Total insurance premium	$39,516	$2,425	$1,454	$38,545	3.8%
2014
Life insurance in-force	$4,572,115	$719,154	$649,032	$4,501,993	14.4%
Insurance premium
Life insurance (1)	$23,575	$2,034	$1,224	$22,765	5.4%
Accident & health insurance	13,015	340	239	12,914	1.9%
Property & casualty insurance	3,459	80	9	3,388	0.3%
Total insurance premium	$40,049	$2,454	$1,472	$39,067	3.8%
2013
Life insurance in-force	$4,517,797	$763,754	$607,591	$4,361,634	13.9%
Insurance premium
Life insurance (1)	$22,206	$1,862	$1,269	$21,613	5.9%
Accident & health insurance	12,957	333	196	12,820	1.5%
Property & casualty insurance	3,313	79	7	3,241	0.2%
Total insurance premium	$38,476	$2,274	$1,472	$37,674	3.9%
______________

(1)	Includes annuities with life contingencies.

Part IV
Item 15. Exhibits and Financial Statement Schedules
The following documents are filed as part of this report:
1. Financial Statements
The financial statements are listed in the Index to Consolidated Financial Statements, Notes and Schedules.
2. Financial Statement Schedules
The financial statement schedules are listed in the Index to Consolidated Financial Statements, Notes and Schedules.
3. Exhibits
The exhibits are listed in the Exhibit Index which begins on page E-1.